NOTICE OF SPECIAL MEETING

OF SHAREHOLDERS AND OPTIONHOLDERS OF

BOARDWALK EQUITIES INC.

to be held on        ●       , 2004

- and -

NOTICE OF PETITION

- and -

MANAGEMENT INFORMATION CIRCULAR

with respect to a proposed acquisition and

plan of arrangement involving

BOARDWALK EQUITIES INC.

- and its -

SECURITYHOLDERS

and the transfer of assets to

BOARDWALK REAL ESTATE INVESTMENT TRUST

       ●       , 2004

The Board of Directors, on the recommendation of the Special Committee,

has concluded that the proposed Acquisition and
Arrangement are in the best interests of
Boardwalk Equities Inc. and fair to its public shareholders and optionholders and recommends that public shareholders and
optionholders vote in favour of the Acquisition and Arrangement.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Management Information Circular. Any representation to the contrary is a criminal offense.

LETTER TO SECURITYHOLDERS
NOTICE OF MEETING
NOTICE OF PETITION
INFORMATION FOR ALL SECURITYHOLDERS
FORWARD LOOKING STATEMENTS
DISTRIBUTABLE INCOME
SUMMARY TERM SHEET
INFORMATION FOR UNITED STATES SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT THE ACQUISITION AND THE ARRANGEMENT
SUMMARY
SPECIAL FACTORS
GLOSSARY OF TERMS AND EXPRESSIONS
THE MEETING
DESCRIPTION OF THE ACQUISITION AND THE ARRANGEMENT
PROCEDURE FOR SURRENDER OF COMMON SHARES
INFORMATION CONCERNING BOARDWALK REIT
MANAGEMENT OF BOARDWALK REIT
INVESTMENT GUIDELINES AND OPERATING POLICIES OF BOARDWALK REIT
DECLARATION OF TRUST AND DESCRIPTION OF REIT UNITS
DISTRIBUTION POLICY
INFORMATION CONCERNING OPERATING TRUST
INFORMATION CONCERNING THE PARTNERSHIP
INFORMATION CONCERNING NEWCO
INFORMATION CONCERNING THE CORPORATION
MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
RISK FACTORS
RIGHTS OF DISSENT
INTEREST OF CERTAIN PERSONS IN THE ACQUISITION AND INTENTIONS OF SUCH PERSONS
EXPENSES OF THE ACQUISITION AND THE ARRANGEMENT
LEGAL MATTERS
ELIGIBILITY FOR INVESTMENT
OTHER MEETING BUSINESS
APPROVAL OF DIRECTORS
APPENDIX A — ACQUISITION AND ARRANGEMENT RESOLUTION
APPENDIX B — ACQUISITION AND ARRANGEMENT AGREEMENT
APPENDIX C — INTERIM ORDER
APPENDIX D — FINANCIAL STATEMENTS
APPENDIX E — FAIRNESS OPINION
APPENDIX F — SECTION 191 OF THE BUSINESS CORPORATIONS ACT (ALBERTA)
APPENDIX G — RIGHTS PLAN RESOLUTION
APPENDIX H — SUPPLEMENTAL INFORMATION CONCERNING THE CORPORATION,
APPENDIX H SUPPLEMENTAL INFORMATION CONCERNING THE CORPORATION, BPCL AND THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS
Notice of Special Meeting
Presentation Materials by RBC Dominion Securities

       ●       , 2004

Dear Boardwalk Equities Inc. Securityholder:

      The Board of Directors cordially invites you to attend the special meeting (the “Meeting”) of holders of common shares (“Shareholders”) and holders of options to acquire common shares (“Optionholders” and together with the Shareholders, the “Securityholders”) of Boardwalk Equities Inc. (the “Corporation”) to be held at 10:00 a.m. (Calgary time) on        ●       , 2004 at the Calgary Petroleum Club, 319 — 5th Avenue S.W., Calgary, Alberta. At the Meeting, Securityholders will be asked to approve the proposed acquisition (the “Acquisition”) of the Corporation by means of a statutory plan of arrangement, the transfer of all of the Corporation’s assets to a new real estate investment trust and related matters (the “Arrangement”).

      The Acquisition and the Arrangement broadly contemplate the transfer of all of the assets and undertakings of the Corporation to a new real estate investment trust named “Boardwalk Real Estate Investment Trust” (“Boardwalk REIT”) and the exchange by public Shareholders of their common shares for units (“Units”) of Boardwalk REIT on a one-for-one basis.

      For the Acquisition and the Arrangement to proceed, the special resolution (the “Acquisition and Arrangement Resolution”) relating to the Acquisition and the Arrangement must be approved by at least 66 2/3% of the votes cast at the Meeting by Shareholders and Optionholders, voting together as a single class. In addition, the Acquisition and Arrangement Resolution must be approved by a simple majority of the votes cast at the Meeting by “minority shareholders”, as determined in accordance with applicable law. The Acquisition and the Arrangement are also subject to certain other conditions, including the receipt of all necessary regulatory approvals and court approval. The completion of the Acquisition and the Arrangement will occur as soon as practicable following the satisfaction of all of the required conditions to completion of the Acquisition and the Arrangement, including regulatory and court approvals.

      As announced on November 6, 2003, the Board of Directors of the Corporation appointed a special committee of independent directors (the “Special Committee”) to consider the Acquisition and the Arrangement. The Special Committee carefully considered the Acquisition and the Arrangement and received an opinion from RBC Capital Markets, its financial advisor, that the consideration under the Acquisition and the Arrangement is fair from a financial point of view to the Corporation’s public Shareholders.

      The Board of Directors, on the recommendation of the Special Committee, and based upon its own investigations, concluded that the Acquisition and the Arrangement are in the best interests of the Corporation and fair to the public Shareholders, unaffiliated Shareholders and Optionholders and recommends that public Shareholders and Optionholders vote in favour of the Acquisition and Arrangement Resolution.

      Included with this letter are a Notice of Special Meeting, the Management Information Circular (the “Circular”), a Form of Proxy for Shareholders (blue form), a Form of Proxy for Optionholders (yellow form) and a Letter of Transmittal (green form) relating to the Meeting. The Circular is lengthy because of the complexity of the structure of the Acquisition and the Arrangement and the need to comply with certain legal requirements. A summary of certain information in the Circular concerning the Acquisition and the Arrangement begins on page 18 of the Circular. We urge you to consider carefully all the information in the Circular. If you require assistance, please consult your financial, legal or other professional advisors.

      It is important that your securities be represented at the Meeting. Whether or not you are able to attend the Meeting in person, if you are a registered Shareholder or an Optionholder, please complete, sign and date the enclosed Form of Proxy for common shares or options, as applicable, and return it in the envelope provided as soon as possible. If you are not a registered Shareholder and you hold common shares through an investment dealer, bank, trust company or other intermediary, you should read their instructions to you regarding how to provide voting instructions with respect to your shares. You may also wish to contact that intermediary for information about how to vote your shares.

      On behalf of the Corporation, I would like to thank all Securityholders for their ongoing support as we undertake this important event for the Corporation. We are committed to a successful transaction and believe that it will better position us to meet the evolving needs of our business, Securityholders and customers.

Yours very truly,

Sam Kolias
President and Chief Executive Officer

BOARDWALK EQUITIES INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND OPTIONHOLDERS

TO BE HELD ON          ●         , 2004

       NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of the shareholders and optionholders of Boardwalk Equities Inc. (the “Corporation”) will be held at 10:00 a.m. (Calgary time) on        ●       , 2004 at the Calgary Petroleum Club, 319 — 5th Avenue S.W., Calgary, Alberta for the following purposes:

1. to consider and, if thought fit, to pass, with or without variation, a special resolution (the “Acquisition and Arrangement Resolution”) in the form attached as Appendix A to the management information circular of the Corporation dated ● , 2004 (the “Circular”), authorizing and approving:

(a) the transfer of all of the Corporation’s assets and undertakings to Top Hat Real Estate Limited Partnership, an indirect subsidiary of Boardwalk Real Estate Investment Trust (“Boardwalk REIT”); and

(b) a plan of arrangement under Section 193 of the Business Corporations Act (Alberta),

all as more particularly described in the accompanying Circular;

2. if the Acquisition and Arrangement Resolution is passed, to consider and, if thought fit, to pass, with or without variation, an ordinary resolution authorizing and approving the adoption of a unitholder rights plan for Boardwalk REIT in the form attached as Appendix G to the Circular; and

3. to transact such other business as may properly be brought before the Meeting or any adjournment(s) or postponement(s) thereof.

      The specific details of the matters proposed to be put before the Meeting are set forth in the accompanying Circular.

      Each person who is a shareholder or optionholder of the Corporation of record at the close of business on        ●       , 2004 will be entitled to notice of, and to attend and vote at the Meeting, provided that, to the extent a shareholder transfers the ownership of any common shares of the Corporation subsequent to that date and the transferee of those common shares establishes ownership of such common shares and demands, not later than 10 days before the Meeting, that the transferee’s name be included in the list of shareholders entitled to vote at the Meeting, such transferee will be entitled to vote such shares at the Meeting.

      Securityholders of the Corporation who are unable to attend the Meeting in person are requested to date and sign the enclosed Form of Proxy for Shareholders (blue form) or Form of Proxy for Optionholders (yellow form), as applicable, and to mail it to or deposit it at Computershare Trust Company of Canada at 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 Attention: Proxy Department. In order to be valid and acted upon at the Meeting, instruments of proxy must be returned to the aforesaid address not less than forty-eight (48) hours, excluding Saturdays, Sundays and holidays, preceding the time appointed for the Meeting or any adjournment(s) or postponement(s) thereof.

      DATED at Calgary, Alberta this  ●  day of        ●       , 2004.

BY ORDER OF THE BOARD OF DIRECTORS
OF BOARDWALK EQUITIES INC.

Stuart M. Olley
Corporate Secretary

IN THE COURT OF QUEEN’S BENCH OF ALBERTA

JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF SECTION 193 OF THE BUSINESS CORPORATIONS ACT, R.S.A. 2000, c. B.9, AS AMENDED

AND IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT INVOLVING BOARDWALK EQUITIES INC., ITS SECURITYHOLDERS, BOARDWALK PROPERTIES COMPANY LIMITED, TOP HAT REAL ESTATE LIMITED PARTNERSHIP, TOP HAT OPERATING TRUST AND BOARDWALK REAL ESTATE INVESTMENT TRUST

NOTICE OF PETITION

      NOTICE IS HEREBY GIVEN that a petition (the “Petition”) has been filed with the Court of Queen’s Bench of Alberta, Judicial District of Calgary (the “Court”) on behalf of Boardwalk Equities Inc. (the “Corporation”) with respect to a proposed plan of arrangement (the “Plan of Arrangement”) under section 193 of the Business Corporations Act, R.S.A. 2000, c. B-9, as amended (the “ABCA”), involving the Corporation, Boardwalk Properties Company Limited, Top Hat Real Estate Limited Partnership, Top Hat Operating Trust, Boardwalk Real Estate Investment Trust and the holders of common shares (“Common Shares”) and options (“Options”) of the Corporation (collectively, the “Securityholders”), which Plan of Arrangement is described in greater detail in the Management Information Circular of BEI dated        ●       , 2004, accompanying this Notice of Petition. At the hearing of the Petition, the Corporation intends to seek:

(a) a declaration that the terms and conditions of the Plan of Arrangement are fair to Securityholders;

(b) an order approving the Plan of Arrangement pursuant to the provisions of section 193 of the ABCA;

(c) a declaration that the Plan of Arrangement will, upon the filing of the Articles of Arrangement pursuant to the provisions of section 193 of the ABCA, become effective in accordance with its terms and will be binding on and after the Effective Date as defined in the Plan of Arrangement; and

(d) such other and further orders, declarations and directions as the Court may deem just.

      The Court has been advised that its order approving the Plan of Arrangement, if granted, will constitute the basis for an exemption from the registration requirements of the Securities Act of 1933, as amended, of the United States of America with respect to the securities to be issued pursuant to the Plan of Arrangement.

      AND NOTICE IS FURTHER GIVEN that the said Petition was directed to be heard before the Honourable Justice        ●       at the Court of Queen’s Bench of Alberta, 611 — 4th Street S.W., Calgary, Alberta, on the  ●  day of        ●       , 2004 at  ● .m. (Calgary time), or as soon thereafter as counsel may be heard. Any Securityholders or any other interested party desiring to support or oppose the Petition, may appear at the time of hearing in person or by counsel for that purpose. Any Securityholder or any other interested party desiring to appear at the hearing is required to file with the Court of Queen’s Bench of Alberta, Judicial District of Calgary, and serve upon the Corporation on or before noon (Calgary time) on        ●       , 2004, a notice of intention to appear, including an address for service in the Province of Alberta together with any evidence or materials which are to be presented to the Court. Service on the Corporation is to be effected by delivery to the solicitors for the Corporation at the address below. If any Securityholder or any other interested party does not attend, either in person or by counsel, at that time, the Court may approve the Plan of Arrangement as presented, or may approve it subject to such terms and conditions as the Court shall deem fit, without any further notice.

      AND NOTICE IS FURTHER GIVEN that no further notice of the Petition will be given by the Corporation and that in the event the hearing of the Petition is adjourned only those persons who have appeared before the Court for the application at the hearing shall be served with notice of the adjourned date.

      AND NOTICE IS FURTHER GIVEN that the Court, by Order dated        ●       , 2004, has given directions as to the calling of a meeting of Securityholders for the purpose of such holders voting upon resolutions to approve the Plan of Arrangement and has directed that for registered holders of Common Shares and Options the right to dissent with respect to the Plan of Arrangement under the provisions of section 191 of the ABCA, as amended by such Order, shall be applicable.

      AND NOTICE IS FURTHER GIVEN that a copy of the said Petition and other documents in the proceedings will be furnished to any Securityholder or other interested party requesting the same by the under mentioned solicitors for the Corporation upon written request delivered to such solicitors as follows:

Stikeman Elliott LLP
4300, 888 — 3rd Street S.W.
Calgary, Alberta T2P 5C5

Attention: Luigi A. Cusano

      DATED at the City of Calgary, in the Province of Alberta, this  ●  day of        ●       , 2004.

BY ORDER OF THE BOARD OF DIRECTORS OF
BOARDWALK EQUITIES INC.

Stuart M. Olley
Corporate Secretary

INFORMATION FOR ALL SECURITYHOLDERS

      This Circular does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or solicitation of a proxy. Neither the delivery of this Circular nor any distribution of the securities referred to in this Circular will, under any circumstances, create an implication that there has been no change in the information set forth herein since the date as of which such information is given in this Circular.

      No person has been authorized to give any information or make any representation in connection with the matters proposed to be considered at the Meeting other than those contained in or incorporated by reference into this Circular and, if given or made, any such information or representation must not be relied upon as having been authorized.

      Boardwalk REIT will not be a trust company and will not be registered under applicable legislation governing trust companies as it will neither carry on nor intend to carry on the business of a trust company. The REIT Units will not be “deposits” within the meaning of the Canada Deposit Insurance Corporations Act (Canada) and will not be insured under the provisions of that Act or any other legislation.

      Unless otherwise noted, the information provided in this Circular is given as of December 31, 2003.

FORWARD LOOKING STATEMENTS

      This Circular contains, or incorporates by reference documents that contain, forward looking statements. These statements relate, but are not limited to, the Corporation’s expectations, intentions, plans and beliefs. In some cases, you can identify forward-looking statements by the use of words such as “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue” or the negative of these terms or other comparable terminology, and by discussions of strategies that involve risks and uncertainties. You should be aware that these statements are subject to known and unknown risks, uncertainties and other factors, including the risks discussed under the heading “Risk Factors” in this Circular. Actual events or results may differ materially from those suggested by any forward-looking statements. You should not place undue reliance on any forward-looking statements contained, or incorporated by reference, in this Circular.

      By their nature, forward-looking statements involve numerous assumptions, inherent risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and various future events will not occur. Although management of the Corporation believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that future results, levels of activity, performance or achievements will occur as anticipated. None of the Corporation, Boardwalk REIT nor any other Person assumes responsibility for the accuracy and completeness of any forward-looking statements, and no one has any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or such other factors which affect this information, except as required by law.

DISTRIBUTABLE INCOME

      Distributable Income is not a measure recognized under GAAP and does not have a standardized meaning prescribed by GAAP. Distributable Income is presented in this Circular as management believes this non-GAAP measure is a relevant measure of the ability of Boardwalk REIT to earn and distribute cash returns to Unitholders. Distributable Income as computed by Boardwalk REIT may differ from similar computations as reported by other similar organizations and, accordingly, may not be comparable to distributable income as reported by such organizations. Distributable Income is calculated by reference to net income of Boardwalk REIT on a consolidated basis, as determined in accordance with GAAP, subject to certain adjustments as set out in the Declaration of Trust.

      For a more complete definition and description of Distributable Income see the definition thereof in the “Glossary of Terms and Expressions” and the section entitled “Distribution Policy” herein.

SUMMARY TERM SHEET

      In accordance with the rules of the SEC, the following is a brief outline of the most material terms of the Acquisition and the Arrangement.

      The purpose of the Acquisition and the Arrangement is for BPCL to acquire the Corporation and for the assets of the Corporation to be transferred to a real estate investment trust. Upon completion of the Acquisition and the Arrangement:

•	BPCL will acquire the Common Shares, and the Corporation will continue as an indirect, wholly-owned subsidiary of BPCL.

•	All of the assets and undertakings of the Corporation will be transferred to the Partnership, and the Corporation will effectively receive the LP Class B Units and LP Class C Units as partial consideration therefor.

•	Public Shareholders will receive REIT Units in exchange for their Common Shares.

•	Boardwalk REIT will indirectly hold, through its indirect interest in the LP Class A Units, an approximately 92% interest in the Partnership (after the preferred partnership distribution and other entitlements of the LP Class C Units). The Partnership will own, directly or indirectly, all of the Contributed Assets previously comprising the business of the Corporation.

•	The remaining approximately 8% interest in the Partnership (after the preferred partnership distribution and other entitlements of the LP Class C Units indirectly held by BPCL) will be indirectly held by BPCL through its indirect interest in the LP Class B Units (the economic and voting equivalent of REIT Units).

•	BPCL will also own REIT Units to the extent that it has not sold all of the Common Shares which it intends to sell in the Secondary Offering (BPCL intends to sell, pursuant to the Secondary Offering, not less than 20% of the outstanding Common Shares of the Corporation, but may not sell due to market conditions or other reasons).

•	The Common Shares will be delisted from the TSX. (The TSX has granted conditional approval for listing the REIT Units.) The Common Shares were delisted from the NYSE effective February 23, 2004.

      The Acquisition and the Arrangement are subject to approval by the Court and certain regulators and, to become effective, must be approved by at least 66 2/3% of the votes cast at the Meeting by Shareholders and Optionholders, voting together as a single class. In addition, the Acquisition and Arrangement Resolution must be approved by a simple majority of the votes cast at the Meeting by Minority Shareholders.

      More detailed information about the Acquisition and the Arrangement can be found under the following captions “Special Factors”, “Summary”, “Description of the Acquisition and the Arrangement” and “Information Concerning the Partnership — Distributions”.

INFORMATION FOR UNITED STATES SHAREHOLDERS

      The REIT Units and other securities to be issued to Shareholders pursuant to the Acquisition and the Arrangement have not been registered under the 1933 Act, and are being issued in reliance on an exemption from the registration requirements of the 1933 Act. The solicitation of proxies made pursuant to this Circular is not subject to the requirements of Section 14(a) of the 1934 Act. Accordingly, except for certain disclosures required by Section 13(e) of the 1934 Act and Rule 13e-3 thereunder, this Circular has been prepared in accordance with disclosure requirements applicable in Canada. Shareholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the 1933 Act and to proxy statements under the 1934 Act. The financial statements of the Corporation and the pro forma financial statements of Boardwalk REIT included or incorporated by reference in this Circular have been prepared in accordance with GAAP and thus are not comparable in all respects to financial statements of United States companies. The 1933 Act imposes limitations on resales of REIT Units issued pursuant to the Arrangement to persons who were “affiliates” of the Corporation, Newco, Boardwalk REIT, BPCL, BEI Subco,

the General Partner, the Partnership or the Operating Trust before the Acquisition and the Arrangement and who will be “affiliates” of Boardwalk REIT after the Acquisition and the Arrangement. See “Procedure for Surrender of Common Shares — Resale of REIT Units”.

      Unless expressly noted, information concerning the operations of the Corporation and Boardwalk REIT contained herein has been prepared in accordance with Canadian standards and is not comparable in all respects to similar information for United States companies.

      Except as otherwise indicated, all dollar amounts indicated in this Circular are expressed in Canadian dollars. The following tables set forth (i) the rates of exchange for Canadian dollars, expressed in United States dollars, in effect at the end of each of the periods indicated; (ii) the average of exchange rates in effect on the last day of each month during such periods; and (iii) the high and low exchange rates during each such periods, in each case based on the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

	Year ended December 31,

	2003	2002	2001	2000	1999

Rate at end of period	$0.7738	$0.6329	$0.6279	$0.6669	$0.6925
Average rate during period	0.7205	0.6368	0.6444	0.6725	0.6745
High	0.7738	0.6612	0.6697	0.6969	0.6925
Low	0.6350	0.6209	0.6241	0.6410	0.6535

      The rate at the end of the period, the average rate during the period, the high and the low for the last three months of 2003 were $0.7738, $0.7675, $0.7738 and $0.7418, respectively. On        ●       , 2004 the noon buying rate for $1.00 Canadian was $       ●       United States.

      The enforcement by Shareholders of civil liabilities under United States securities laws may be affected adversely by the fact that the Corporation, Boardwalk REIT and the other parties involved in the Acquisition and the Arrangement are organized or settled, as applicable, under the laws of a jurisdiction other than the United States, that most of their respective officers, directors and trustees are residents of countries other than the United States, that the experts named in this Circular are residents of countries other than the United States, and that a majority of the assets of the Corporation, Boardwalk REIT and such persons are located outside of the United States.

      There is a limitation on the percentage of outstanding REIT Units that may be beneficially owned by Non-Residents. The Declaration of Trust will contain provisions permitting the Trustees to take actions to prevent this limit being exceeded and to reduce beneficial ownership of REIT Units by Non-Residents to an appropriate level. Such actions may include requiring beneficial owners who are Non-Residents to sell some or all of their REIT Units. See “Declaration of Trust and Description of REIT Units — Limitations on Non-Resident Ownership”.

      None of the Acquisition, the Arrangement, this Circular or the REIT Units has been approved or disapproved by the United States Securities and Exchange Commission, any state securities commission, or other regulatory authority, nor have any of the foregoing authorities or any Canadian securities commission passed upon or endorsed the merits of the Arrangement. Any representation to the contrary is a criminal offence.

Notice to Residents of the State of New York.

      The Corporation is engaged primarily in and, after the Acquisition and the Arrangement, Boardwalk REIT will be engaged primarily in the ownership of real estate. New York law regulates the issuance and sale of certain real estate related securities in New York. Boardwalk REIT does not intend to file a written statement regarding the REIT Units with the New York Department of Law or otherwise comply with the applicable New York laws regulating the issuance and sale of the REIT Units. Therefore, the Corporation will direct that the REIT Units which would otherwise be issued and delivered to any person who is, or who appears to be, or who the Corporation or the Depositary have reason to believe is, a resident of the

State of New York will instead be delivered to the Depositary which will sell such REIT Units through the TSX or otherwise and remit the proceeds of sale, in Canadian dollars and net of commissions, pro rata to the persons entitled thereto. The Depositary will sell all such REIT Units as soon as practicable, and in any event no later than five Business Days after the Effective Date. In effecting the sales of REIT Units, the Depositary will exercise its sole judgment as to the timing and manner of sale and will not be obligated to seek or obtain a minimum price. It is intended that the REIT Units will begin to trade on the TSX as soon as practicable after the completion of the Acquisition and the Arrangement and satisfaction of all listing formalities. There can be no assurance, however, that the Depositary will be able to sell such REIT Units immediately. Furthermore, because there is no established trading market for the REIT Units, there can be no prediction regarding what the net proceeds of sale will be. None of the Corporation, the Depositary or Boardwalk REIT will be liable for any loss arising out of the sale of such REIT Units relating to the manner or timing of such sales, the prices at which REIT Units are sold, or otherwise. The price at which REIT Units are sold on behalf of affected Shareholders will fluctuate with the market for the REIT Units and no assurance can be given that any particular price will be received upon such sale. Affected Shareholders who do not wish to have uncertainty as to the amount of the proceeds of sale, may wish to consult their advisors regarding a sale of their Common Shares in the open market prior to consummation of the Acquisition and the Arrangement. If you are not a resident of the State of New York, but you are concerned that you might appear to be and that your REIT Units may be sold pursuant to the foregoing provisions, you may contact the Corporation or the Depositary prior to the Effective Date.

Notice to Residents of the State of New Hampshire.

       Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-B of the New Hampshire Revised Statutes Annotated (“RSA 421-B”) with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer, or client any representation inconsistent with the provisions of this paragraph.

Page No.

APPENDICES
A — Acquisition and Arrangement Resolution	A-1
B — Acquisition and Arrangement Agreement	B-1
C — Interim Order	C-1
D — Financial Statements	D-1
E — Fairness Opinion	E-1
F — Section 191 of the Business Corporations Act (Alberta)	F-1
G — Rights Plan Resolution	G-1
H — Supplemental Information Concerning the Corporation, BPCL and their Respective Directors and Executive Officers	H-1
ENCLOSURES
Form of Proxy (for registered shareholders only)
Form of Proxy (for optionholders only)
Letter of Transmittal
Return Envelope

QUESTIONS AND ANSWERS ABOUT THE ACQUISITION AND THE ARRANGEMENT

      The following questions and answers are to help Securityholders understand the proposed Acquisition and Arrangement and the other matters described in this Circular. However, these questions and answers do not describe everything that Securityholders should consider before voting on the matters at the Meeting. Accordingly, Securityholders are encouraged to read this Circular and the Appendices hereto in their entirety. For an explanation of certain defined terms used in these questions and answers, please refer to the “Glossary of Terms and Expressions”.

Q1.	What are the Acquisition and the Arrangement?

      The Acquisition and the Arrangement broadly contemplate the indirect transfer of all of the assets and undertakings of the Corporation to a new real estate investment trust to be named “Boardwalk Real Estate Investment Trust”, and the indirect acquisition of the Corporation by BPCL through the exchange by Public Shareholders of their Common Shares for REIT Units on a one-for-one basis.

      For more information, see “Description of the Acquisition and the Arrangement — Overview of the Arrangement”.

Q2.	What is Boardwalk REIT?

      Boardwalk REIT is an open-ended real estate investment trust formed to acquire all of the Corporation’s assets and undertakings. Boardwalk REIT’s principal objectives are to provide its unitholders with monthly cash distributions, partially on a Canadian income tax-deferred basis and to increase the value of its units through the effective management of its residential multi-family revenue producing properties and the acquisition of additional properties.

      For more information, see “Information Concerning Boardwalk REIT”.

Q3.	Why are the Acquisition and the Arrangement being proposed at this time?

      The Board of Directors believes that shareholder value will be significantly enhanced by the ownership and management of the Corporation’s assets and undertakings through a real estate investment trust rather than a corporate structure, having regard to the attendant tax and commercial efficiencies of the real estate investment trust structure and other market considerations.

      For more information, see “Description of the Acquisition and the Arrangement — Background to and Reasons for the Acquisition and the Arrangement”.

Q4.	If the Acquisition and the Arrangement are completed, what will Public Shareholders receive for their Common Shares?

      Public Shareholders will receive one REIT Unit for each Common Share held. Each REIT Unit will give the holder an undivided beneficial interest in Boardwalk REIT and entitlement, pro rata, to distributions made by Boardwalk REIT.

      For more information, see “Description of the Acquisition and the Arrangement — The Plan of Arrangement” and “Declaration of Trust and Description of REIT Units”.

Q5.	Will BPCL continue to be the largest single holder of REIT Units after the Acquisition and the Arrangement?

      BPCL is currently, as the owner of approximately 28% of the outstanding Common Shares on a fully diluted basis, the largest single holder of Common Shares. If BPCL were not to sell any of its Common Shares prior to the closing of the Acquisition and the Arrangement, it is anticipated that immediately after the Acquisition and the Arrangement it would be (as the recipient of REIT Units in exchange for such shares) the largest single holder of REIT Units. BPCL has, however, indicated that, subject to market conditions and terms satisfactory to BPCL, it intends, prior to the Effective Time, to sell a significant portion of its Common Shares in the Secondary

Offering and, to that extent, its percentage ownership of Boardwalk REIT will be less than its percentage ownership of the Corporation.

      The Secondary Offering is expected to result in a substantive change in the indirect ownership of the Contributed Assets. Accordingly, it is expected that because of the Secondary Offering, Boardwalk REIT’s financial statements will reflect the acquisition of the Contributed Assets at their fair market value rather than their carrying amount to the Corporation. This treatment is consistent with that taken recently by several other income trusts and real estate investment trusts that purchased assets in a transaction that included a substantive change in the ownership of such assets, as is the case in substance here.

      Irrespective of the number of Common Shares sold by BPCL in the Secondary Offering, BPCL will receive in connection with the Acquisition and the Arrangement, LP Class B Units representing an effective interest of approximately 8% in Boardwalk REIT (after the preferred partnership distribution and other entitlements of the LP C Units which BPCL will also receive).

      For more information, see “Description of the Acquisition and the Arrangement — Overview of the Acquisition and the Arrangement” and “— Arrangements with BPCL”.

Q6.	Why will BPCL not receive REIT Units for all of its Common Shares?

      Subject to market conditions (including the prevailing price for Common Shares) and terms satisfactory to BPCL (including underwriting fees negotiated with the underwriting syndicate involved in the Secondary Offering), BPCL intends, prior to the Effective Time, to sell for cash in the Secondary Offering approximately two-thirds of the Common Shares currently held by it. If the Secondary Offering is not completed in its entirety, BPCL and its affiliates will receive one REIT Unit for each Common Share held by it at the Effective Time, other than Common Shares in a number equal to approximately 8% of the total outstanding Common Shares that BPCL will continue to own. In accordance with Canadian securities laws, BPCL will issue a press release announcing the terms of any Secondary Offering once it has entered into an underwriting agreement in that regard. Alternatively, if BPCL makes a determination not to proceed with the Secondary Offering, it will issue a press release announcing such determination. Any such press release will be made prior to the Meeting.

      In order to effect the Acquisition and the Arrangement for the benefit of all Shareholders, BPCL will indirectly acquire the Corporation and LP Class B Units and LP Class C Units. If the Secondary Offering is completed in its entirety, BPCL will indirectly own LP Class B Units and LP Class C Units, but no REIT Units. The LP Class B Units have been designed to be, as nearly as possible, the economic and voting equivalent of REIT Units (such LP Class B Units being exchangeable, on a one-for-one basis, into REIT Units). The LP Class C Units will provide the Corporation with partnership distributions in amounts that should be sufficient to permit the Corporation to pay certain liabilities that it will retain in relation to assets transferred to the Partnership. While BPCL will obtain a deferral on the income tax that would otherwise be payable on the exchange of its Common Shares, it will be subject indirectly, to significantly greater tax payable upon any subsequent disposition of its LP Class B Units. As well, capital tax will be payable indirectly by BPCL in respect of the LP Class B Units.

      For more information, see “Description of the Acquisition and the Arrangement — Arrangements with BPCL” and “Information Concerning the Partnership — LP Units”.

Q7.	Will I be able to trade the REIT Units that I receive for my Common Shares?

      Yes. The REIT Units which Shareholders will receive in exchange for their Common Shares have been conditionally approved for listing on the TSX and, subject to the satisfaction of all of the requirements of the TSX, will be listed on the TSX under the symbol “BEI.UN”. The REIT Units will not be listed on the NYSE.

      For more information, see “Description of the Acquisition and the Arrangement — Regulatory Approvals — Stock Exchange Listing” and “Procedure for Surrender of Common Shares — Resale of REIT Units”.

Q8.	On what am I being asked to vote at the Meeting?

      At the Meeting, Securityholders will be asked to vote on a resolution approving certain transactions that are part of the Acquisition and the Arrangement. If the Acquisition and Arrangement Resolution is approved by the requisite majority of Securityholders, Shareholders will also be asked to vote on a resolution approving the adoption of the Rights Plan.

Q9.	How should I vote in respect of the Acquisition and Arrangement Resolution?

      The Board of Directors, on the recommendation of the Special Committee, and based on its own investigations, has determined that the Acquisition and the Arrangement are in the best interests of the Corporation and fair to Public Shareholders, Unaffiliated Shareholders and Optionholders and recommends that Public Shareholders and Optionholders vote in favour of the Acquisition and Arrangement Resolution. However, Securityholders should carefully review and consider the Acquisition and the Arrangement and reach their own conclusion as to whether to vote for the Acquisition and Arrangement Resolution.

      For more information, see “Description of the Acquisition and the Arrangement — Background to and Reasons for the Acquisition and the Arrangement”.

Q10.	What votes are required to approve the Acquisition and Arrangement Resolution and the resolution approving the adoption of the Rights Plan?

      The Acquisition and Arrangement Resolution must be approved by at least 66 2/3% of the votes cast by all Shareholders and Optionholders who are represented at the Meeting, voting together as a single class. In addition, the Acquisition and Arrangement Resolution must be approved by a simple majority of the votes cast by all “Minority Shareholders” represented at the Meeting. The term “Minority Shareholders” excludes Shareholders such as BPCL, its affiliates and the directors and senior officers of the Corporation and BPCL.

      As required by the TSX, the resolution approving the adoption of the Rights Plan must be approved by: (i) a majority of votes cast by Shareholders; and (ii) a majority of votes cast by Shareholders, other than those owned by any holder of Common Shares holding in excess of 20% of the outstanding Common Shares and their associates, affiliates and insiders. Accordingly, in respect of the second vote, the votes of Shareholders such as BPCL, its associates, affiliates and insiders will be excluded for the purposes of authorizing and approving this resolution.

Q11.	When do you expect the Acquisition and the Arrangement to be completed?

      The completion of the Acquisition and the Arrangement will occur as soon as practicable following the satisfaction of all of the required conditions to completion of the Acquisition and the Arrangement, including regulatory and court approvals. In addition to the approval of Securityholders at the Meeting, the Plan of Arrangement must be approved by the Court. The completion of the Acquisition and the Arrangement is also conditional upon various other conditions, including the receipt of certain other regulatory approvals and third party consents. Although we are working to satisfy all conditions to the completion of the Acquisition and the Arrangement, we cannot assure you that all such conditions will be satisfied.

      If all conditions to the Acquisition and the Arrangement are satisfied or waived, the Corporation expects the Effective Date to be on or about        ●       , 2004.

      For more information, see “Description of the Acquisition and the Arrangement — Acquisition and Arrangement Agreement” and the full text of the Acquisition and Arrangement Agreement attached to this Circular as Appendix B.

Q12.	What if all of the conditions to the Acquisition and the Arrangement are not satisfied?

      If the conditions to which the Acquisition and the Arrangement are subject are not satisfied or waived, the Acquisition and the Arrangement will not be completed and the Corporation will continue to carry on its business as presently conducted.

Q13.	What should I do now? How can I vote?

      You should read and carefully consider the information contained in this Circular. You should also determine whether you hold Common Shares directly in your name or through an investment dealer, bank, trust company or other intermediary, since this will determine the procedures that you must follow in order to vote with respect to matters at the Meeting. If you determine that you are a registered Shareholder, you should either attend the Meeting or follow the instructions for completing and returning the enclosed Form of Proxy for Shareholders (blue form) described in this Circular and on the Form of Proxy for Shareholders. If you determine that you are a non-registered Shareholder, you should read the instructions of your intermediary to you regarding how to provide voting instructions with respect to your Common Shares. You may also wish to contact the intermediary through which you hold Common Shares in order to obtain information about how to vote your Common Shares.

      If you are an Optionholder you should either attend the Meeting or follow the instructions for completing and returning the enclosed Form of Proxy for Optionholders (yellow form) described in this Circular and on the Form of Proxy for Optionholders.

      For more information, see “The Meeting”.

Q14.	Is my vote important?

      Yes. For this reason, you are urged to carefully consider and vote with respect to the matters described in this Circular.

Q15.	If my Common Shares are held through an intermediary such as my investment dealer or bank, will my investment dealer or bank vote my Common Shares for me without my instructions?

      No. If your Common Shares are held through an intermediary, such as an investment dealer, bank or trust company, your intermediary is prohibited from voting your Common Shares without instructions from you. As every investment dealer or other intermediary has its own procedures for obtaining voting instructions from Shareholders, you should carefully review and follow those procedures to ensure that your Common Shares are voted at the Meeting.

      For more information, see “The Meeting — Advice to Beneficial Shareholders”.

Q16.	What happens if I don’t indicate how to vote on my form of proxy?

      If you are a registered Shareholder or an Optionholder and you sign and deliver your proxy, but do not include instructions on how to vote, your Common Shares and Options will be voted FOR each matter referred to in the form of proxy.

      For more information, see “The Meeting — Voting of Proxies”.

Q17.	If I have share certificates evidencing Common Shares, should I deliver them now?

      While you are not required to deliver the share certificates representing your Common Shares at this time, if you have share certificates, you must deliver them together with your completed Letter of Transmittal and all other required documents in order to receive the certificates representing the REIT Units to which you will be entitled upon the successful completion of the Acquisition and the Arrangement.

      If you are a registered Shareholder, certificates representing the REIT Units, will, as soon as practicable after the successful completion of the Acquisition and the Arrangement, be forwarded to you at the address specified in your Letter of Transmittal by insured first class mail or will be available for you to pick-up at the offices of Computershare Trust Company of Canada at the address set forth in the Letter of Transmittal, if requested in your Letter of Transmittal. However, no certificates for REIT Units will be delivered to, or for the account of, any Shareholder who is a resident of the State of New York. See “Information for United States Shareholders — Notice to the residents of the State of New York”.

      If you are a registered Shareholder and the share certificate representing your Common Shares has been lost or destroyed, you should complete the Letter of Transmittal as fully as possible and forward it, together with a letter describing the loss, to Computershare Trust Company of Canada. Computershare Trust Company of Canada will respond with the replacement requirements, which must be properly completed and returned prior to effecting the exchange.

      If you are a non-registered Shareholder, you may not have to complete a Letter of Transmittal in order to obtain your REIT Units upon the successful completion of the Acquisition and the Arrangement. However, you should read your intermediary’s instructions to you regarding the procedures for obtaining those units and also consider contacting your intermediary if you have any questions regarding this process.

      For more information, see “Procedure for Surrender of Common Shares”.

Q18.	What are the income tax consequences to me of the Arrangement?

      A Shareholder resident in Canada will generally realize a capital gain (or sustain a capital loss) on the disposition of the Shareholder’s Common Shares equal to the amount by which the total of the fair market value of the REIT Units received by the Shareholder exceeds (or is exceeded by) the adjusted cost base of the Shareholder’s Common Shares, net of any reasonable costs of making the disposition. One-half of any such capital gain must be included in income and one-half of any such capital loss may be utilized to offset taxable capital gains in accordance with the provisions of the Income Tax Act (Canada).

      The transactions under the Acquisition and the Arrangement will generally not give rise to any tax being payable under the Income Tax Act (Canada) by Shareholders (other than Dissenting Shareholders) who are non-residents.

      The U.S. federal income tax consequences of the transactions comprising the Acquisition and Arrangement are not certain. If they constitute a tax-free reorganization, then an exchange of Common Shares for REIT Units pursuant to the Acquisition and the Arrangement would not be taxable.

      For more information, see “Material Canadian Federal Income Tax Considerations” and “Material United States Federal Income Tax Considerations”.

Q19.	Are there risks I should consider in deciding whether to vote for the Acquisition and the Arrangement?

      Yes. There are a number of risk factors that you should consider in connection with the Acquisition and the Arrangement and with respect to the ownership of REIT Units which are described in this Circular in the section entitled “Risk Factors”.

Q20.	Where can more information about the Corporation be found?

      As required by applicable securities legislation and regulatory requirements, the Corporation periodically files information with various securities regulatory authorities in Canada. This information can be viewed at or copied from the System for Electronic Document Analysis and Retrieval (SEDAR) website at www.sedar.com or the Corporation’s website at www.bwalk.com. Until February 23, 2004, the Corporation also filed reports with the SEC, which can be reviewed and copied at that agency’s Public Reference Room in Washington D.C. Prior reports and other information about the Corporation are also available on the EDGAR Database on the SEC’s Internet site at www.sec.gov, and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the SEC’s Public

Reference Section, Washington D.C. 20549-0102. The Corporation ceased to file reports with the SEC upon the delisting of the Common Shares from the NYSE.

Q21.	Who should I contact with questions regarding the Acquisition and the Arrangement?

      You may call Paul Moon, Director of Corporate Communications of the Corporation, at (403) 206-6808. Alternatively, you may fax the Corporation at (403) 261-9269 or e-mail the Corporation at investor@bwalk.com.

SUMMARY

      The following is a summary of certain information contained elsewhere in this Circular, including the Appendices hereto, and is qualified in its entirety by reference to the more detailed information contained or referred to elsewhere in this Circular or in the Appendices hereto. You should read this Circular and the Appendices hereto in their entirety. For an explanation of certain defined terms used in this Summary and in this Circular, please refer to the “Glossary of Terms and Expressions”.

The Meeting

      The Meeting will be held on        ●       ,        ●       , 2004 at 10:00 a.m. (Calgary time) at the Calgary Petroleum Club, 319 — 5th Avenue S.W., Calgary, Alberta for the purposes set forth in the accompanying Notice of Meeting. The business of the Meeting will be (i) to consider and vote upon the Acquisition and the Arrangement and (ii) to approve the Rights Plan.

The Acquisition and the Arrangement

      The Acquisition and the Arrangement are multi-step transactions that will result in (i) the indirect acquisition by Boardwalk REIT of all of the Contributed Assets; (ii) the indirect acquisition of the Corporation by BPCL by the acquisition of all of the outstanding Common Shares; (iii) the indirect interest of the Public Shareholders in approximately 92% of the Contributed Assets through the ownership of the outstanding REIT Units; and (iv) the indirect interest of BPCL in approximately 8% of the Contributed Assets. This result is subject to completion by BPCL of the Secondary Offering and various priority distributions described herein.

      After giving effect to the Acquisition and the Arrangement, and assuming the maximum size of the Secondary Offering is completed:

•	BPCL will acquire the Corporation and the Corporation will be an indirect, wholly-owned subsidiary of BPCL and the Common Shares will be delisted from the TSX;

•	Public Shareholders will own all of the outstanding REIT Units, which have been conditionally listed for trading on the TSX;

•	Boardwalk REIT will indirectly hold, through its indirect interest in the LP Class A Units, an approximately 92% interest in the Partnership (after the preferred partnership distribution and other entitlements of the LP Class C Units; see “Information Concerning the Partnership — Distributions”), which will hold, directly or indirectly, all of the Contributed Assets previously comprising the business of the Corporation;

•	the remaining approximately 8% interest in the Partnership (after the preferred partnership distribution and other entitlements of the LP Class C Units indirectly held by BPCL) will be indirectly held by BPCL through its indirect interest in the LP Class B Units.

The LP Class B Units will have equivalent voting and distribution entitlements to the REIT Units into which they are exchangeable. The Common Shares were delisted from the NYSE as of February 23, 2004.

      See “Description of the Acquisition and the Arrangement”.

Post-Arrangement Organizational Structure

      The following diagram sets out the simplified organizational structure of the Corporation, Boardwalk REIT and the entities participating in the Acquisition and the Arrangement following the Effective Time:

Notes:

(1)	BPCL intends to sell approximately two-thirds of the Common Shares it owns (representing approximately 20% of the outstanding Common Shares) prior to the Effective Time for cash pursuant to the Secondary Offering, but may exchange such Common Shares for REIT Units under the Plan of Arrangement on the same basis as the Public Shareholders. The remaining Common Shares held by BPCL will be sold to Newco in exchange for Newco common shares. See “Description of the Acquisition and the Arrangement — Pre-Arrangement Reorganization and Secondary Offering”.

(2)	Following the Effective Time, Newco and the Corporation will be amalgamated and continue under the name “Boardwalk Equities Inc.”

Background to and Reasons for the Acquisition and the Arrangement

      Since the Common Shares began trading on the Alberta Stock Exchange in January 1994, the Board of Directors has implemented various measures to enhance shareholder value, including share splits, listing the Common Shares on the NYSE and most recently the introduction of a dividend. Periodically management has considered whether the reorganization of the Corporation into another business entity such as a real estate investment trust would create additional shareholder value. Historically, such a reorganization was not felt to be appropriate. However, management has more recently come to believe that a number of factors, which were not previously present, now indicated that reorganization into a REIT is desirable. These factors include the increasing demand for tax efficient yield securities in the Canadian marketplace, the superior access to capital enjoyed by Canadian real estate investment trusts, the competitive tax advantage enjoyed by Canadian real estate investment trusts when making acquisitions, the current market expectation that distribution yields are at historical lows and the market’s acceptance of more complex structures.

      Commencing in August 2003 through October 2003, management and BPCL, with the assistance of professional advisors, including CIBC World Markets Inc. acting as financial advisor to the Corporation, explored potential transactions to reorganize the Corporation into a real estate investment trust as part of an acquisition of the Corporation by BPCL. Together with its advisors, management and BPCL developed a model that would effectively reorganize the business of the Corporation into a real estate investment trust. A reorganization such as this is generally designed to achieve commercial and tax efficiencies not available to a corporation. Such tax efficiencies result from the fact that under Canadian income tax law a Canadian resident trust, although it is a taxable entity, is generally entitled to deduct, in computing its taxable income for a taxation year, the portion thereof that is paid or becomes payable in that year to beneficiaries. Therefore, a trust that distributes all or substantially all of its income currently to beneficiaries generally will not be liable for any material amount of Canadian tax. By comparison, corporations cannot deduct dividends paid to their shareholders. Therefore, under a corporate structure there is an element of “double taxation”, with the income being subject to tax in the corporation and dividends generally being taxable to shareholders.

      On November 5, 2003, the Board of Directors considered management’s and BPCL’s proposal for BPCL to acquire the Corporation and to reorganize the business of the Corporation into a real estate investment trust. The Board of Directors discussed the proposed Acquisition and Arrangement including BPCL’s acquisition of the Corporation. The Board of Directors considered, among others, the following factors in its review and discussion of the proposal:

(a) monthly cash distributions were anticipated to provide an attractive return to Unitholders without impairing the Corporation’s ability to finance capital expenditures and to meet external debt payments;

(b) the Corporation has characteristics that are suited to a real estate investment trust structure, in particular the Corporation’s diversified portfolio of multi-family residential properties which provide a relatively stable cash flow;

(c) the new trust structure would result in a higher level of cash distributions than would be available under the existing corporate structure of the Corporation;

(d) a significant portion of Boardwalk REIT’s distributions to Unitholders would be tax-deferred;

(e) the anticipated improved access that Boardwalk REIT would have to the public capital markets to fund growth initiatives than is or would be available to the Corporation under current market conditions and given its existing corporate structure;

(f) Boardwalk REIT would be the largest and most geographically diverse publicly traded multi-family residential trust in Canada; and

(g) employees and executives of the Corporation will become employees and executives of the Partnership or its subsidiaries. No significant changes in management are contemplated as a result of the Transaction.

Formation and Organization of Special Committee

      On November 5, 2003, following their review and discussion of management’s and BPCL’s proposal for BPCL to acquire the Corporation and to reorganize the business of the Corporation into a real estate investment trust, the Board of Directors resolved to appoint a special committee of directors independent of BPCL and management of the Corporation to consider the proposed Acquisition and Arrangement. The members of the Special Committee are Ernest Kapitza, Al Mawani and David Richards.

Recommendation of the Special Committee

      The Special Committee retained RBC as its financial advisor to provide its opinion as to the fairness of the consideration under the Acquisition and the Arrangement, from a financial point of view, to the Public Shareholders.

      On December 10, 2003, RBC delivered to the Special Committee its preliminary views as to the fairness of the consideration under the Acquisition and the Arrangement, from a financial point of view, to the Public Shareholders. At this meeting, RBC described the material factors upon which its assessment of fairness is based and the methodologies and procedures followed by it in carrying out its work.

      On December 10, 2003, the Special Committee reported to the Board of Directors that, on the basis of the preliminary views of RBC as to the fairness of the consideration under the Acquisition and the Arrangement, from a financial point of view, to the Public Shareholders and other factors, including those referred to above under “Background to and Reasons for the Acquisition and the Arrangement”, the Special Committee unanimously concluded that the Acquisition and the Arrangement are in the best interests of the Corporation and, based on the preliminary views of RBC, the consideration under the Acquisition and the Arrangement is fair from a financial point of view to the Public Shareholders. The Special Committee resolved, subject to the Corporation obtaining all necessary third party consents, the satisfaction of other conditions, including the satisfactory negotiation of the final terms of the Acquisition and Arrangement Agreement and the receipt by the Special Committee of a signed Fairness Opinion confirming RBC’s preliminary view that the consideration under the Acquisition and the Arrangement is fair from a financial point of view to the Public Shareholders, to recommend that the Board of Directors:

(a) authorize the Corporation to enter into the Acquisition and Arrangement Agreement;

(b) submit the Acquisition and Arrangement Resolution to a vote of the Securityholders at the Meeting; and

(c) recommend that Public Shareholders vote in favour of the Acquisition and Arrangement Resolution.

      On January 5, 2004, RBC confirmed that its preliminary views as to the fairness of the consideration under the Acquisition and the Arrangement, from a financial point of view, to the Public Shareholders were unchanged. The Special Committee met again on January 5, 2004 and confirmed its recommendation made on December 10, 2003 subject to the same conditions upon which such recommendation was made including receipt by the Special Committee of a signed fairness opinion confirming RBC’s preliminary view that the consideration under the Acquisition and the Arrangement is fair from a financial point of view to the Public Shareholders. On January 8, 2004, RBC delivered the Fairness Opinion to the Special Committee. The Fairness Opinion states that RBC is of the opinion that, as of the date of the Fairness Opinion, the consideration under the Acquisition and the Arrangement is fair from a financial point of view to the Public Shareholders.

Recommendation of the Board of Directors

      On December 10, 2003, the Board of Directors authorized the Corporation to enter into the Acquisition and Arrangement Agreement, conditional on the satisfactory negotiation of the final terms of the Acquisition and Arrangement Agreement and delivery of the Fairness Opinion. The Board of Directors met again on January 8, 2004 to receive the Fairness Opinion and authorize the filing of the Information Circular and Schedule 13E-3 with the SEC. The negotiation of the final terms of the Acquisition and Arrangement Agreement was concluded, and the Acquisition and Arrangement Agreement was signed effective January 9, 2004.

      The Board of Directors, on the recommendation of the Special Committee, and based on its own investigations has concluded that the Acquisition and the Arrangement are in the best interests of the Corporation and fair to the Public Shareholders, Unaffiliated Shareholders and Optionholders and recommends that Public Shareholders and Optionholders vote in favour of the Acquisition and Arrangement Resolution. Messrs. Sam Kolias and Van Kolias declared their interest in the Transaction and abstained from voting on this matter. All directors who voted, voted in favour of this matter.

      In aggregate, the directors and senior officers of the Corporation own or exercise control or direction over approximately 17,518,496 Common Shares (on a fully diluted basis). All of the directors and officers have indicated to the Corporation an intention to vote all of the Common Shares and Options owned by them, or over which control or direction is exercised, in favour of the Acquisition and Arrangement Resolution. In addition, the Acquisition and Arrangement Resolution must be approved by a simple majority of the votes cast by all Minority Shareholders represented at the Meeting.

Boardwalk REIT

      Boardwalk REIT is an unincorporated, open-ended real estate investment trust. The objectives of Boardwalk REIT are to: (i) provide Unitholders with stable and growing cash distributions, payable monthly and, to the extent reasonably possible, on a Canadian income tax-deferred basis, from investments in the Contributed Assets and any additional revenue producing multi-family residential properties or interests acquired by Boardwalk REIT; and (ii) increase REIT Unit value through the effective management of the Contributed Assets and the acquisition of additional revenue producing multi-family residential properties or interests therein. See “Information Concerning Boardwalk REIT”.

      Pursuant to the Acquisition and the Arrangement, Boardwalk REIT will indirectly hold, through its indirect interest in the LP Class A Units, an approximately 92% interest in the Contributed Assets (after the preferred distribution and other entitlements of the LP Class C Units indirectly held by BPCL) (the remaining approximately 8% interest in the Contributed Assets (after the preferred distribution and other entitlements of the LP Class C Units indirectly held by BPCL) will be indirectly held by BPCL through its indirect interest in the LP Class B Units). As at September 30, 2003, the Contributed Assets consisted of direct and indirect interests in approximately 31,200 residential units in Alberta, Saskatchewan, Ontario and Quebec, representing approximately 26 million net rentable square feet of revenue producing multi-family residential real estate assets. The Contributed Assets represent a well-balanced portfolio of residential real estate, both from the stand-point of geographic diversification and mix of asset type, consisting of mid-sized suburban and downtown apartment buildings and regional, mid-sized community and neighbourhood residential centres located in urban markets. As at September 30, 2003, the Contributed Assets had an average occupancy rate of approximately 96%. See “Information Concerning Boardwalk REIT — The Residential Revenue Producing Contributed Assets”.

      Following the Acquisition and the Arrangement, it is currently the intention for Boardwalk REIT to make cash distributions to holders of REIT Units on each monthly Distribution Date in the range of 85% of Distributable Income on an annual basis but in no event will distributions for the year be less than Boardwalk REIT’s taxable income. See “Distribution Policy” and “Information Concerning the Partnership”.

The Operating Trust

      The Operating Trust is a limited purpose open-ended trust and its activities are restricted to, among other things, investing in cash and certain securities, including those issued by the Partnership, Boardwalk REIT and the General Partner. See “Information Concerning Operating Trust”.

The Partnership

      The Partnership is a limited partnership which, in connection with the Acquisition and the Arrangement, will acquire all of the Corporation’s direct and indirect interests in the Contributed Assets. Following the Acquisition and the Arrangement, the Partnership will own and operate the business previously owned and operated by the Corporation. The Partnership will be indirectly beneficially owned, as to approximately 92% (after the preferred distribution and other entitlements of the LP Class C Units indirectly held by BPCL) by Boardwalk REIT, through its indirect interest in the LP Class A Units, and as to the remaining approximately 8% (after the preferred distribution and other entitlements of the LP Class C Units, which it will also own) by BPCL through its indirect interest in the LP Class B Units.

      The LP Class A Units indirectly held by Boardwalk REIT will rank on parity with the LP Class B Units indirectly held by BPCL with respect to distributions of distributable cash of the Partnership. However, except in certain specified circumstances as set out in the Limited Partnership Agreement and as required by law, the LP

Class B Units will not be entitled to vote at meetings of the limited partners of the Partnership. Rather, one Special Voting Unit of Boardwalk REIT will be issued and trade with each associated LP Class B Unit and will entitle the holder to an equal number of votes at all meetings of Unitholders. Accordingly, the LP Class B Units have been designed to be, as nearly as possible, the economic and voting equivalent of REIT Units (each such LP Class B Unit being exchangeable, on a one-for-one basis into REIT Units). The LP Class C Units that will be indirectly owned by BPCL have been designed to provide it with an interest in the Partnership that will entitle BPCL to distributions in priority to distributions on the LP Class A Units and LP Class B Units in an amount that, if paid, should be sufficient to permit the Corporation to satisfy amounts payable under the Retained Debt and in respect of certain associated tax liabilities, if any. The LP Class C Units will not be issued Special Voting Units and hence holders thereof will not be entitled to notice of or to attend or vote at meetings of Unitholders. Rather, holders of LP Class C Units will be entitled to receive notice of and to attend and to vote (on the basis of one vote for every 1,000 LP Class C Units held) at all meetings of limited partners of the Partnership.

      See “Description of the Acquisition and the Arrangement — Arrangements with BPCL” and “Information Concerning the Partnership”.

Business of the Corporation Following the Acquisition and the Arrangement

      Following completion of the Acquisition and the Arrangement, the Corporation will be indirectly owned by BPCL and the Corporation will retain an interest in the Partnership as a limited partner. The Corporation will retain an approximate 8% equity interest (after the preferred distribution and other entitlements of the LP Class C Units, which it will also hold) in the Partnership and thereby in the Contributed Assets transferred to the Partnership through its indirect interest in the LP Class B Units.

      In order to effect the Acquisition and the Arrangement for the benefit of all Shareholders, the Corporation will retain legal title to certain real properties that will be beneficially transferred to the Partnership pursuant to the Master Asset Contribution Agreement and the Corporation will remain liable for the associated Retained Debt. The LP Class C Units held by the Corporation will provide preferred distributions to the Corporation that, if paid, are expected to be sufficient to permit the Corporation to meet its obligations under the Retained Debt as such obligations become due and payable. In addition, the Corporation will enter into certain arrangements with the Partnership in connection with the Corporation’s continuing obligations with respect to these properties and the associated Retained Debt.

      See “Description of the Acquisition and the Arrangement — Arrangements with BPCL” and “Information Concerning the Corporation — Business of the Corporation Following the Acquisition and the Arrangement”.

The Acquisition and Arrangement Agreement

      The Acquisition and Arrangement Agreement sets out the terms and conditions on which the Acquisition and the Arrangement will be carried out, the text of the Plan of Arrangement and the conditions precedent to the completion of the Acquisition and the Arrangement. The Acquisition and Arrangement Agreement also contains customary representations and warranties by each of the parties concerning corporate, legal and other matters relating to their respective affairs. The Acquisition and Arrangement Agreement also includes covenants by each of the parties to take certain actions in furtherance of the Acquisition and the Arrangement, to use its reasonable best efforts to satisfy the conditions to the Acquisition and the Arrangement and to take, or cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable under applicable laws to complete the Acquisition and the Arrangement. See Appendix B of this Circular for the full text of the Acquisition and Arrangement Agreement.

      See “Description of the Acquisition and the Arrangement — the Acquisition and Arrangement Agreement”.

Securityholder Approvals

      The Interim Order provides that, for the Plan of Arrangement to be implemented, the Acquisition and Arrangement Resolution must be passed, with or without variation, by (i) at least a 66 2/3% majority of all of the votes cast by Shareholders and Optionholders voting together as a single class at the Meeting in person or by proxy; and (ii) a simple majority of the votes cast by Minority Shareholders voting at the Meeting in person or by proxy.

      Each Shareholder of record on        ●       , 2004 will be entitled to one vote for each Common Share held as of such date. Similarly, each Optionholder will be entitled to one vote for each Common Share into which the Options held by such holder are exercisable.

      BPCL has agreed with the Corporation in the Acquisition and Arrangement Agreement that it will vote, and will cause each of its affiliates which holds Common Shares to vote, all of the Common Shares beneficially owned by it or over which it exercises control or direction (15,150,000 Common Shares, representing, in aggregate, approximately 28% of the outstanding Common Shares on a fully diluted basis), in favour of the Acquisition and Arrangement Resolution. In addition, each of the directors and officers of the Corporation has indicated to the Corporation that he or she intends to vote all of the Common Shares and Common Shares issuable on exercise of Options beneficially owned by him or her or over which he or she exercises control or direction in favour of the Acquisition and Arrangement Resolution.

      Assuming all Securityholders eligible to vote at the Meeting cast votes in respect of all of the Common Shares and Options held either in person or by proxy and based on the number of Common Shares and Options currently outstanding, the 66 2/3% majority of Shareholders and Optionholders would require 35,513,074 votes in order to be obtained and the simple majority of Shareholders would require 25,484,928 votes to be obtained. Directors and officers of the Corporation and BPCL who in aggregate hold 17,518,496 Common Shares (on a fully diluted basis) as at the date hereof, have expressed an intention to vote such shares in favour of the resolution requiring 66 2/3% majority. BPCL is not entitled to vote on the resolution requiring a simple majority of Minority Shareholders. However, directors and officers of the Corporation, who hold 700,130 Common Shares as at December 31, 2003, have expressed an intention to vote such shares in favour of such resolution. Securityholders should be aware that, generally, not all Securityholders vote or submit a proxy providing voting instructions. Since the majorities necessary to pass the resolutions proposed for the meeting are determined based on Common Shares and Options actually represented at the Meeting in person or by proxy, the actual number of Common Shares and Options necessary to carry the proposed resolutions may be substantially lower than the numbers set out above.

      See “Description of the Acquisition and the Arrangement — Securityholder Approvals”.

Court Approval

      The Plan of Arrangement requires Court approval under the ABCA. On        ●       , 2004, the Court granted the Interim Order providing for the calling and holding of the Meeting and certain other procedural matters. Subject to the terms of the Acquisition and Arrangement Agreement, and if the Acquisition and Arrangement Resolution is approved by Securityholders in the manner required by the Interim Order, the Corporation will make the application to the Court for the Final Order. At the hearing for the Final Order, the Court will consider, among other things, the fairness, both from a substantive and procedural point of view, of the Plan of Arrangement.

      See “Description of the Acquisition and the Arrangement — Court Approval”.

Securities Regulatory Approvals

      Discretionary exemptions must be obtained from certain Canadian securities regulatory authorities in respect of the issuance of certain securities contemplated by the Acquisition and the Arrangement. The Corporation will apply for exemptions from all such authorities. However, there can be no assurance that the necessary exemptions from such authorities will be obtained on a timely basis or on terms and conditions satisfactory to the Corporation.

      Notice of the proposed Acquisition and Arrangement will be submitted on behalf of the Corporation and Boardwalk REIT to the Commission des valeurs mobilières du Québec. Completion of the Acquisition and the

Arrangement is subject to the approval of, or the failure to raise any objection by, the Commission des valeurs mobilières du Québec.

      See “Description of the Acquisition and the Arrangement — Securities Regulatory Approvals”.

Competition Act (Canada) Approval

      The Competition Act (Canada) requires pre-merger notification to the Commissioner of Competition (“Commissioner”) of transactions which exceed certain financial thresholds and, in the case of share acquisitions, that exceed an additional voting interest threshold. The Acquisition and the Arrangement meet and exceed these thresholds. A transaction is exempt from such notification requirement, however, if the Commissioner issues an advance ruling certificate (“ARC”) certifying that he does not have sufficient grounds to oppose the transactions. The Corporation has received an ARC with respect to the Acquisition and the Arrangement.

      See “Description of the Acquisition and the Arrangement — Regulatory Approvals”.

Stock Exchange Listings

      The TSX has conditionally approved the listing of the REIT Units, subject to the satisfaction of all of the requirements of the TSX. The REIT Units will not be listed on the NYSE or elsewhere in the United States and will not be registered under the 1934 Act.

      The Corporation has applied to delist the Common Shares from the TSX to be effective shortly after the Effective Date, subject to the completion of the Acquisition and the Arrangement. The Common Shares were delisted from the NYSE effective February 23, 2004. Simultaneously with such delisting from the NYSE, the Corporation ceased to be registered under the 1934 Act and to file reports with the SEC.

      See “Description of the Acquisition and the Arrangement — Regulatory Approvals”.

Third Party Notices and Approvals

      Certain of the transactions contemplated by the Acquisition and the Arrangement require the consent of lenders, co-owners and other third parties, including CMHC. CMHC has indicated that it will consent to the transactions outlined herein provided Boardwalk REIT executes the Large Borrower Agreement. In other cases, only notice is required to be sent to third parties. Prior to the Effective Date, the Corporation will send notices to and request the consent of various third parties with respect to the Acquisition and the Arrangement. However, there can be no assurance that the necessary consents from these third parties will be obtained on a timely basis or on terms and conditions satisfactory to the Corporation and BPCL. Failure to obtain these consents will give BPCL or the Corporation the right not to complete the Acquisition and the Arrangement.

      See “Description of the Acquisition and the Arrangement — Third Party Notices and Approvals”.

Timing

      If the Meeting is held as scheduled and is not adjourned and the other necessary conditions of the Acquisition and the Arrangement are satisfied or waived, the Corporation will apply to the Court for the Final Order approving the Plan of Arrangement. If the Final Order is obtained on        ●       , 2004 in form and substance satisfactory to the Corporation and all other conditions specified are satisfied or waived, the Corporation expects the Effective Date to be on or about        ●       , 2004.

      See “Procedure for Surrender of Common Shares — Timing”.

Other Meeting Business

      If the Acquisition and Arrangement Resolution is passed by the requisite majority of Securityholders at the Meeting, Shareholders are also being asked to consider and, if thought fit, pass an ordinary resolution authorizing and approving the adoption of a unitholder rights plan for Boardwalk REIT. As required by the TSX, the resolution approving the adoption of the Rights Plan must be approved by: (i) a majority of votes cast by Shareholders; and (ii) a majority of votes cast by Shareholders, other than those owned by any holder of Common Shares holding in excess of 20% of the outstanding Common Shares and their associates, affiliates and insiders. Accordingly, in respect of the second vote, the votes of Shareholders such as BPCL, its associates, affiliates and insiders will be excluded for the purposes of authorizing and approving this resolution.

      See “Other Meeting Business — Rights Plan”.

Material Canadian Federal Income Tax Considerations

      The following is a summary of the detailed description set forth under the heading “Material Canadian Federal Income Tax Considerations” for a Public Shareholder who deals at arm’s length with and is not affiliated with any of Boardwalk REIT, the Corporation and BPCL, and who holds Common Shares and will hold REIT Units as capital property.

Shareholders Resident in Canada

      A Shareholder will generally realize a capital gain (or a capital loss) on the disposition of the Shareholder’s Common Shares under the Acquisition and the Arrangement equal to the amount by which the total fair market value of the REIT Units received by the Shareholder exceeds (or is exceeded by) the adjusted cost base of the Shareholder’s Common Shares, net of any reasonable costs of making the disposition. One-half of any such capital gain must be included in income and one-half of any such capital loss may be utilized to offset taxable capital gains in accordance with the provisions of the Tax Act.

Shareholders Not Resident in Canada

      The transactions under the Acquisition and the Arrangement will generally not give rise to any tax being payable under the Tax Act by Shareholders (other than Dissenting Shareholders) who are Non-Residents.

Unitholders Resident in Canada

      A Unitholder will generally be required to include in computing income for a particular taxation year the Unitholder’s proportionate share of the income of Boardwalk REIT, including net realized taxable capital gains, that is paid or payable to the Unitholder in that year, whether such amount is distributed to the Unitholder in cash, REIT Units or otherwise.

      Any amount distributed to a Unitholder in excess of such Unitholder’s share of income of Boardwalk REIT will generally constitute a reduction in the adjusted cost base of the Unitholder’s REIT Units for the purposes of computing any capital gain or capital loss thereon.

      Provided that appropriate designations are made by Boardwalk REIT, taxable capital gains and taxable dividends paid by taxable Canadian corporations, if any, that are or are deemed to be paid or payable to a Unitholder will effectively retain their character and be treated as such in the hands of the Unitholder for purposes of the Tax Act.

Unitholders Not Resident in Canada

      A Unitholder who is a Non-Resident will be subject to Canadian withholding tax on distributions of income (other than amounts designated as taxable capital gains) from Boardwalk REIT at a rate of 25% unless that rate is reduced under the provisions of a tax treaty between Canada and the Unitholder’s jurisdiction of residence. For example, residents of the United States generally will be entitled to have the rate of withholding reduced to 15% of the amount of any income distribution.

Other Tax Considerations

      Based on the assumptions set forth under “Certain Canadian Federal Income Tax Considerations”, the REIT Units will be qualified investments on the Effective Date for trusts governed by certain tax exempt plans, such as registered retirement savings plans and registered retirement income funds, and if issued on the Effective Date, the REIT Units will not constitute foreign property for such plans on that date.

      In order for Boardwalk REIT to maintain its status as a mutual fund trust under the Tax Act, Boardwalk REIT must not be established or maintained primarily for the benefit of Non-Residents. Accordingly, the Declaration of Trust will provide that at no time may Non-Residents be the beneficial owners of a majority of either the REIT Units or Special Voting Units.

      See “Material Canadian Federal Income Tax Consequences”.

Material United States Federal Income Tax Considerations

      The U.S. federal income tax consequences of the transactions described in this Circular are not certain. The transactions comprising the Acquisition and the Arrangement may constitute a tax-free reorganization. If so, then an exchange of Common Shares for REIT Units pursuant to the Acquisition and the Arrangement would not be taxable. Distributions paid with respect to REIT Units (to the extent paid out of current or accumulated earnings and profits of Boardwalk REIT) should, assuming that Boardwalk REIT is not a “passive foreign investment company,” be eligible for the 15% tax rate applicable to “qualified dividend income” of non-corporate taxpayers through 2008.

      See “Material United States Federal Income Tax Considerations”.

Rights of Dissent

      Under the Interim Order, a registered Shareholder or Optionholder is entitled, in addition to any other rights he or she may have, to dissent and to be paid by the Corporation the fair value of the Common Shares and Options, as the case may be, held by him or her in respect of which he or she dissents, determined as of the close of business on the last Business Day before the Meeting. The Interim Order provides that the Partnership and Boardwalk REIT may discharge any obligations arising pursuant to Dissent Rights on behalf of the Corporation. A Shareholder or Optionholder may dissent only with respect to all of the Common Shares or Options, as applicable, held by him or her or on behalf of any one beneficial owner and registered in the Dissenting Securityholder’s name. Persons who are beneficial owners of Common Shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent, should be aware that only the registered owner of such Common Shares is entitled to dissent. Accordingly, a beneficial owner of Common Shares desiring to exercise its right of dissent must make arrangements for the Common Shares it beneficially owns to be registered in its name prior to the time the written objection to the Acquisition and Arrangement Resolution is required to be received by the Corporation or, alternatively, make arrangements for the registered holder of such Common Shares to dissent on its behalf.

      See “Rights of Dissent”.

Risk Factors

      In deciding whether to approve the Acquisition and Arrangement Resolution, Securityholders should consider the risk factors relating to the Acquisition and the Arrangement and an investment in REIT Units.

      See “Risk Factors”.

Key Dates and Information

      Please note the following key dates and information:

Meeting date:	● , 2004 at 10:00 a.m. (Calgary time).

Meeting location:	Calgary Petroleum Club, 319 — 5th Avenue S.W. Calgary, Alberta

Record date:	● , 2004

Voting procedure:	If you are a registered Shareholder or an Optionholder, proxies may be voted by completing, signing and delivering such proxies to Computershare Trust Company of Canada at 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, Attention: Proxy Department. If you are not a registered Shareholder, you should contact your broker or dealer for instructions.

Deadline for return of proxies:	Not later than 10:00 a.m. (Calgary time) on ● , 2004 or such earlier date as is specified in your voting instruction form.

Deadline for exercise of right to dissent:	A Securityholder who wishes to dissent must provide to the Corporation on the Business Day prior to the Meeting a written objection to the Acquisition and Arrangement Resolution.

Anticipated hearing date in respect of the Final Order:	● , 2004.

Anticipated Effective Date of the Acquisition and the Arrangement:	If all conditions to the Acquisition and the Arrangement are satisfied or waived, the Corporation expects the Effective Date to be on or about ● , 2004.

      The following section, entitled “Special Factors” is provided for US Shareholders pursuant to disclosure obligations imposed by the SEC. Much of the information contained herein is provided elsewhere in this Circular in response to Canadian disclosure requirements.

SPECIAL FACTORS

Background to and Reasons for the Acquisition and the Arrangement

      Since the Common Shares began trading on the Alberta Stock Exchange in January 1994, the Board of Directors has implemented various measures to enhance shareholder value, including share splits, listing the Common Shares on the NYSE, and most recently the introduction of a dividend. Periodically management has considered whether the reorganization of the Corporation into another business entity such as a real estate investment trust would create additional shareholder value. Historically, management did not feel that such a reorganization would be appropriate. However, management has more recently come to believe that a number of factors, which were not previously present, now indicated that reorganization into a REIT is desirable. These factors include the increasing demand for tax efficient yield securities in the Canadian marketplace, the superior access to capital enjoyed by Canadian real estate investment trusts, the competitive tax advantage enjoyed by Canadian real estate investment trusts when making acquisitions, the current market expectation that distribution yields are at historical lows, and the market’s acceptance of more complex structures.

      From August through October of 2003, management and BPCL, with the assistance of professional advisors, including CIBC World Markets Inc. acting as financial advisor to the Corporation, explored potential transactions to reorganize the Corporation into a real estate investment trust. Together with these advisors, management and BPCL developed a model that would effectively reorganize the business of the Corporation into a real estate investment trust as part of an acquisition of the Corporation by BPCL. A reorganization such as this is generally designed to achieve commercial and tax efficiencies not available to a corporation. Such tax efficiencies result from the fact that under Canadian income tax law a Canadian resident trust, although it is a taxable entity, is generally entitled to deduct, in computing its taxable income for a taxation year, the portion thereof that is paid or becomes payable in that year to beneficiaries. Therefore, a trust that distributes all or substantially all of its income currently to beneficiaries generally will not be liable for any material amount of Canadian tax. By comparison, corporations cannot deduct dividends paid to their shareholders. Therefore, under a corporate structure there is an element of “double taxation”, with the income being subject to tax in the corporation and dividends generally being taxable to shareholders.

      BPCL was incorporated in 1984. Prior to the Corporation becoming a public company, certain real estate assets were held by BPCL. Since the transfer of such assets to the Corporation in the fiscal years ended 1994, 1995 and 1996, BPCL has been a holding company.

      On November 5, 2003, the Board of Directors considered management’s and BPCL’s proposal for BPCL to acquire the Corporation and to reorganize the business of the Corporation into a real estate investment trust. The Board of Directors discussed the proposed Acquisition and Arrangement including BPCL’s acquisition of the Corporation. The Board of Directors considered, among others, the following factors in its review and discussion of the proposal:

(a) monthly cash distributions were anticipated to provide an attractive return to Unitholders without impairing the Corporation’s ability to finance capital expenditures and to meet external debt payments;

(b) the Corporation has characteristics that are suited to a real estate investment trust structure, in particular the Corporation’s diversified portfolio of multi-family residential properties which provide a relatively stable cash flow;

(c) the new trust structure would result in a higher level of cash distributions than would be available under the existing corporate structure of the Corporation;

(d) a significant portion of Boardwalk REIT’s distributions to Unitholders would be tax-deferred;

(e) the anticipated improved access that Boardwalk REIT would have to the public capital markets to fund growth initiatives than is or would be available to the Corporation under current market conditions and given its existing corporate structure;

(f) Boardwalk REIT would be the largest and most geographically diverse publicly traded multi-family residential trust in Canada; and

(g) employees and executives of the Corporation will become employees and executives of the Partnership or its subsidiaries. No significant changes in management are contemplated as a result of the Transaction.

      The Board of Directors also considered factors with respect to the proposed Acquisition and Arrangement that had potentially negative consequences to the Corporation or its Shareholders. These factors included:

(a) the significant transaction costs associated with the Acquisition and the Arrangement;

(b) the increased organizational complexity presented by the trust structure; and

(c) the tax consequences for individual Shareholders since the Acquisition and the Arrangement would represent a taxable transaction to the Public Shareholders.

      On November 5, 2003, following their review and discussion of management’s and BPCL’s proposal for BPCL to acquire the Corporation and to reorganize the business of the Corporation into a real estate investment trust, the Board of Directors resolved to appoint a special committee of directors independent of BPCL and management of the Corporation to consider the proposed Acquisition and Arrangement. The members of the Special Committee are Ernest Kapitza, Al Mawani and David Richards.

      The Special Committee retained McCarthy Tétrault LLP as its independent legal counsel and RBC as its independent financial advisor, to assist the Special Committee in its consideration of the proposed Acquisition and Arrangement. In retaining RBC, the Special Committee, based in part on representations made to it by RBC, concluded that RBC was independent of BPCL and qualified to provide a fairness opinion in connection with the Acquisition and the Arrangement. In determining to retain RBC, the Special Committee requested written proposals from and met with two financial advisors. The Special Committee considered each potential advisor’s experience with similar transactions, familiarity with the Corporation and ability to complete the necessary work within the time frame desired by the Corporation.

      Between November 5, 2003 and January 8, 2004, the Special Committee met nine times. The members of the Special Committee reviewed and discussed the terms of and reasons for the proposed Acquisition and Arrangement and for this purpose met with the Corporation, BPCL and their advisors. The Special Committee and its advisors considered all aspects of the proposed Acquisition and Arrangement, including the various agreements and ancillary transactions to be entered into in connection therewith.

      In order to permit RBC to properly assess the fairness of the consideration under the Transaction, from a financial point of view, to the Public Shareholders, RBC was provided access to various non-public information regarding the Corporation. This information was furnished directly to RBC by management of the Corporation and was not separately reviewed by the Board of Directors. This information included historical cash flows on a building by building basis, budgets for capital improvements to various buildings, forecasts of future cash flows for the portfolio on a building by building basis and estimates of cash flows assuming completion of the Transaction. The Corporation does not make this information publicly available because to do so would put it at a significant competitive disadvantage. Moreover, Canadian securities laws provide significant limitations on the publication of future oriented financial information. Financial statements of the Corporation that summarize the material historical information furnished to RBC can be found in the section entitled “Information Concerning the Corporation — Management’s Discussion & Analysis” and in both the consolidated statements of earnings of the Corporation and the segmented financial information by province of the Corporation for the nine months ended September 30, 2003 and 2002, the 12 months ended December 31, 2002 and 2001 and May 31, 2000 and the seven months ended December 31, 2000, attached hereto as Appendix D.

      On December 10, 2003, RBC delivered to the Special Committee its preliminary views as to the fairness of the consideration under the Acquisition and the Arrangement, from a financial point of view, to the Public Shareholders. At this meeting, RBC described the material factors upon which its assessment of fairness is based and the methodologies and procedures followed by it in carrying out its work. See “Special Factors — Opinion of RBC — Approach to Fairness”.

      On December 10, 2003, the Special Committee reported to the Board of Directors that, on the basis of the preliminary views of RBC as to the fairness of the consideration under the Acquisition and the Arrangement, from a financial point of view, to the Public Shareholders and other factors, including those referred to above and those referred to below under “Factors Considered in Determining the Fairness of the Acquisition and the Arrangement”, the Special Committee unanimously concluded that the Acquisition and the Arrangement are in the best interests of the Corporation and, based on the preliminary views of RBC, the consideration under the Acquisition and the Arrangement is fair from a financial point of view to the Public Shareholders. The Special Committee resolved, subject to the Corporation obtaining all necessary third party consents, the satisfaction of other conditions, including the satisfactory negotiation of the final terms of the Acquisition and Arrangement Agreement and the receipt by the Special Committee of a signed Fairness Opinion confirming RBC’s preliminary view that the consideration under the Acquisition and the Arrangement is fair from a financial point of view to the Public Shareholders, to recommend that the Board of Directors:

(a) authorize the Corporation to enter into the Acquisition and Arrangement Agreement;

(b) submit the Acquisition and Arrangement Resolution to a vote of the Securityholders at the Meeting; and

(c) recommend that Public Shareholders vote in favour of the Acquisition and Arrangement Resolution.

      On January 5, 2004, RBC confirmed that its preliminary views as to the fairness of the consideration under the Acquisition and the Arrangement, from a financial point of view, to the Public Shareholders were unchanged. The Special Committee met again on January 5, 2004 and confirmed its recommendation made on December 10, 2003 subject to the same conditions upon which such recommendation was made including receipt by the Special Committee of a signed fairness opinion confirming RBC’s preliminary view that the consideration under the Acquisition and the Arrangement is fair from a financial point of view to the Public Shareholders. On January 8, 2004, RBC delivered the Fairness Opinion to the Special Committee. The Fairness Opinion states that RBC is of the opinion that, as of the date of the Fairness Opinion, the consideration under the Acquisition and the Arrangement is fair from a financial point of view to the Public Shareholders. A copy of the Fairness Opinion, which is dated January 8, 2004, is attached as Appendix E to this Circular. Securityholders should carefully review and consider the Fairness Opinion in its entirety. The Fairness Opinion is subject to the assumptions and limitations contained therein. See also “Description of the Acquisition and the Arrangement — Fairness Opinion”.

      On December 10, 2003, the Board of Directors authorized the Corporation to enter into the Acquisition and Arrangement Agreement, conditional on the satisfactory negotiation of the final terms of the Acquisition and Arrangement Agreement and delivery of the Fairness Opinion. The Board of Directors met again on January 8, 2004 to receive the Fairness Opinion and authorize the filing of the Information Circular and Schedule 13E-3 with the SEC. The negotiation of the final terms of the Acquisition and Arrangement Agreement was concluded, and the Acquisition and Arrangement Agreement was signed on January 9, 2004.

      The Board of Directors (a majority of whom are not employees of the Corporation or BPCL), on the recommendation of the Special Committee, and based on its own investigations has concluded that the Acquisition and the Arrangement are in the best interests of the Corporation and fair to the Public Shareholders, Unaffiliated Shareholders and Optionholders and recommends that Public Shareholders and Optionholders vote in favour of the Acquisition and Arrangement Resolution. Messrs. Sam Kolias and Van Kolias declared their interest in the Transaction and abstained from voting on this matter. All directors who voted, voted in favour of this matter.

      In aggregate, the directors and executive officers (including senior officers) of the Corporation own or exercise control or direction over approximately 17,518,496 Common Shares (approximately 32.9% of the Common Shares on a fully diluted basis). All of the directors and officers have indicated to the Corporation an intention to vote all of the Common Shares and Options, owned by them or over which control or direction is exercised in favour of the Acquisition and Arrangement Resolution. In addition, the Acquisition and Arrangement Resolution must be approved by a simple majority of the votes cast by all Minority Shareholders represented at the Meeting.

      Based on the deliberations of the Board of Directors and the fact that a fairness opinion was obtained by the Special Committee, and adopting the analysis of the Board of Directors discussed below, BPCL has determined that the Acquisition and the Arrangement are fair to the Public Shareholders, including Shareholders who are not affiliates of the Corporation for purposes of United States securities laws, and recommends that Public Shareholders vote in favour of the Acquisition and the Arrangement.

      No provision has been made to permit holders of Common Shares who are not affiliates of either the Corporation or BPCL to access the corporate files of either the Corporation or BPCL or to obtain counsel or appraisal services at the expense of the Corporation or BPCL.

Factors Considered in Determining the Fairness of the Acquisition and the Arrangement

      In determining fairness of the Acquisition and the Arrangement the Board of Directors considered and adopted the factors considered by the Special Committee and considered the advice of management regarding the emergence of the REIT as the preferred vehicle to hold real estate in Canada and the advice of professional advisors regarding the tax efficiencies of trusts under Canadian tax law. Neither the Special Committee nor the Board of Directors considered numerical measures of the value of the Corporation, such as net book value, going concern value and liquidation value. Such measures would not meaningfully advance the fairness determination, since those measures would be the same for Boardwalk REIT immediately after the Transaction and Unitholders will have the same proportionate participation immediately after the Transaction as they had as Shareholders immediately before the Transaction.

      The factors considered by the Special Committee and adopted by the Board of Directors, together with the weight assigned to such factor and the reasons for such factor are set out below.

(i)     The recommendation of the Special Committee to the Board of Directors, including the receipt of the Fairness Opinion by the Special Committee (30%).

      The Special Committee was strongly influenced as to the fairness of the Transaction by the fact that an independent investment banking firm reviewed the Acquisition and the Arrangement and provided an opinion that the consideration under the Acquisition and the Arrangement was fair, from a financial point of view, to the Public Shareholders. The Special Committee adopted the analysis that RBC used to provide the Fairness Opinion. The Fairness Opinion is subject to various qualifications and limitations and is attached hereto as Appendix E. Shareholders are encouraged to read the Fairness Opinion in it entirety.

(ii)     Advice received from the Corporation’s tax and financial advisors (25%)

      Both the Special Committee and the Board of Directors were influenced by advice from tax advisors that trust structures are currently better suited to distribute cash to unitholders than corporations, since under current Canadian tax law trust structures, when they make distributions to unitholders, avoid an element of “double taxation” that occurs when corporations pay dividends to shareholders.

      Similarly, the financial advisors to the Corporation have expressed the view that publicly traded trusts currently enjoy a lower cost of capital than publicly traded corporations. However, there can be no assurance that this preference will continue in the future.

(iii) Consideration of alternative transactions designed to achieve an increase in shareholder value (15%).

      In determining to proceed with the Acquisition and the Arrangement, the Board of Directors considered alternative transactions to maximize shareholder value. Among the alternatives considered were the sale of the

Corporation as a corporate entity to a third party, the sale of corporate assets to a third party and maintaining the current corporate structure.

      Although the mandate of the Special Committee did not specifically include consideration of all possible alternative transactions, both the Board of Directors and the Special Committee considered the fact that the Corporation has not received any unsolicited offers to acquire the Corporation. Although third party sales often realize a premium, both the Board of Directors and the Special Committee concluded that, if the Transaction is consummated, the Unitholders would have materially the same opportunity to benefit from any such premium as they presently have as Shareholders, and that therefore the possibility of an unsolicited offer from a third party does not diminish the fairness of the Transaction to the Public Shareholders and Unaffiliated Shareholders. In addition, the Declaration of Trust contains provisions which afford, to any bidder who obtains tenders of at least 90% of the REIT Units, substantially the same rights as a bidder who obtains tenders of at least 90% of the equity of a corporation under corporate law.

(iv) The current and expected market prices of the stock following announcement and completion of the Transaction (15%)

      Immediately following a press release announcing that the Corporation was considering restructuring as a REIT the shares of the Corporation began trading at prices more than 10% higher than prior to the announcement. Based on an analysis of the trading prices of comparable trusts both the Board of Directors and the Special Committee felt that this new price level was appropriate following completion of the reorganization. Although no assurance as to future trading prices of REIT Units can be given, both the Special Committee and the Board of Directors were encouraged by the increase in the prevailing share price and accordingly assigned expected market price some weight in their deliberation.

(v) The approval of Securityholders required for the Transaction (15%)

      Although the Board of Directors and the Special Committee have formed the view that the reorganization is fair from a financial point of view to the Public Shareholders, the fact that the structure of the Acquisition and the Arrangement will afford these shareholders an opportunity to vote on the reorganization was also a factor in the considerations of the Board of Directors and the Special Committee.

      See also “Special Factors — Background to and Reasons for the Acquisition and the Arrangement” and “Description of the Acquisition and the Arrangement — Background to and Reasons for the Acquisition and the Arrangement”.

Alternatives Considered

      In determining to proceed with the Acquisition and the Arrangement, the Board of Directors considered alternative transactions to maximize shareholder value. Among the alternatives considered were the sale of the Corporation as a corporate entity to a third party, the sale of corporate assets to a third party and maintaining the current corporate structure. The Corporation is not aware of any unsolicited offers to acquire shares of the Corporation. Since the proposed Transaction allows Shareholders to continue to participate as unitholders of the new entity the Board of Directors concluded that the Transaction did not preclude a potential bidder from offering to acquire the Trust on a cash basis in the future nor did the Transaction obviate other future transactions such as asset sales or joint ventures.

      As an alternative to maintaining the current structure, the Board of Directors felt that the reorganization would create additional shareholder value without precluding other future transactions. The structure of the Transaction was determined by considerations that included applicable Canadian tax law.

Effects of the Acquisition, the Arrangement and Related Transactions

      The Acquisition and the Arrangement are multi-step transactions that will result in (i) the indirect acquisition by Boardwalk REIT of all of the Contributed Assets; (ii) the indirect acquisition of the Corporation by BPCL by the acquisition of all of the outstanding Common Shares; and (iii) after taking into account the preferred partnership distribution and other entitlements of the LP Class C Units held by BPCL through the Corporation, the indirect interest of the Public Shareholders in approximately 92% of the Contributed Assets through the ownership of the outstanding REIT Units and the indirect interest of BPCL in approximately 8% of the Contributed Assets. This result is subject to completion by BPCL of the Secondary Offering and various priority distributions described herein.

      After giving effect to the Acquisition and the Arrangement, and assuming the maximum size of the Secondary Offering is completed:

•	BPCL will acquire the Corporation and the Corporation will be an indirect, wholly-owned subsidiary of BPCL and the Common Shares will be delisted from the TSX;

•	Public Shareholders will own all of the outstanding REIT Units, which have been conditionally listed for trading on the TSX;

•	Boardwalk REIT will indirectly hold, through its indirect interest in the LP Class A Units, an approximately 92% interest in the Partnership (after the preferred partnership distribution and other entitlements of the LP Class C Units held indirectly by BPCL; see “Information Concerning the Partnership — Distributions”), which will hold, directly or indirectly, all of the Contributed Assets previously comprising the business of the Corporation;

•	the remaining approximately 8% interest in the Partnership (after the preferred partnership distribution and other entitlements of the LP Class C Units indirectly held by BPCL) will be indirectly held by BPCL through its indirect interest in the LP Class B Units.

The LP Class B Units will have equivalent voting and distribution entitlements to the REIT Units into which they are exchangeable. The Common Shares were delisted from the NYSE effective February 23, 2004.

      Following the completion of the Acquisition and the Arrangement:

(a) BPCL, through Newco, will acquire the Corporation and will own all of the issued and outstanding Common Shares;

(b) the Public Shareholders will own REIT Units, which (after the preferred distribution and other entitlements of the LP Class C Units held indirectly by BPCL) will represent an equity interest in Boardwalk REIT of approximately 92% assuming completion of the Secondary Offering (or approximately 72% assuming that the Secondary Offering does not occur);

(c) BPCL will indirectly own LP Class B Units, which will effectively represent an approximately 8% interest in Boardwalk REIT (after the preferred distribution and other entitlements of the LP Class C Units, which it also will own indirectly) and, if the Secondary Offering is not completed, REIT Units, which will represent an additional equity interest in Boardwalk REIT of approximately 20% (after the preferred distribution and other entitlements of the LP Class C Units, which it will also own indirectly);

(d) Boardwalk REIT will directly or indirectly own all of the issued and outstanding common shares of the General Partner, the Operating Trust Notes and the Operating Trust Units;

(e) the Operating Trust will own all of the issued and outstanding LP Class A Units, representing an approximately 92% interest in the Partnership (after the preferred distribution and other entitlements of the LP Class C Units held indirectly by BPCL);

(f) the Corporation will remain liable for the Retained Debt and will directly and indirectly, through BEI Subco, own all of the LP Class B Units (and the associated Special Voting Units), representing an approximately 8% equity interest in the Partnership (after the preferred distribution and other entitlements of the LP Class C Units, which it also will own indirectly); and

(g) the Partnership will directly and indirectly own the Contributed Assets.

      BPCL currently has a 28.41% interest in the net book value and net income of the Corporation (on a fully diluted basis), by reason of its ownership of Common Shares. Immediately after the Effective Date, BPCL would own 100% of the Common Shares. In the event that no Common Shares are sold in the Secondary Offering, BPCL’s effective interest in Boardwalk REIT (by reason of its ownership of the Common Shares and of REIT Units) would be 28.41% representing $77,008,779 of the net assets of the Corporation at September 30, 2003 and $1,147,634 of the net income for the nine months then ended, calculated in accordance with U.S. GAAP. Based upon the assumptions set forth in the pro forma financial statements of Boardwalk REIT and assuming the completion of the entire Secondary Offering, BPCL’s interest in Boardwalk REIT (by reason of its ownership of the Common Shares) would be 8.40% of the net assets and net income of Boardwalk REIT representing $22,762,067 of net assets at September 30, 2003 and $339,215 of the net income for the nine months then ended, calculated in accordance with U.S. GAAP.

Accounting Treatment of the Transaction

      In the Transaction, the anticipated sale of Common Shares by BPCL pursuant to the Secondary Offering along with the Acquisition and the Arrangement will result in the creation of a new entity, Boardwalk REIT, and a substantive change in the ownership interest (defined under GAAP as being greater than 20%) of the Corporation through the transfer of the ownership of 92% of the interest in the business to Boardwalk REIT. The Secondary Offering is expected to include the sale of not less than a 20% interest in the Common Shares and, ultimately, a 21.8% equity interest in Boardwalk REIT. Under GAAP, if a related party transaction not in the normal course of business results in a substantive change in ownership and there is independent evidence of value, the assets and liabilities acquired and assumed pursuant to the transaction, under specific conditions, should be recorded for accounting purposes at their exchange amounts (approximating fair market values for the purposes of the Transaction). The favourable accounting treatment of the Transaction if the Secondary Offering is completed was not one of the factors considered by the Special Committee or the Board of Directors in assessing the fairness of the Acquisition and the Arrangement.

      The Transaction is expected to satisfy the conditions necessary for exchange value accounting treatment to be applied and Boardwalk REIT would record the Contributed Assets at their exchange values on the Effective Date. It should be noted, however, that if the Secondary Offering is not completed as contemplated in the Transaction, or does not result in a substantive change in ownership interest to meet the 20% requirement for use of exchange amounts, neither the Contributed Assets nor liabilities assumed will be recorded at their exchange values on the Effective Date, but rather will be recorded at the Corporation’s carrying values for such assets and liabilities when recorded by Boardwalk REIT.

      The pro forma financial statements of Boardwalk REIT set forth in Appendix D present the financial results under exchange value assumptions as described above. If the Secondary Offering is not completed or it is determined that insufficient Common Shares have been sold to evidence a substantive change in equity ownership interest, then the exchange value adjustments noted in the pro forma financial statements will not apply and only those adjustments made prior to the exchange value adjustments will be applicable.

Material Canadian Federal Income Tax Considerations

      The following is a summary of the detailed description set forth under the heading “Material Canadian Federal Income Tax Considerations” for a Public Shareholder who deals at arm’s length with and is not affiliated with any of Boardwalk REIT, the Corporation and BPCL, and who holds Common Shares and will hold REIT Units as capital property.

Shareholders Resident in Canada

      A Shareholder will generally realize a capital gain (or a capital loss) on the disposition of the Shareholder’s Common Shares under the Acquisition and the Arrangement equal to the amount by which the total fair market value of the REIT Units received by the Shareholder exceeds (or is exceeded by) the adjusted cost base of the Shareholder’s Common Shares, net of any reasonable costs of making the disposition. One-half of any such capital gain must be included in income and one-half of any such capital loss may be utilized to offset taxable capital gains in accordance with the provisions of the Tax Act.

Shareholders Not Resident in Canada

      The transactions under the Acquisition and the Arrangement will generally not give rise to any tax being payable under the Tax Act by Shareholders (other than Dissenting Shareholders) who are Non-Residents.

Unitholders Resident in Canada

      A Unitholder will generally be required to include in computing income for a particular taxation year the Unitholder’s proportionate share of the income of Boardwalk REIT, including net realized taxable capital gains, that is paid or payable to the Unitholder in that year, whether such amount is distributed to the Unitholder in cash, REIT Units or otherwise.

      Any amount distributed to a Unitholder in excess of such Unitholder’s share of income of Boardwalk REIT will generally constitute a reduction in the adjusted cost base of the Unitholder’s REIT Units for the purposes of computing any capital gain or capital loss thereon.

      Provided that appropriate designations are made by Boardwalk REIT, taxable capital gains and taxable dividends paid by taxable Canadian corporations, if any, that are or are deemed to be paid or payable to a Unitholder will effectively retain their character and be treated as such in the hands of the Unitholder for purposes of the Tax Act.

Unitholders Not Resident in Canada

      A Unitholder who is a Non-Resident will be subject to Canadian withholding tax on distributions of income (other than amounts designated as taxable capital gains) from Boardwalk REIT at a rate of 25% unless that rate is reduced under the provisions of a tax treaty between Canada and the Unitholder’s jurisdiction of residence. For example, residents of the United States generally will be entitled to have the rate of withholding reduced to 15% of the amount of any income distribution.

Other Tax Considerations

      Based on the assumptions set forth under “Material Canadian Federal Income Tax Considerations”, the REIT Units will be qualified investments on the Effective Date for trusts governed by certain tax exempt plans, such as registered retirement savings plans and registered retirement income funds, and if issued on the Effective Date, the REIT Units will not constitute foreign property for such plans on that date.

      In order for Boardwalk REIT to maintain its status as a mutual fund trust under the Tax Act, Boardwalk REIT must not be established or maintained primarily for the benefit of Non-Residents. Accordingly, the Declaration of Trust will provide that at no time may Non-Residents be the beneficial owners of a majority of either the REIT Units or Special Voting Units.

      See “Material Canadian Federal Income Tax Consequences”.

Material United States Federal Income Tax Considerations

      The U.S. federal income tax consequences of the transactions described in this Circular are not certain. The transactions comprising the Acquisition and the Arrangement may constitute a tax-free reorganization. If so, then an exchange of Common Shares for REIT Units pursuant to the Acquisition and the Arrangement would not be taxable. Distributions paid with respect to REIT Units (to the extent paid out of current or accumulated earnings and profits of Boardwalk REIT) should, assuming that Boardwalk REIT is not a “passive foreign investment company,” be eligible for the 15% tax rate applicable to “qualified dividend income” of non-corporate taxpayers through 2008.

      See “Material United States Federal Income Tax Considerations”.

Securityholder Approvals

      The Interim Order provides that, for the Plan of Arrangement to be implemented, the Acquisition and Arrangement Resolution must be passed, with or without variation, by (i) a 66 2/3% majority of all of the votes cast by Shareholders and Optionholders voting together as a single class at the Meeting in person or by proxy; and (ii) a simple majority of the votes cast by Minority Shareholders voting at the Meeting in person or by proxy.

      BPCL has agreed with the Corporation in the Acquisition and Arrangement Agreement that it will vote, and will cause each of its affiliates which hold Common Shares to vote, the Common Shares beneficially owned by it or over which it exercises control or direction (representing, in aggregate, approximately 28% of the outstanding Common Shares on a fully diluted basis), in favour of the Acquisition and Arrangement Resolution. In addition, each of the directors and senior officers of the Corporation has indicated to the Corporation that he or she intends to vote all of the Common Shares and Common Shares issuable on exercise of Options beneficially owned by him or her or over which he or she exercises control or direction in favour of the Acquisition and Arrangement Resolution.

      Each Shareholder of record on the        ●       , 2004 will be entitled to one vote for each Common Share held as of such date. Similarly, each Optionholder will be entitled to one vote for each Common Share into which the Options held by such holder is exercisable.

Opinion of RBC

      A copy of the Fairness Opinion, which is dated January 8, 2004, is attached as Appendix E to this Circular. Securityholders should carefully review and consider the Fairness Opinion in its entirety. The Fairness Opinion is subject to the assumptions and limitations contained therein. The Fairness Opinion is available for inspection and copying at the principal executive offices of the Corporation during regular business hours by any interested Shareholder or representative who has been so designated in writing.

      RBC has expressly consented to the inclusion in this Circular of the text of the Fairness Opinion (attached as Appendix E to this Circular) and of this summary. The Fairness Opinion is not, and should not be construed as, a recommendation to any Securityholder as to whether to vote in favour of the Acquisition and the Arrangement.

      The following section summarizes the Fairness Opinion, describing, among other things, the scope of review undertaken and the relevant factors and the key assumptions on which the Fairness Opinion is based. The following summary is qualified in its entirety by, and should be read in conjunction with, the Fairness Opinion.

Engagement of RBC

      RBC was engaged by the Special Committee through an agreement between the Corporation and RBC (the “Engagement Agreement”) dated November 17, 2003. The terms of the Engagement Agreement provide that RBC is to be paid $325,000 for the Fairness Opinion. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Corporation in certain circumstances. The compensation of RBC under the Engagement Agreement does not depend in whole or in part on the conclusions reached in the Fairness Opinion or the successful outcome of the Acquisition and the Arrangement.

Credentials of RBC and Relationship of RBC with Interested Parties

      RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. Neither RBC, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Alberta)) of the Corporation, BPCL or any of their respective associates or affiliates. Other than the services provided under the Engagement Agreement, RBC has not been engaged to provide any financial advisory services nor has it participated in any financing involving the Corporation, BPCL or any of their respective associates or affiliates within the past two years. There are no understandings, agreements or commitments between RBC and the Corporation, BPCL or any of their respective associates or affiliates with respect to any future business dealings. RBC may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Corporation, BPCL, Boardwalk REIT or any of their respective associates or affiliates. A Canadian chartered bank, of which RBC is a wholly-owned subsidiary, provides banking services to the Corporation and certain of its associates and affiliates in the normal course of business.

      RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Corporation, Boardwalk REIT or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Corporation, Boardwalk REIT or the Acquisition and the Arrangement.

Scope of Review

      In preparing the Fairness Opinion, RBC held discussions with the Special Committee and its legal counsel, members of senior management of the Corporation and the Corporation’s auditors, tax advisors and legal counsel; reviewed certain public and non-public information relating to the Corporation; reviewed drafts of the principal documents relating to the Acquisition and the Arrangement; reviewed public information relating to the Corporation and other selected public entities, transactions of a comparable nature, the real estate industry generally and multi-family residential property entities in particular; and reviewed and relied upon such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

Assumptions and Limitations

      With the Special Committee’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Corporation, and their consultants and advisors (collectively, the “Information”). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described in the Fairness Opinion, RBC has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information. RBC has not, to the best of its knowledge been denied access by the Corporation to any information requested by RBC.

      In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Acquisition and the Arrangement will be met and that the disclosure provided or incorporated by reference in the draft Circular with respect to the Corporation, its subsidiaries and affiliates and the Acquisition and the Arrangement is accurate in all material respects.

      The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date of the Fairness Opinion and the condition and prospects, financial and otherwise, of the Corporation and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Corporation. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Acquisition and the Arrangement.

      RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any holder of Common Shares or Options as to whether to vote in favour of the Acquisition and the Arrangement.

     Approach to Fairness

      RBC proceeded by identifying factors that RBC determined were material to a determination of the fairness of the consideration under the Acquisition and the Arrangement, from a financial point of view, to the Public Shareholders, analyzing each of those factors, and then evaluating all of those factors together. RBC identified the following material factors: (i) the expected trading characteristics of the REIT Units compared to the trading characteristics of the Common Shares prior to the Corporation’s announcement (the “Announcement”) of the Acquisition and the Arrangement; (ii) the financial attributes of Boardwalk REIT compared to the Corporation;

(iii) the potential short and long-term financial impact resulting from the Acquisition and the Arrangement compared to the continuation of the status quo; and (iv) the financial attributes of the REIT Units, the LP Class A Units, the LP Class B Units and the LP Class C Units.

      In assessing the expected trading characteristics of the REIT Units compared to the trading characteristics of the Common Shares, RBC reviewed Canadian multi-family residential REITs and considered:

•	trading multiples based on funds from operations and recurring distributable income (“RDI”);

•	trading prices compared to net asset value (“NAV”);

•	current and expected yields based on distributions;

•	payout ratios of distributable income;

•	tax deferred component of distributions;

•	leverage;

•	business strategy;

•	governance;

•	management organization; and

•	trading liquidity.

RBC noted that in order for the REIT Units to trade at or above the price of the Common Shares prior to the Announcement, adjusted to reflect the change in market value of the Corporation’s peers from the date of the Announcement, the REIT Units would need to trade at a multiple of no less than approximately 10.1x Boardwalk REIT’s estimated RDI per REIT Unit for 2004, a yield of no more than approximately 8.2% based on Boardwalk REIT’s expected distributions per REIT Unit, and a discount of no more than approximately 16.1% to the average of equity research analysts’ estimates of the Corporation’s NAV per Common Share. RBC observed that such trading levels would represent significant discounts to the trading levels of Boardwalk REIT’s multi-family residential REIT peers, namely Canadian Apartment Properties REIT and Residential Equities REIT, which on average were trading at a multiple of approximately 11.4x estimated 2004 RDI, a current yield of approximately 7.1%, and a premium to NAV of approximately 6.8%. RBC concluded that it had no reason to believe that the REIT Units would attract such discounts relative to the units of Boardwalk REIT’s multi-family residential REIT peers. RBC noted, among other things, that Boardwalk REIT will be the largest multi-family residential REIT in Canada, will be internally managed, and will have a majority of its properties located in Alberta. RBC concluded that the REIT Units are expected to trade at levels at or above where the Common Shares traded prior to the Announcement.

      RBC considered certain financial attributes of Boardwalk REIT compared to the Corporation, along with the impact resulting from the Acquisition and the Arrangement on:

•	the Corporation’s ability to raise equity and debt financing on competitive terms;

•	entity level taxation and the efficiency of income distribution; and

•	general, administrative or other costs.

RBC noted, among other things, that (i) the majority of capital raised for real estate entities in Canadian public equity markets over the past three years has been in the form of REIT units; (ii) management of the Corporation, based on discussions with CMHC, believes that Boardwalk REIT’s mortgages will continue to be CHMC insured; (iii) the REIT structure enables a real estate business to distribute its income from operations to investors more efficiently by allowing it to deduct those distributions in computing its taxable income; (iv) the Corporation is not expected to incur any tax in connection with the Acquisition and the Arrangement; and (v) the general and administrative (“G&A”) expenses of Boardwalk REIT are not expected to exceed the actual G&A expenses of the Corporation. RBC concluded that the REIT structure is favoured by the capital markets and that Boardwalk

REIT is expected to be able to raise equity and debt financing on terms at least as favourable as the Corporation while not incurring any material ongoing additional costs.

      In assessing the financial attributes of the REIT Units, the LP Class A Units, the LP Class B Units and the LP Class C Units, RBC noted that:

•	for each REIT Unit outstanding Boardwalk REIT will indirectly own one LP Class A Unit;

•	each LP Class B Unit will be exchangeable for one REIT Unit;

•	each LP Class B Unit will have identical voting rights as one REIT Unit;

•	each LP Class B Unit will have identical entitlements as one LP Class A Unit with respect to distributions, allocation of taxable income and upon liquidation, dissolution or winding up of the Partnership;

•	the LP Class C Units will have priority entitlement to distributions equal to all the costs associated with the Retained Debt; and

•	under the Acquisition and the Arrangement, all holders of Common Shares will receive, on a one-for-one basis, either REIT Units or LP Class B Units that are economically equivalent to and exchangeable for REIT Units.

RBC observed that upon completion of the Transaction each Shareholder will hold an indirect interest in the Partnership, which will directly or indirectly own all of the Corporation’s properties, pro rata to its interest in the Corporation immediately prior to the completion of the Transaction. RBC noted that BPCL will defer capital gains tax in respect of approximately one-third of its Common Shares (those represented by LP Class B Units rather than REIT Units) and will have the right to appoint one Trustee so long as it owns at least a 5% fully-diluted equity interest in Boardwalk REIT.

     Fairness Conclusion

      Based upon and subject to the foregoing, RBC is of the opinion that, as of the date of the Fairness Opinion, the consideration under the Acquisition and the Arrangement is fair from a financial point of view to the Public Shareholders.

      Further information with respect to RBC’s conclusions and the methodologies RBC performed in reaching them is contained in RBC’s presentation to the Special Committee, dated December 10, 2003 (provided in connection with RBC’s preliminary views as to the fairness of the consideration under the Acquisition and the Arrangement, from a financial point of view, to the Public Shareholders, which preliminary views were subsequently confirmed in the Fairness Opinion), as supplemented by RBC’s supplemental material presented to the Special Committee on January 8, 2004, in connection with the delivery of the Fairness Opinion. That presentation, as so supplemented, has been filed as an exhibit to the Schedule 13E-3 (as amended) filed with the United States Securities and Exchange Commission in connection with the Transaction.

GLOSSARY OF TERMS AND EXPRESSIONS

      The following terms shall have the meanings set forth below when used in this Circular, including the Summary hereof. These defined terms are not always used in the financial statements included in this Circular or in the documents incorporated by reference herein and may not conform exactly to the defined terms used in the appendices to this Circular or any agreements referred to herein.

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder;

“Acquisition” means the acquisition of the Corporation by BPCL;

“Acquisition and Arrangement Agreement” means the acquisition and arrangement agreement dated as of January 9, 2004 between the Corporation and BPCL, including Appendix I to such agreement, and all amendments and restatements thereto, setting out the terms and conditions upon which the parties will implement the Acquisition and the Arrangement;

“Acquisition and Arrangement Resolution” means the special resolution of Securityholders to approve the Acquisition and the Arrangement in substantially the form attached as Appendix A to this Circular to be considered and voted upon by the Securityholders at the Meeting;

“Adjusted Unitholders’ Equity” means, at any time, the aggregate of: (i) the amount of Unitholders’ equity; and (ii) the amount of accumulated depreciation and amortization recorded on the books and records of each of Boardwalk REIT and its subsidiaries in respect of its properties, in each case calculated in accordance with GAAP and if applicable, if, after the Effective Date, Boardwalk REIT is required to record the value of the Contributed Assets at their carrying values, instead of their exchange values, on its consolidated balance sheet, then Adjusted Unitholders’ Equity shall be calculated as in (i) above together as of the Effective Date with a one time addition equal to the difference between the Entity Value and the net book value of the assets of the Corporation and its subsidiaries, as shown on its then most recent publicly-issued consolidated balance sheet as of the Effective Date;

“affiliate” means a Person considered to be an affiliated entity of another Person within the meaning of Ontario Securities Commission Rule 45-501 — Exempt Distributions;

“Amalgamation” means the short form amalgamation of the Corporation and certain of the BEI Subsidiaries in accordance with Section 184 of the ABCA;

“AMF Policy Q-27” means Policy Q-27 of the Autorité des marchés financiers;

“Arrangement” means an arrangement under the provisions of Section 193 of ABCA, on the terms and conditions set forth in the Plan of Arrangement;

“Articles of Amalgamation” means the articles of amalgamation of the Corporation and certain of the BEI Subsidiaries in respect of the Amalgamation that are required by the ABCA to be sent to the Registrar to give effect to the Amalgamation;

“Articles of Arrangement” means the articles of arrangement in respect of the Plan of Arrangement required under subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been made giving effect to the Plan of Arrangement;

“associate” has the meaning given thereto in the Securities Act (Alberta), as amended from time to time;

“BEI Subco” means a corporation to be incorporated immediately prior to the Effective Date pursuant to the laws of Alberta as a wholly-owned subsidiary of the Corporation;

“BEI Subsidiaries” means, collectively, Boardwalk Equities (Ontario) Inc., 1365355 Ontario Inc., Avon Apartments Inc., Belgravia Square Apartments Inc., Boardwalk Equities (Sask) Inc., Carlton Tower Apartments A Inc., Carlton Apartments Inc., Cavendish Estates A Inc., Cavendish Estates Inc., Centennial South Condos Inc., Centennial West Condos Inc., Dorchester Tower Apartments Inc., Evergreen Apartments Inc., Grace Manor Apartments Inc., Green B Apartments Inc., Hastings Place Apartments Inc., Heritage Point Apartments Inc.,

Kleisinger Apartments Inc., Kumar Apartments Inc., Lockwood Apartments Inc., Meadow Apartments A Inc., Meadow Apartments Inc., Normanview Condos Inc., Palace Gates Apartments A Inc., Palace Gates Apartments Inc., Penthouse Apartments Inc., QI and QII Condos Inc., QIII Condos Inc., Queen City Apartments A Inc., Queen City Apartments Inc., Regal Tower I Apartments Inc., Regal Tower II Apartments Inc., Southpointe Plaza Inc., St. Charles Apartments Inc., Stonebridge Apartments A Inc., Stonebridge Apartments Inc., UpperCourt Apartments Inc., Wascana Park I Apartments Inc., Wascana Park II Apartments Inc., Wascana Park III Apartments Inc., Wedgewood Apartments Inc., Wildwood Ways Condos Inc., Boardwalk Equities (Québec) Inc., Metropolitan Structures Inc., 882274 Alberta Ltd., Suite Systems Inc., 9108-4749 Quebec Inc. and Boardwalk Realty Ltd.;

“Board of Directors” or “Board” means the board of directors of the Corporation;

“Boardwalk REIT” means Boardwalk Real Estate Investment Trust, an open-ended real estate investment trust formed under the laws of Alberta of which the Corporation is the initial Unitholder;

“Boardwalk REIT Administrative Services Agreement” means the administrative services agreement to be dated the Effective Date between Boardwalk REIT, the General Partner and the Operating Trust;

“BPCL” means Boardwalk Properties Company Limited, a corporation incorporated in 1984 pursuant to the laws of Alberta and indirectly controlled by Sam Kolias and Van Kolias, and, in the context of the Secondary Offering, includes any charity or other Person to whom BPCL may donate or otherwise transfer Common Shares prior thereto;

“BPCL Number” means the number of Common Shares held by BPCL at the Effective Time, if any, other than the Newco Number;

“Business Day” means a day, other than a Saturday or Sunday, on which Schedule I Canadian chartered banks are open for business in Calgary, Alberta; Toronto, Ontario and Vancouver, British Columbia;

“Certificate of Arrangement” means the certificate or certificates or other confirmation of filing to be issued by the Registrar, pursuant to subsection 193(11) of the ABCA giving effect to the Plan of Arrangement;

“Circular” means this management information circular and all appendices hereto;

“Closing” means the completion of the Arrangement;

“CMHC” means Canada Mortgage and Housing Corporation;

“CMHC Rental Properties” means real properties of Boardwalk REIT, its subsidiaries or joint venture entities, or of the Corporation and that are associated with the Retained Debt, in each case that are insured by CMHC;

“Common Shares” means the common shares in the capital of the Corporation;

“Contributed Assets” means all of the assets of the Corporation including, without limitation, the revenue producing properties of the Corporation, the beneficial interests in various trusts, the beneficial interests in various real property (including those held by its affiliates) listed under “Information Concerning Boardwalk REIT” and including the shares of affiliates of the Corporation which hold the revenue producing properties to be transferred, assigned, conveyed and set over to the Partnership pursuant to the Master Asset Contribution Agreement;

“Corporation” means Boardwalk Equities Inc., a corporation incorporated pursuant to the laws of Alberta and effective upon the Amalgamation means the corporation continuing from such Amalgamation;

“Court” means the Court of Queen’s Bench of Alberta;

“Declaration of Trust” means the declaration of trust dated January 9, 2004 establishing Boardwalk REIT, as it will be amended or restated on or prior to the Effective Date;

“Deferred Bonus Unit Plan” means the deferred bonus unit plan to be adopted by Boardwalk REIT following completion of the Arrangement;

“Depositary” means Computershare Trust Company of Canada;

“Dissent Rights” means the right of a Securityholder pursuant to Section 191 of the ABCA and the Interim Order to dissent to the Acquisition and Arrangement Resolution and to be paid the fair value of the securities in respect of which the holder dissents, all in accordance with Section 191 of the ABCA and the Interim Order;

“Dissenting Securityholder” means a registered Securityholder who validly exercises its Dissent Rights;

“Dissenting Shareholder” means a registered Shareholder who validly exercises its Dissent Rights;

“Distributable Income” means, for any period, the net income of Boardwalk REIT and its applicable consolidated subsidiaries for such period set out in its consolidated financial statements as determined in accordance with GAAP, subject to certain adjustments, including: (a) adding back the following items: depreciation, amortization (except for amortization of deferred financing costs incurred after the Effective Date), future income tax expense, losses on dispositions of assets and amortization of any net discount on long-term debt assumed from vendors of properties at rates of interest less than fair value incurred after the Effective Date; and (b) deducting the following items: future income tax credits, interest on convertible debentures to the extent not already deducted in computing net income, gains on dispositions of assets and amortization of any net premium on long-term debt assumed from vendors of properties at rates of interest greater than fair value incurred after the Effective Date and any other adjustments determined by the Trustees in their discretion;

“Distribution Date” means with respect to a distribution by Boardwalk REIT, a Business Day determined by the Trustees for any calendar month to be on or about the 15th day of the following month;

“Distribution Record Date” means, until otherwise determined by the Trustees, the last Business Day of each month of each year, except for the month of December where the Distribution Record Date shall be December 31;

“Distribution Reinvestment Plan” or “DRIP” means the distribution reinvestment plan that Boardwalk REIT intends to adopt, subject to regulatory approval, pursuant to which holders of REIT Units will be entitled to elect to have cash distributions in respect of such units automatically reinvested in additional REIT Units;

“Effective Date” means the date shown on the Certificate of Arrangement;

“Effective Time” means 12:05 a.m. on the Effective Date, subject to such adjustment as may be agreed to among the parties to the Acquisition and Arrangement Agreement;

“Entity Value” means the amount determined by multiplying the total number of REIT Units issued and outstanding (on a fully-diluted basis, including without limitation REIT Units issuable on the exchange of LP Class B Units) by the 10 day weighted average trading price of the REIT Units on the TSX for the 10 trading days immediately following the Effective Date;

“Exchange and Support Agreement” means the exchange and support agreement to be dated the Effective Date between Boardwalk REIT, the Operating Trust, the Partnership, the Corporation and BEI Subco;

“Fairness Opinion” means the written report of RBC dated January 8, 2004 containing RBC’s opinion as to the fairness of the consideration under the Acquisition and the Arrangement, from a financial point of view, to the Public Shareholders, a copy of which is attached as Appendix E to this Circular;

“Final Order” means the final order of the Court to be applied for following the Meeting and to be granted pursuant to the provisions of subsection 193(9) of the ABCA approving the Plan of Arrangement, as such order may be affirmed, amended or modified by the Court at any time prior to the Effective Date;

“GAAP” means, as at any date of determination, generally accepted accounting principles in Canada including, among other things, Recommended Accounting Practices for Real Estate Investment and Development Companies issued by the Canadian Institute of Public and Private Real Estate Companies;

“General Partner” means Boardwalk Real Estate Management Ltd., a corporation incorporated pursuant to the laws of Alberta as a wholly-owned subsidiary of the Corporation, or any successor thereof and the general partner of the Partnership;

“Gross Book Value” means, at any time, (A)(i) the book value of the assets of Boardwalk REIT and its subsidiaries, shown on its then most recent publicly-issued consolidated balance sheet, plus the amount of accumulated depreciation and amortization shown thereon or the notes thereto; plus (ii) if, after the Effective Date, Boardwalk REIT is required to record the value of the Contributed Assets at their carrying values, instead of their exchange values, on its consolidated balance sheet, then Gross Book Value shall be calculated as in (i) above together with a one time addition equal to the difference between the Entity Value and the net book value of the assets of the Corporation and its subsidiaries, as shown on its then most recent publicly-issued consolidated balance sheet as of the Effective Date, plus the amount of deferred taxes shown thereon or in the notes thereto; or (B) if approved by a majority of the Trustees, the appraised value of the assets of Boardwalk REIT and its subsidiaries;

“Holding Trust” means a trust to be formed under the laws of Alberta, all the beneficial interest in which will be held by the Partnership;

“Independent Trustee” means a Trustee who is an “unrelated Trustee” (as defined in the TSX Guidelines on Corporate Governance);

“Initial REIT Unit” means the initial REIT Unit issued to the Corporation pursuant to the terms of the Declaration of Trust;

“Interim Order” means the order of the Court dated        ●       , 2004 under subsection 193(4) of the ABCA, as it may be amended, with respect to the Plan of Arrangement, a copy of which is attached as Appendix C to this Circular;

“Large Borrower Agreement” means the proposed agreement between, among others, CMHC and Boardwalk REIT providing various information requirements and debt covenants for the benefit of CMHC and lenders of CMHC insured debt;

“Limited Partnership Agreement” means the limited partnership agreement dated January 9, 2004 creating the Partnership, as it will be amended, supplemented or restated on or prior to the Effective Date;

“LP Class A Unit” means a unit of partnership interest in the Partnership designated as a LP Class A Unit and having the rights and attributes described in the Limited Partnership Agreement;

“LP Class B Unit” means a unit of partnership interest in the Partnership designated as a LP Class B Unit and having the rights and attributes described in the Limited Partnership Agreement;

“LP Class C Unit” means a unit of partnership interest in the Partnership designated as a LP Class C Unit and having the rights and attributes described in the Limited Partnership Agreement;

“LP Note” means the interest bearing note to be issued by the Partnership to the Corporation under the Master Asset Contribution Agreement;

“LP Units” means, collectively or respectively as the context requires, the LP Class A Units, LP Class B Units, LP Class C Units and any other units of partnership interest in the Partnership authorized, created and issued from time to time;

“Master Asset Contribution Agreement” means an agreement to be made between the Corporation and the Partnership setting out the terms and conditions upon which the Corporation will transfer, assign, convey and set over or cause to be transferred, assigned, conveyed and set over, to the Partnership the Contributed Assets in consideration for the assumption of certain liabilities of the Corporation by the Partnership, the issuance by the Partnership to the Corporation of the LP Note and a credit by the Partnership to the capital account in respect of each of the Corporation’s LP Class B Units and LP Class C Units;

“Meeting” means the special meeting of Securityholders to be held on        ●       , 2004, and any adjournments or postponements thereof;

“Minority Shareholders” means all registered Shareholders other than BPCL and its affiliates, officers and directors of the Corporation and other persons not eligible to vote in connection with the minority approval of the Acquisition and Arrangement Resolution by Shareholders as provided in the Policies;

“Newco” means a corporation to be incorporated immediately prior to the Effective Date pursuant to the laws of Alberta as a wholly-owned subsidiary of BPCL;

“Newco Number” means the number of Common Shares to be sold by BPCL to Newco under the Acquisition and the Arrangement, which shall be at least 8% of the outstanding Common Shares, determined at the Effective Time;

“Non-Resident” means a non-resident of Canada within the meaning of the Tax Act;

“Notice of Meeting” means the notice to the Securityholders of the Meeting, which accompanies this Circular;

“Notice of Petition” means the notice of petition by the Corporation to the Court for the Final Order, which accompanies this Circular;

“NYSE” means the New York Stock Exchange, Inc.;

“Operating Trust” means Top Hat Operating Trust, an open-ended unit trust formed under the laws of the Province of British Columbia, all of the units of which are and will be owned by Boardwalk REIT;

“Operating Trust Declaration of Trust” means the declaration of trust dated January 9, 2004 establishing the Operating Trust, as it will be amended, supplemented or restated on or prior to the Effective Date;

“Operating Trust Note Indenture” means the trust indenture to be dated the Effective Date providing for the issuance of the Operating Trust Notes and made between the Operating Trust and the Operating Trust Note Trustee;

“Operating Trust Note Trustee” means the trustee under the Operating Trust Note Indenture;

“Operating Trust Notes” means the Series 1 Notes and the Series 2 Notes;

“Operating Trust Unit” means a unit of interest in the Operating Trust;

“Optionholder” means a holder of Options;

“Options” means the outstanding unexercised options to purchase Common Shares under the Corporation’s stock option plan;

“OSC Rule 61-501” means Ontario Securities Commission Rule 61-501 — Insider Bids, Issuer Bids, Going Private Transactions and Related Party Transactions, as such rule may be amended from time to time (and including any successor rule or policy thereto);

“Partnership” means Top Hat Real Estate Limited Partnership, a limited partnership formed under the laws of the Province of British Columbia of which the General Partner is the sole general partner and the Corporation is the initial limited partner;

“Partnership Income” or “Partnership Loss” mean the net income or loss of the Partnership for a fiscal year determined in accordance with the provisions of the Tax Act, subject to any adjustments in respect of such fiscal year that the General Partner determines appropriate;

“Partnership Tax Income” or “Partnership Tax Loss” mean, in respect of any fiscal year, income or loss of the Partnership for that fiscal year, including any taxable capital gain or allowable capital loss, determined in accordance with the provisions of the Tax Act;

“Person” means an individual, partnership, limited partnership, corporation, unlimited liability company, trust, unincorporated organization, association, government or any department or agency thereof and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual thereof, or any other entity recognized by law;

“Plan of Arrangement” means the plan of arrangement under the provisions of Section 193 of the ABCA, substantially in the form attached as Appendix I to the Acquisition and Arrangement Agreement, which is attached as Appendix B to this Circular, and any amendment or variation thereto in accordance with Section 6.3 of such Agreement and Section 6.1 of the Plan of Arrangement;

“Policies” means, collectively, OSC Rule 61-501 and AMF Policy Q-27;

“Public Number” means the number of Common Shares less the Newco Number and the BPCL Number, if any, determined at the Effective Time;

“Public Shareholders” means the Shareholders, other than BPCL and its affiliates;

“RBC” means RBC Dominion Securities Inc., a member company of RBC Capital Markets, financial advisor to the Special Committee;

“REIT Unit” means a unit of beneficial interest in Boardwalk REIT (other than a Special Voting Unit) authorized and issued under the Declaration of Trust;

“Registrar” means the Registrar appointed under Section 263 of the ABCA;

“Related Party” means, with respect to any Person, a Person who is a “related party”, as that term is defined in OSC Rule 61-501;

“Retained Debt” means the indebtedness of the Corporation that relates to and is secured by a charge of certain real property of the Corporation to be beneficially transferred, assigned, conveyed and set over by the Corporation to the Partnership pursuant to the Master Asset Contribution Agreement, which indebtedness will not be assumed by the Partnership on such transfer, assignment, conveyance and set over and will remain indebtedness of the Corporation in respect of which the Corporation is and will remain the primary obligor to make principal, interest and other payments in respect of such indebtedness as such amounts become due and payable, as set out more particularly therein;

“Rights Plan” means the unitholder rights plan of Boardwalk REIT, as more particularly described in this Circular under the heading “Other Meeting Business — Rights Plan”;

“SEC” means the United States Securities and Exchange Commission;

“Secondary Offering” means the sale by BPCL, subject to market conditions and terms satisfactory to BPCL, of approximately two-thirds of the Common Shares owned by BPCL prior to the Effective Time;

“Securityholders” means collectively, Shareholders and Optionholders;

“Series 1 Notes” means the Series 1 Notes to be issued by the Operating Trust exclusively to Boardwalk REIT;

“Series 2 Notes” means the Series 2 Notes to be issued by the Operating Trust exclusively as full or partial payment of the Series 1 Notes and Operating Trust Units;

“Shareholders” means the holders of Common Shares;

“Special Committee” means the special committee of independent directors of the Board of Directors formed on November 5, 2003 to consider the Arrangement;

“Special Voting Unit” means a unit of interest in Boardwalk REIT to be issued to the holders of LP Class B Units providing rights to vote as a Unitholder;

“subsidiary” means, with respect to any Person (other than an individual), any other Person the financial results of which would be required to be consolidated with those of the first Person’s in the preparation of the first Person’s consolidated financial statements if prepared in accordance with GAAP;

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985 (5th Supplement), c.1, as amended, including the regulations promulgated thereunder;

“Transaction” means the Amalgamation, the Acquisition, the Arrangement, the transfer of the Contributed Assets pursuant to the Master Asset Contribution Agreement and the Secondary Offering (noting that the Secondary Offering, for market conditions or other reasons, may not be undertaken in whole or in part);

“Trustees” means the trustees of Boardwalk REIT and “Trustee” means any one of them;

“TSX” means the Toronto Stock Exchange;

“Unitholder” means a holder of REIT Units;

“Unaffiliated Shareholders” means Shareholders who are not affiliates of the Corporation for purposes of United States securities laws;

“U.S. GAAP” means, as at any date of determination, accounting principles generally accepted in the United States;

“1933 Act” means the United States Securities Act of 1933, as amended; and

“1934 Act” means the United States Securities Exchange Act of 1934, as amended.

BOARDWALK EQUITIES INC.

Suite 200, 1501 — First Street S.W.
Calgary, Alberta T2R 0W1

Management Information Circular for the

Special Meeting of Shareholders and Optionholders to be held on        ●       , 2004

THE MEETING

      Shareholders who do not hold their shares in their own name as registered Shareholders should read “Advice to Beneficial Shareholders” within for an explanation of their rights.

Date, Time and Place of the Meeting

      This Circular is provided in connection with the solicitation of proxies by management of the Corporation for use at the Meeting to be held at the Calgary Petroleum Club, 319 — 5th Avenue S.W., Calgary, Alberta on        ●       , the  ●  day of        ●       , 2004 at 10:00 a.m. (Calgary Time) and at any adjournment or adjournments thereof.

Record Date

      The Corporation will prepare a list of Shareholders and Optionholders of record at the close of business on        ●       , 2004 (the “Record Date”). A Shareholder or Optionholder named on that list will be entitled to vote the Common Shares or Options, as applicable, then registered in such holder’s name, except in the case of Shareholders, to the extent that (a) the holder has transferred the ownership of any of his Common Shares after that date, and (b) the transferee of those Common Shares produces a properly endorsed share certificate, or otherwise establishes that he or she owns the Common Shares, and demands not later than the close of business, 10 days before the Meeting, that his or her name be included in the list of persons entitled to vote at the Meeting, in which case the transferee will be entitled to vote his or her Common Shares at the Meeting, and, except in the case of Optionholders, to the extent that the holder of the options has exercised such options prior to the Meeting.

      Holders of Common Shares are entitled to one vote at the Meeting for each Common Share held, except as otherwise provided herein. Holders of Options are entitled to one vote at the Meeting for each Common Share issuable on exercise of Options held, except as otherwise provided herein.

Solicitation of Proxies

      This Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of the Corporation for use at the Meeting. Securityholder votes regarding the Acquisition and the Arrangement may be solicited by officers, directors and employees of the Corporation, who will not receive additional compensation for these services. The Corporation may pay investment dealers or other persons holding Common Shares of the Corporation in their own names, or in the names of nominees, for their reasonable expenses for sending the form of proxy and this Circular to beneficial owners of Common Shares and Options and obtaining proxies therefrom. The cost of the solicitation will be borne by the Corporation.

Appointment and Revocation of Proxies

      The persons named in the enclosed Forms of Proxy are officers of the Corporation. A Securityholder has the right to appoint a nominee (who need not be a Securityholder) to represent him or her at the Meeting, other than the persons designated in the enclosed Forms of Proxy, by inserting the name of his or her chosen nominee in the space provided for that purpose on the form and striking therefrom the names of the management nominees, or by completing another proper Form of Proxy. Such Securityholder should notify the nominee of his or her appointment, obtain his or her consent to act as proxy and should instruct him or her on how the Securityholder’s securities are to be voted. In any case, the Form of Proxy should be dated and executed by the Securityholder or his or her attorney authorized in writing, with proof of such authorization attached, where an attorney executed the proxy form.

      A Form of Proxy will not be valid for the Meeting or any adjournment thereof unless it is completed, signed and delivered to Computershare Trust Company of Canada at 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 at least forty-eight (48) hours, excluding Saturdays, Sundays and holidays, before the time of the Meeting or any adjournment thereof. If the Securityholder is a corporation, the form of proxy must be signed under its corporate seal and executed by a duly authorized officer or attorney of such corporation.

      In addition to revocation in any other manner permitted by law, a Securityholder who has given a proxy may revoke it, at any time before it is exercised, by instrument in writing executed by the Securityholder or by his or her attorney authorized in writing and deposited either at the offices of Computershare Trust Company of Canada at the aforesaid address at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of the Meeting on the day of the Meeting or any adjournment thereof.

Advice to Beneficial Shareholders

      Shareholders who do not hold their shares in their own name (referred to herein as “Beneficial Shareholders”) are advised that only proxies from Shareholders of record can be recognized and voted upon at the Meeting. Beneficial Shareholders who complete and return a proxy must indicate thereon the person (usually a brokerage house) who holds their shares as registered Shareholder. Every intermediary (broker) has its own mailing procedure, and provides its own return instructions, which should be carefully followed. The form of proxy supplied to Beneficial Shareholders is identical to that provided to registered Shareholders. However, its purpose is limited to instructing the registered Shareholder on how to vote on behalf of the Beneficial Shareholder. The Corporation will not accept instructions from Beneficial Shareholders and bears no responsibility for advising registered Shareholders of voting instructions received from Beneficial Shareholders.

      Where documents are stated to be available for review or inspection, such items will be shown upon request to registered Shareholders who produce proof of their identity.

Voting of Proxies

      The persons named in the enclosed Forms of Proxy have been selected by the directors of the Corporation and have indicated their willingness to represent as proxy the Securityholder who appointed them. Each Securityholder may instruct his or her proxy how to vote his or her securities by completing the blanks on the proxy form.

      Securities represented by properly executed proxy forms in favour of the person designated on the enclosed form will be voted or withheld from voting in accordance with the instructions given on the proxy forms. IN THE ABSENCE OF SUCH INSTRUCTIONS, SUCH SECURITIES WILL BE VOTED “FOR” THE ACQUISITION AND ARRANGEMENT RESOLUTION AND, IF THE ACQUISITION AND ARRANGEMENT RESOLUTION IS PASSED, “FOR” THE ADOPTION OF THE RIGHTS PLAN.

      The enclosed Forms of Proxy confer discretionary authority upon the persons named therein with respect to amendments and variations to matters identified in the Notice of Meeting and with respect to any other matters which may properly come before the Meeting. As of the date of the Circular, the management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting.

      The Acquisition and Arrangement Resolution must be approved by at least 66 2/3% of the votes cast by Shareholders and Optionholders, present in person or by proxy at the Meeting, voting together as a single class. In addition, as the Acquisition and the Arrangement collectively constitute both a “going private transaction” and a “related party transaction” pursuant to the Policies, the Acquisition and Arrangement Resolution must also be approved by a simple majority of the Minority Shareholders, present in person or represented by proxy at the Meeting. If the Acquisition and Arrangement Resolution is passed, only Shareholders will be entitled to vote on the resolution for the adoption of the Rights Plan.

Voting Securities and Principal Holders Thereof

Description of Share Capital

      The Corporation has an authorized capital consisting of an unlimited number of Common Shares without nominal or par value, of which 50,868,119 Common Shares are issued and outstanding and 2,398,828 Common Shares are reserved for issuance on the exercise of outstanding Options, as at December 31, 2003. In addition, the Corporation is authorized to issue an unlimited number of preferred shares (“Preferred Shares”), of which the Corporation has issued 5,604,956 Preferred Shares, Series I, and 3,340,199, Series II, in connection with certain property acquisitions in the fiscal years ended May 31, 2000 and December 31, 2001, respectively. The Preferred Shares are non-voting, are not entitled to receive dividends and are offset by non-interest bearing notes receivable from the holders of the Preferred Shares for the equivalent amount. Both the Preferred Shares and the notes receivable are retractable at either party’s option and may legally be offset against each other. It is the Corporation’s intent that prior to the Effective Date the Preferred Shares and notes receivable will be retracted by the respective parties in accordance with their terms.

Principal Shareholders

      The following table lists those persons and companies who own of record or are known to the Corporation to own beneficially, directly or indirectly, more than 10% of the issued and outstanding Common Shares of the Corporation as at December 31, 2003.

			Percentage of
	Type of	Number of	Outstanding
Name and Municipality of Residence	Ownership	Shares	Common Shares

Boardwalk Properties Company Limited (BPCL)	of record	15,150,000	29.8%
Calgary, Alberta

      BPCL is a real estate holding company. It is owned 50% by Boardwalk Investment Limited (owned by Sam Kolias, President, Chief Executive Office and a director of the Corporation) and 50% by Park Place Holdings Ltd. (owned by Van Kolias, Senior Vice-President, Quality Control, Assistant Corporate Secretary and a director of the Corporation).

DESCRIPTION OF THE ACQUISITION AND THE ARRANGEMENT

      The description of the Acquisition and the Arrangement set forth in this section entitled “Description of the Acquisition and the Arrangement” is qualified in its entirety by reference to the full text of the Acquisition and Arrangement Agreement and the Plan of Arrangement set forth in Appendix B to this Circular.

Background to and Reasons for the Acquisition and the Arrangement

      Since the Corporation began trading on the Alberta Stock Exchange in January 1994, the Board of Directors has implemented various measures to enhance shareholder value, including share splits, listing the Common Shares on the NYSE and most recently the introduction of a dividend. Periodically management has considered whether the reorganization of the Corporation into another business entity such as a real estate investment trust would create additional shareholder value. Historically, such a reorganization was not felt to be appropriate. However, management has more recently come to believe that a number of factors, which were not previously present, now indicated that reorganization into a REIT is desirable. These factors include the increasing demand for tax efficient yield securities in the Canadian marketplace, the superior access to capital enjoyed by Canadian real estate investment trusts, the competitive tax advantage enjoyed by Canadian real estate investment trusts when making acquisitions, the current market expectation that distribution yields are at historical lows and the market’s acceptance of more complex structures.

      Commencing in August 2003 through October 2003, management and BPCL, with the assistance of professional advisors, including CIBC World Markets Inc. acting as financial advisor to the Corporation, explored potential transactions to reorganize the Corporation into a real estate investment trust. Together with its advisors, management and BPCL developed a model that would effectively reorganize the business of the Corporation into a real estate investment trust as part of an acquisition of the Corporation by BPCL. A reorganization such as this is generally designed to achieve commercial and tax efficiencies not available to a corporation. Such tax efficiencies result from the fact that under Canadian income tax law a Canadian resident trust, although it is a taxable entity, is generally entitled to deduct, in computing its taxable income for a taxation year, the portion thereof that is paid or becomes payable in that year to beneficiaries. Therefore, a trust that distributes all or substantially all of its income currently to beneficiaries generally will not be liable for any material amount of Canadian tax. By comparison, corporations cannot deduct dividends paid to their shareholders. Therefore, under a corporate structure there is an element of “double taxation”, with the income being subject to tax in the corporation and dividends generally being taxable to shareholders.

      On November 5, 2003, the Board of Directors considered management’s and BPCL’s proposal for BPCL to acquire the Corporation and to reorganize the business of the Corporation into a real estate investment trust. The Board of Directors discussed the proposed Acquisition and Arrangement including BPCL’s acquisition of the Corporation. The Board of Directors considered, among others, the following factors in its review and discussion of the proposal:

(a) monthly cash distributions were anticipated to provide an attractive return to Unitholders without impairing the Corporation’s ability to finance capital expenditures and to meet external debt payments;

(b) the Corporation has characteristics that are suited to a real estate investment trust structure, in particular the Corporation’s diversified portfolio of multi-family residential properties which provide a relatively stable cash flow;

(c) the new trust structure would result in a higher level of cash distributions than would be available under the existing corporate structure of the Corporation;

(d) a significant portion of Boardwalk REIT’s distributions to Unitholders would be tax-deferred;

(e) the anticipated improved access that Boardwalk REIT would have to the public capital markets to fund growth initiatives than is or would be available to the Corporation under current market conditions and given its existing corporate structure;

(f) Boardwalk REIT would be the largest and most geographically diverse publicly traded multi-family residential trust in Canada; and

(g) employees and executives of the Corporation will become employees and executives of the Partnership or its subsidiaries. No significant changes in management are contemplated as a result of the Transaction.

Formation and Organization of Special Committee

      On November 5, 2003, following their review and discussion of management’s and BPCL’s proposal for BPCL to acquire the Corporation and to reorganize the business of the Corporation into a real estate investment trust, the Board of Directors resolved to appoint a special committee of directors independent of BPCL and management of the Corporation to consider the proposed Acquisition and Arrangement. The members of the Special Committee are Ernest Kapitza, Al Mawani and David Richards.

Proceedings and Deliberations of the Special Committee

      The Special Committee retained McCarthy Tétrault LLP as its independent legal counsel and RBC as its independent financial advisor, to assist the Special Committee in its consideration of the proposed Acquisition and Arrangement. In retaining RBC, the Special Committee, based in part on representations made to it by RBC, concluded that RBC was independent of BPCL and qualified to provide a fairness opinion in connection with the Acquisition and the Arrangement. In determining to retain RBC, the Special Committee requested written proposals from and met with two financial advisors. The Special Committee considered each potential advisor’s experience with similar transactions, familiarity with the Corporation and ability to complete the necessary work within the time frame desired by the Corporation.

      Between November 5, 2003 and January 8, 2004, the Special Committee met nine times. The members of the Special Committee reviewed and discussed the terms of and reasons for the proposed Acquisition and Arrangement and for this purpose met with the Corporation, BPCL and their advisors. The Special Committee and its advisors considered all aspects of the proposed Acquisition and Arrangement, including the various agreements and ancillary transactions to be entered into in connection therewith.

      On December 10, 2003, RBC delivered to the Special Committee its preliminary views as to the fairness of the consideration under the Acquisition and the Arrangement, from a financial point of view, to the Public Shareholders. At this meeting, RBC described the material factors upon which its assessment of fairness is based and the methodologies and procedures followed by it in carrying out its work.

Recommendation of the Special Committee

      On December 10, 2003, the Special Committee reported to the Board of Directors that, on the basis of the preliminary views of RBC as to the fairness of the consideration under the Acquisition and the Arrangement, from a financial point of view, to the Public Shareholders and other factors, including those referred to above under “Background to and Reasons for the Acquisition and the Arrangement”, the Special Committee unanimously concluded that the Acquisition and the Arrangement are in the best interests of the Corporation and, based on the preliminary views of RBC, the consideration under the Acquisition and the Arrangement is fair from a financial point of view to the Public Shareholders. The Special Committee resolved, subject to the Corporation obtaining all necessary third party consents, the satisfaction of other conditions, including the satisfactory negotiation of the final terms of the Acquisition and Arrangement Agreement and the receipt by the Special Committee of a signed Fairness Opinion confirming RBC’s preliminary view that the consideration under the Acquisition and the Arrangement is fair from a financial point of view to the Public Shareholders, to recommend that the Board of Directors:

(a) authorize the Corporation to enter into the Acquisition and Arrangement Agreement;

(b) submit the Acquisition and Arrangement Resolution to a vote of the Securityholders at the Meeting; and

(c) recommend that Public Shareholders vote in favour of the Acquisition and Arrangement Resolution.

      On January 5, 2004, RBC confirmed that its preliminary views as to the fairness of the consideration under the Acquisition and the Arrangement, from a financial point of view, to the Public Shareholders were unchanged. The Special Committee met again on January 5, 2004 and confirmed its recommendation made on December 10, 2003 subject to the same conditions upon which such recommendation was made including receipt by the Special Committee of a signed fairness opinion confirming RBC’s preliminary view that the consideration under the Acquisition and the Arrangement is fair from a financial point of view to the Public Shareholders. On January 8, 2004, RBC delivered the Fairness Opinion to the Special Committee. The Fairness Opinion states that RBC is of the opinion that, as of the date of the Fairness Opinion, the consideration under the Acquisition and the Arrangement is fair from a financial point of view to the Public Shareholders. A copy of the Fairness Opinion, which is dated January 8, 2004 is attached as Appendix E to this Circular. Securityholders should carefully review and consider the Fairness Opinion in its entirety. The Fairness Opinion is subject to the assumptions and limitations contained therein. See also “Description of the Acquisition and the Arrangement — Fairness Opinion”.

Recommendation of the Board of Directors

      On December 10, 2003, the Board of Directors authorized the Corporation to enter into the Acquisition and Arrangement Agreement, conditional on the satisfactory negotiation of the final terms of the Acquisition and Arrangement Agreement and delivery of the Fairness Opinion. The Board of Directors met again on January 8, 2004 to receive the Fairness Opinion and authorize the filing of the Information Circular and Schedule 13E-3 with the SEC. The negotiation of the final terms of the Acquisition and Arrangement Agreement was concluded, and the Acquisition and Arrangement Agreement was signed on January 9, 2004.

      The Board of Directors, on the recommendation of the Special Committee, and based on its own investigations has concluded that the Acquisition and the Arrangement are in the best interests of the Corporation and fair to the Public Shareholders, Unaffiliated Shareholders and Optionholders and recommends that Public Shareholders and Optionholders vote in favour of the Acquisition and Arrangement Resolution. Messrs. Sam Kolias and Van Kolias declared their interest in the Transaction and abstained from voting on this matter. All directors who voted, voted in favour of this matter.

      In aggregate, the directors and senior officers of the Corporation own or exercise control or direction over approximately 17,518,496 Common Shares (on a fully diluted basis). All of the directors and officers have indicated to the Corporation an intention to vote all of the Common Shares and Options owned by them, or over which control or direction is exercised, in favour of the Acquisition and Arrangement Resolution. In addition, the Acquisition and Arrangement Resolution must be approved by a simple majority of the votes cast by all Minority Shareholders represented at the Meeting.

Fairness Opinion

      A copy of the Fairness Opinion, which is dated January 8, 2004 is attached as Appendix E to this Circular. Securityholders should carefully review and consider the Fairness Opinion in its entirety. The Fairness Opinion is subject to the assumptions and limitations contained therein.

      The following section summarizes the Fairness Opinion, describing the scope of review undertaken and the relevant factors and the key assumptions on which the Fairness Opinion is based. The following summary is qualified in its entirety by, and should be read in conjunction with, the Fairness Opinion.

Engagement of RBC

      RBC was engaged by the Special Committee through an agreement between the Corporation and RBC (the “Engagement Agreement”) dated November 17, 2003. The terms of the Engagement Agreement provide that RBC is to be paid $325,000 for the Fairness Opinion. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Corporation in certain circumstances. The compensation of RBC under the Engagement Agreement does not depend in whole or in part on the conclusions reached in the Fairness Opinion or the successful outcome of the Acquisition and the Arrangement.

Credentials of RBC and Relationship of RBC with Interested Parties

      RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. Neither RBC, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Alberta)) of the Corporation, BPCL or any of their respective associates or affiliates. Other than the services provided under the Engagement Agreement, RBC has not been engaged to provide any financial advisory services nor has it participated in any financing involving the Corporation, BPCL or any of their respective associates or affiliates within the past two years. There are no understandings, agreements or commitments between RBC and the Corporation, BPCL or any of their respective associates or affiliates with respect to any future business dealings. RBC may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Corporation, BPCL, Boardwalk REIT or any of their respective associates or affiliates. A Canadian chartered bank, of which RBC is a wholly-owned subsidiary, provides banking services to the Corporation and certain of its associates and affiliates in the normal course of business.

      RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Corporation, Boardwalk REIT or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Corporation, Boardwalk REIT or the Acquisition and the Arrangement.

Scope of Review

      In preparing the Fairness Opinion, RBC held discussions with the Special Committee and its legal counsel, members of senior management of the Corporation and the Corporation’s auditors, tax advisors and legal counsel; reviewed certain public and non-public information relating to the Corporation; reviewed drafts of the principal documents relating to the Acquisition and the Arrangement; reviewed public information relating to the Corporation and other selected public entities, transactions of a comparable nature, the real estate industry generally and multi-family residential property entities in particular; and reviewed and relied upon such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

Assumptions and Limitations

      With the Special Committee’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Corporation, and their consultants and advisors (collectively, the “Information”). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described in the Fairness Opinion, RBC has not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information. RBC has not, to the best of its knowledge been denied access by the Corporation to any information requested by RBC.

      In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Acquisition and the Arrangement will be met and that the disclosure provided or incorporated by reference in the draft Circular with respect to the Corporation, its subsidiaries and affiliates and the Arrangement is accurate in all material respects.

      The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date of the Fairness Opinion and the condition and prospects, financial and otherwise, of the Corporation and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Corporation. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Acquisition and the Arrangement.

      RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any holder of Common Shares or Options as to whether to vote in favour of the Acquisition and the Arrangement.

Approach to Fairness

      In considering the fairness of the consideration under the Arrangement, from a financial point of view, to the Public Shareholders, RBC considered a number of factors including the expected trading characteristics of the REIT Units compared to the trading characteristics of the Common Shares prior to the Corporation’s announcement of the Acquisition and the Arrangement; the financial attributes of Boardwalk REIT compared to the Corporation; the potential short and long-term financial impact resulting from the Acquisition and the Arrangement compared to the continuation of the status quo; and the financial attributes of the REIT Units, the LP Class A Units, the LP Class B Units and the LP Class C Units.

      In assessing the expected trading characteristics of the REIT Units compared to the trading characteristics of the Common Shares, RBC reviewed other Canadian multi-family residential REITs and considered:

•	trading multiples based on funds from operations and distributable income;

•	current and expected yields based on distributable income;

•	payout ratios of distributable income;

•	tax deferred component of distributions;

•	leverage;

•	business strategy;

•	governance; and

•	management organization.

Fairness Conclusion

      Based upon and subject to the foregoing, RBC is of the opinion that, as of the date of the Fairness Opinion, the consideration under the Acquisition and the Arrangement is fair from a financial point of view to the Public Shareholders.

Overview of the Acquisition and the Arrangement

      The Acquisition and the Arrangement are multi-step transactions that will result in (i) the indirect acquisition by Boardwalk REIT of all of the Contributed Assets; (ii) the indirect acquisition of the Corporation by BPCL by the acquisition of all of the outstanding Common Shares; and (iii) after taking into account the preferred partnership distribution and other entitlements of the LP Class C Units held indirectly by BPCL through the Corporation, the indirect interest of the Public Shareholders in approximately 92% of the Contributed Assets through the ownership of the outstanding REIT Units and the indirect interest of BPCL in approximately 8% of the Contributed Assets. This result is subject to completion by BPCL of the Secondary Offering and various priority distributions described herein.

      After giving effect to the Acquisition and the Arrangement, and assuming the maximum size of the Secondary Offering is completed:

•	BPCL will acquire the Corporation and the Corporation will be an indirect, wholly-owned subsidiary of BPCL and the Common Shares will be delisted from the TSX;

•	Public Shareholders will own all of the outstanding REIT Units, which have been conditionally listed for trading on the TSX;

•	Boardwalk REIT will indirectly hold, through its indirect interest in the LP Class A Units, an approximately 92% interest in the Partnership (after the preferred partnership distribution and other entitlements of the LP Class C Units; see “Information Concerning the Partnership — Distributions”), which will hold, directly or indirectly, all of the Contributed Assets previously comprising the business of the Corporation;

•	the remaining approximately 8% interest in the Partnership (after the preferred partnership distribution and other entitlements of the LP Class C Units indirectly held by BPCL) will be indirectly held by BPCL through its indirect interest in the LP Class B Units.

      The LP Class B Units will have equivalent voting and distribution entitlements to the REIT Units into which they are exchangeable. The Common Shares were delisted from the NYSE effective February 23, 2004.

Organizational Structure Prior to the Acquisition and the Arrangement

      The following diagram sets out the simplified organizational structure of the Corporation, Boardwalk REIT and the other entities that will participate in the Acquisition and the Arrangement.

Pre-Arrangement Reorganization and Secondary Offering

      Immediately prior to the Effective Time, the Corporation and certain of the BEI Subsidiaries will effect a series of transactions to facilitate the transfer of the Contributed Assets to the Partnership. On the Effective Date, as part of such series, the Corporation will be amalgamated with certain of the BEI Subsidiaries to continue under the name “Boardwalk Equities Inc.” In accordance with applicable law, the outstanding shares of each amalgamating BEI Subsidiary will be cancelled without the payment of any consideration. All of the assets, rights and obligations of each of the Corporation and the amalgamating BEI Subsidiaries will become the assets, rights and obligations of the amalgamated Boardwalk Equities Inc. References in this Circular to the “Corporation” after the time of the Amalgamation are to the corporation formed upon the Amalgamation and references to “Common Shares” after the time of the Amalgamation refer to the common shares of such amalgamated corporation.

      As well, prior to the Effective Date, the Preferred Shares and notes receivable will be retracted by the respective parties in accordance with their terms. In addition, prior to the transfer of the Contributed Assets pursuant to the Master Asset Contribution Agreement, the Secondary Offering may be completed such that BPCL will sell approximately two-thirds of its Common Shares. Any decision of BPCL to undertake the Secondary Offering will be made based on market conditions and the proposed terms of any such offering prior to the Effective Time.

      Following the Amalgamation but prior to the transfer of the Contributed Assets, the Corporation will subscribe for the Newco Number of LP Class B Units and approximately 430 million LP Class C Units, both for nominal consideration. Following this subscription and immediately prior to the commencement of the Plan of Arrangement on the Effective Date, the Corporation will transfer the Contributed Assets, or cause the Contributed Assets to be transferred, to the Partnership at fair market value for an aggregate purchase price of approximately $2.4 billion, all pursuant to the Master Asset Contribution Agreement.

      The consideration to be paid by the Partnership for the Contributed Assets will consist of the assumption of approximately $975 million in mortgage financing and other indebtedness of the Corporation, the issuance by the Partnership of the LP Note in the principal amount of approximately $855 million, and an addition to the capital accounts in respect of the LP Class B Units and LP Class C Units of approximately $80 million and $430 million respectively. The Retained Debt will not be assumed by the Partnership and will remain as indebtedness of the Corporation following the transfer of the Contributed Assets. The aggregate amounts of the consideration to be paid by the Partnership for the Contributed Assets are subject to adjustment in accordance with the terms and conditions of the Master Asset Contribution Agreement since calculation of certain values, such as Entity Value, depends upon the trading price of the Units. Those adjustments will affect the amount of Retained Debt.

      If any required consent to transfer any of the Contributed Assets is not obtained on or before the Effective Date, the parties may elect to postpone completion of the sale of such Contributed Asset in which case the Partnership will not reduce the amount of the LP Note to be issued on Closing and instead, the Corporation will deliver to the Partnership on Closing such assurances and agreements as the parties may determine to provide the Partnership with substantially similar economic equivalents to having received a transfer of such Contributed Asset on Closing. Alternatively, the parties may agree to transfer such Contributed Asset to the Partnership with such mutual indemnities as are appropriate to ensure that if the necessary consents are not obtained the parties are made whole.

      Pursuant to the Master Asset Contribution Agreement, beneficial ownership of all of the Contributed Assets will be transferred to the Partnership, including in respect of Contributed Assets to which the Retained Debt relates. The Retained Debt will not be assumed by the Partnership and will remain as indebtedness of the Corporation and the Corporation will be obligated to make interest payments and principal repayments on a periodic basis in respect of the Retained Debt. Partnership distributions on the LP Class C Units held by the Corporation will, if paid, be in amounts at least sufficient to make such payments. The Partnership will agree to provide the Corporation’s creditors with a guarantee in respect of the Retained Debt to ensure the lenders are not prejudiced in their ability to collect from the Corporation in the event that payments in respect of the Retained Debt are not made by BPCL as expected and Boardwalk REIT will provide a guarantee of the Partnership’s obligations. The Corporation will indemnify the Partnership for any losses suffered by the Partnership in the event payments on the Retained Debt are not made as required, provided such losses are not attributable to any action or failure to act on the part of the Partnership. Also, as the Partnership is acquiring the Contributed Assets, which comprise all of the historic business of the Corporation, the Partnership will indemnify the Corporation for all claims and losses relating to the Contributed Assets except if the claim or loss is a result of gross negligence or wilful misconduct of the Corporation after the Effective Date. See “Description of the Acquisition and the Arrangement — Ancillary Agreements in Connection with the Acquisition and the Arrangement — Master Asset Contribution Agreement”.

      The following diagram sets out the simplified organizational structure of the Corporation, Boardwalk REIT and the other entities that will participate in the Acquisition and the Arrangement, immediately prior to the Effective Time and assuming completion of the maximum size of the Secondary Offering.

Note:

(1)	BPCL intends to sell approximately two-thirds of the Common Shares it owns (representing approximately 20% of the outstanding Common Shares) prior to the Effective Time for cash pursuant to the Secondary Offering, but may exchange such Common Shares for REIT Units under the Plan of Arrangement on the same basis as the Public Shareholders. The remaining Common Shares held by BPCL will be sold to Newco in exchange for Newco common shares.

The Plan of Arrangement

      The Plan of Arrangement will become effective on the Effective Date. On such date, commencing at the Effective Time of the Plan of Arrangement, each of the events listed below will occur and will be deemed to occur, except as otherwise noted, one minute apart and in the following sequence without further act or formality:

(a) the Corporation will transfer the LP Class B Units to BEI Subco in exchange for common shares of BEI Subco;

(b) the Corporation will transfer the LP Note to Boardwalk REIT in exchange for the aggregate of the Public Number and the BPCL Number, if any, of REIT Units with an aggregate value equal to the principal amount of the LP Note;

(c) the Corporation will transfer the shares of the General Partner to Boardwalk REIT for nominal cash consideration;

(d) the Corporation will redeem the Initial REIT Unit for nominal consideration;

(e) the Corporation will purchase 15,000 REIT Units for cash and will distribute 100 REIT Units to each of 150 employees of the Corporation for the purposes of qualifying Boardwalk REIT as a “mutual fund trust” under the Tax Act;

(f) Boardwalk REIT will transfer the LP Note and the cash received in step (e) above to the Operating Trust in exchange for a combination of Operating Trust Notes and Operating Trust Units;

(g) the Operating Trust will transfer the LP Note and cash received in step (f) above to the Partnership in exchange for the aggregate of 15,000 and the Public Number and the BPCL Number, if any, of LP Class A Units;

(h) the Corporation will sell the aggregate of the Public Number and the BPCL Number of REIT Units to Newco for an interest-bearing note;

(i) the Newco Number of Common Shares held by BPCL will be acquired by Newco in consideration for the issuance of one common share of Newco for each Common Share;

(j) each outstanding Common Share held by a Public Shareholder and all remaining Common Shares held by BPCL, if any, will be acquired by Newco in consideration for the issuance of one REIT Unit for each Common Share (other than Public Shareholders resident in the State of New York or of any other jurisdiction wherein the issuance of REIT Units to such Person would be contrary to such laws, who will receive the proceeds, net of commissions from the sale of such REIT Units; see “Information for United States Shareholders — Notice to the residents of the State of New York”); and

(k) each Option not exercised prior to the Effective Time will be terminated.

      All Common Shares and Options held by Dissenting Securityholders who exercise their right to dissent will, if the Dissenting Securityholder is ultimately entitled to be paid the fair value, be deemed to be transferred to the Corporation on the Effective Date in exchange for such fair value. If a Dissenting Securityholder ultimately is not entitled to be paid the fair value for their Common Shares or Options, as the case may be, determined in accordance with Section 191 of the ABCA, the Dissenting Securityholder will be deemed to have participated in the Plan of Arrangement as a non-dissenting Securityholder and will, in the case of a Shareholder, be entitled to receive one REIT Unit for each Common Share held at the Effective Time. The Interim Order provides that the Partnership and Boardwalk REIT may discharge any obligations arising pursuant to Dissent Rights on behalf of the Corporation.

Effects of the Acquisition, the Arrangement and Related Transactions

      Following the completion of the Acquisition and the Arrangement:

(a) BPCL, through Newco, will acquire the Corporation and will own all of the issued and outstanding Common Shares;

(b) the Public Shareholders will own REIT Units, which (after the preferred distribution and other entitlements of the LP Class C Units indirectly held by BPCL) will represent an equity interest in Boardwalk REIT of approximately 92% assuming completion of the Secondary Offering (or approximately 72% if the Secondary Offering were not to occur);

(c) BPCL will indirectly hold LP Class B Units, which will effectively represent an approximately 8% interest in Boardwalk REIT (after the preferred distribution and other entitlements of the LP Class C Units, which it also will indirectly hold) and, if the Secondary Offering is not completed, REIT Units, which will represent an additional equity interest in Boardwalk REIT of approximately 20% (after the preferred distribution and other entitlements of the LP Class C Units, which it will also indirectly hold);

(d) Boardwalk REIT will directly or indirectly own all of the issued and outstanding common shares of the General Partner, the Operating Trust Notes and the Operating Trust Units;

(e) the Operating Trust will own all of the issued and outstanding LP Class A Units, representing an approximately 92% interest in the Partnership (after the preferred distribution and other entitlements of the LP Class C Units);

(f) the Corporation will remain liable for the Retained Debt and will directly and indirectly, through BEI Subco, own all of the LP Class B Units (and the associated Special Voting Units), representing an approximately 8% equity interest in the Partnership (after the preferred distribution and other entitlements of the LP Class C Units, which it also will indirectly hold); and

(g) the Partnership will directly and indirectly hold the Contributed Assets.

      The following diagram sets out the simplified organizational structure of the Corporation, Boardwalk REIT and the entities participating in the Arrangement following the Effective Time of the Arrangement:

Notes:

(1)	BPCL intends to sell approximately two-thirds of the Common Shares it owns (representing approximately 20% of the outstanding Common Shares) prior to the Effective Time for cash pursuant to the Secondary Offering, but may exchange such Common Shares for REIT Units under the Plan of Arrangement on the same basis as the Public Shareholders. The remaining Common Shares held by BPCL will be sold to Newco in exchange for Newco common shares. See “Description of the Acquisition and the Arrangement — Pre-Arrangement Reorganization and Secondary Offering”.

(2)	Following the Effective Time, Newco and the Corporation will be amalgamated and continue under the name “Boardwalk Equities Inc.”

      See “Information Concerning Boardwalk REIT”, “Information Concerning Operating Trust” and “Information Concerning the Partnership”.

Ancillary Agreements in Connection with the Acquisition and the Arrangement

Exchange and Support Agreement

      On the Effective Date, Boardwalk REIT, the Operating Trust, the Partnership, the Corporation and BEI Subco will enter into the Exchange and Support Agreement to create certain support obligations with respect to the LP Class B Units. Under the Exchange and Support Agreement, Boardwalk REIT and/or the General Partner, as applicable, will agree to take such actions as are reasonably necessary to ensure that the distributions on the LP Class B Units will be of the same nature and amount, on a per unit basis, as the corresponding distribution on the REIT Units (except to the extent that the holder of the LP Class B Units has elected to receive distributions in the form of LP Class B Units and/or REIT Units pursuant to the Limited Partnership Agreement).

      The Exchange and Support Agreement will also provide that Boardwalk REIT will not, subject to certain exceptions, issue or distribute REIT Units (or securities exchangeable for or convertible into or carrying rights to acquire REIT Units) to the holders of all or substantially all of the then outstanding REIT Units; issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding REIT Units entitling them to subscribe for or to purchase REIT Units (or securities exchangeable for or convertible into or carrying rights to acquire REIT Units); or issue or distribute to the holders of all or substantially all of the then outstanding REIT Units evidences of indebtedness of Boardwalk REIT or assets of Boardwalk REIT except in accordance with the provisions of the REIT Units; unless the economic equivalent on a per unit basis of such rights, options, securities, units, evidences of indebtedness or other assets is issued or distributed simultaneously to the holder of LP Class B Units. In addition, Boardwalk REIT will not, subject to certain exceptions, subdivide, redivide or change the then outstanding REIT Units into a greater number of REIT Units; reduce, combine, consolidate or change the then outstanding REIT Units into a lesser number of REIT Units; or reclassify, amend the terms of, or otherwise change the REIT Units or effect an amalgamation, merger, reorganization or other transaction affecting the REIT Units; unless the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of LP Class B Units.

      Pursuant to the Exchange and Support Agreement, upon notice from the Partnership that a holder of LP Class B Units has (i) surrendered LP Class B Units for withdrawal in accordance with the terms of the LP Class B Units, or (ii) elected pursuant to the Limited Partnership Agreement to receive REIT Units from the Partnership in lieu of cash distributions from the Partnership to which such holder is entitled, Boardwalk REIT will issue and deliver or cause to be issued and delivered to the Partnership the requisite number of REIT Units to be received by, and issued to or to the order of, the holder of LP Class B Units.

Master Asset Contribution Agreement

      On the Effective Date, the Corporation and the Partnership will enter into the Master Asset Contribution Agreement pursuant to which the Corporation will transfer, or cause to be transferred to the Partnership, the Contributed Assets. The Contributed Assets include the revenue producing properties of the Corporation, some of which are pledged to lenders in connection with the Retained Debt. In the case of properties which secure the Retained Debt, the entire beneficial interest will be sold to the Partnership but legal title will remain with the Corporation. Following the Effective Date, the Partnership intends to register a caveat against each of such properties disclosing its beneficial interest. In the case of other revenue producing properties, legal title to such properties will be transferred into the name of a nominee holding company.

      Various other Contributed Assets include the Corporation’s interest in various trusts which hold revenue producing properties, intellectual property including certain software developed by the Corporation for the management of its business and trademarks and logos used by the Corporation. All employment contracts will also be assigned to the General Partner.

      Due to the nature of the Transaction, no closing adjustments are contemplated. Money received by the Corporation from the historic operation of its business will be delivered to the Partnership in accordance with the Master Asset Contribution Agreement. Similarly, the Partnership will, as part of the Master Asset Contribution Agreement, indemnify the Corporation for any losses, claims or demands associated with the Corporation’s operation and transfer of the Contributed Assets. As of the date of this Circular, management of the Corporation is not aware of any material claims related to the Contributed Assets. See “Description of the Acquisition and the Arrangement — Arrangements with BPCL”.

      In order to effect the Acquisition and the Arrangement for the benefit of all Shareholders, the Corporation will remain liable, as principal obligor, for the Retained Debt. The Partnership will however be the beneficial owner of the Contributed Assets associated with the Retained Debt and accordingly could suffer impairment of these assets if the Corporation fails to discharge its obligations pursuant to the Retained Debt. Accordingly, the Corporation will indemnify the Partnership for losses caused by the Corporation’s failure to discharge obligations pursuant to the Retained Debt. Certain obligations under the Retained Debt such as adequate insurance and repairs and maintenance will be the responsibility of the Partnership and as a result, such indemnification will not extend to defaults outside the scope of responsibility of the Corporation.

Guarantee

      Currently, lenders to the Corporation generally have a mortgage charge over a specific building in respect of a specific debt. The mortgage provides the lender with various specific remedies against the mortgaged property, but lenders also have recourse to the other assets of the Corporation in the event of a mortgage default. The Corporation, as part of the Acquisition and the Arrangement, will transfer all of its assets to the Partnership. As a result, the right of lenders to claim against the Contributed Assets other than the specifically mortgaged property is compromised. Accordingly, as a condition to obtaining the lender acknowledgements and consents for the transfer of the Contributed Assets and the continuation of the CMHC insurance on such mortgages, the Partnership will provide a guarantee of the Corporation’s obligations under the Retained Debt in favour of the lender of such indebtedness and Boardwalk REIT will provide a guarantee of the Partnership’s obligations.

Lender Acknowledgement and Consent

      It is a condition to the Acquisition and the Arrangement that lenders of indebtedness of the Corporation acknowledge and consent to the transfer of the beneficial interest in the Contributed Assets and the change of control of the Corporation. Such lenders and the Corporation will acknowledge that the Corporation will remain the principal obligor of the Retained Debt and that such indebtedness will not be assumed by the Partnership and the Corporation will covenant in favour of the lenders that it will not incur any new debt.

Call Feature

      The LP Class B Units contain a call feature which provides that in the event a third party offeror acquires at least 90% of the REIT Units (on a fully diluted basis), such offeror will be entitled to acquire and the holders of LP Class B Units will be obligated to sell to the offeror any outstanding LP Class B Units for a per unit consideration equal to that paid by the offeror for each REIT Unit, provided that the offer is also made for LP Class B Units on the same terms and contemporaneously with the offer for REIT Units. A holder of LP Class B Units may satisfy this call obligation by delivering the outstanding shares of a single purpose holding company, holding only LP Units and that has no other assets or liabilities other than those associated with the Retained Debt.

The Acquisition and Arrangement Agreement

      The following is a summary only of the Acquisition and Arrangement Agreement and is qualified in its entirety by the full text of the Acquisition and Arrangement Agreement set forth in Appendix B of this Circular.

Certain Covenants

      Pursuant to the Acquisition and Arrangement Agreement, the Corporation has agreed that it will, among other things:

(a) take all actions necessary to give effect to the transactions contemplated by the Acquisition and Arrangement Agreement and the Plan of Arrangement;

(b) apply for the Interim Order and, after making such application, proceed with and diligently seek the Interim Order;

(c) solicit proxies to be voted at the Meeting in favour of the Acquisition and Arrangement Resolution;

(d) convene and hold the Meeting for the purpose of considering the Acquisition and Arrangement Resolution (and for any other purpose as may be set out in the notice for such meeting) in accordance with the Interim Order and as otherwise required by applicable law;

(e) subject to obtaining the approvals required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order;

(f) incorporate BEI Subco under the laws of Alberta as a wholly-owned subsidiary;

(g) subject to obtaining the Final Order and the satisfaction or waiver of each of the other conditions in the Acquisition and Arrangement Agreement in favour of any party, other than certain conditions set out therein and prior to completion of the transactions set forth in subsections (h) and (i) below:

(i) file with the Registrar the Articles of Amalgamation and such other documents as may be required under the ABCA to give effect to the Amalgamation; and

(ii) following the Amalgamation complete the subscription by the Corporation for LP Class B Units and LP Class C Units contemplated by such agreement;

(h) subject to obtaining the Final Order and the satisfaction or waiver of each of the other conditions in the Acquisition and Arrangement Agreement in favour of any party to such agreement, other than certain conditions set out therein, and prior to the completion of the transactions set out in subsection (i) below, execute and deliver the Master Asset Contribution Agreement and complete the transactions contemplated by such agreement; and

(i) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions in the Acquisition and Arrangement Agreement in favour of any party to such agreement:

(i) file with the Registrar the Articles of Arrangement and such other documents as may be required under the ABCA to give effect to the Plan of Arrangement; and

(ii) execute and deliver the Exchange and Support Agreement.

Conditions to the Arrangement

Mutual Conditions

      The obligations of each of the parties to the Acquisition and Arrangement Agreement to complete the Acquisition and the Arrangement are subject to the fulfilment or mutual waiver by each such party on or before the Effective Time of a number of conditions, including the following:

(a) the Interim Order shall have been obtained in form and on terms satisfactory to each of the Corporation and BPCL, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise;

(b) the Acquisition and Arrangement Resolution shall have been approved at the Meeting in accordance with the Interim Order;

(c) the Final Order shall have been obtained in form and on terms satisfactory to each of the Corporation and BPCL, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise;

(d) the Amalgamation shall have become effective;

(e) the transfer of Contributed Assets by the Corporation to the Partnership shall have been completed in accordance with the Master Asset Contribution Agreement, in form and substance satisfactory to the Corporation and BPCL, acting reasonably;

(f) the form of guarantee and indemnity described in “Description of the Acquisition and the Arrangement — Arrangements with BPCL”, in form and substance satisfactory to the Corporation and BPCL acting reasonably, shall have been entered into;

(g) there shall not have occurred any actual or threatened (including any proposal by the Minister of Finance (Canada)) change or amendment to the Tax Act or to any applicable provincial tax legislation or to the regulations thereunder or any publicly stated administrative position or practice in relation thereto which, directly or indirectly, has or may have any material adverse significance with respect to the Arrangement including, without limitation, the consideration payable to the Shareholders under the Plan of Arrangement and the tax treatment of Unitholders;

(h) all regulatory approvals shall have been obtained on terms and conditions satisfactory to the Corporation and BPCL, acting reasonably;

(i) all requisite consents to the completion of the transactions contemplated by the Acquisition and Arrangement Agreement by lenders to or co-owners with the Corporation or its subsidiaries shall have been obtained on terms and conditions satisfactory to the Corporation and BPCL, acting reasonably;

(j) the TSX shall have granted conditional listing approval to the listing of the REIT Units;

(k) no order or decree of any court, tribunal, governmental agency or other regulatory authority or administrative agency, board or commission, and no law, regulation, policy, directive or order shall have been enacted, promulgated, made, issued or applied to cease trade, enjoin, prohibit or impose material limitations on, the Acquisition, the Arrangement or the transactions contemplated thereby;

(l) the Corporation and BPCL shall each be satisfied that neither the Corporation nor Newco will be liable to pay tax under the Tax Act or any provincial income tax legislation in respect of the distribution or transfer of REIT Units on the Plan of Arrangement;

(m) all documentation relating to the completion of the Acquisition and the Arrangement in accordance with the terms of the Acquisition and Arrangement Agreement, including the final form of the Master Asset Contribution Agreement, Boardwalk REIT Administrative Services Agreement, Exchange and Support Agreement, subscription agreement for LP Class B Units and LP Class C Units and any amendments to the constating documents of Boardwalk REIT, the Partnership and the Operating Trust requested by a party shall be satisfactory to the parties thereto, acting reasonably;

(n) Securityholders holding no more than 1% of the Common Shares (on a fully diluted basis) shall have exercised their Dissent Rights;

(o) there shall not exist any prohibition at law against the completion of the Acquisition and the Arrangement; and

(p) the Acquisition and Arrangement Agreement shall not have been terminated in accordance with the terms thereof.

Conditions in Favour of BPCL

      In addition to the mutual conditions described above, the obligation of BPCL to complete the Acquisition and the Arrangement is also subject to certain other conditions, each of which is for BPCL’s exclusive benefit and may be asserted or waived by it in its sole discretion at any time on or before the Effective Time, in whole or in part. These include the following:

(a) the Corporation shall have performed each covenant or obligation to be performed by it under the Acquisition and Arrangement Agreement in favour of BPCL at or prior to the Effective Time; and

(b) the representations and warranties of the Corporation set out in the Acquisition and Arrangement Agreement shall be true and correct on and as of the Effective Date as if made on and as of such date, except as affected by transactions contemplated or permitted by the Acquisition and Arrangement Agreement and BPCL shall have received a certificate from the Corporation addressed to BPCL and dated the Effective Date, signed on behalf of the Corporation by two senior executive officers of the Corporation (on the Corporation’s behalf without personal liability), confirming the same as at the Effective Date.

Conditions in Favour of the Corporation

      In addition to the mutual conditions described above, the obligation of the Corporation to complete the Arrangement is also subject to certain other conditions, each of which is for the exclusive benefit of the Corporation and may be asserted or waived by it in its sole discretion at any time on or before the Effective Time, in whole or in part. These include the following:

(a) BPCL shall have performed each covenant or obligation to be performed by it under the Acquisition and Arrangement Agreement in favour of the Corporation on or prior to the Effective Date; and

(b) the representations and warranties of BPCL set out in the Acquisition and Arrangement Agreement shall be true and correct on and as of the Effective Date as if made on and as of such date, except as affected by transactions contemplated or permitted by the Acquisition and Arrangement Agreement and the Corporation shall have received a certificate from BPCL addressed to the Corporation dated the Effective Date, signed on behalf of BPCL by one senior executive officer of BPCL (on BPCL’s behalf without personal liability), confirming the same as at the Effective Date.

      There can be no assurance that the foregoing conditions will be satisfied or waived on a timely basis.

Termination and Amendment

      The Acquisition and Arrangement Agreement shall be terminated in each of the following circumstances:

(a) by agreement in writing executed by each of the parties thereto; and

(b) on June 30, 2004 if, by that date, the Certificate of Arrangement has not been issued, unless such date is otherwise extended by agreements among all of the parties thereto.

      Subject as provided below, the Acquisition and Arrangement Agreement may, at any time and from time to time before and after the Meeting but not later than the Effective Date, be amended by written agreement of the parties thereto (or, in the case of a waiver, by written instrument of the party giving the waiver) without, subject to applicable law, further notice to or authorization on the part of the Securityholders or Court approval. Without limiting the generality of the foregoing, any such amendment may:

(a) change the time for performance of any of the obligations or acts of the parties thereto;

(b) waive any inaccuracies or modify any representation or warranty contained in the Acquisition and Arrangement Agreement or in any document to be delivered pursuant to the Acquisition and Arrangement Agreement; or

(c) waive compliance with or modify any of the covenants in the Acquisition and Arrangement Agreement or waive or modify performance of any of the obligations of the parties to the Acquisition and Arrangement Agreement.

      Notwithstanding the foregoing, the terms of the Plan of Arrangement and the Acquisition and Arrangement Agreement may not be amended in a manner prejudicial to the Securityholders without the approval of the

Securityholders given in the same manner as required by law for the approval of the Arrangement or as may be ordered by the Court.

      The Acquisition and Arrangement Agreement may be amended in accordance with the Final Order by written agreement of the parties thereto.

Other Terms of the Acquisition and Arrangement Agreement

      The Acquisition and Arrangement Agreement sets out the terms and conditions on which the Acquisition and the Arrangement will be carried out, the text of the Plan of Arrangement and the conditions precedent to the completion of the Acquisition and the Arrangement. The Acquisition and Arrangement Agreement also contains customary representations and warranties by each of the parties concerning corporate, legal and other matters relating to their respective affairs. The Acquisition and Arrangement Agreement also includes covenants by each of the parties to take certain actions in furtherance of the Acquisition and the Arrangement, use its reasonable best efforts to satisfy the conditions to the Acquisition and the Arrangement and to take, or cause to be taken, all other action and to do, or to cause to be done, all other things necessary, proper or advisable under applicable laws to complete the Acquisition and the Arrangement.

Arrangements with BPCL

      As part of the Acquisition and the Arrangement, BPCL has agreed to take certain steps in order to effect the proposed transactions. Specifically, BPCL will (i) acquire control of the Corporation; (ii) indirectly hold unlisted LP Class B Units and LP Class C Units, (iii) indirectly retain the Retained Debt as its indebtedness, (iv) potentially divest a significant portion of its Common Share holdings pursuant to the Secondary Offering, and (v) enter into certain agreements providing for ongoing arrangements with Boardwalk REIT and the Partnership in order to facilitate the foregoing.

      These steps are, in part, intended to ensure that Boardwalk REIT is in an advantageous position with respect to its peer group following completion of the Acquisition and the Arrangement. As a consequence of these steps however, various commercial arrangements between the Partnership, the Corporation and BPCL are necessary. Among these arrangements are the following:

(a) pursuant to the Master Asset Contribution Agreement, although the Partnership will acquire the beneficial interest in the Contributed Assets associated with the Retained Debt, the Retained Debt will not be assumed by the Partnership and will remain indebtedness of the Corporation. As such, the Corporation will continue to be liable as principal obligor to pay all principal, interest and other amounts under the Retained Debt as such amounts become due and payable and the Corporation will indemnify the Partnership for any losses as a result of the Corporation’s failure to meet its obligations, provided such losses are not attributable to any action or failure to act on the part of the Partnership;

(b) since the Master Asset Contribution Agreement represents a transfer of the existing business of the Corporation, the Partnership will indemnify the Corporation for all claims and losses relating to the Contributed Assets except if the claim or loss is a result of gross negligence or wilful misconduct of the Corporation after the Effective Date;

(c) as the beneficial owner of the Contributed Assets associated with the Retained Debt, the Partnership will indemnify the Corporation for losses resulting from the Partnership’s failure to manage such Contributed Assets in a safe and prudent manner where such failure results in a claim against the Corporation;

(d) since the legal title to the Contributed Assets associated with the Retained Debt will remain with the Corporation but all beneficial interest in such Contributed Assets as well as all other Contributed Assets will be transferred to the Partnership, the Partnership will provide a guarantee of the Corporation’s obligations under the Retained Debt in favour of the lenders of such indebtedness and Boardwalk REIT will provide a guarantee of the Partnership’s obligations.

      These arrangements are designed to protect the respective interests of the Partnership, Boardwalk REIT, BPCL and the Corporation. These arrangements are, in the opinion of management of the Corporation, appropriate in light of the significant benefits realized by the Public Shareholders as a result of the Transaction.

      See “Description of the Acquisition and the Arrangement — Overview of the Acquisition and the Arrangement” and “— Ancillary Agreements in Connection with the Acquisition and the Arrangement” and “Information Concerning the Corporation — Business of the Corporation Following the Acquisition and the Arrangement” and “Other Meeting Business — Rights Plan”.

Accounting Treatment of the Transaction

      In the Transaction, the anticipated sale of Common Shares by BPCL pursuant to the Secondary Offering along with the Acquisition and the Arrangement will result in the creation of a new entity, Boardwalk REIT, and a substantive change in the ownership interest (defined under GAAP as being greater than 20%) of the Corporation through the transfer of the ownership of 92% of the interest in the business to Boardwalk REIT. The Secondary Offering is expected to include the sale of not less than a 20% interest in the Common Shares and, ultimately, a 21.8% equity interest in Boardwalk REIT. Under GAAP, if a related party transaction not in the normal course of business results in a substantive change in ownership and there is independent evidence of value, the assets and liabilities acquired and assumed pursuant to the transaction, under specific conditions, should be recorded for accounting purposes at their exchange amounts (approximating fair market values for the purposes of the Transaction). The favourable accounting treatment of the Transaction if the Secondary Offering is completed was not one of the factors considered by the Special Committee or the Board of Directors in assessing the fairness of the Acquisition and the Arrangement.

      The Transaction is expected to satisfy the conditions necessary for exchange value accounting treatment to be applied and Boardwalk REIT would record the Contributed Assets at their exchange values on the Effective Date. It should be noted, however, that if the Secondary Offering is not completed as contemplated in the Transaction, or does not result in a substantive change in ownership interest to meet the 20% requirement for use of exchange amounts, neither the Contributed Assets nor liabilities assumed will be recorded at their exchange values on the Effective Date, but rather will be recorded at the Corporation’s carrying values for such assets and liabilities when recorded by Boardwalk REIT.

      The pro forma financial statements of Boardwalk REIT set forth in Appendix D present the financial results under exchange value assumptions as described above. If the Secondary Offering is not completed or it is determined that insufficient Common Shares have been sold to evidence a substantive change in equity ownership interest, then the exchange value adjustments noted in the pro forma financial statements will not apply and only those adjustments made prior to the exchange value adjustments will be applicable.

Comparison of Current Rights of Shareholders and Proposed Rights of Unitholders

      The following section describes the differences between the current rights of holders of Common Shares and the proposed rights of holders of REIT Units after the completion of the Transaction that are material to a Securityholder in deciding whether to vote in favour of the Acquisition and the Arrangement. The following section also summarizes certain provisions of the ABCA and common law (“Alberta law”), the articles of incorporation, as amended, of the Corporation (the “Boardwalk Articles”), the amended and restated bylaws of the Corporation (the “Boardwalk Bylaws”), and the Declaration of Trust. This summary may not contain all the information that is important to you. We encourage you to obtain and read carefully the Boardwalk Articles and the Declaration of Trust. Copies of the Boardwalk Articles, the Boardwalk Bylaws and Declaration of Trust may be obtained by contacting Paul Moon, Director of Corporate Communications of the Corporation, at (403) 206-6808.

General

      If the Transaction, including the Secondary Offering, is completed, all Shareholders other than BPCL will receive one REIT Unit in exchange for each Common Share currently held. In the event the Secondary Offering is not completed, BPCL will indirectly receive REIT Units and will indirectly hold LP Class B Units and LP Class C Units. Shareholder’s rights are currently governed by Alberta law, the Boardwalk Articles and the

Boardwalk Bylaws. If the Transaction is completed, a Unitholder’s rights will be governed by Alberta law (other than the ABCA) and the Declaration of Trust. Generally, the Declaration of Trust is designed to provide Unitholders with the same rights and entitlements as they previously enjoyed as Shareholders. However the rights and obligations of Unitholders differ in some significant ways from the rights and obligations of Shareholders.

      In general, shareholders of a corporation enjoy “limited liability”; this means that shareholders cannot be sued for obligations or liabilities of the corporation. Unitholders in a trust, by contrast, may face unlimited liability for obligations of the trust. Most trusts deal with this issue in several ways, first, through adequate insurance to ensure that any potential losses are adequately covered and second by obtaining contractual agreements with creditors and counterparties to ensure that such persons will not sue unitholders even when they have a claim against the trust. Although some jurisdictions in Canada have considered legislation to create limited liability for unitholders of a trust, such legislation is not currently in force in any Canadian jurisdiction. Boardwalk REIT intends to obtain prudent levels of insurance and will seek to limit recourse under all of its material contracts to the assets of Boardwalk REIT. See “Risk Factors — Unitholder Limited Liability”.

Right to Dividends

      Holders of Common Shares are entitled to dividends, if, as and when declared by the Board of Directors. Although the Corporation currently pays a dividend quarterly, this is entirely within the discretion of the Board of Directors. Provisions of Alberta law prohibit the payment of dividends in certain circumstances, including if the Corporation is insolvent. The Declaration of Trust provides that distributions may be paid at the discretion of the Trustees. The ability of the trust to pay distributions however is subject to the trust first paying any obligations having priority to Unitholder distributions, for example interest payments on debts of Boardwalk REIT.

Right to Vote

      Shareholders have the right to one vote for each Common Share held, which right may be exercised either in person or by proxy. Similarly the Declaration of Trust provides that Unitholders shall have one vote, exerciseable either in person or by proxy, in respect of each REIT Unit held.

      Corporate law also entitles Shareholders to requisition a shareholders’ meeting provided certain conditions are met. Similarly the Declaration of Trust entitles Unitholders to requisition a meeting, again provided certain conditions precedent are met.

Rights to Assets on Liquidation

      Shareholders are entitled to share pro-rata based on the number of Common Shares held, in any distribution of assets of the Corporation upon dissolution after all liabilities have been satisfied. Similarly, the Declaration of Trust entitles Unitholders to share pro-rata in assets of Boardwalk REIT, available for distribution upon termination of Boardwalk REIT.

Redemption Rights

      The Common Shares are not redeemable, whereas the REIT Units are redeemable at any time, at the option of the Unitholder, as described in “Declaration of Trust and Description of Trust Units — REIT Unit Redemption Rights”.

Limitation on Non-Resident Ownership

      There are no limitations on the ownership of Common Shares. The Declaration of Trust provides that no more than 49% of the REIT Units may be held by Non-Residents of Canada. See “Declaration of Trust and Description of Trust Units — Limitation on Non-Resident Ownership”.

Conversion Rights and Pre-emptive Rights

      Neither the Common Shares nor the REIT Units are convertible into another security or have pre-emptive rights to subscribe for another security.

Miscellaneous

      In other respects Unitholders will have similar rights as they did as Shareholders. They will be entitled to vote for the appointment of Trustees and the appointment of the auditors of Boardwalk REIT on an annual basis; and they will receive the same reporting information including financial statements, delivered in compliance with Canadian securities laws. In other respects the rights of Unitholders may be different from Shareholders. For example, considerable case law exists surrounding the rights of Shareholders and what corporate conduct may be considered oppressive. No such case law exists with respect to trusts and it is unclear that case law developed for corporations would be applicable.

      The Corporation does not have a classified Board of Directors and Boardwalk REIT will not elect its Trustees in classes. In addition, the Boardwalk Articles do not include, and the Declaration of Trust will not include, any provisions that would discriminate against a person who becomes a controlling Shareholder or Unitholder, respectively. Notwithstanding the foregoing, the Corporation currently has a shareholder rights plan in place and, subject to Shareholder approval at the Meeting, it is anticipated that Boardwalk REIT will implement a unitholder rights plan with substantially similar provisions as the shareholder rights plan following the Effective Time. See “Information Concerning the Corporation — Rights Plan” and “Other Meeting Business — Rights Plan”.

      The foregoing summary compares some of the rights of Shareholders with rights of Unitholders however it is not intended to be, nor should it be construed as, an exhaustive comparison. Shareholders who have questions in this regard are encouraged to consult their own professional advisors.

      See also “Risk Factors — Legal Rights Normally Associated with the Ownership of Shares of a Corporation; and — Unitholders Limited Liability”.

Securityholder Approvals

      The Interim Order provides that, for the Plan of Arrangement to be implemented, the Acquisition and Arrangement Resolution must be passed, with or without variation, by (i) a 66 2/3% majority of all of the votes cast by Shareholders and Optionholders voting together as a single class at the Meeting in person or by proxy; and (ii) a simple majority of the votes cast by Minority Shareholders voting at the Meeting in person or by proxy.

      BPCL has agreed with the Corporation in the Acquisition and Arrangement Agreement that it will vote, and will cause each of its affiliates which hold Common Shares to vote, the Common Shares beneficially owned by it or over which it exercises control or direction (15,150 Common Shares, representing, in aggregate, approximately 28% of the outstanding Common Shares on a fully diluted basis), in favour of the Acquisition and Arrangement Resolution. In addition, each of the directors and senior officers of the Corporation has indicated to the Corporation that he or she intends to vote all of the Common Shares and Common Shares issuable on exercise of Options beneficially owned by him or her or over which he or she exercises control or direction in favour of the Acquisition and Arrangement Resolution.

      Each Shareholder of record on        ●       , 2004 will be entitled to one vote for each Common Share held as of such date. Similarly, each Optionholder will be entitled to one vote for each Common Share into which the Options held by such holder is exercisable.

      Assuming all Securityholders eligible to vote at the Meeting cast votes in respect of all of the Common Shares and Options held either in person or by proxy and based on the number of Common Shares and Options currently outstanding, the 66 2/3% majority of Shareholders and Optionholders would require 35,513,074 votes in order to be obtained and the simple majority of Shareholders would require 25,484,928 votes to be obtained. Directors and officers of the Corporation and BPCL who in aggregate hold 17,518,496 Common Shares (on a fully diluted basis) as at the date hereof, have expressed an intention to vote such shares in favour of the resolution requiring 66 2/3% majority. BPCL is not entitled to vote on the resolution requiring a simple majority of Minority Shareholders. However, directors and officers of the Corporation, who hold 700,130 Common Shares as at December 31, 2003, have expressed an intention to vote such shares in favour of such resolution. Securityholders should be aware that, generally, not all Securityholders vote or submit a proxy providing voting instructions. Since the majorities necessary to pass the resolutions proposed for the meeting are determined based on Common Shares and Options actually represented at the Meeting in person or by proxy, the actual number of Common Shares and Options necessary to carry the proposed resolutions may be substantially lower than the numbers set out above.

Court Approval

Interim Order

      On        ●       , 2004, the Court granted the Interim Order providing for the calling and holding of the Meeting and certain other procedural matters. The Interim Order is attached as Appendix C to this Circular.

Final Order

      The ABCA provides that an arrangement requires Court approval. Subject to the terms of the Acquisition and Arrangement Agreement, and if the Acquisition and Arrangement Resolution is approved by Shareholders at the Meeting in the manner required by the Interim Order, the Corporation will make the application to the Court for the Final Order.

      The application for the Final Order approving the Arrangement is scheduled for        ●       , 2004 at        ●       .m. (Calgary time), or as soon thereafter as counsel may be heard, at The Court House, 611 — 4th Street S.W., Calgary, Alberta. At the hearing, any Securityholder and any other interested party who wishes to participate or to be represented or to present evidence or argument may do so, subject to filing with the Court and serving upon the Corporation a Notice of Intention to Appear together with any evidence or materials which such party intends to present to the Court on or before noon (Calgary time) on        ●       , 2004. Service of such notice shall be effected by service upon the solicitors for the Corporation: Stikeman Elliott LLP, 4300, 888 — 3rd Street S.W., Calgary, Alberta, T2P 5C5, Attention: Luigi A. Cusano. See “Notice of Petition”.

      The REIT Units to be issued pursuant to the Plan of Arrangement will not be registered under the 1933 Act, but will be issued in reliance upon the exemption from registration provided by section 3(a)(10) thereof. The Court will be advised prior to the hearing of the application for the Final Order that if the terms and conditions of the Plan of Arrangement are approved by the Court, the securities issued pursuant to the Arrangement will not require registration under the 1933 Act.

      The Corporation has been advised by its counsel, Stikeman Elliott LLP, that the Court has broad discretion under the ABCA when making orders with respect to the Plan of Arrangement and that the Court will consider, among other things, the fairness and reasonableness of the Plan of Arrangement, both from a substantive and a procedural point of view. The Court may approve the Plan of Arrangement either as proposed or as amended in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit. Depending upon the nature of any required amendments, the Corporation, Boardwalk REIT or BPCL may determine not to proceed with the Arrangement.

Regulatory Approvals

Securities Regulatory Approvals

      Discretionary exemptions must be obtained from certain Canadian securities regulatory authorities in respect of the issuance of certain securities contemplated by the Acquisition and the Arrangement. The Corporation will apply for exemptions from all such authorities. However, there can be no assurance that the necessary exemptions from such authorities will be obtained on a timely basis or on terms and conditions satisfactory to the Corporation and BPCL.

      Notice of the proposed Acquisition and Arrangement will be submitted on behalf of the Corporation and Boardwalk REIT to the Commission des valeurs mobilières du Québec. Completion of the Acquisition and the Arrangement is subject to the approval of, or the failure to raise any objection by, the Commission des valeurs mobilières du Québec.

Related Party and Going Private Transaction Requirements

      Collectively, the Acquisition and the Arrangement are both a “related party transaction” and a “going private transaction” within the meaning of the Policies. Pursuant to the Policies, a corporation proposing to carry out a related party transaction or a going private transaction is required to obtain a valuation from a qualified and independent valuator of the affected securities that are the subject of the transaction and any non-cash consideration being offered in or forming part of the transaction and provide to the holders of its securities a summary of the valuation, subject to certain exceptions. The Corporation has received a discretionary exemption from the Ontario Securities Commission and the Commission des valeurs mobilières du Québec from the requirement to obtain a valuation.

      To the knowledge of the Corporation, there are no “prior valuations” (as that term is used in the Policies) of the Corporation or any of its material assets or securities which were prepared by or for the Corporation within the 24 months preceding the date of this Circular. In addition, the Corporation did not receive any bona fide prior offer that relates to the subject matter of or is otherwise relevant to the Acquisition and the Arrangement within the 24 months preceding the date on which the proposal for the Arrangement was publicly announced.

      The Policies also provide that a going private transaction such as the Acquisition and the Arrangement must be approved by not less than a simple majority of the votes cast by the Minority Shareholders.

Competition Act (Canada) Approval

      The Competition Act (Canada) requires pre-merger notification to the Commissioner of Competition (the “Commissioner”) for transactions that exceed certain financial thresholds and, in the case of share acquisitions, that exceed an additional voting interest threshold. If a transaction is subject to pre-merger notification, a pre-merger filing must be submitted to the Commissioner and a waiting period of either 14 or 42 days must expire or be terminated or waived by the Commissioner before the proposed transaction may be completed. The Commissioner’s review of the transaction may extend beyond the statutory waiting period depending upon the complexity of the transaction.

      Upon request, the Commissioner may issue an advance ruling certificate (“ARC”) where he is satisfied that he would not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Competition Act (Canada). If the Commissioner issues an ARC in respect of a proposed transaction, that transaction is exempt from the pre-merger notification provisions. Alternatively, the Commissioner may issue a “no action” letter following a pre-merger notification or an application for an ARC, indicating that he is of the view that grounds do not then exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act (Canada) with respect to the proposed transaction, while preserving for a period of three years following completion of the proposed transaction his authority to initiate proceedings should circumstances change.

      The Acquisition and the Arrangement require pre-merger notification to the Commissioner and would be a “merger” for the purposes of the merger provisions of the Competition Act (Canada). The Corporation has received an ARC with respect to the Acquisition and the Arrangement.

Stock Exchange Listings

      The TSX has conditionally approved the listing of the REIT Units in substitution of the Common Shares, subject to the satisfaction of all of the requirements of the TSX. The REIT Units will not be listed on the NYSE or elsewhere in the United States and will not be registered under the 1934 Act.

      The Corporation has applied to delist the Common Shares from the TSX to be effective shortly after the Effective Date, subject to the completion of the Acquisition and the Arrangement. The Common Shares were delisted from the NYSE effective February 23, 2004 and the Corporation ceased to be registered under the 1934 Act and to file reports with the SEC.

Third Party Notices and Approvals

      Certain of the transactions contemplated by the Acquisition and the Arrangement require the consent of lenders, co-owners and other third parties, including CMHC. CMHC has indicated that it will consent to the transactions outlined herein provided Boardwalk REIT executes the Large Borrower Agreement. In other cases, only notice is required to be sent to third parties. Prior to the Effective Date, the Corporation will send notices to and request the consent of various third parties with respect to the Acquisition and the Arrangement. However, there can be no assurance that the necessary consents from these third parties will be obtained on a timely basis or on terms and conditions satisfactory to the Corporation and BPCL. Failure to obtain these consents will give BPCL or the Corporation the right not to complete the Acquisition and the Arrangement.

PROCEDURE FOR SURRENDER OF COMMON SHARES

      If your Common Shares are held through an intermediary such as an investment dealer, bank or trust company, you should follow the instructions of your intermediary regarding how to deliver those Common Shares.

      On the Effective Date, registered Public Shareholders (other than those who have properly exercised their right to dissent and who are ultimately entitled to be paid the fair value of their Common Shares) shall be deemed to be the holders of the REIT Units to which they are entitled pursuant to the Acquisition and the Arrangement and BPCL and certain of its affiliates shall become holders of the securities to which they are entitled pursuant to the Acquisition and the Arrangement. In each case, such Shareholders shall be deemed to be the holders of the relevant securities without regard to the date or dates on which certificates representing Common Shares are physically surrendered. See “Description of the Acquisition and the Arrangement — Plan of Arrangement”.

      Enclosed with this Information Circular is a Letter of Transmittal which is being delivered to registered Shareholders. The Letter of Transmittal, when properly completed and duly executed and returned together with a certificate or certificates for Common Shares and all other required documents, will enable each registered Shareholder to obtain the certificates for the REIT Units to which they are entitled. The Letter of Transmittal, certificates for Common Shares and all other required documents must be returned by registered Shareholders to the Depositary in accordance with the instructions set out in the Letter of Transmittal. However, no certificates for REIT Units will be delivered to, or for the account of, any Shareholder who is or appears to be, or who the Corporation or the Depositary have reason to believe is, a resident of the state of New York. See “Information for United States Shareholders — Notice to Residents of the State of New York”.

      Transmission by mail of a certificate for Common Shares and a related Letter of Transmittal is at the risk of the registered Shareholder. If these documents are mailed, it is recommended that registered mail, with return receipt requested, properly insured, be used.

      Certificates representing the appropriate number of REIT Units issuable to a former registered Shareholder who has complied with the procedures set out above and in the Letter of Transmittal will, as soon as practicable after the Effective Date:

(a) be forwarded to the former registered Shareholder at the address specified in the Letter of Transmittal by insured first class mail; or

(b) be made available for pick up by the former registered Shareholder as requested by the former registered Shareholder in the Letter of Transmittal at the offices of the Depositary at the address set out on the last page of the Letter of Transmittal.

      Additional copies of the Letter of Transmittal will be sent to any Shareholder (other than Shareholders who have properly exercised their right to dissent and who are ultimately entitled to be paid the fair value of their Common Shares) of record on the Effective Date who did not receive a Letter of Transmittal. In addition, further copies of the Letter of Transmittal will be available at the offices of the Depositary in Calgary and Toronto.

      If the share certificate representing Common Shares has been lost or destroyed, registered Shareholders should complete the Letter of Transmittal as fully as possible and forward it, together with a letter describing the loss, to Computershare Trust Company of Canada. Computershare Trust Company of Canada will respond with the replacement requirements, which must be properly completed and returned prior to effecting the exchange.

      If certificates formerly representing Common Shares have not been surrendered to the Depositary on or before the sixth anniversary of the Effective Date, those certificates shall cease to represent a right or claim of any kind or nature and the right of the Shareholder previously represented thereby to receive REIT Units shall be deemed to be surrendered to Newco together with all interest or distributions thereon held for such holder.

Treatment of Options in Connection with the Acquisition and the Arrangement

      Options to acquire 2,398,828 Common Shares are outstanding as of December 31, 2003 under the Corporation’s stock option plan. The stock option plan permits, upon a change of control, all persons holding Options who may do so under applicable law to exercise their Options on an accelerated vesting basis, within 90 days following notice by the Corporation of a change of control. In addition to the foregoing, the Board of Directors may resolve to permit holders of Options to, in lieu of exercising the Options, require the Corporation to pay to the holder, in respect of each Common Share under Option, the amount by which the weighted average trading price of the Common Shares for the 20 trading days ending on the last trading day prior to the date of the Meeting exceeds the exercise price per Common Share under such Option prior to the Effective Date.

      In accordance with the Acquisition and Arrangement Agreement, the Board of Directors has resolved to encourage all persons holding Options to exercise their Options prior to the Effective Time. The Corporation has agreed in the Acquisition and Arrangement Agreement, subject to the receipt of any necessary regulatory approvals, to arrange for all Common Shares that are fully paid upon the valid exercise of Options to be distributed to those persons entitled thereto so as to be able to be acquired by Newco pursuant to the Acquisition and the Arrangement.

      Any Options not exercised prior to the Effective Time will be terminated pursuant to the Plan of Arrangement. See “Description of the Acquisition and the Arrangement — The Plan of Arrangement”.

      All of the directors and senior officers of the Corporation have advised the Corporation that they intend to elect to exercise Options to acquire 1,668,366 Common Shares and vote such Common Shares in favour of the Acquisition and Arrangement Resolution.

Resale of REIT Units

     Canada

      The REIT Units that Shareholders will receive pursuant to the Acquisition and the Arrangement will be issued in reliance on exemptions from the prospectus and registration requirements of applicable Canadian securities legislation or on discretionary exemptions from such requirements to be obtained from applicable securities regulatory authorities in Canada. The REIT Units will be “freely tradable”, subject to any “control block” restrictions on dispositions and subject to customary qualifications imposed under applicable securities laws of the provinces of Canada relating to the resale of such securities.

     United States

      The REIT Units to be issued pursuant to the Acquisition and the Arrangement have not been registered under the 1933 Act but will be issued in reliance upon an exemption from the registration requirements of the 1933 Act. REIT Units issued to a person who was not an “affiliate” of the Corporation, Newco, Boardwalk REIT, BPCL, BEI Subco, the General Partner, the Partnership or the Operating Trust before the Acquisition and the Arrangement and is not an affiliate of Boardwalk REIT after the Acquisition and the Arrangement may be resold without restriction under the 1933 Act. REIT Units issued to any other person pursuant to the Acquisition and the Arrangement may not be resold in the United States in the absence of registration or an available exemption from the registration requirements of the 1933 Act and may be resold outside the United States only pursuant to such an exemption or pursuant to the provisions of Regulation S under the 1933 Act. For the purposes of the 1933 Act, an “affiliate” of a person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such other person.

     Other Jurisdictions

      Shareholders residing outside of Canada or the United States are urged to consult their legal advisors to determine the extent of all of the provisions and restrictions applicable to the resale of REIT Units in these jurisdictions.

Timing

      If the Meeting is held as scheduled and is not adjourned and the other necessary conditions of the Acquisition and the Arrangement are satisfied or waived, the Corporation will apply to the Court for the Final Order approving the Plan of Arrangement. If the Final Order is obtained on        ●       , 2004 in form and substance satisfactory to the Corporation and all other conditions specified are satisfied or waived, the Corporation expects the Effective Date to be on or about        ●       , 2004.

INFORMATION CONCERNING BOARDWALK REIT

Overview

      Boardwalk REIT is an unincorporated, open-ended real estate investment trust created by the Declaration of Trust and governed by the laws of Alberta. See “Declaration of Trust and Description of REIT Units”. The head office of Boardwalk REIT is located at Suite 200, 1501 — First Street S.W., Calgary, Alberta, T2R 0W1. Although Boardwalk REIT is expected to qualify on Closing as a “mutual fund trust” as defined in the Tax Act, Boardwalk REIT will not be a “mutual fund” as defined in applicable securities legislation. Boardwalk REIT will not be a trust company and will not be registered under applicable legislation governing trust companies as it will neither carry on nor intend to carry on the business of a trust company. The REIT Units will not be “deposits” within the meaning of the Canada Deposit Insurance Corporations Act (Canada) and will not be insured under the provisions of that Act or any other legislation.

      Following the Effective Time, Boardwalk REIT will only own the beneficial interest in, and notes of, the Operating Trust and the Operating Trust will only own LP Class A Units. As a result, the activities described below will be those of the Partnership and its subsidiaries.

Objectives of Boardwalk REIT

      The objectives of Boardwalk REIT are to: (i) provide Unitholders with stable and growing cash distributions, payable monthly and, to the extent reasonably possible, on a Canadian income tax-deferred basis, from investments in the Contributed Assets and any additional revenue producing multi-family residential properties or interests acquired by Boardwalk REIT; and (ii) increase REIT Unit value through the effective management of the Contributed Assets and the acquisition of additional residential revenue producing properties or interests therein.

Strategy of Boardwalk REIT

      The strategy of Boardwalk REIT is to provide Unitholders with a stable and growing return on their investment through participation in distributions of cash flow from a revenue producing real property portfolio that is diversified by geographic location. Boardwalk REIT can best achieve its goal by strategically:

(a) maximizing customer satisfaction by providing an above-average level of service and product;

(b) acquiring selected multi-family residential properties throughout Canada;

(c) selling properties classified as held for resale and reinvesting the sale proceeds back into new and existing properties;

(d) enhancing property values through pro-active management and capital improvements;

(e) managing capital prudently while maintaining a conservative financial structure; and

(f) pursuing opportunities to form selective partnerships or joint ventures.

     Maximizing Customer Satisfaction

      Boardwalk REIT will seek to increase long-term unitholder value by providing its customers with an above average level of service and a high quality product and, in return to receive a competitive market rent. Boardwalk REIT will offer its customers 24 hour on call maintenance service as well as on-site managers, in addition to a 24-hour, seven days a week toll-free call centre. The Contributed Assets are of high quality and, in most cases, recently renovated. Boardwalk REIT will continue to review its existing portfolio and, where appropriate, review and budget the required funds for selective value added upgrades.

     Acquiring Selected Multi-Family Residential Properties

      Boardwalk REIT will seek to expand its property portfolio by acquiring multi-family residential properties within Canada. Future real property acquisitions will be subject to specific investment guidelines and the operation of Boardwalk REIT and its subsidiaries will be subject to specific operating policies, as described elsewhere in this Circular. The Trustees will be responsible for the general control, direction and management of Boardwalk REIT.

      Boardwalk REIT will invest in properties which it believes provide the opportunity to apply its project management, operating, leasing and financing expertise to obtain superior returns on investment. In addition, Boardwalk REIT will seek to capitalize on economies of scale derived from its substantial presence in Western Canada, as well as a growing presence in Eastern Canada.

      Boardwalk REIT will target well located, multi-family properties offering accretive yields where, with the implementation of its operating, leasing and financing capabilities, will enhance the long-term value and cashflow of the selected property, resulting in an accretive acquisition under stabilization. Boardwalk REIT will also focus on quality acquisitions which are immediately accretive to the REIT’s distributable income.

     Selling of Properties

      An integral part of Boardwalk REIT’s operations will consist of the sale of selective properties. Boardwalk REIT will seek to dispose of properties identified as “mature” because it believes that these properties present limited opportunity for additional capital appreciation or income growth in comparison to other investment opportunities in properties which have higher vacancy rates or the opportunity to increase value through renovations. Once a property has reached the mature stage and is targeted for sale, it may be sold either on a condominium basis, where individual units are sold, or as a “bulk sale”, where an entire project is sold.

     Enhancing Property Values

      Boardwalk REIT will enhance the value of its properties through effective leasing and property management and by strictly controlling operating expenses and capital expenditures. Management expects this combination of factors to result in lower vacancy levels and the maximization of effective rental rates as expiring leases are renewed or new leases are signed. Boardwalk REIT’s strategic innovations will be designed to maximize cash flow and include portfolio-wide centralization of purchasing of materials and services to take advantage of economies of scale as well as a retail specialization leasing program.

      Boardwalk REIT will strive to acquire, develop or retain assets in those markets that demonstrate positive economic prospects. Boardwalk REIT will focus on markets that are typified by strong economic outlook and relatively low vacancy rates.

      With aggressive leasing efforts and a diversified portfolio, management believes that Boardwalk REIT is well positioned to continue to expand to other Canadian regions in the future. A significant portion of the Corporation’s rentable portfolio is located in the province of Alberta, with 55% of its total units. Alberta has led Canada’s economic and job growth over the past five years, and economists are projecting that Alberta will continue to show one of the highest GDP and population growth rates over the next several years. The Conference Board of Canada is projecting that Calgary and Edmonton, Boardwalk REIT’s two largest markets, will continue to rank among the top cities for economic growth in the country through to 2007. These positive developments bode well for the Alberta economy and, as a result, Boardwalk REIT views these and other markets as providing long-term strategic opportunities.

     Managing Capital

      Boardwalk REIT will finance its real properties and activities with a combination of long term fixed rate debt financing and drawings under lines of credit.

      Boardwalk REIT’s operating strategy must be complemented by a capital strategy designed to maximize return on shareholder’s equity. Boardwalk REIT’s objective will be to ensure in advance that there are ample capital resources to allow it to exploit opportunities quickly, rather than securing funding for each specific investment on a case-by-case basis. Boardwalk REIT believes that this approach will provide it a competitive advantage in negotiations for acquisitions and developments. Boardwalk REIT’s capital strategy will be to:

(a) establish a working capital and acquisition line of capital to ensure liquidity to fund growth;

(b) employ an appropriate degree of leverage during the broad based recovery in the real estate industry;

(c) actively manage its exposure to interest rate volatility through the use of fixed long-term rate debt; and

(d) to the extent that the Trustees determine to seek additional capital, raise such capital through public offerings of equity or debt.

Pro Forma Capitalization of Boardwalk REIT

      The following table sets forth the pro forma capitalization of Boardwalk REIT as at September 30, 2003 assuming (i) the completion of the Acquisition, the Arrangement and the Secondary Offering; and (ii) the completion of the Acquisition and the Arrangement without completion of the Secondary Offering, and should be read in conjunction with the unaudited pro forma condensed consolidated financial statements included in Appendix D to this Circular.

	As at	As at
	September 30, 2003	September 30, 2003
	with Secondary	without Secondary
	Offering	Offering
	(Pro Forma)	(Pro Forma)

	(In Thousands)	(In Thousands)
Indebtedness:
Mortgages and long-term debt	1,437,283	1,386,849
Unitholders’ Equity:	949,316	373,080

	2,386,599	1,759,929

      Boardwalk REIT anticipates that it will make arrangements with a Canadian financial institution following the completion of the Acquisition and the Arrangement to establish a credit facility to be used for general working capital purposes.

Selected Financial Information of the Corporation

      The following selected financial information should be read in conjunction with “Management’s Discussion and Analysis” and the audited consolidated financial statements of the Corporation and accompanying notes, included in Appendix D to this Circular.

      The statement of net income information and balance sheet information set forth in the following tables has been derived from the audited consolidated financial statements referred to above and the unaudited consolidated financial statements of the Corporation for various quarterly interim periods.

     Annual Comparative

	December 31,	December 31,	December 31,	May 31,	May 31,	May 31,
	2002	2001	2000	2000	1999	1998(3)
Period Ended	(12 Months)	(12 Months)	(7 Months)	(12 Months)	(12 Months)	(12 Months)

	CDN$ Thousands, except per share amount
Total revenue(1)	249,394	227,269	147,082	217,971	185,972	108,175
Net earnings (loss)	11,576	(12,802)	15,565	10,445	14,485	7,987
Funds from operations(2)	63,052	57,941	34,314	53,593	51,251	24,849
Net earnings (loss) per share
— Basic	0.23	(0.26)	0.32	0.21	0.31	0.20
— Diluted	0.23	(0.26)	0.31	0.21	0.31	0.20
Funds from operations per share
— Basic	1.27	1.16	0.70	1.09	1.08	0.63
— Diluted	1.26	1.15	0.69	1.09	1.07	0.63

Mortgage Payable	1,307,177	1,108,406	1,034,444	1,009,526	867,757	645,652
Total Contributed Assets	1,708,490	1,489,291	1,443,834	1,398,028	1,200,800	929,886

Number of apartment units	29,326	25,889	24,856	25,070	22,467	19,507
Rentable square feet (000)	24,970	21,590	20,721	20,762	18,810	16,500

     Quarterly Comparative

	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
Three Month Ended	2003	2003	2003	2002	2002	2002	2002	2001

	CDN$ Thousands, except per share amount
Total revenue(1)	68,717	66,675	65,707	63,927	63,641	67,064	54,762	57,221
Net earnings (loss)	5,145	2,555	1,518	2,213	3,443	3,986	1,934	(3,294)
Funds from operations(2)	19,732	17,082	14,412	13,472	17,313	18,006	14,261	12,012
Net earnings (loss) per share
— Basic	0.10	0.05	0.03	0.04	0.07	0.08	0.04	(0.08)
— Diluted	0.10	0.05	0.03	0.04	0.07	0.08	0.04	(0.08)
Funds from operations per share
— Basic	0.39	0.34	0.29	0.27	0.35	0.36	0.29	0.24
— Diluted	0.39	0.34	0.29	0.27	0.34	0.36	0.29	0.23

Notes:

(1)	For periods prior to January 1, 2003, total revenue have not been restated to reflect the adoption of the new CICA Handbook Section 3475, Disposal of Long-Lived Assets and Discontinued Operations, for disposals on or after January 1, 2003.

(2)	Prior to changes in non-cash working capital and properties held for resale. Funds from operations after December 31, 2002 reflect continuing operations only.

(3)	Amounts reported have not been adjusted to reflect the change in accounting for future income taxes, adoption of the “treasury method” for fully diluted share computation (previous method was ‘inputted earnings’) and adoption of funds from operations calculation.

The Residential Revenue Producing Contributed Assets

      Boardwalk REIT will indirectly own, through the Partnership, an interest in the Contributed Assets. As at September 30, 2003, the Contributed Assets consisted of direct and indirect interests in approximately 31,200 residential units in Alberta, Saskatchewan, Ontario and Quebec, representing approximately 26 million net rentable square feet of revenue producing multi-family residential apartment units. The Contributed Assets represent a well-balanced portfolio of residential real estate, both from the standpoint of geographic diversification and mix of asset type, which consists of mid-sized suburban and downtown apartment buildings and regional, mid-sized community and neighbourhood residential centres located in urban markets. The Contributed Assets represent a diversified portfolio of multi-family rental properties. As at September 30, 2003, the Contributed Assets had an average occupancy rate of approximately 96%.

      The Contributed Assets residential portfolio is comprised of over 31,200 multi-family residential units totalling approximately 26 million net rentable square feet, of which Boardwalk REIT will have a 100% undivided interest. All of the residential properties in the Contributed Assets portfolio are located in Canada. The residential properties in the Contributed Assets portfolio are currently located in Montreal and Quebec City, Quebec; London, Kitchener and Windsor, Ontario; Saskatoon and Regina, Saskatchewan; and Edmonton, Fort McMurray, Grand Prairie, Banff, Airdrie and Calgary, Alberta.

      The following tables detail the city and property summaries of Boardwalk REIT’s residential portfolio as at September 30, 2003. As stated above, attention should be drawn to the fact that Boardwalk REIT will have an undivided interest in all of the noted properties.

	By City

	Number of		Net Rentable	% of	Average
Core cities	Units	% of Units	Square Footage	Square Footage	Unit Size

Edmonton, AB	10,553	33.8%	9,140,423	34.7%	866
Calgary, AB	4,648	14.9%	3,774,685	14.3%	812
Regina, SK	2,672	8.6%	2,163,015	8.2%	810
Saskatoon, SK	1,988	6.3%	1,692,643	6.4%	851
London, ON	2,256	7.2%	1,867,146	7.1%	828
Windsor, ON	1,551	5.0%	1,170,129	4.4%	754
Montreal, QC	4,086	13.1%	3,789,644	14.4%	927
Quebec City, QC	992	3.2%	796,163	3.0%	803
Gatineau, QC	321	1.0%	204,055	0.8%	636
other-AB	1,843	5.9%	1,491,621	5.7%	809
other-ON	329	1.0%	263,020	1.0%	799

Total	31,239	100.0%	26,352,544	100.0%	844

The Corporation’s Portfolio

			Number of	Net Rentable	Average
City/Province	Property Name	Building Type(1)	Units	Square Footage	Unit Size

Edmonton, AB
	Alexander Plaza	Garden	252	203,740	808
	Aspen Court	Garden	80	68,680	859
	Boardwalk Arms A & B	Garden	78	64,340	825
	Boardwalk Centre	Highrise	597	471,871	790

			Number of	Net Rentable	Average
City/Province	Property Name	Building Type(1)	Units	Square Footage	Unit Size

	Boardwalk Village I, II & III	Townhouse	255	258,150	1,012
	Breton Manor	Garden	66	57,760	875
	Briarwynd Court	Townhouse	172	144,896	842
	Brookside Terrace	Garden	131	196,779	1,502
	Cambrian Place	Garden	105	105,008	1,000
	Camelot	Garden	64	54,625	854
	Capital View Towers	Highrise	115	71,281	620
	Carmen	Garden	64	54,625	854
	Castle Court	Garden	89	93,950	1,056
	Castleridge Estates	Townhouse	108	124,524	1,153
	Cedarville	Garden	144	122,120	848
	Christopher Arms	Garden	45	29,900	664
	Corian Apartments	Garden	153	167,400	1,094
	Deville Apartments	Highrise	66	47,700	723
	Ermineskin Place	Highrise	226	181,788	804
	Fairmont Village	Garden	424	362,184	854
	Fontana	Highrise	62	40,820	658
	Fort Garry House	Highrise	93	70,950	763
	Galbraith House	Highrise	163	110,400	677
	Garden Oaks	Garden	56	47,250	844
	Granville	Townhouse	48	53,376	1,112
	Greentree Village	Garden	192	156,000	813
	Habitat Village	Townhouse	151	129,256	856
	Imperial Tower	Highrise	138	112,050	812
	Kew Place	Townhouse	108	105,776	979
	Lansdowne Park	Highrise	62	48,473	782
	Leawood	Garden	142	129,375	911
	Lord Byron I, II & III	Highrise	158	133,994	848
	Lord Byron Townhomes	Townhouse	144	170,969	1,187
	Lorelei House	Garden	78	65,870	844
	Maple Gardens	Garden	181	163,840	905
	Marlborough Manor	Garden	56	49,582	885
	Maureen Manor	Highrise	91	64,918	713
	Meadowside Estates	Garden	148	104,036	703
	Meadowview Manor	Garden	348	284,490	818
	Monterey Pointe	Garden	104	83,548	803
	Morningside	Garden	220	165,562	753
	Northridge Estates	Garden	180	103,270	574
	Oak Tower	Highrise	70	51,852	741
	Parkside Towers	Highrise	179	162,049	905
	Parkview Estates	Townhouse	104	88,432	850
	Pembroke Estates	Garden	198	198,360	1,002
	Pinetree Village	Garden	142	106,740	752

			Number of	Net Rentable	Average
City/Province	Property Name	Building Type(1)	Units	Square Footage	Unit Size

	Pointe West Townhouses	Townhouse	69	72,810	1,055
	Primrose Lane Apartment	Garden	153	151,310	989
	Prominence Place	Highrise	91	73,310	806
	Redwood Court	Garden	116	107,680	928
	Riverview Manor	Garden	81	62,092	767
	Royal Heights	Highrise	74	41,550	561
	Sandstone Pointe	Garden	81	83,800	1,035
	Sir William Place	Garden	220	126,940	577
	Solano House	Highrise	91	79,325	872
	Southgate Tower	Highrise	170	153,385	902
	Summerlea Place	Garden	39	43,297	1,110
	Suncourt Place	Garden	62	55,144	889
	Tamarack East and West	Townhouse	132	212,486	1,610
	Terrace Gardens	Garden	114	101,980	895
	Terrace Towers	Highrise	84	66,000	786
	The Palisades	Highrise	94	77,200	821
	The Westmount	Highrise	133	124,825	939
	Tower Hill Apartments	Highrise	82	46,360	565
	Tower on the Hill	Highrise	100	85,008	850
	Valley Ridge Tower	Highrise	49	30,546	623
	Victorian Arms	Garden	96	91,524	953
	Viking Arms	Highrise	240	257,410	1,073
	Village Acres	Garden	186	156,464	841
	Village Plaza	Townhouse	68	65,280	960
	Warwick Apartments	Garden	60	49,092	818
	West Edmonton Court	Garden	82	73,209	893
	Westborough Court	Garden	60	50,250	838
	Westbrook Estates	Garden	172	148,616	864
	Westmoreland Apartments	Garden	56	45,865	819
	Westpark Ridge	Garden	102	99,280	973
	Westridge Estates B	Garden	91	56,950	626
	Westridge Estates C	Garden	90	56,950	633
	Westridge Manor	Townhouse	64	69,038	1,079
	Westwinds of Summerlea	Garden	48	53,872	1,122
	Willow Glen Apartments	Garden	88	71,800	816
	Wimbledon	Highrise	165	117,216	710

			10,553	9,140,423	866
Calgary, AB
	Boardwalk Heights	Highrise	202	160,894	797
	Boardwalk Plaza	Highrise	115	80,424	699
	Brentview Towers	Highrise	239	151,440	634
	Cedar Court Gardens	Townhouse	65	58,560	901
	Centre Point West	Highrise	123	110,611	899

			Number of	Net Rentable	Average
City/Province	Property Name	Building Type(1)	Units	Square Footage	Unit Size

	Century Towers	Highrise	90	73,411	816
	Chateau Apartments	Highrise	145	110,545	762
	Elbow Towers	Highrise	158	108,280	685
	Flintridge Place	Highrise	68	55,023	809
	Glamis Green	Townhouse	156	173,881	1,115
	Glamorgan Manor	Garden	86	63,510	738
	Heritage Gardens	Highrise	91	64,250	706
	Hillside Estates	Garden	76	58,900	775
	Lakeside Estates	Garden	89	77,732	873
	Leighton House	Highrise	38	27,352	720
	Lynnridge Village	Townhouse	160	151,080	944
	McKinnon Court	Garden	48	36,540	761
	McKinnon Manor	Garden	60	43,740	729
	Northwest Pointe	Garden	150	102,750	685
	Oakhill	Townhouse	240	236,040	984
	O’Neil Towers	Highrise	187	131,281	702
	Patrician Village	Garden	392	295,600	754
	Pineridge Apartments	Garden	76	52,275	688
	Prominence Place	Garden	75	55,920	746
	Radisson I	Townhouse	124	108,269	873
	Radisson II	Townhouse	124	108,015	871
	Radisson III	Townhouse	118	124,379	1,054
	Royal Park Plaza	Highrise	86	66,137	769
	Russet Court	Townhouse	206	213,264	1,035
	Skygate Tower	Highrise	142	113,350	798
	Spruce Ridge Estates	Garden	284	196,464	692
	Travois Apartments	Garden	89	61,350	689
	Vista Gardens	Garden	100	121,040	1,210
	Westwinds Village	Garden	180	137,815	766
	Willow Park Gardens	Garden	66	44,563	675

			4,648	3,774,685	812
Regina, SK
	Ashok Portfolio	Garden	164	95,000	579
	Boardwalk Estates	Garden	687	467,696	681
	Boardwalk Manor	Garden	72	60,360	838
	Centennial South	Townhouse	170	129,080	759
	Centennial West	Garden	60	46,032	767
	Eastside Estates	Townhouse	150	167,550	1,117
	Evergreen Estates	Garden	150	125,660	838
	Grace Manor	Townhouse	72	69,120	960
	Greenbriar Apts	Garden	72	57,600	800
	Lockwood Arms	Garden	96	69,000	719
	Meadows, The	Townhouse	52	57,824	1,112

			Number of	Net Rentable	Average
City/Province	Property Name	Building Type(1)	Units	Square Footage	Unit Size

	Pines of Normanview	Townhouse	133	115,973	872
	Qu’appelle Village I & II	Garden	154	133,200	865
	Qu’appelle Village III	Garden	180	144,160	801
	Southpointe Plaza	Highrise	140	117,560	840
	Wascana Park Estates	Townhouse	320	307,200	960

			2,672	2,163,015	810
Saskatoon, SK
	Carleton Towers	Highrise	158	155,138	982
	Chancellor Gate	Garden	138	126,396	916
	Dorchester Towers	Highrise	52	48,608	935
	Heritage Pointe Estates	Townhouse	104	99,840	960
	Lawson Village	Garden	96	75,441	786
	Meadow Parc Estates	Townhouse	200	192,000	960
	Palace Gate	Garden	206	142,525	692
	Penthouse Apartments	Highrise	82	61,550	751
	Regal Tower 1 & 2	Highrise	161	122,384	760
	St. Charles Place	Garden	156	123,000	788
	St. James Place	Garden	140	105,750	755
	Stonebridge Apartments	Garden	162	131,864	814
	Stonebridge Townhomes I & II	Townhouse	100	135,486	1,355
	Westhaven Place	Garden	179	128,700	719
	Wildwood Ways B	Garden	54	43,961	814

			1,988	1,692,643	851
London, ON
	Abbey Estates	Townhouse	53	59,794	1,128
	Castlegrove Estates	Highrise	144	126,420	878
	Forest City Estates	Highrise	272	221,000	813
	Heritage Square	Garden/ Highrise	359	270,828	754
	Landmark Tower	Highrise	213	173,400	814
	Maple Ridge On The Parc	Highrise	257	247,166	962
	Meadow Crest Apts	Garden	162	110,835	684
	Noel Meadows	Garden	105	72,600	691
	Ridgewood Estates	Townhouse	29	31,020	1,070
	Sanford Apts	Highrise	96	77,594	808
	The Bristol	Highrise	138	109,059	790
	Topping Lane Towers	Highrise	189	177,880	941
	Villages of Hyde Park	Townhouse	60	57,850	964
	Westmount Ridge	Highrise	179	131,700	736

			2,256	1,867,146	828

			Number of	Net Rentable	Average
City/Province	Property Name	Building Type(1)	Units	Square Footage	Unit Size

Windsor, ON
	Anchorage Apartments	Highrise	135	110,245	817
	Askin Tower	Highrise	60	39,675	661
	Buckingham Towers	Highrise	34	30,805	906
	Caron Towers	Highrise	47	36,947	786
	Empress	Garden	40	28,250	706
	Frances Tower Apartments	Highrise	53	43,906	828
	Glenwood Apartments	Highrise	33	25,619	776
	Janisse Tower	Highrise	75	45,000	600
	Karita Tower	Highrise	41	28,950	706
	Lauzon Towers	Highrise	178	137,784	774
	Marine Court	Highrise	68	49,206	724
	Randal Court	Garden	47	38,775	825
	Regency Colonade	Highrise	133	113,205	851
	Riverdale Manor	Townhouse	97	77,850	803
	Rivershore Tower Apts	Highrise	96	63,300	659
	Sandilands Tower	Highrise	47	38,775	825
	Sanwich Tower	Highrise	66	40,650	616
	Seaway Tower	Highrise	152	112,037	737
	Sun Crest Tower	Highrise	58	43,100	743
	Sun Ray Manor	Highrise	41	29,950	730
	University Towers	Highrise	50	36,100	722

			1,551	1,170,129	754
Montreal, QC
	Cote-Vertu (St. Laurent, QC)	Midrise	88	67,750	770
	Domaine d’Iberville Apts (Longueuil, QC)	Highrise	720	560,880	779
	Les Jardins Bourassa	Midrise	178	85,874	482
	Nun’s Island Portfolio	Various	3,100	3,075,140	992

			4,086	3,789,644	927
Quebec City, QC
	Le Laurier	Highrise	104	74,995	721
	Les Appartments du Verdier	Garden	195	152,645	783
	Les Jardins de Merici	Highrise	346	300,000	867
	Place Charlesbourg	Midrise	105	82,624	787
	Place du Parc	Highrise	111	81,746	736
	Place Samuel de Champlain	Highrise	131	104,153	795

			992	796,163	803
Fort McMurray, AB
	Birchwood Manor	Garden	24	18,120	755
	Chanteclair	Garden	79	68,138	863
	Edelweiss Terrace Apts	Garden	32	27,226	851
	Heatherton	Garden	23	16,750	728

			Number of	Net Rentable	Average
City/Province	Property Name	Building Type(1)	Units	Square Footage	Unit Size

	Hillside Manor	Garden	30	21,248	708
	Mallard Arms	Garden	36	30,497	847
	McMurray Manor	Garden	44	30,350	690
	The Granada	Garden	44	35,775	813
	The Valencia	Garden	40	33,850	846

			352	281,954	801

Red Deer, AB
	Canyon Pointe Apartments	Garden	163	114,039	700
	Inglewood Terrace	Garden	68	42,407	624
	Riverbend Village Apartments	Garden	150	114,750	765
	Rivercrest Manor	Highrise	120	102,225	852
	Saratoga	Highrise	48	53,762	1,120
	Taylor Heights Apartments	Garden	140	103,512	739
	Watson	Highrise	50	43,988	880
	Westridge Estates	Townhouse	112	113,664	1,015

			851	688,347	809

Other
	Boardwalk Park Estates 2 (Grande Prairie, AB)	Townhouse	32	30,210	944
	Kings Tower (Kitchener, ON)	Highrise	226	171,100	757
	Northwoods Manor (Banff, AB)	Garden	76	53,340	702
	Parc de la Montagne	Highrise	321	204,055	636
	Parkview Portfolio (Grande Prairie, AB)	Garden	369	306,850	832
	Tower Lane I & II (Airdrie, AB)	Garden	163	130,920	803
	Westheights Place (Kitchener, ON)	Highrise	103	91,920	892

			1,290	988,395	763

		Total	31,239	26,352,544	844

(1)	Highrise — A multi-storey (usually six or more) residential building, typically with an elevator
Midrise — A multi-storey (usually between five and 7 storey) residential building, typically with an elevator
Townhouse — One of several single family homes (sometimes called rowhouses) joined by common walls
Garden — A walk-up or lowrise (usually between three and 5 storey) apartment building, typically without an elevator

      A description of the residential properties in the Contributed Assets portfolio in which revenue will account for 10 percent or more of the combined reportable revenue of Boardwalk REIT is set out below.

Quebec

      Nuns’ Island — Montreal — In the second quarter of 2002, the Corporation completed the acquisition of a 3,100-unit portfolio located on Nuns’ Island at a total cost of approximately $200 million. Nuns’ Island is a unique, high-end community, located immediately south of Montreal’s downtown core. Nuns’ Island is noted for its natural setting and amenities, including parks and bike trails. It is an extremely popular location for people attracted to the lifestyle aspects of living on the island, yet still being very close to downtown.

      The portfolio consists of 59 apartment buildings and 260 townhouse units, all within an 80-acre land parcel. The clustered nature of the properties provides for significant operating and administrative efficiencies. The portfolio includes high-rise, mid-rise and townhouse-style rental buildings, with a total of 3.1 million rental square feet and an average unit size of approximately 1,000 square feet.

      On Nuns’ Island, the Corporation operates under the Structures Metropolitaines banner, a well-recognized name in the local market that had been associated with the high-quality Nuns’ Island property since development of the project started in the 1960s. With the acquisition, the Corporation was able to bring on board over 60 dedicated and talented associates who, together with the addition of two local managers, will oversee Boardwalk REIT’s operations in Montreal.

Rights Plan

      The Trustees propose to adopt the Rights Plan which reflects the “current generation” of rights plans designed to meet the proxy voting guidelines of institutional investors. The Rights Plan will become effective on the Effective Date. For additional information in respect of the Rights Plan, see “Other Meeting Business — Rights Plan”.

Relationship with the Corporation Following the Acquisition and the Arrangement

      Following completion of the Acquisition and the Arrangement, the Corporation will be indirectly held by BPCL. BPCL will indirectly hold LP Class B Units, which will effectively represent an approximate 8% equity interest (after the preferred distribution and other entitlements of the LP Class C Units, which it will also hold) in Boardwalk REIT. If the Secondary Offering is not completed, BPCL will also own REIT Units representing an approximate 20% equity interest in Boardwalk REIT.

      See “Description of the Acquisition and the Arrangement — Overview of the Arrangement” and “— Arrangements with BPCL”.

Auditors, Transfer Agent and Registrar

      The auditors of Boardwalk REIT will be Deloitte & Touche LLP, chartered accountants, at its offices in Calgary, Alberta.

      The transfer agent and registrar of the REIT Units will be Computershare Trust Company of Canada at its principal offices in Calgary, Alberta and Toronto, Ontario.

MANAGEMENT OF BOARDWALK REIT

      The overall operations and affairs of Boardwalk REIT are subject to the control of the Trustees, while the day-to-day activities of Boardwalk REIT are under the direction of Boardwalk REIT’s senior management team.

Board of Trustees

      The Declaration of Trust provides that the assets and operations of Boardwalk REIT are subject to the control and authority of a board of a minimum of five Trustees and a maximum of 12 Trustees, a majority of whom shall be Independent Trustees. Initially, there are seven Trustees. Pursuant to the Declaration of Trust, BPCL is entitled to appoint one Trustee to serve on the board provided that BPCL and its affiliates continue to beneficially own, in the aggregate, a number of REIT Units and/or LP Class B Units that, upon surrender or exchange of the LP Class B Units would equal at least 5% of the outstanding REIT Units (on a fully-diluted basis). The remaining Trustees will be elected by Unitholders in the manner provided below. Any Trustee appointed by BPCL may be changed by BPCL at any time. The number of Trustees may be changed by the Unitholders or, if authorized by the Unitholders, by the Trustees, provided that the Trustees may not, between meetings of Unitholders, unless otherwise approved by a majority of the Independent Trustees, appoint an additional Trustee if, after such appointment, the total number of Trustees would increase by more than one-third the number of Trustees in office immediately following the last annual meeting of Unitholders. A vacancy occurring among the Trustees, other than among the appointee of BPCL, may be filled by resolution of the remaining Trustees, so long as they constitute a quorum, or by the Unitholders at a meeting of the Unitholders. A vacancy occurring among the Trustees resulting from the resignation or removal of the appointee of BPCL may be filled only by an appointment by BPCL.

      The Trustees on the Effective Date, other than the appointee of BPCL, hold office for a term expiring at the close of the first annual meeting of the Unitholders or until their respective successors are elected or appointed and shall be eligible for re-election. Thereafter, Trustees, other than the appointee of BPCL, will be elected at each annual meeting of Boardwalk REIT and will be elected for a term expiring at the conclusion of the next annual meeting or until their successors are elected or appointed and will be eligible for re-election. BPCL will appoint its Trustee at each annual meeting of Boardwalk REIT for a term expiring at the next annual meeting unless removed prior to such meeting at the direction of BPCL. A Trustee appointed by the Trustees between meetings of Unitholders or to fill a vacancy will be appointed for a term expiring at the conclusion of the next annual meeting of Boardwalk REIT or until his or her successor is elected or appointed and will be eligible for election or re-election.

      The Declaration of Trust provides that a Trustee may resign at any time upon written notice delivered to the Chair or, if there is no Chair, the President of Boardwalk REIT and a Trustee (other than an appointee of BPCL) may be removed with or without cause by a majority of the votes cast at a meeting of Unitholders or with cause by two-thirds of the remaining Trustees.

      Each Trustee is required to exercise the powers and discharge the duties of his or her office honestly and in good faith with a view to the best interests of Boardwalk REIT and the Unitholders and, in connection therewith, to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

      The following table sets forth the name, municipality of residence, office held with Boardwalk REIT and principal occupation of each of the initial Trustees of Boardwalk REIT:

Name and Municipality
of Residence	Position Held	Principal Occupation

Paul J. Hill(1)	Chairman and Trustee	President, Harvard Developments Inc.,
Regina, Saskatchewan		a Hill Company

Ernest Kapitza(1)(2)	Trustee	Consultant
Calgary, Alberta

Sam Kolias(3)	President, Chief Executive Officer	Executive of the Corporation
Calgary, Alberta	and Trustee

Name and Municipality
of Residence	Position Held	Principal Occupation

Jon E. Love(2)	Trustee	Managing Partner, KingStreet Capital
Toronto, Ontario		Partners

Al W. Mawani(1)	Trustee	President, Exponent Capital
Thornhill, Ontario		Partners Inc.

David V. Richards(1)	Trustee	President, Network Capital Inc.
Calgary, Alberta

Michael D. Young(2)	Trustee	President
Dallas, Texas, Quadrant Capital Partners, Inc.

Notes:

(1)	Will be a member of the Audit Committee.

(2)	Will be a member of the Compensation and Governance Committee.

(3)	Nominee of BPCL.

      Biographical information regarding each of the Trustees of Boardwalk REIT is provided below.

Paul J. Hill

      Mr. Paul J. Hill was appointed Chairman of the Corporation’s Board of Directors on February 28, 2002 and has been a director of the Corporation since October 6, 1994. Paul Hill is President of The Hill Companies and Harvard Developments Inc. He is an Ivey School of Business MBA and has over 26 years of experience in the real estate industry as well as 7 years in the investment banking industry. He serves as Chairman of Crown Life and Chairman and director of several other Canadian and U.S. private and public companies. He also serves on the board of the Investment Dealers’ Association, the Fraser Institute, the C.D. Howe Institute, the Conference Board of Canada, the Canadian Council for Aboriginal Business, the Ivey School of Business, the Georgetown University School of Business (Washington, D.C.), the Athol Murray College of Notre Dame, the Saskatchewan Roughrider Football Club and the Canadian Olympic Foundation (Governor). In addition, he is an active member of the Chief Executive Organization, the World Presidents Organization, and the Canadian Council of Chief Executives.

Sam Kolias

      Mr. Sam Kolias is the President, Chief Executive Officer and a director of the Corporation, positions he has had since incorporation in July 1993. Prior to that time, Mr. Kolias’ principal occupation was as President of Boardwalk Properties Company Limited, a private real estate holding company owned 50% by Mr. Kolias (through his 100% ownership of Boardwalk Investment Limited), and 50% by Mr. Van Kolias (through his 100% ownership of Park Place Holdings Ltd.).

Ernest Kapitza

      Mr. Ernest Kapitza is an independent business consultant and has been a director of the Corporation since March 1, 2001. Mr. Kapitza has a strong business background, having had a 32-year career with the T.D. Financial Group. Before retiring from the T.D. Financial Group, Mr. Kapitza served as a Vice-President/ Regional Manager of Commercial Services in Calgary. Mr. Kapitza is a Fellow of the Institute of Canadian Bankers, a Personal Financial Planner and completed the program for Management Development from Harvard Business School in 1980. Mr. Kapitza sits on the boards of other public companies and community entities.

Jon E. Love

      Mr. Love has been a director of the Corporation since February 19, 2002. Mr. Love is currently the Managing Partner of KingStreet Capital Partners. Prior thereto, Mr. Love was President and Chief Executive

Officer of Oxford Properties Group Inc., one of Canada’s largest real estate companies, for nine years. Mr. Love holds an Honours Business Degree from the Ivey Business School at the University of Western Ontario.

Al W. Mawani

      Mr. Mawani has been a director of the Corporation since April 30, 2002. Mr. Mawani is currently President of Exponent Capital Partners Inc., a private equity firm. Prior to January 31, 2004, Mr. Mawani was a Vice-President of IPS Industrial Promotion Services Ltd., a private equity firm. Prior thereto, Mr. Mawani was Executive Vice-President of Business Development for one year and Senior Vice-President and Chief Financial Officer at Oxford Properties Group Inc., one of Canada’s largest real estate companies, for 10 years.

      Mr. Mawani is a chartered accountant and has a MBA from the University of Toronto. He is a member of the Financial Executives Institute and is a trustee of IPC US Income Commercial REIT (TSX) with assets in excess of US$750 million.

David V. Richards

      Mr. Richards has been a director of the Corporation since June 22, 1995. He is currently the President of Network Capital Inc., a private investment company, a position he has held since May 1997. Prior thereto, Mr. Richards was President of Burin Capital Corporation from April 1995 to May 1997. Prior thereto, Mr. Richards was a partner with Arthur Anderson, from September 1993 to April 1995.

Michael D. Young

      Mr. Young has been a director of the Corporation since September 18, 1997. In November 2003, Mr. Young formed Quadrant Capital Partners, Inc., a private real estate firm with offices in Toronto and Dallas. From 1994 through October 2003, he worked for CIBC World Markets, joining as Managing Director and Head of Real Estate Investment Banking and becoming Global Head of Real Estate in 1997.

      Mr. Young was a founding partner of Gordon Capital in 1970. In 1976 he moved to Dallas to form his own real estate brokerage, investment and consulting firm. He subsequently re-established his relationship with Gordon Capital in 1987 through a joint venture company, Gordon & Young.

      Mr. Young is a graduate of the University of Western Ontario. He is a member of Canada’s Sports Hall of Fame and has served as Chairman of the Corporate Committee of the Dallas Museum of Art. Mr. Young also serves as a trustee of IPC US Income Commercial REIT (TSX) and Calloway Real Estate Investment Trust (TSX) and as a director of Brookfield Homes Corporation (NYSE).

Conflict of Interest Restrictions and Provisions

      The Declaration of Trust contains “conflict of interest” provisions similar to those applicable to corporations under Section 120 of the ABCA which serves to protect Unitholders without creating undue limitations on Boardwalk REIT. Given that the Trustees and the officers of Boardwalk REIT are engaged in a wide range of real estate and other business activities, the Declaration of Trust requires each Trustee or officer of Boardwalk REIT to disclose to Boardwalk REIT if he or she is a party to a material contract or transaction or proposed material contract or transaction with Boardwalk REIT or its subsidiaries or the fact that such person is a director or officer of or otherwise has a material interest in any Person who is a party to a material contract or transaction or proposed material contract or transaction with Boardwalk REIT or its subsidiaries. Such disclosure is required to be made by a Trustee at the first meeting at which a proposed contract or transaction is considered, at the first meeting after a Trustee becomes interested in a proposed or pending contract or transaction or at the first meeting after an interested party becomes a Trustee. Disclosure is required to be made by an officer of Boardwalk REIT as soon as the officer becomes aware that a contract or transaction or proposed contract or transaction is to be, or has been, considered by the Trustees, as soon as the officer becomes aware of his or her interest in a contract or transaction or, if not currently an officer of Boardwalk REIT, as soon as such person becomes an officer of Boardwalk REIT. In the event that a material contract or transaction or proposed material contract or transaction is one that in the ordinary course would not require approval by the Trustees, a Trustee or officer of Boardwalk REIT is required to disclose in writing to Boardwalk REIT or request to have entered into the minutes of the meeting of the Trustees the nature and extent of his or her interest forthwith after the Trustee or officer of Boardwalk REIT becomes aware of the contract or transaction or proposed contract or transaction. In any case, a Trustee who has made disclosure to the foregoing effect is not entitled to vote on any resolution to approve the contract or transaction unless the contract or transaction is one relating primarily to his or her remuneration as a Trustee, officer, employee or agent of Boardwalk REIT or one for indemnity under the indemnity provisions of the Declaration of Trust or the purchase of liability insurance.

      The Declaration of Trust contains provisions to address potential conflicts of interest arising between Boardwalk REIT and any Related Party. In particular, following the Effective Date, Boardwalk REIT will obtain a valuation in respect of any real property that the Partnership intends to purchase from or sell to a Related Party prepared by a valuator engaged by, and prepared under the supervision of, a committee of two or more Independent Trustees who have no interest in such transaction. In addition, Boardwalk REIT will not permit the Partnership to effect a transaction with a Related Party unless the transaction is determined to be on commercially reasonable terms by, and is approved by, a majority of Boardwalk REIT’s Independent Trustees who have no interest in such transaction.

Independent Trustee Matters

      In addition to requiring the approval of a majority of the Trustees, the following matters require the approval of at least a majority of disinterested Independent Trustees to become effective:

•	making a material change to the Plan of Arrangement;

•	entering into any agreement or transaction in which any Related Party has a material interest or making a material change to any such agreement or transaction;

•	any matter relating to a claim by or against any Related Party;

•	any matter relating to a claim in which the interests of a Related Party differ from the interests of Boardwalk REIT;

•	permitting the Partnership to acquire any real or other property in which a Related Party has an interest or to sell any interest in any real or other property to a Related Party;

•	granting REIT Units under any unit incentive or unit compensation plan approved by the Trustees and, if required, by the Unitholders or awarding any right to acquire or other right or interest in REIT Units or securities convertible into or exchangeable for REIT Units under any plan approved by the Trustees and, if required, by the Unitholders;

•	approving or enforcing any agreement entered into by Boardwalk REIT or its subsidiaries with a Trustee who is not an Independent Trustee or an associate thereof, with a Related Party;

•	recommending to the holders of REIT Units to increase the number of Trustees serving on the board of Trustees or authorizing the Trustees to change the number of Trustees from time to time; and

•	changing the compensation of any officer or employee of Boardwalk REIT.

General Powers of the Board of Trustees

      The board of Trustees of Boardwalk REIT, subject to certain specific limitations contained in the Declaration of Trust, have, without further or other authorization and free from any control or direction on the part of Unitholders, full, absolute and exclusive power, control and authority over the assets and affairs of Boardwalk REIT to the same extent as if the Trustees were the sole owners of such assets in their own right, to do all such acts and things as they in their sole judgment and discretion are necessary or incidental to, or desirable for, the carrying out of any of the purposes of Boardwalk REIT or conducting the affairs of Boardwalk REIT.

Relationship Between the Board of Trustees and Management

      The board of Trustees initially is composed of seven Trustees, one of whom is also an officer of Boardwalk REIT.

      The limits of management’s responsibilities are clearly defined by the board of Trustees of Boardwalk REIT. This is accomplished both by specifically identifying the role and responsibilities of the Chief Executive Officer of Boardwalk REIT and by specifying that all material decisions relating to the business and operations of Boardwalk REIT are to be made by the board of Trustees or a committee thereof.

Committees

      On or before the Effective Date, the board of Trustees of Boardwalk REIT will establish two committees: the Audit Committee and the Compensation and Governance Committee and may establish an Investment Committee as well as such additional committees as the Trustees, in their discretion, determine to be necessary or desirable for the purposes of properly governing the affairs of Boardwalk REIT.

Audit Committee

      The Trustees shall appoint an audit committee consisting of at least three Trustees, all of whom shall be Independent Trustees. The Chair of the Audit Committee shall be selected from the group of Independent Trustees appointed to serve on such Committee. The Audit Committee shall: (i) review Boardwalk REIT’s procedures for internal control with the Auditors and Chief Financial Officer of Boardwalk REIT; (ii) review the engagement of the Auditors; (iii) review and recommend to the Trustees for their approval annual and quarterly financial statements and management’s discussion and analyses of financial condition and results of operation; (iv) assess Boardwalk REIT’s financial and accounting personnel; and (v) review any significant transactions outside Boardwalk REIT’s ordinary activities and all pending litigation involving Boardwalk REIT.

Compensation and Governance Committee

      The Trustees shall appoint a Compensation and Governance Committee consisting of at least three Trustees, all of such Trustees shall be Independent Trustees. The Chair of the Compensation and Governance Committee shall be selected from the group of Independent Trustees appointed to serve on such Committee. The duties of the Compensation and Governance Committee shall be to review the compensation of the Trustees and the officers of Boardwalk REIT. The Compensation and Governance Committee shall be generally responsible for Boardwalk REIT’s human resources, compensation and governance policies and will have primary responsibility for: (i) administering Boardwalk REIT’s unit incentive plans; (ii) assessing the performance of the Chief Executive Officer; (iii) reviewing and approving the compensation of senior management and consultants of Boardwalk REIT; (iv) reviewing and making recommendations to the Trustees concerning the level and nature of compensation payable to the Trustees; and (v) reviewing the governance policies of Boardwalk REIT, including being responsible for (a) assessing the effectiveness of the board of Trustees and each of its committees; (b) considering questions of management succession; (c) participating along with management in the recruitment and selection of candidates for Trustees; and (d) considering and approving proposals by the Trustees to engage outside advisors on behalf of the board of Trustees as a whole or on behalf of the Independent Trustees.

Investment Committee

      In furtherance of and without limiting their authority to appoint such additional committees pursuant to the Declaration of Trust, the Trustees may, as they, in their discretion, determine necessary or desirable, appoint an investment committee to consider, authorize and approve the proposed acquisition, disposition, financing, refinancing and such other proposed transactions for and on behalf of Boardwalk REIT; provided however that in the absence of any such appointment and delegation of authority, subject to certain provisions of the Declaration of Trust, the responsibility for such determinations shall be that of all of the Trustees who together may from time to time, in the exercise of such discretion, and subject always to the Investment Guidelines and Operating Policies of Boardwalk REIT, approve an investment plan for Boardwalk REIT and delegate to any one or more Trustees, officers or employees of Boardwalk REIT the authority to consider, authorize and approve the proposed acquisition, disposition, financing, refinancing and such other proposed transactions for and on behalf of Boardwalk REIT as they, in their discretion determine necessary or desirable, within the parameters of such investment plan. In the event that the Trustees approve any investment plan or plans for Boardwalk REIT, it shall be within their authority and discretion to amend, modify, supplement or revoke such plan or plans from time to time as they, in their discretion determine necessary or desirable.

Remuneration of Trustees

      The Trustees are entitled to compensation for their services as trustees of Boardwalk REIT. The initial compensation for the Trustees, other than Trustees who are also employees of Boardwalk REIT or any of its subsidiaries, is a retainer of $20,000 per year plus a meeting fee of $1,000 per day ($500 if attending via video or teleconference) for each meeting of the board of Trustees and reimbursement for their out-of-pocket expenses incurred in acting as Trustee. The chairman of the board of Trustees, if not an employee of Boardwalk REIT or any of its subsidiaries, receives an annual fee of $50,000, but does not receive any other fees for board or committee meetings attended. Each Trustee who is a member of one of Boardwalk REIT’s committees is compensated with an additional annual retainer of $3,000 and related meeting fees of $1,000 per meeting attended. Boardwalk REIT will fund its payment of such expenses through its indirect receipt of the LP Class A Preferred Distribution on the LP Class A Units indirectly owned by Boardwalk REIT. See “Information Concerning the Partnership — Distributions”.

Senior Management

      The senior officers of Boardwalk REIT consist of Sam Kolias, President and Chief Executive Officer; Roberto A. Geremia, Chief Financial Officer; and R. Douglas Biggs, Secretary. These individuals also serve as officers of the General Partner. The senior officers have extensive experience in acquiring, refurbishing and profitably managing multi-family residential properties. Additional officers or personnel may be employed by Boardwalk REIT to support management in fulfilling its duties. Boardwalk REIT may also outsource other services necessary to its operations to third parties, subject to approval of the Trustees as necessary. See “Information Concerning the Partnership — Management” for further information on such officers.

Deferred Bonus Unit Plan

      Following completion of the Acquisition and the Arrangement, Boardwalk REIT intends to adopt the Deferred Bonus Unit Plan. The purpose of the Deferred Bonus Unit Plan will be to provide deferred incentive bonus compensation to Trustees, officers and senior employees of Boardwalk REIT (“Participants”), thereby rewarding their efforts in the year of grant and providing additional incentive for their continued efforts in promoting the growth and success of the business of Boardwalk REIT, as well as assisting Boardwalk REIT in attracting and retaining senior management personnel and the board of Trustees.

      The incentive bonus compensation contemplated under the Deferred Bonus Unit Plan will be granted in the form of deferred REIT Units. Following the determination of a Participant’s bonus, the board of Trustees will direct that the bonus compensation otherwise owing to a Participant be paid to a plan administrator for the purpose of purchasing in the open market or pursuant to private transactions with third parties (other than from Boardwalk REIT) a number of REIT Units equal to the amount of the incentive bonus compensation divided by the market value of the REIT Units at the time of acquisition.

      No REIT Units may be granted to any Participant if the total number of REIT Units purchased on behalf of such Participant under the Deferred Bonus Unit Plan, together with any REIT Units reserved for issuance to such Participant under options to purchase REIT Units for services or any other security compensation arrangement of Boardwalk REIT, would exceed 5% of the aggregate issued and outstanding REIT Units.

Boardwalk REIT Administrative Services Agreement

Management and General Administrative Services

      The Boardwalk REIT Administrative Services Agreement will set out the terms and conditions pursuant to which the General Partner or its subsidiaries will provide certain management and general administrative services to Boardwalk REIT and the Operating Trust, including (i) undertaking any matters required to be performed by the trustees of Boardwalk REIT and the Operating Trust not otherwise delegated under the respective declarations of trust or the Boardwalk REIT Administrative Services Agreement; (ii) keeping and maintaining books and records; (iii) preparing returns, filings and documents and making determinations necessary for the discharge of the obligations of the trustees of Boardwalk REIT and the Operating Trust; (iv) providing Unitholders with annual audited and interim financial statements and relevant tax information; (v) preparing and filing income tax returns and filings; (vi) ensuring compliance by Boardwalk REIT with all applicable securities legislation and stock exchange requirements including, without limitation, continuous disclosure obligations; (vii) preparing and approving on behalf of Boardwalk REIT any circular or other disclosure document required under applicable securities legislation in response to an offer to purchase REIT Units; (viii) providing investor relations services to Boardwalk REIT; (ix) calling and holding annual and/or special meetings in respect of Boardwalk REIT and the Operating Trust and preparing, approving and arranging for the distribution of meeting materials; (x) preparing and providing to Unitholders information such as monthly and annual reports, notices, financial reports and tax information relating to Boardwalk REIT; (xi) attending to administrative and other matters arising in connection with redemptions of REIT Units; (xii) ensuring that Boardwalk REIT elects to be a “mutual fund trust” from the date it is established and a “registered investment” within the meaning of the Tax Act and monitoring Boardwalk REIT’s status as such; (xiii) monitoring the investments of Boardwalk REIT to ensure that the foreign property of Boardwalk REIT does not exceed the limits prescribed in the Tax Act; (xiv) determining the amount of Distributable Income, net realized capital gains and net realized income of Boardwalk REIT and the Operating Trust and arranging for distributions to be paid to Unitholders; (xv) promptly notifying Boardwalk REIT and the Operating Trust of any event that might reasonably be expected to have a material adverse effect on their respective affairs; and (xvi) generally providing all other services as may be necessary or requested by Boardwalk REIT and the Operating Trust.

Administrative and Support Services

      Pursuant to the Boardwalk REIT Administrative Services Agreement, the General Partner will also agree to provide or cause its subsidiaries to provide certain administrative and support services to Boardwalk REIT and the Operating Trust. The administrative and support services provided by the General Partner will include providing office space, office equipment and communications services and computer systems, providing secretarial support personnel and reception and telephone answering services, installing and maintaining signage and promotional materials and providing such other administrative and secretarial support services as may be reasonably required from time to time.

      The Boardwalk REIT Administrative Services Agreement will provide for the payment to the General Partner or its subsidiaries by the Operating Trust or its subsidiaries of an amount sufficient to reimburse the General Partner or its subsidiaries for the expenses incurred by it in providing services under the Boardwalk REIT Administrative Services Agreement as long as the expenses are identified in the current annual budget for the Contributed Assets or are otherwise approved in writing by Boardwalk REIT and the Operating Trust prior to being incurred by the General Partner. Each of Boardwalk REIT and the Operating Trust will fund its payments to the General Partner or its subsidiaries through their direct or indirect receipt of the LP Class A Preferred Distribution on the LP Class A Units owned by the Operating Trust. See “Information Concerning the Partnership — Distributions”.

INVESTMENT GUIDELINES AND OPERATING POLICIES OF BOARDWALK REIT

Investment Guidelines

      Pursuant to the Declaration of Trust, following the Effective Date, and notwithstanding anything contained in the Declaration of Trust to the contrary, the assets of Boardwalk REIT may be invested only and Boardwalk REIT shall not permit the assets of any subsidiary to be invested otherwise than in accordance with the following investment guidelines:

(a) Boardwalk REIT will focus its activities primarily on the acquisition, holding, maintaining, improving, leasing or managing of multi-unit residential revenue producing properties, and ancillary real estate ventures (“focus activities”);

(b) notwithstanding anything contained in the Declaration of Trust to the contrary, no investment will be made that would result in:

(i) REIT Units being disqualified for investment by registered retirement savings plans, registered retirement income funds, registered education savings plans or deferred profit-sharing plans;

(ii) Boardwalk REIT being liable under the Tax Act to pay a tax imposed under Part XI of the Tax Act, including, without limitation, as a result of holdings by Boardwalk REIT of “foreign property” as defined in the Tax Act;

(iii) REIT Units being “foreign property” for the purpose of the Tax Act or any other plan referred to in (i) above (other than registered education savings plans); or

(iv) Boardwalk REIT ceasing to qualify as a “mutual fund trust” or a “registered investment” for purposes of the Tax Act;

(c) no single asset (other than Operating Trust Units, Operating Trust Notes and units of the Partnership) shall be acquired if the cost of such acquisition (net of the amount of debt secured by such asset) will exceed 15% of Gross Book Value, provided that where such asset is the securities of or an interest in an entity, the foregoing tests shall be applied individually to each asset of such entity;

(d) investments may be made in a joint venture arrangement only if:

(i) the arrangement is in connection with a focus activity;

(ii) the arrangement is with others (“joint venturers”) either directly or through the ownership of securities of or an interest in an entity (“joint venture entity”);

(iii) the interest in the joint venture entity is an interest of not less than 25% and is not subject to any restriction on transfer other than a right of first refusal or right of first offer, if any, in favour of the joint venturers;

(iv) Boardwalk REIT or an entity controlled by it has a right of first offer or a right of first refusal to buy the interests of the joint venturers in the joint venture entity;

(v) Boardwalk REIT has the ability to provide input in the management decisions of the joint venture entity;

(vi) the joint venture entity provides an appropriate buy-sell mechanism; and

(vii) without limitation, any joint venture arrangement with a Related Party for the purposes of the related party provisions of the Declaration of Trust has been entered into in accordance with such provisions, provided that, notwithstanding the foregoing, the interest of another Person in any existing joint venture arrangement which does not comply with any of subparagraphs (ii), (iii), (iv) or (v) above may be acquired if the Trustees determine that the investment is desirable and is otherwise in compliance with the

Declaration of Trust and the operating policies established in accordance with the Declaration of Trust and in effect at such time;

(e) unless otherwise permitted in the provisions of the Declaration of Trust setting out Boardwalk REIT’s Investment Guidelines and except for temporary investments held in cash, deposits with a Canadian or U.S. chartered bank or trust company registered under the laws of a province of Canada, short-term government debt securities or in money market instruments of, or guaranteed by, a Schedule I Canadian chartered bank maturing prior to one year from the date of issue, Boardwalk REIT, directly or indirectly, may not hold securities other than (i) currency or interest rate futures contracts for hedging purposes to the extent that such hedging activity complies with the Canadian Securities Administrator’s National Instrument 81-102 or any successor instrument or rule; (ii) securities of a joint venture entity, or any entity formed and operated solely for the purpose of carrying on ancillary activities to any real estate owned, directly or indirectly, by Boardwalk REIT, or an entity wholly-owned, directly or indirectly, by Boardwalk REIT formed and operated solely for the purpose of holding a particular real property or real properties; and (iii) securities of another issuer provided either (A) such securities derive their value, directly or indirectly, principally from real property, or (B) the principal business of the issuer of the securities is the ownership or operation, directly or indirectly, of real property, and provided in either case the entity whose securities are being acquired are engaged in a focus activity;

(f) no investment will be made in a real property located in the United States unless Boardwalk REIT has obtained an opinion from legal counsel to the effect that the making of the investment (i) should not result in interest paid by any U.S. entity in which Boardwalk REIT, directly or indirectly, owns an interest to any affiliate of Boardwalk REIT ceasing to be deductible for U.S. federal income tax purposes or becoming subject to U.S. withholding tax and (ii) would not cause the REIT Units or Special Voting Units, as the case may be, to be subject to tax under Part XI or cause the REIT Units or Special Voting Units, as the case may be, to be “foreign property” for the purposes of the Tax Act;

(g) no investment will be made, directly or indirectly, in operating businesses unless such investment is incidental to a transaction:

(i) where revenue will be derived, directly or indirectly, principally from a focus activity; or

(ii) which principally involves the ownership, maintenance, improvement, leasing or management, directly or indirectly, of real property;

(h) notwithstanding any other provisions of the Declaration of Trust setting out Boardwalk REIT’s Investment Guidelines, the securities of a reporting issuer in Canada may be acquired provided that:

(i) the activities of the issuer are focused on focus activities; and

(ii) in the case of any proposed investment or acquisition which would result in the beneficial ownership of more than 10% of the outstanding units of the securities issuer (the “acquired issuer”), the investment is made for the purpose of subsequently effecting the merger or combination of the business and assets of Boardwalk REIT and the acquired issuer or for otherwise ensuring that Boardwalk REIT will control the business and operations of the acquired issuer;

(i) no investments will be made in rights to or interests in mineral or other natural resources, including oil or gas, except as incidental to an investment in real property;

(j) no investments will be made in a mortgage, mortgage bonds, notes (other than Operating Trust Notes) or debentures (“Debt Instruments”) (including participating or convertible) unless:

(i) the real property which is security therefor is real property which otherwise meets the provisions of the Declaration of Trust setting out Boardwalk REIT’s Investment Guidelines;

(ii) the security therefore includes a mortgage registered on title to the real property which is security therefor;

(iii) the amount of the investment (not including mortgage insurance fees) does not exceed 75% of the appraised value of the real property which is the security therefor; and

(iv) the aggregate value of the investments of Boardwalk REIT in Debt Instruments, after giving effect to the proposed investment, will not exceed 15% of the Gross Book Value,

provided that, notwithstanding the foregoing, an investment may be made in a Debt Instrument if the sole intention is to use such investment as a method of acquiring control of a revenue producing real property which would otherwise be a permitted investment pursuant to Section 4.1 of the Declaration of Trust and provided that the aggregate value of the investments in such Debt Instruments will not exceed 15% of Adjusted Unitholders’ Equity;

(k) notwithstanding paragraph (j) above, Boardwalk REIT may also invest in mortgages where:

(i) the mortgage is a “vendor take-back” mortgage granted to Boardwalk REIT in connection with the sale by it of existing real property and as a means of financing the purchaser’s acquisition of such property from Boardwalk REIT;

(ii) the mortgage is interest bearing;

(iii) the mortgage is registered on title to the real property which is security therefore;

(iv) the mortgage has a maturity not exceeding five years;

(v) the amount of the mortgage loan is not in excess of 85% of the selling price of the property securing the mortgage; and

(vi) the aggregate value of these mortgages (including mortgages and mortgage bonds in which Boardwalk REIT is permitted to invest by virtue of paragraph (j) above, after giving effect to the proposed investment, will not exceed 15% of Gross Book Value calculated at the time of such investment;

(l) no investment shall be made in raw land (except for the acquisition of properties adjacent to existing properties of Boardwalk REIT for the purpose of renovation or expansion of existing facilities where the total cost of all such investments does not exceed 5% of Gross Book Value); and

(m) notwithstanding any other provisions of the Declaration of Trust, investments may be made which do not comply with the investment policy provisions of the Declaration of Trust provided (i) the aggregate cost thereof (which, in the case of an amount invested to acquire real property, is the purchase price less the amount of any indebtedness assumed or incurred in connection with the acquisition and secured by a mortgage on such property) does not exceed 15% of the Adjusted Unitholders’ Equity and (ii) the making of such investment would not contravene paragraph (b) above.

      Pursuant to the Declaration of Trust, following the Effective Date, the investment guidelines set forth above may only be amended with the approval of at least 66 2/3% of the votes cast at a meeting of Unitholders called for that purpose.

Operating Policies

      The Declaration of Trust will provide that, following the Effective Date, the operations and affairs of Boardwalk REIT will be conducted in accordance with the following policies and that Boardwalk REIT will not permit any subsidiary to conduct its operations and affairs other than in accordance with the following policies:

(a) the construction or development of real property may be engaged in order to maintain its real properties in good repair or to enhance the revenue-producing potential of real properties in which it has an interest;

(b) except for properties encumbered by the Retained Debt, title to each real property shall be held by and registered in the name of the Partnership, the General Partner or a corporation or other entity wholly-owned indirectly by Boardwalk REIT or jointly owned indirectly by Boardwalk REIT with joint venturers;

provided, that where land tenure will not provide fee simple title, the Partnership, the General Partner or a corporation or other entity wholly-owned, directly or indirectly by the Partnership or jointly owned, directly or indirectly, by Boardwalk REIT with joint venturers shall hold a land lease as appropriate under the land tenure system in the relevant jurisdiction;

(c) no indebtedness shall be incurred or assumed if, after giving effect to the incurring or assumption thereof of the indebtedness, the total indebtedness as a percentage of Gross Book Value would be more than 70% for indebtedness, including amounts drawn under the acquisition facility;

(d) except for any indebtedness existing on the Effective Date, no new indebtedness (otherwise than by the assumption of existing indebtedness) will be incurred or renewed or refinanced or secured by a mortgage on any of the real property of Boardwalk REIT unless, at the date of the proposed incurring of the indebtedness, the aggregate of (i) the amount of all indebtedness secured by such real property, and (ii) the amount of additional indebtedness proposed to be incurred, does not exceed 75% of the market value of such real property, in either case not including mortgage insurance fees incurred in connection with the incurrence or assumption of such indebtedness, which amount shall be added to the amount of the permitted indebtedness;

(e) except for guarantees existing on the date of the Declaration of Trust (including without limitation guarantees given in relation to the Retained Debt liability), Boardwalk REIT shall not, directly or indirectly, guarantee any indebtedness or liabilities of any kind of a third party, except (A) indebtedness, liabilities or other obligations of (i) any subsidiary of Boardwalk REIT or other entity wholly-owned by Boardwalk REIT, or (ii) other entity jointly owned by Boardwalk REIT with joint venturers and operated solely for the purpose of holding a particular property or properties where such indebtedness, liabilities or other obligation, if granted, incurred or assumed by Boardwalk REIT directly, would not cause Boardwalk REIT to otherwise contravene the restrictions set out in the Investment Guidelines provisions of the Declaration of Trust and, where such indebtedness, liabilities or other obligation is granted, incurred or assumed by a joint venture entity, subject to a joint venturer being required to give up its interest in a property owned by the joint venture entity as a result of another joint venturer’s failure to honour its proportionate share of the obligations relating to such property, and, except with the prior approval of the Trustees and subject always to (b) under the Investment Guidelines above, the liability of Boardwalk REIT is limited strictly to the proportion of the indebtedness, liabilities or other obligation equal to Boardwalk REIT’s proportionate ownership interest in the joint venture entity, or (iii) with the prior approval of the Trustees and subject always to (b) under the “Investment Guidelines” above, the indebtedness, liabilities or other obligations of joint venturers in circumstances where any such guarantee may also be given in respect of the associated joint venture entity; and (B) in relation to the Retained Debt. In addition, Boardwalk REIT will not directly or indirectly guarantee any indebtedness, liabilities or other obligations of any Person if doing so would contravene (b) under the “Investment Guidelines” above;

(f) except for the Contributed Assets acquired pursuant to the Master Asset Contribution Agreement, an engineering survey or physical review by an experienced third party consultant will be obtained for each real property intended to be acquired with respect to the physical condition thereof;

(g) at all times insurance coverage will be obtained and maintained in respect of potential liabilities of Boardwalk REIT and the accidental loss of value of the assets of Boardwalk REIT from risks, in amounts and with such insurers, in each case as the Trustees consider appropriate, taking into account all relevant factors including the practices of owners of comparable properties;

(h) except for the Contributed Assets acquired pursuant to the Master Asset Contribution Agreement, a Phase I environmental audit shall be conducted for each real property to be acquired and, if the Phase I environmental audit report recommends that further environmental audits be conducted, such further environmental audits shall be conducted, in each case by an independent and experienced environmental consultant; and

(i) at least 8.5% of gross consolidated annual rental revenues generated from properties where the associated mortgage financing is insured by CMHC (“insured properties”) as determined pursuant to

GAAP shall be expended annually on sustaining capital expenditures, repairs and maintenance, all determined on a portfolio basis for all insured properties. For this purpose, capital expenditures and repairs and maintenance include all onsite labour costs and other expenses and items associated with such capital expenditures, repairs and maintenance.

      Pursuant to the Declaration of Trust, the operating policies set forth above may only be amended with the approval of a majority of the votes cast at a meeting of Unitholders called for that purpose.

DECLARATION OF TRUST AND DESCRIPTION OF REIT UNITS

      Boardwalk REIT has been established under the Declaration of Trust for an indeterminate term. The following is a summary, which does not purport to be complete, of certain terms of the Declaration of Trust and the REIT Units. After the completion of the Acquisition and the Arrangement, a copy of the Declaration of Trust may be accessed on SEDAR (www.sedar.com).

      The Declaration of Trust authorizes the issuance of an unlimited number of two classes of units of Boardwalk REIT: REIT Units and Special Voting Units. The Special Voting Units may only be issued to holders of, and are not transferable separately from, LP Class B Units to which they relate.

REIT Units

      Each REIT Unit represents an undivided beneficial interest in Boardwalk REIT and in distributions made by Boardwalk REIT, whether of net income, net realized capital gains or other amounts and, in the event of liquidation, winding-up or other termination of Boardwalk REIT, in the net assets of Boardwalk REIT remaining after the satisfaction of all liabilities. No REIT Unit has preference or priority over any other.

      The REIT Units will be issued as fully paid and non-assessable and are freely transferable, subject to applicable securities regulatory requirements. Each REIT Unit entitles the holder thereof to one vote for each whole REIT Unit held at all meetings of Unitholders.

      Except as set out under “Issuance of REIT Units” and “REIT Unit Redemption Right” below, the REIT Units have no conversion, retraction, redemption or pre-emptive rights. Issued and outstanding REIT Units may be subdivided or consolidated from time to time by the Trustees with the approval of a majority of the Unitholders. Unitholder approval will not be required for an automatic consolidation as described in “Distribution Policy”.

      No certificates will be issued for fractional REIT Units and fractional REIT Units will not entitle the holders thereof to vote at, receive notice of or attend meetings of Unitholders, except to the extent such fractional REIT Units represent in the aggregate one or more whole REIT Units. The REIT Units are not “deposits” within the meaning of the Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of such act or any other legislation.

      Furthermore, Boardwalk REIT is not a trust company and, accordingly, is not registered under any trust and loan company legislation as it does not carry on nor intend to carry on the business of a trust company.

Special Voting Units

      The Declaration of Trust provides for the issuance of an unlimited number of Special Voting Units that will be used to provide voting rights with respect to Boardwalk REIT to Persons holding LP Class B Units or other securities that are, directly or indirectly, exchangeable for REIT Units. Pursuant to the Arrangement, one Special Voting Unit will be issued by Boardwalk REIT to the Corporation in conjunction with its subscription for LP Class B Units of the Partnership.

      The Special Voting Units are not transferable separately from the LP Class B Units to which they relate. The Special Voting Units will automatically be transferred upon a transfer of the corresponding LP Class B Units. In addition, as LP Class B Units are surrendered for REIT Units and are no longer outstanding, the corresponding

Special Voting Units will be automatically redeemed by Boardwalk REIT for $0.0000001 per each Special Voting Unit cancelled and shall no longer be outstanding.

      Each Special Voting Unit entitles the registered holder thereof to the number of votes at any meeting of Unitholders or in respect of any written resolution of Unitholders which is equal to the number of REIT Units which may be obtained upon the surrender of the LP Class B Unit to which the Special Voting Unit relates. The Special Voting Units do not entitle or give any rights to the holders thereof to receive distributions or any amount upon liquidation, dissolution or winding-up of Boardwalk REIT. Holders of Special Voting Units are not entitled to receive a certificate or other written instrument evidencing ownership of such units.

Issuance of REIT Units

      The Trustees may allot and issue REIT Units at such time or times and in such manner (including pursuant to any distribution reinvestment plan of Boardwalk REIT) and to such Person, Persons or class of Persons as the Trustees in their sole discretion shall determine. The price or the value of the consideration for which REIT Units may be issued and the terms and conditions of issuance of the REIT Units shall be determined by the Trustees in their sole discretion, generally (but not necessarily) in consultation with investment dealers or brokers who may act as underwriters in connection with offerings of REIT Units. In the event that REIT Units are issued in whole or in part for a consideration other than money, the resolution of the Trustees allotting and issuing such REIT Units shall express the fair equivalent in money of the other consideration received.

      Boardwalk REIT may create and issue rights, warrants or options to subscribe for fully paid REIT Units which rights, warrants or options may be exercisable at such subscription price or prices and at such time or times as the Trustees may determine. The rights, warrants or options so created may be issued for such consideration or for no consideration, all as the Trustees may determine. A right, warrant or option shall not be a REIT Unit and a holder thereof shall not be a Unitholder.

Purchase of REIT Units

      Boardwalk REIT may at any time or from time to time purchase for cancellation all or part of the outstanding REIT Units at a price per REIT Unit and on a basis determined by the Trustees in accordance with applicable securities legislation and the applicable rules of the stock exchange(s) on which the REIT Units are listed.

REIT Unit Redemption Right

      REIT Units are redeemable at any time, in whole or in part, on demand by the holders thereof by sending a notice to Boardwalk REIT at its head office in a form approved by the Trustees and completed and executed in a manner satisfactory to the Trustees, who may require supporting documentation as to identity, capacity or authority. A Unitholder not otherwise holding a fully registered REIT Unit certificate who wishes to exercise the redemption right will be required to obtain a redemption notice from his or her investment dealer or other intermediary who will be required to deliver the completed redemption form to Boardwalk REIT. Upon receipt by Boardwalk REIT of a written redemption notice and other documents that may be required, all in a manner satisfactory to the Trustees, a holder of REIT Units shall cease to have any rights with respect to the tendered REIT Units (other than to receive the redemption payment therefor), including any right to receive any distributions thereon which are declared payable to the Unitholders of record on a date which is subsequent to the day of receipt of the redemption notice by Boardwalk REIT and the holder thereof shall be entitled to receive a price per REIT Unit (the “Redemption Price”) equal to the lesser of:

(a) 90% of the “market price” of the REIT Units on the principal market on which the REIT Units are quoted for trading on the trading day prior to the day on which the REIT Units were surrendered to Boardwalk REIT for redemption (the “Redemption Date”); and

(b) 100% of the “closing market price” of the REIT Units on the principal market on which the REIT Units are quoted for trading on the Redemption Date.

      For the purposes of this calculation, “market price” in respect of REIT Units will be an amount equal to the 20-day daily volume weighted average of the closing price of the REIT Units for each of the trading days on which there was a closing price; provided that if the applicable exchange or market does not provide a closing price, but only provides the highest and lowest prices of the REIT Units traded on a particular day, the “market price” shall be an amount equal to the average of the highest and lowest prices for each of the trading days on which there was a trade; and provided further that if there was trading on the applicable exchange or market for fewer than five of the 20 trading days, the “market price” shall be the average of the following prices established for each of the 20 trading days: (i) the average of the last bid and last asking prices of the REIT Units for each day on which there was no trading; (ii) the closing price of the REIT Units for each day on which there was trading if the exchange or market provides a closing price; and (iii) the average of the highest and lowest prices of the REIT Units for each day that there was trading if the exchange or market does not provide a closing price but provides only the highest and lowest prices of the REIT Units traded on a particular day.

      The “closing market price” in respect of REIT Units shall be (i) an amount equal to the closing price of the REIT Units if there was a trade on the date and the exchange or market provides a closing price; (ii) an amount equal to the average of the highest and lowest prices of the REIT Units if there was trading and the exchange or other market does not provide a closing price but provides only the highest and lowest trading prices of the REIT Units traded on a particular day; or (iii) the average of the last bid and last asking prices of the REIT Units if there was no trading on that date.

      If a Unitholder is not entitled to receive cash upon redemption of REIT Units as a result of the limitations in (b) and (c) below, the Redemption Price will be equal to the fair market value of the REIT Units as determined by the Trustees.

      The aggregate Redemption Price payable by Boardwalk REIT in respect of any REIT Units tendered for redemption during any calendar month shall be satisfied by way of a cheque drawn on a Canadian chartered bank or a trust company in Canadian funds, payable no later than the last day of the calendar month following the month in which the REIT Units were tendered for redemption, provided that the entitlement of Unitholders to receive cash upon the redemption of their REIT Units is subject to the limitations that:

(a) the total amount payable by Boardwalk REIT in respect of such REIT Units and all other REIT Units tendered for redemption in the same calendar month shall not exceed $50,000, provided that the Trustees may, in their sole discretion, waive such limitation in respect of all REIT Units tendered for redemption in any particular calendar month;

(b) at the time such REIT Units are tendered for redemption, the outstanding REIT Units shall be listed for trading or quoted on a stock exchange or market which the Trustees consider, in their sole discretion, provides representative fair market value prices for the REIT Units; and

(c) the normal trading of outstanding REIT Units is not suspended or halted on any stock exchange on which the REIT Units are listed for trading or, if not so listed, on any market on which the REIT Units are quoted for trading, on the Redemption Date for the REIT Units or for more than five trading days during the ten day trading period commencing immediately after the Redemption Date for the REIT Units.

      If a Unitholder is not entitled to receive cash upon the redemption of REIT Units as a result of the foregoing limitations in (b) and (c) above, then each REIT Unit tendered for redemption shall, subject to obtaining all applicable regulatory approvals, be redeemed by way of a distribution in specie of Series 2 Notes. The aggregate principal amount of such Series 2 Notes would be equal to the product of (i) the Redemption Price per unit of the REIT Units tendered for redemption; and (ii) the number of REIT Units tendered by such Unitholder for redemption. No Series 2 Notes in a principal amount of less than $100 will be transferred and, where the principal amount of Series 2 Notes to be received by the former Unitholder upon redemption, in specie, would otherwise include a principal amount of less than a multiple of $100, such principal amount will be rounded down to the next lowest multiple of $100 and the excess shall be paid in cash. The term of such notes will be 10 years, less a day, subject to earlier repayment at the option of Boardwalk REIT, and they would bear interest at a market rate determined by the trustees of the Operating Trust at the time of issuance thereof, payable on the 30th day of each calendar month that such Series 2 Notes are outstanding. In such circumstances, Series 1 Notes and Operating Trust Units will be redeemed. The Series 2 Notes issued by the Operating Trust will then be distributed in satisfaction of the Redemption Price of REIT Units.

      If a Unitholder is not entitled to receive cash upon the redemption of REIT Units as a result of the limitation in (a) above, the holder will receive a combination of cash and subject to obtaining all applicable regulatory approvals, Series 2 Notes, determined in accordance with the Declaration of Trust.

      It is anticipated that the redemption right described above will not be the primary mechanism for holders of REIT Units to dispose of their REIT Units. Operating Trust Notes which may be distributed to Unitholders in specie in connection with a redemption will not be listed on any stock exchange, no market is expected to develop and such securities may be subject to an indefinite “hold period” or other resale restrictions under applicable securities laws. The Operating Trust Notes so distributed may not be qualified investments for registered retirement savings plans, registered retirement income funds, registered education savings plans or deferred profit sharing plans, depending upon the circumstances at the time. See “Certain Canadian Federal Income Tax Considerations”.

      Special Voting Units will be cancelled for nominal consideration in the event of the surrender, exchange or sale to Boardwalk REIT of the related LP Class B Units.

Meetings of Unitholders

      The Declaration of Trust provides that annual meetings of Unitholders shall be called and held at any place in Canada determined by the Trustees for the election of Trustees (other than the BPCL appointee), the appointment or changing of the auditors of Boardwalk REIT, the Operating Trust and the Partnership, and transacting such other business as the Trustees may determine or as may properly be brought before the meeting. The Trustees shall call and hold special meetings for the approval of amendments to the Declaration of Trust (except as described below under “Declaration of Trust and Description of REIT Units — Amendments to the Declaration of Trust and other Documents”), the sale of the assets of Boardwalk REIT as an entirety or substantially as an entirety (other than as part of an internal reorganization of the assets of Boardwalk REIT as approved by the Trustees) or the termination of Boardwalk REIT. The Trustees may submit to a vote of Unitholders any matter which they deem appropriate. Except with respect to the above-noted matters, or a vote to terminate Boardwalk REIT or such other matters submitted to a vote of Unitholders by the Trustees, no vote of the Unitholders will bind Boardwalk REIT or the Trustees in any way. Meetings of Unitholders will be called and held annually within 180 days after the end of the fiscal year of Boardwalk REIT for the election of the Trustees (except for the BPCL appointee) and appointment of auditors of Boardwalk REIT, the Operating Trust and the Partnership. The first annual meeting of Unitholders will be held no later than June 30, 2005.

      The Trustees have the power at any time to call special meetings of Unitholders at such time and place in Canada as the Trustees determine. Unitholders holding in the aggregate not less than 5% of the votes attaching to all outstanding REIT Units (on a fully diluted basis) may requisition the Trustees in writing to call a special meeting of Unitholders and the Trustees shall, subject to certain limitations, call a meeting of Unitholders for the purposes stated in the Unitholder requisition. A requisition must state in reasonable detail the business proposed to be transacted at the meeting. Unitholders have the right to obtain a list of Unitholders to the same extent and upon the same conditions as those which apply to shareholders of a corporation governed by the ABCA.

      Unitholders may attend and vote at all meetings of the Unitholders either in person or by proxy and a proxyholder need not be a Unitholder. Two persons present in person or represented by proxy and representing in the aggregate at least 10% of the votes attaching to all outstanding REIT Units (on a fully diluted basis) shall constitute a quorum for the transaction of business at all such meetings, provided that if Boardwalk REIT has only one Unitholder, such Unitholder present in person or by proxy constitutes a meeting and a quorum for such meeting. If no quorum is present at any meeting of Unitholders within 30 minutes after the time fixed for holding the meeting, the meeting, if convened on the requisition of Unitholders, will be dissolved and otherwise will be adjourned for not less than ten days, and at the adjourned meeting, the Unitholders then present in person or represented by proxy will form the necessary quorum.

      The Declaration of Trust contains provisions as to the notice required and other procedures with respect to the calling and holding of meetings of Unitholders.

Limitation on Non-Resident Ownership

      In order for Boardwalk REIT to maintain its status as a mutual fund trust under the Tax Act, Boardwalk REIT must not be established or maintained primarily for the benefit of Non-Residents. Accordingly, the Declaration of Trust will provide that, notwithstanding any provision of the Declaration of Trust to the contrary, at no time may Non-Residents be the beneficial owners of more than 49% of the REIT Units or the Special Voting Units then outstanding. The Trustees may require declarations as to the jurisdictions in which beneficial owners of REIT Units are resident or declarations from Unitholders or holders of Special Voting Units as to whether such REIT Units or Special Voting Units, as the case may be, are held for the benefit of Non-Residents.

      If the Trustees become aware that the beneficial owners of 49% of the REIT Units or the Special Voting Units then outstanding are, or may be, Non-Residents or that such a situation is imminent, the Trustees may make a public announcement thereof and shall not accept a subscription for REIT Units or Special Voting Units, as the case may be, from or issue or register a transfer of REIT Units or Special Voting Units, as the case may be, to a Person unless the Person provides a declaration that he or she is not a Non- Resident and does not hold his or her REIT Units or Special Voting Units, as the case may be, for the benefit of a Non-Resident. If, notwithstanding the foregoing, the Trustees determine that 49% of the REIT Units or Special Voting Units then outstanding are beneficially owned by Non-Residents, the Trustees may send a notice to Non-Resident registered and beneficial holders of REIT Units or Special Voting Units, as the case may be, chosen in inverse order to the order of acquisition or registration or in such other manner as the Trustees may consider equitable and practicable, requiring them to sell or redeem their REIT Units or Special Voting Units, as the case may be, or a portion thereof within a specified period of not more than 60 days (unless the CCRA has confirmed in writing that a longer period is acceptable). If the holders of REIT Units or Special Voting Units, as the case may be, receiving such notice have not sold or redeemed the specified number of REIT Units or Special Voting Units, as the case may be, or provided the Trustees with satisfactory evidence that they are not Non-Residents and do not hold their REIT Units or Special Voting Units, as the case may be, for the benefit of a Non-Resident within such period, the Trustees may sell or redeem such REIT Units or Special Voting Units, as the case may be, on behalf of such Non-Resident holder of REIT Units or Special Voting Units, as the case may be (and the Trustees shall have the power of attorney of such holders to do so) and, in the interim, the voting and distribution rights, if any, attached to such REIT Units or Special Voting Units, if any, as the case may be shall be suspended. Upon such sale, the affected holders shall cease to be holders of the REIT Units or Special Voting Units, as the case may be, and their rights shall be limited to receiving the net proceeds of sale upon surrender of such REIT Units or Special Voting Units, as the case may be.

Amendments to the Declaration of Trust and Other Documents

      The Declaration of Trust may be amended or altered from time to time. Certain amendments (including the termination of Boardwalk REIT, an exchange, reclassification or cancellation of all or part of the REIT Units or Special Voting Units and the creation of new rights or privileges attaching to the REIT Units and Special Voting Units) require approval by at least 66 2/3% of the votes cast at a meeting of Unitholders called for such purpose. Other amendments to the Declaration of Trust require approval by a majority of the votes cast at a meeting of the Unitholders called for such purpose.

      The following amendments require the approval of at least 66 2/3% of the votes cast by all Unitholders entitled to vote thereon at a meeting called for that purpose:

(a) an exchange, reclassification or cancellation of all or part of the REIT Units;

(b) the addition, change or removal of the rights, privileges, restrictions or conditions attached to the REIT Units, including, without limiting the generality of the foregoing,

(i) the removal or change of rights to distributions; or

(ii) the addition or removal of or change to conversion privileges, redemption privileges, voting, transfer or pre-emptive rights;

(c) the creation of new rights or privileges attaching to certain of the REIT Units and Special Voting Units; and

(d) any change to the existing constraints on the issue, transfer or ownership of the REIT Units and Special Voting Units.

      In addition, the Declaration of Trust provides that Boardwalk REIT will not agree to or approve any material change to the Limited Partnership Agreement, the Operating Trust Declaration of Trust or the Exchange and Support Agreement without the approval of at least 66 2/3% of the votes cast at a meeting of Unitholders called for such purpose. However, no Unitholder approval is required to approve any change to the Limited Partnership Agreement for the purposes of providing a distribution reinvestment entitlement to holders of LP Class B Units that is substantially equivalent to that provided by the Distribution Reinvestment Plan to holders of REIT Units. Furthermore, Boardwalk REIT may not agree to or approve any change to the provisions of the Declaration of Trust governing distributions on the REIT Units or Special Voting Units, or the rights and attributes of the LP Class A Units, LP Class B Units or LP Class C Units without the approval of at least 66 2/3% of the votes cast at any meeting of holders of REIT Units or Special Voting Units, as the case may be, called for that purpose.

      A majority of all Trustees, including a majority of the Independent Trustees, may, without the approval of the Unitholders, make certain amendments to the Declaration of Trust, including amendments:

(a) for the purpose of ensuring continuing compliance with applicable laws (including the Tax Act), regulations, requirements or policies of any governmental authority having jurisdiction over (i) the Trustees or Boardwalk REIT; (ii) the status of Boardwalk REIT as a “mutual fund trust”, “unit trust” and a “registered investment” under the Tax Act; or (iii) the distribution of REIT Units;

(b) which, in the opinion of the Trustees, acting reasonably, are necessary to maintain the rights of the Unitholders set out in the Declaration of Trust;

(c) to remove any conflicts or inconsistencies in the Declaration of Trust or to make minor corrections which are, in the opinion of the Trustees, necessary or desirable and not prejudicial to the Unitholders;

(d) which, in the opinion of the Trustees, are necessary or desirable as a result of changes in taxation or other laws or the administration or enforcement thereof;

(e) for any purpose (except one in respect of which a Unitholder vote is specifically otherwise required) which, in the opinion of the Trustees, is not prejudicial to Unitholders and is necessary or desirable;

(f) deemed necessary or desirable to ensure that Boardwalk REIT has not been established nor maintained primarily for the benefit of persons who are not resident Canadians; and

(g) to implement a distribution reinvestment plan or any amendments to such plan.

      In no event may the Trustees amend the Declaration of Trust if such amendment would (i) amend the provisions of the Declaration of Trust governing amendments to same; (ii) amend the Unitholders’ voting rights; or (iii) cause Boardwalk REIT to fail or cease to qualify as a “mutual fund trust” or “registered investment” under the Tax Act or to be subject to tax under Part XI of the Tax Act or cause the REIT Units to constitute “foreign property” under the Tax Act.

Effect of Termination

      Upon the termination of Boardwalk REIT, the liabilities of Boardwalk REIT shall be discharged with due speed, the net assets of Boardwalk REIT shall be liquidated and the proceeds of such liquidation shall be distributed to the Unitholders in accordance with their entitlement provided under the Declaration of Trust, specifically their right under the Declaration of Trust to the net assets of Boardwalk REIT remaining after satisfaction of all liabilities. Such distribution may be made in cash, as a distribution in kind, or both, all as the

Trustees in their sole discretion may determine. Subject to applicable law, each holder of a REIT Unit or LP Class B Unit will be entitled to receive an amount per REIT Unit and LP Class B Unit, as applicable, equal to the holder’s pro rata share of the assets of Boardwalk REIT derived from the Operating Trust. Each holder of a Special Voting Unit will be entitled to receive a nominal amount upon liquidation.

      Pursuant to the Declaration of Trust, the termination of Boardwalk REIT, other than on the expiry of its term, requires approval by at least 66 2/3% of the votes cast at a meeting of the Unitholders called for that purpose.

Take-Over Bids

      The Declaration of Trust contains provisions to the effect that if a take-over bid, as defined under the Securities Act (Alberta), is made for the REIT Units and within the time limited in such take-over bid for its acceptance; or 120 days after the date of such take-over bid, whichever period is the shorter, the take-over bid is accepted by the holders of not less than 90% of the REIT Units (including REIT Units issuable upon the surrender or exchange of any securities for REIT Units but not including any such securities held at the date of the take-over bid by or on behalf of the offeror or affiliates or associates of the offeror), the offeror will be entitled to acquire the REIT Units held by the remaining Unitholders who did not accept the take-over bid by requiring such Unitholders to elect (a) to transfer their REIT Units to the offeror on the terms on which the offeror acquired the REIT Units of the offerees who accepted the take-over bid or (b) to demand payment of the fair value of the REIT Units and apply to the Court to fix the fair value of the REIT Units of such offeree. See “Description of the Acquisition and the Arrangement — Ancillary Agreements in Connection with the Acquisition and the Arrangement — Call Feature”.

Information and Reports

      Boardwalk REIT will furnish, in accordance with and subject to applicable securities legislation, to Unitholders such consolidated financial statements of Boardwalk REIT (including quarterly and annual consolidated financial statements) and other reports as are from time to time required by applicable law, including forms needed for the completion of Unitholders’ tax returns under the Tax Act and equivalent provincial legislation.

      Prior to each annual or any special meeting of Unitholders, the Trustees will provide the Unitholders (along with notice of such meeting) information similar to that required to be provided to shareholders of a public corporation governed by the ABCA and as required by applicable tax and securities laws.

DISTRIBUTION POLICY

      The following outlines the distribution policy of Boardwalk REIT to be contained in the Declaration of Trust. The distribution policy may be amended only with the approval of a majority of the votes cast at a meeting of Unitholders.

General

      Boardwalk REIT may distribute to holders of REIT Units on or about each Distribution Date respectively such percentage of the Distributable Income for the calendar month then ended as the Trustees determine in their discretion. Following the Acquisition and the Arrangement, it is currently the intention for Boardwalk REIT to make cash distributions to holders of REIT Units on each monthly Distribution Date in the range of 85% of Distributable Income on an annual basis but in no event will distributions for the year be less than Boardwalk REIT’s taxable income.

      Holders of LP Class B Units may surrender such units in exchange for REIT Units in accordance with the Limited Partnership Agreement. Prior to such surrender, holders of LP Class B Units will be entitled to receive distributions from the Partnership pro rata with distributions made by Boardwalk REIT on REIT Units. Boardwalk REIT cannot pay distributions on REIT Units unless an equivalent distribution per REIT Unit is paid on the LP Class B Units. Distributions in respect of a month will be paid on or about each Distribution Date to such Unitholders of record as at the close of business on each Distribution Record Date. In addition, the Trustees may declare to be payable and make distributions, from time to time, out of income of Boardwalk REIT, net realized capital gains of Boardwalk REIT, the net recapture income of Boardwalk REIT, the capital of Boardwalk REIT or otherwise, in any year, in such amount or amounts, and on such dates on or before December 31 of that year as the Trustees may determine, to the extent such income, capital gains and capital has not already been paid, allocated or distributed to the Unitholders of REIT Units that are Unitholders at the record date for such distribution payable and make distributions, from time to time, out of income of Boardwalk REIT. The payment of such amounts shall be made on or before the following January 15th. There will be no distributions in respect of the Special Voting Units.

      Where the Trustees determine that Boardwalk REIT does not have available cash in an amount sufficient to make payment of the full amount of any distribution which has been declared to be payable pursuant to the provisions of the Declaration of Trust on the due date for such payment, the payment may, at the option of the Trustees, include the issuance of additional REIT Units, or fractions of such REIT Units, if necessary, having a fair market value as determined by the Trustees equal to the difference between the amount of such distribution and the amount of cash which has been determined by the Trustees to be available for the payment of such distribution in the case of REIT Units.

      Unless the Trustees determine otherwise, immediately after any pro rata distribution of additional REIT Units to all holders of REIT Units in the circumstances described in the immediately preceding paragraph, the number of the outstanding REIT Units will automatically be consolidated such that each of such holders will hold after the consolidation the same number of REIT Units as such holder held before the distribution of additional REIT Units. In this case, each REIT Unit certificate representing the number of units prior to the distribution of additional REIT Units will be deemed to represent the same number of REIT Units after the non-cash distribution of additional REIT Units and the consolidation.

      Notwithstanding the foregoing, where tax is required to be withheld from a Unitholder’s share of the distribution, the consolidation will result in such Unitholder holding that number of units equal to (i) the number of units held by such Unitholder prior to the distribution plus the number of REIT Units received by such Unitholder in connection with the distribution (net of the number of whole and part REIT Units withheld on account of withholding taxes) multiplied by (ii) the fraction obtained by dividing the aggregate number of REIT Units outstanding prior to the distribution by the aggregate number of REIT Units that would be outstanding following the distribution and before the consolidation if no withholding were required in respect of any part of the distribution payable to any Unitholder. Such Unitholder will be required to surrender the REIT Unit certificates, if any, representing such Unitholder’s original REIT Units, in exchange for a unit certificate representing such Unitholder’s post-consolidation units.

Tax Deferral on Distributions

      Boardwalk REIT estimates that, of the distributions to be made by Boardwalk REIT to Unitholders in 2004, approximately 70% will be tax-deferred by reason of their characterization as non-taxable amounts. The tax-deferred portion of such distributions is dependent on the nature of the distributions received by Boardwalk REIT from the Operating Trust. The extent to which distributions will be tax-deferred in the future will indirectly depend in part on the extent to which the Partnership and the partnerships or trusts of which it is a member or beneficiary claim capital cost allowance in respect of the Contributed Assets and any other depreciable assets held by them. Accordingly, the actual amount of the tax deferral may vary from Boardwalk REIT’s estimates. The adjusted cost base of REIT Units held by a Unitholder will generally be reduced by the tax-deferred portion of distributions made to the Unitholder other than the non-taxable portion of certain capital gains. A Unitholder resident in Canada will generally realize a capital gain to the extent that the adjusted cost base of the Unitholder’s REIT Units would otherwise be a negative amount, notwithstanding that the Unitholder has not sold any REIT Units. See “Certain Canadian Federal Income Tax Considerations”.

Distribution Reinvestment Plan

      Following the completion of the Acquisition and the Arrangement and subject to regulatory approval, Boardwalk REIT intends to adopt the Distribution Reinvestment Plan pursuant to which holders of REIT Units will be entitled to elect to have all cash distributions of Boardwalk REIT automatically reinvested in additional REIT Units at a price per REIT Unit calculated by reference to a weighted average trading price for REIT Units on the TSX preceding the relevant Distribution Date. Unitholders who so elect will receive a further distribution of REIT Units of 3% of each distribution that was reinvested by them. No brokerage commissions will be payable in connection with the purchase of REIT Units under the Distribution Reinvestment Plan and all administrative costs will be borne by Boardwalk REIT. Proceeds received by Boardwalk REIT upon the issuance of additional REIT Units under the Distribution Reinvestment Plan will be used by Boardwalk REIT for future property acquisitions, capital improvements and working capital. The Distribution Reinvestment Plan will prohibit residents of the United States from participating in such plan. Residents of any other jurisdiction outside of Canada may participate in the Dividend Reinvestment Plan if permitted by the laws of the jurisdiction in which they reside, subject to certain restrictions. The terms of such plan will be determined following the completion of the Acquisition and the Arrangement and details and enrolment documents regarding the Distribution Reinvestment Plan will be forwarded to registered holders of REIT Units. The issue of REIT Units under the Distribution Reinvestment Plan may not be exempt from the registration and prospectus requirements of relevant securities legislation in certain provinces of Canada. In addition, the REIT Units issued under the Distribution Reinvestment Plan may not be freely tradable under the provisions of such legislation until Boardwalk REIT has been a reporting issuer for at least 12 months. Boardwalk REIT intends to make applications for discretionary relief from the applicable securities regulatory authorities in order to permit such REIT Units to be issued and to be freely tradable.

      If the Distribution Reinvestment Plan is adopted by Boardwalk REIT, the Partnership will adopt a similar plan such that holders of LP Class B Units will be entitled to elect to have all cash distributions on the LP Class B Units automatically reinvested in additional LP Class B Units on the same basis as a Unitholder pursuant to the Distribution Reinvestment Plan.

INFORMATION CONCERNING OPERATING TRUST

      The Operating Trust has been established under the Operating Trust Declaration of Trust for an indeterminate term. The following is a summary which does not purport to be complete, of certain terms of the Operating Trust Declaration of Trust.

General

      The Operating Trust is an unincorporated open-ended trust established under the laws of the Province of British Columbia pursuant to the Operating Trust Declaration of Trust. The Operating Trust will qualify as a “unit trust” pursuant to the Tax Act on the basis that its units are redeemable on demand by the holder thereof. The Operating Trust is a limited purpose trust and its activities are restricted to, among other things, (i) investing in units and notes or other indebtedness of Boardwalk REIT and/or the Partnership and shares of the General Partner, amounts receivable in respect of such units, notes and other indebtedness and shares and in cash and similar deposits in a Canadian chartered bank or trust company; (ii) issuing Operating Trust Units; (iii) issuing debt securities, including the Series 1 Notes and Series 2 Notes; (iv) redeeming Operating Trust Units; (v) guaranteeing the obligations of any of its subsidiaries (for greater certainty the Operating Trust will not guarantee the obligations of Boardwalk REIT) pursuant to any good faith debt for borrowed money incurred by such subsidiary and pledging securities held by the Operating Trust as security for such guarantee; (vi) satisfying the obligations, liabilities or other indebtedness of the Operating Trust; and (vii) fulfilling its obligations under the Exchange and Support Agreement. The Operating Trust may also carry on such other activities as may be reasonably incidental to the foregoing or necessary in connection with the performance by the trustees of the Operating Trust of their obligations under any agreement to which they are or may become a party for such purposes or in connection with such activities. It is the intention of the foregoing that the Operating Trust will carry on its business and activities only indirectly through the Partnership. The Operating Trust cannot engage, directly or indirectly, in any activity other than those described above.

      The registered office of the Operating Trust is located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia V6C 2X8 and the principal office and centre of administration of the Operating Trust is at Suite 200, 1501 First Street S.W., Calgary, Alberta T2R 0W1.

Trustees and Officers

      The Operating Trust Declaration of Trust provides that there shall be no fewer than one and no more than seven trustees of the Operating Trust. The Operating Trust will have two trustees on the Effective Date. A vacancy occurring among the trustees of the Operating Trust shall be filled by appointment by the unitholder of the Operating Trust.

      The trustees of the Operating Trust shall hold term until such time as removed by the unitholder of the Operating Trust or a trustee of the Operating Trust resigns in accordance with the Operating Trust Declaration of Trust.

Operating Trust Units

      The Operating Trust may issue an unlimited number of Operating Trust Units. The issued and outstanding units of the Operating Trust may be subdivided or consolidated from time to time by the trustees of the Operating Trust without unitholder approval. Boardwalk REIT is and will be the sole unitholder of the Operating Trust at all times.

      Each Operating Trust Unit represents an equal undivided beneficial interest in the Operating Trust and in any distributions by the Operating Trust, whether of net income, net realized capital gains or other amounts, and, in the event of termination or winding up of the Operating Trust, in the net assets of the Operating Trust remaining after satisfaction of all liabilities, and no Operating Trust Unit shall have preference or priority over any other. Each Operating Trust Unit entitles the holder of record thereof to one vote at all meetings of unitholders of the Operating Trust or in respect of any written resolution of unitholders of the Operating Trust.

Amendments to Operating Trust Declaration of Trust

      Pursuant to the Operating Trust Declaration of Trust, the trustees of the Operating Trust may, from time to time, amend or alter the provisions of the Operating Trust Declaration of Trust as follows:

(a) to the extent deemed by the trustees of the Operating Trust in good faith to be necessary to remove any conflicts or other inconsistencies which may exist between any of the terms of the Operating Trust Declaration of Trust and the provisions of any applicable law;

(b) to the extent deemed by the trustees of the Operating Trust in good faith to be necessary to make any change or correction in the Operating Trust Declaration of Trust which is a typographical change or correction or which the trustees of the Operating Trust have been advised by legal counsel is required for the purpose of curing any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained in the Operating Trust Declaration of Trust;

(c) to ensure continuing compliance with applicable laws (including the Tax Act), regulations, requirements or policies of any governmental authority having jurisdiction over:

(i) the trustees of the Operating Trust or the Operating Trust itself; or

(ii) the distribution of Operating Trust Units;

(d) to ensure that the Operating Trust continues to qualify as a “unit trust” pursuant to paragraph 108(2)(a) of the Tax Act;

(e) which, in the opinion of the trustees of the Operating Trust, are necessary or desirable as a result of changes, in taxation or other laws or the administration or enforcement thereof; and

(f) as otherwise deemed by the trustees of the Operating Trust in good faith to be necessary or desirable.

      Following the Effective Date, other than as set forth above, the trustees of the Operating Trust may not amend the Operating Trust Declaration of Trust without the approval of at least 66 2/3% of the unitholders of the Operating Trust.

Redemption Right

      The Operating Trust Declaration of Trust provides that the Operating Trust Units are redeemable, in whole or in part, at any time on demand by the holder thereof upon delivery to Operating Trust of a duly completed and properly executed notice requiring the Operating Trust to redeem the Operating Trust Units, in form, manner of completion or execution reasonably acceptable to the trustees of the Operating Trust, together with the certificates representing the Operating Trust Units to be redeemed and written instructions as to the number of Operating Trust Units to be redeemed, as well as any further evidence the trustees of the Operating Trust may reasonably require with respect to the identity, capacity or authority of the Person giving such notice. Upon tender of the Operating Trust Units by a holder thereof for redemption, the holder of the Operating Trust Units tendered for redemption will no longer have any rights with respect to such tendered Operating Trust Units (other than the right to receive the redemption price for such Operating Trust Units) including the right to receive distributions thereon which are declared payable to unitholders of record on a date which is subsequent to the day of receipt by the Operating Trust of the redemption notice. The redemption price for each of the Operating Trust Units tendered for redemption will be equal to:

      (A × B) - C

D

      Where:

A =	the redemption price per REIT Unit calculated as of the close of business on the date the Operating Trust Units were so tendered for redemption by the holder thereof;

B =	the aggregate number of REIT Units outstanding as of the close of business on the date the Operating Trust Units were so tendered for redemption by the holder thereof;

C =	(i) the aggregate unpaid principal amount and accrued interest thereon of the Operating Trust Notes held by or owed to Boardwalk REIT and the fair market value of any other assets or investments held by Boardwalk REIT (other than Operating Trust Units) as of the close of business on the date the Operating Trust Units were so tendered for redemption by a holder thereof minus (ii) the aggregate unpaid principal of any indebtedness and any accrued liabilities owed by Boardwalk REIT; and

D =	the aggregate number of Operating Trust Units outstanding held by Boardwalk REIT as of the close of business on the date the Operating Trust Units were so tendered for redemption by the holder thereof.

      The trustees of the Operating Trust are also entitled to call for redemption, at any time, all or part of the outstanding Operating Trust Units registered in the name of Boardwalk REIT or any other holder of Operating Trust Units at the same redemption price as described above for each Operating Trust Unit called for redemption, calculated with reference to the date the trustees of the Operating Trust approved the redemption of the Operating Trust Units.

      Subject to certain exemptions contained in the Operating Trust Declaration of Trust, the aggregate redemption price payable by the Operating Trust in respect of any Operating Trust Units tendered for redemption by the holders thereof during any month will be satisfied, at the option of the trustees of the Operating Trust, in immediately available funds by cheque or by such other manner of payment approved by the trustees of the Operating Trust from time to time.

      In certain circumstances, the Operating Trust may satisfy the redemption price in respect of the Operating Trust Units by issuing Series 2 Notes with an aggregate value equal (as determined by the trustees of the Operating Trust) to the aggregate redemption price of Operating Trust Units to be redeemed.

Cash Distributions

      The Operating Trust will distribute to Boardwalk REIT, to the extent possible, and Boardwalk REIT will have the right to receive, all of the distributable income of the Operating Trust. Such distributions will be made on or about the tenth Business Day following each calendar month end and are intended to be received by Boardwalk REIT prior to its related cash distribution to Unitholders. If the trustees of the Operating Trust determine that it would be in the best interests of the Operating Trust, they may reduce for any period the percentage of distributable income to be distributed to Boardwalk REIT and may choose to repay principal on the Series 1 Notes in lieu of making distributions. In addition, on December 31 of each year, the Operating Trust will make payable to its unitholder, and its unitholder will have an enforceable right to payment on such date of, a distribution of sufficient net realized capital gains, net income, and net recapture income for the taxation year ending on that date, net of any capital losses or non capital losses recognized on or before the end of such year such that the Operating Trust will not be liable for ordinary income taxes for such year, net of tax refunds. The payment of such amounts shall be made on or before the following January 10th.

      Notwithstanding the foregoing, if the trustees of the Operating Trust determine that the Operating Trust does not have cash in an amount sufficient to make payment of the full amount of any distribution, the payment may include the issuance of additional Operating Trust Units and/or Series 1 Notes if necessary, having a value equal to the difference between the amount of such distribution and the amount of cash which has been determined by the trustees of the Operating Trust to be available for the payment of such distribution. The value of each Operating Trust Unit so issued will be the redemption price thereof such that the issuance will not result in Boardwalk REIT being liable under the Tax Act to pay a tax imposed under Part XI of the Tax Act.

      Any Operating Trust Units transferred to Unitholders pursuant to a distribution in specie may be subject to resale and transfer restrictions under applicable securities laws.

Operating Trust Notes

      The Operating Trust Notes issuable by the Operating Trust will be issuable in series in Canadian currency. The Operating Trust Notes will be issuable in denominations of $100.00 and integral multiples of $100.00. No fractional Operating Trust Notes will be issued and where the number of Operating Trust Notes to be received by a noteholder includes a fraction, such number shall be rounded to the next lowest $100.00 denomination.

      Series 1 Notes will be issued to Boardwalk REIT. Series 2 Notes will be reserved by the Operating Trust to be issued exclusively as full or partial payment of the redemption price of the Series 1 Notes and the Operating Trust Units in the event of a redemption of REIT Units.

Interest and Maturity

      Series 1 Notes will be issued at the Effective Date to Boardwalk REIT and will be payable on demand, but will have a maximum term of ten years, less a day. Such notes will bear interest at a rate of up to a maximum of 6% per annum. Each Series 2 Note will have a term not to exceed 25 years from the date of its issue and will bear interest at a market rate to be determined by the Operating Trust, at the time of issuance thereof, payable on the 30th day of each calendar month that each Series 2 Note is outstanding.

Payment on Maturity

      On maturity, the Operating Trust will repay its Series 2 Notes by paying to the Operating Trust Note Trustee under the Operating Trust Note Indenture, in cash, an amount equal to the principal amount of the outstanding Series 2 Notes which have then matured, together with accrued and unpaid interest thereon.

Redemption

      The Operating Trust Notes will be redeemable at the option of the Operating Trust prior to maturity.

Subordination/ Security

      Payment of the principal amount and interest on the Operating Trust Notes will be subordinated in right of payment to the prior payment in full of the principal of, and accrued and unpaid interest on, all other amounts owing in respect of all senior indebtedness, which will be defined as all indebtedness, liabilities and obligations of the Operating Trust which, by the terms of the instrument creating or evidencing the same, will be expressed to rank in right of payment in priority to the indebtedness evidenced by the Operating Trust Note Indenture. The Operating Trust Note Indenture will provide that upon any distribution of the assets of the Operating Trust in the event of any dissolution, liquidation, reorganization or other similar proceedings relative to the Operating Trust, the holders of all such senior indebtedness will be entitled to receive payment in full before the holders of the Operating Trust Notes are entitled to receive any payment.

Default

      The Operating Trust Note Indenture will provide that any of the following shall constitute an event of default:

(a) default in payment of the principal of the Operating Trust Notes when the same becomes due and the continuation of such default for a period of ten Business Days;

(b) default in payment of any interest due on any Operating Trust Notes and continuation of such default for a period of ten Business Days;

(c) default in the observance or performance of any other covenant or condition of the Operating Trust Note Indenture and continuance of such default for a period of 30 days after notice in writing has been given by the Operating Trust Note Trustee specifying such default and requiring the Operating Trust to rectify the same; and

(d) certain events of dissolution, liquidation, reorganization or other similar proceedings relative to the Operating Trust. The provisions governing an event of default under the Operating Trust Note Indenture and remedies available thereunder do not provide protection to the holders of Operating Trust Notes which would be comparable to the provisions generally found in debt securities issued to the public.

     Subordination Agreements

      Pursuant to the terms of the Operating Trust Note Indenture, the Operating Trust Note Trustee may enter into subordination agreements with the holders of certain senior indebtedness under which the Operating Trust Note Trustee, on behalf of the holders of Operating Trust Notes, may agree directly with a holder of senior indebtedness in implementation of and/or in addition to the subordination terms described under “Subordination/ Security” above. The Operating Trust Note Trustee may give a holder of senior indebtedness a power of attorney to be exercised in any creditor proceedings to enforce the terms thereof. The Operating Trust Note Trustee may also agree to ensure any transferee of Operating Trust Notes (or other securities of the Operating Trust) agrees to be bound by the provisions of the subordination agreements.

Operating Trust Units

      As the Operating Trust Units are not likely to be issued to or held by any Person other than Boardwalk REIT, registration of interests in, and transfers of, the Operating Trust Units will not be made through the book-entry only system administered by Canadian Depository for Securities Limited. Rather, holders of the Operating Trust Units will be entitled to receive certificates therefor.

INFORMATION CONCERNING THE PARTNERSHIP

General

      The Partnership is a limited partnership formed under the laws of the Province of British Columbia. Following the completion of the Acquisition and the Arrangement, the Partnership will hold all of the direct and indirect interests in the Contributed Assets.

      The registered office of the Partnership is located at Suite 1700, Park Place, 666 Burrard Street, Vancouver, British Columbia V6C 2X8 and the principal place of business of the Partnership is located at Suite 200-1501 First Street S.W., Calgary, Alberta T2R 0W1.

The General Partner

      The General Partner is the general partner of the Partnership and does not and will not own any assets or carry on any other business prior to the Effective Time. The General Partner is a wholly-owned subsidiary of the Corporation. On or before the Effective Date, the directors of the General Partner will be the same as the Trustees. Pursuant to the Acquisition and the Arrangement, all of the outstanding shares of the General Partner will be transferred to Boardwalk REIT for a nominal amount of cash. See “Description of the Acquisition and the Arrangement — The Plan of Arrangement”.

LP Units

      The Partnership is authorized to issue an unlimited number of LP Class A Units, an unlimited number of LP Class B Units and an unlimited number of LP Class C Units, and, subject to certain restrictions, such other classes of partnership interests as the General Partner may decide from time to time. Prior to the Acquisition and the Arrangement, the Corporation will be the holder of one initial LP Class A Unit. Upon completion of the Acquisition and the Arrangement, the LP Class A Units will be held by the Operating Trust, the LP Class C Units will be held by the Corporation and the LP Class B Units will be held by BEI Subco.

      The LP Class B Units, together with the accompanying Special Voting Units, except as otherwise noted, have economic and voting rights equivalent in all material respects to the REIT Units. In particular, subject to certain limitations contained in the Limited Partnership Agreement and the Exchange and Support Agreement, each LP Class B Unit entitles the holder thereof to receive and, subject to applicable law, the Partnership will declare, a distribution on each LP Class B Unit equal to the amount of a distribution declared by Boardwalk REIT on each REIT Unit on the date of such distribution’s declaration. Additional principal terms of the LP Class B Units are as follows: (i) the LP Class B Units may be surrendered, on a one-for-one basis (subject to customary anti-dilution provisions) for REIT Units at the option of the holder, at any time unless this would jeopardize Boardwalk REIT’s status as a “unit trust”, “mutual fund trust” or “registered investment” under the Tax Act; (ii) each LP Class B Unit will be accompanied by a Special Voting Unit which will entitle the holder thereof to receive notice of, to attend and to vote at all meetings of Unitholders (except in respect of LP Class B Units previously surrendered); and (iii) except as required by law and in certain specified circumstances where the rights of a holder of LP Class B Units are affected, holders of the LP Class B Units are not entitled to vote at any meeting of the limited partners of the Partnership.

      The Partnership, the Operating Trust, Boardwalk REIT, the Corporation, BEI Subco and the holders of LP Class B Units will enter into any agreements necessary to give effect to the foregoing terms of the LP Class B Units, including the Exchange and Support Agreement.

      Pursuant to the Declaration of Trust and the Exchange and Support Agreement, if an offer, issuer bid (other than an exempt issuer bid), take-over bid (other than an exempt take-over bid) or similar transaction with respect to the REIT Units is proposed by Boardwalk REIT or is proposed to Boardwalk REIT or holders of REIT Units, and is recommended by the Board of Trustees, or is otherwise effected or to be effected with or without the consent or approval of the Trustees, and the LP Class B Units are not withdrawn in accordance with their terms or surrendered for REIT Units in accordance with the Exchange and Support Agreement, Boardwalk REIT will, to the extent possible in the circumstances, expeditiously and in good faith, take all such actions and do all such things as are necessary or desirable to enable and permit holders of those LP Class B Units to participate in such offer to the same extent and on an economically equivalent basis as the holders of REIT Units, without discrimination. Without limiting the generality of the foregoing, Boardwalk REIT will, to the extent possible in the circumstances, expeditiously and in good faith, use commercially reasonable efforts to ensure that holders of LP Class B Units may participate in all such offers without being required to surrender such units for withdrawal or exercise their right to exchange such units (or, if so required, to ensure that any such surrender or exchange will be effective only upon, and will be conditional upon, the successful closing of the offer and only to the extent necessary to tender to or deposit under the offer).

      In the event of the liquidation, dissolution or winding-up of the Partnership or any other distribution of the assets of the Partnership among the holders of the units of the Partnership for the purpose of winding up its affairs, a holder of LP Class B Units will be entitled, subject to applicable law, to receive in respect of each LP Class B Unit held by such holder on the effective date of such liquidation, dissolution or winding-up, one REIT Unit for each LP Class B Unit.

      As long as any of the LP Class B Units are outstanding, the Partnership will not at any time without, but may at any time with, the approval of the holders of the LP Class B Units: (a) pay any distribution on the LP Class A Units unless distributions payable on the LP Class B Units have been paid; (b) offer to redeem or purchase or make any capital distribution in respect of the LP Class A Units, unless the Partnership makes a contemporaneous offer to redeem or purchase a proportionate number of LP Class B Units on the same terms and conditions and for identical consideration per unit of the Partnership or makes an equivalent capital distribution per unit of the Partnership in respect of the LP Class B Units; or (c) issue any additional LP Class A Units unless Boardwalk REIT has issued the same number of REIT Units.

      The LP Class B Units may be issued in respect of other transactions involving the Partnership from time to time.

      Pursuant to the Acquisition and the Arrangement, the Corporation will subscribe for one initial LP Class A Unit of the Partnership. The LP Class A Units have terms similar to those attached to the LP Class B Units, except that the holders of LP Class A Units (i) are not entitled to receive REIT Units in the event of a full or partial surrender of the LP Class A Units or upon the liquidation, dissolution or winding up of the Partnership; (ii) are entitled to receive a distribution on the LP Class A Units in an amount sufficient to allow Boardwalk REIT and the Operating Trust to pay their expenses but will not be entitled to receive a distribution equal to the distribution on REIT Units; and (iii) are entitled to receive notice of, to attend and vote at all meetings of the partners of the Partnership, but will not be entitled to receive notice of, to attend or vote at meetings of the Unitholders. Upon completion of the Acquisition and the Arrangement, the Operating Trust will be the holder of all of the LP Class A Units.

      The LP Class C Units are entitled to preferred partnership distributions in amounts at least sufficient to permit the Corporation, as the holder of such units, to meets its obligations to make all payments due and payable by the Corporation on the Retained Debt. See “Information Concerning the Partnership — Distributions”.

      As long as any of the LP Class C Units are outstanding, the Partnership will not at any time without, but may at any time with, the approval of the holders of the LP Class C Units: (a) pay any distribution on the LP Class A Units or LP Class B Units unless distributions payable on the LP Class C Units have been paid; (b) offer to accept the withdrawal of the LP Class A Units or LP Class B Units; or (c) issue any additional LP Class C Units.

      In the event of the liquidation, dissolution or winding-up of the Partnership or any other distribution of the assets of the Partnership among the holders of the LP Units for the purpose of winding up its affairs, a holder of LP Class C Units will be entitled, subject to applicable law, and in priority to any distribution to the holders of LP Class A Units or LP Class B Units, to receive in respect of each LP Class C Unit held by such holder on the effective date of such liquidation, dissolution or winding-up, an amount equal to the LP Class C Preferred Liquidation Entitlement divided by the outstanding LP Class C Units. For purposes of this paragraph the “LP Class C Preferred Liquidation Entitlement” means the aggregate of each amount that is (i) the principal amount of the Retained Debt that is outstanding on the liquidation date, all accrued and unpaid interest on such principal amount up to and including the liquidation date and any other amount outstanding in respect of the Retained Debt on the liquidation date, (ii) an amount of either tax that is due and payable under Part I.3 of the Tax Act or capital tax that is due and payable under any relevant provincial or territorial legislation that is reasonably attributable to the Retained Debt, and any interest or penalties thereon, and (iii) in respect of the amount of tax that is due and payable under the Tax Act or any similar provincial or territorial statute that is reasonably attributable to the foregoing distributions and any disposition whether by redemption or otherwise of any LP Class C Unit, and any interest or penalties thereon, and for greater certainty each amount under (i), (ii) and (iii) above shall be determined without duplication.

      The holders of LP Class C Units are entitled to receive notice of, to attend and to vote (on the basis of one vote for every 1,000 LP Class C Units held) at all meetings of holders of LP Units.

Investment Guidelines and Operating Policies

      The operations and affairs of the Partnership will be conducted in accordance with the investment guidelines and operating policies contained in the Declaration of Trust. See “Investment Guidelines and Operating Policies of Boardwalk REIT”.

Amendments to Limited Partnership Agreement

      Pursuant to the Limited Partnership Agreement, the General Partner may amend the Limited Partnership Agreement without notice to or consent of any other partners, to reflect the admission, resignation or withdrawal of any partner, or the assignment by any partner of the whole or any part of such partner’s interest in accordance with the Limited Partnership Agreement. The General Partner will also be entitled to make any reasonable decisions, designations or determinations not inconsistent with law or with the Limited Partnership Agreement which it may determine are necessary or desirable in interpreting, applying or administering the Limited Partnership Agreement or in administering, managing or operating the Partnership.

      The Limited Partnership Agreement may also be amended by the General Partner with the approval of the limited partners holding more than 66 2/3% of the limited partnership units provided that: (i) except as contemplated in Article 11 and Article 12 of the Limited Partnership Agreement, any material change which affects the rights or interests of the General Partner must be approved by the General Partner; (ii) any material change which affects the rights or interests of the holders of the LP Class A Units, LP Class B Units or LP Class C Units must have special approval of the holders of such partnership units, as applicable; and (iii) any material change which affects any limited partner in a manner that is different from the effects on other limited partners shall be valid only with the consent of such limited partner.

      The Limited Partnership Agreement may not be amended if such amendment would amend the amendment section of the Limited Partnership Agreement or cause Boardwalk REIT to fail or cease to qualify as a “mutual fund trust” or “registered investment” under the Tax Act or cause the REIT Units to constitute “foreign property” under the Tax Act or cause Boardwalk REIT to be liable for tax under Part XI of the Tax Act. Further, notwithstanding any other provision to the contrary in the Limited Partnership Agreement, no amendments may be made which in any manner would allow any limited partner to take part in the management or the administration of the business of the Partnership, reduce the interest in the Partnership of any limited partner, allow any limited partner to exercise control over the business of the Partnership, change the right of a limited partner to vote at any meeting or change the Partnership from a limited partnership to a general partnership.

Distributions

      The Partnership will distribute to the General Partner and to the limited partners holding LP Class A Units, LP Class B Units and LP Class C Units their pro rata portions of distributable cash as set out below. Distributions will be made forthwith after the General Partner determines the distributable cash of the Partnership and determines the amount of all expenses incurred by it for acting as general partner (the “Reimbursement Distribution Amount”), which shall take place no later than the 10th day of each month. Distributable cash will represent, in general, all of the Partnership’s cash on hand that is derived from any source (other than amounts received in connection with the subscription for additional interests in the Partnership) and that is determined by the General Partner not to be required in connection with the business of the Partnership. Such amount will be determined by the General Partner in a manner analogous to the manner in which Boardwalk REIT calculates Distributable Income (without reference to the LP Class A Preferred Distribution or the LP Class C Preferred Distribution). Following such determination, the distributable cash will be distributed to the limited partners of the Partnership as follows: (a) to the Corporation, as holder of LP Class C Units of the amount of distributable cash of the Partnership that is equal to aggregate of (A) 0.5% of distributable cash to a maximum of $100,000 in each fiscal year, and (B) each amount due and payable by the Corporation (i) in respect of principal, interest or any other amount under the Retained Debt; (ii) in respect of the amount of either tax that is due and payable under Part I.3 of the Tax Act or capital tax that is due and payable under any provincial or territorial statute all of which is reasonably attributable to the Retained Debt, and any interest or penalties thereon; and (iii) in respect of the amount of tax that is due and payable under either the Tax Act or any similar provincial or territorial statute that is reasonably attributable to any distributions on the LP Class C Units, including any disposition whether by redemption or otherwise of any LP Class C Unit, and any interest or penalties thereon, and for greater certainty each amount under (i), (ii) and (iii) above shall be determined without duplication; excluding, in each case, any amount arising from the default by the holder of the LP Class C Units to satisfy its obligation under or in connection with the Retained Debt, unless such default can reasonably be attributed to the conduct of the Partnership (the “LP Class C Preferred Distribution”); (b) the Reimbursement Distribution Amount to the General Partner; (c) an amount to the holders of LP Class A Units sufficient to allow Boardwalk REIT and the Operating Trust to pay their expenses (including, without limitation, any fees or commissions payable to agents or underwriters in connection with the sale of securities by Boardwalk REIT or the Operating Trust) on a timely basis (the “LP Class A Preferred Distribution”); (d) an amount to the General Partner equal to 0.001% of the balance of the distributable cash of the Partnership; and (e) an amount equal to the balance of the distributable income of the Partnership to the holders of LP Class A Units and LP Class B Units in accordance with their entitlements as holders of LP Class A Units and LP Class B Units, as the case may be. However, holders of LP Class B Units will be entitled to receive distributions on each such unit equal to the amount of the distribution declared on each REIT Unit. The record date and the payment date for any distribution declared on the LP Class B Units will be the same as those for the REIT Units.

      The holder of any LP Unit will be entitled to elect to (a) reinvest all or any portion (the “Elected Amount”) of any distribution declared by the Partnership to be payable to such holder of such LP Unit provided that the election is in writing, specifies the Elected Amount and whether such distribution shall be made by the issuance of further LP Units of the same class, or in the case of LP Class B Units, REIT Units and is received by the Partnership before the payment date for such distribution. Where the election is duly made by the holder, the Elected Amount will be deemed for all purposes of the Limited Partnership Agreement (i) to be paid to and received by such holder on the payment date for such distribution, and (ii) to be reinvested by such holder as the subscription price of that number of LP units of the particular class calculated by the formula:

A
B

      Where:

A	is the Elected Amount, and

B	is the 20-day daily-volume weighted average trading price of REIT Units determined as of the payment date for such distribution; or

(b) in lieu of receiving all or a portion (the “Selected Amount”) of the distribution declared by the Partnership, choose to be loaned an amount from the Partnership equal to the Selected Amount, and to have the distribution of the Selected Amount made to it on the first Business Day following the end of the fiscal year in which such distribution would otherwise have been made. Each such loan made in a fiscal year will not bear interest and will be due and payable in full on the first Business Day following the end of the fiscal year during which the loan was made.

Allocation of Partnership Income and Partnership Losses

      The aggregate Partnership Income or Partnership Loss for a fiscal year will be allocated as follows at the end of each fiscal year:

(a) the limited partners (other than the holder of the LP Class C Units) will be allocated all Partnership Income or Partnership Loss resulting after giving effect to the amounts of Partnership Income or Partnership Loss allocated pursuant to paragraphs (b), (c) and (d) below, and, subject to the elections described above, such Partnership Income or Partnership Loss allocated to the limited partners will be allocated to each Person who was a limited partner at any time in such fiscal year in an amount calculated by the formula:

A × C
B

      where

A	is the aggregate amount of the distributions of distributable cash paid or payable to such limited partner with respect to such fiscal year as set forth above in paragraph (e) under the heading entitled “Distributions”;

B	is the aggregate amount of the distributions of distributable cash paid or payable to all limited partners (other than the holder of the LP Class C Units) with respect to such fiscal year as set forth above in paragraph (e) under the heading entitled “Distributions”; and

C	is such Partnership Income or Partnership Loss allocated to all limited partners (other than the holder of the LP Class C Units) with respect to such fiscal year; and

(b) the General Partner will be allocated Partnership Income equal to the aggregate of (i) all Reimbursement Distribution Amounts that are paid to it (whether in such fiscal year or within 30 days thereafter) in respect of expenses incurred by it in the fiscal year; and (ii) all amounts distributed in such period to the holder of the LP Class A Units set forth above in the paragraph entitled “Distributions” to the extent not taken into account in the determination of the allocation of Partnership Income;

(c) the holder of LP Class C Units will be allocated Partnership Income or Partnership Loss (which Partnership Loss is not to exceed $1,000), as applicable, equal to the amount that the General Partner determines is reasonable in respect of such fiscal year;

(d) the holder of LP Class A Units will be allocated Partnership Income equal to the aggregate amount of LP Class A Preferred Distributions paid or payable to such holder with respect to such fiscal year;

(e) in respect of each fiscal year of the Partnership, the General Partner will credit (or debit) the current account of each class of LP Units held by a partner by the amount of the Partnership Income (or Partnership Loss) of such fiscal year that is allocated to the partner under this paragraph or the following paragraph in respect of such class of LP Units; and

(f) in respect of each distribution that is made by the Partnership to a limited partner in respect of a class of LP Units, whether a distribution of distributable cash or otherwise the General Partner will (i) determine the portion of such distribution, if any, that is a distribution of the Partnership Income for such fiscal year and will debit the current account of the limited partner in respect of such class of LP Units by an amount equal to the amount of such portion, and (ii) determine the portion of such distribution, if any, that is a distribution or return of the capital of the Partnership and will debit the capital account of the limited partner in respect of such class of LP Units by an amount equal to the amount of such portion.

Allocation of Partnership Tax Income and Partnership Tax Loss

      The Partnership Tax Income or Partnership Tax Loss for a fiscal year will be allocated to the General Partner and to each Person who was a limited partner of the Partnership in that year in the manner provided below. At the end of each fiscal year, the General Partner will be allocated Partnership Tax Income, in an amount equal to the aggregate of (i) all Reimbursement Distribution Amounts that are paid to the General Partner; and (ii) all other amounts distributed to the General Partner. The holder of the LP Class A Units will be allocated Partnership Tax Income for a fiscal year equal to its LP Class A Preferred Distributions for such fiscal year. The holder of LP Class C Units will be allocated Partnership Tax Income or Partnership Tax Loss (which Partnership Tax Loss is not to exceed $1,000), as applicable, equal to the amount that the General Partner determines is reasonable for such fiscal year. After giving effect to such allocation to the General Partner, to the holder of LP Class A Units and to the holder of LP Class C Units, each Person who was a limited partner of the Partnership (other than the holder of LP Class C Units) at any point during that year will be allocated all Partnership Tax Income or Partnership Tax Loss, as determined in accordance with the Tax Act, calculated by the formula:

A × C
B

      where

A	is the aggregate amount of the cash distributions paid or payable to such limited partner with respect to such fiscal year as set forth above in paragraph (e) under the heading entitled “Distributions”;

B	is the aggregate amount of the cash distributions paid or payable to all limited partners (other than the holder of the LP Class C Units) with respect to such fiscal year as set forth above in paragraph (e) under the heading entitled “Distributions”; and

C	is such Partnership Tax Income or Partnership Tax Loss allocated to all limited partners (other than the holder of the LP Class C Units) with respect to such fiscal year.

      If, with respect to a given fiscal year, no cash distribution is made by the Partnership to its limited partners, the Partnership Tax Income or Partnership Tax Loss, as the case may be, for that fiscal year will be allocated to each Person who was a limited partner at anytime in such fiscal year in the proportion determined by the General Partner, reduced by the amount, if any, of the Partnership Tax Income allocated to the General Partner, as described in the immediately preceding paragraph.

Functions and Powers of the General Partner

      Subject to the provisions of the Limited Partnership Agreement, the General Partner has all the obligations, rights or authority granted by applicable law. The Limited Partnership Agreement provides that the General Partner is authorized to carry out the business of the Partnership with the full power and exclusive authority to administer, manage, control and operate the operations and affairs of the Partnership and the business of the Partnership and to bind the Partnership. In addition, the General Partner has, except as otherwise provided in the Limited Partnership Agreement, all of the power and authority for and on behalf of, and in the name of, the Partnership to do or cause to be done any act, take any proceeding, make any decision and execute and deliver or cause to be delivered any instrument, deed, agreement or document on behalf of the Partnership permitted by the Limited Partnership Agreement and involving matters or transactions which are necessary for or incidental to carrying on the business of the Partnership. The General Partner is required to exercise its powers and discharge its duties honestly, in good faith and in the best interests of the Partnership and to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances and as would the director of a corporation in comparable circumstances. The General Partner is not entitled to dissolve the Partnership, wind up its affairs or effect a sale of all or substantially all of the Partnership’s assets except in accordance with the provisions of the Limited Partnership Agreement.

      The Limited Partnership Agreement provides that all material transactions and agreements involving the Partnership must be approved by the General Partner’s board of directors.

Restrictions of the Authority of the General Partner

      The authority of the General Partner is limited in certain respects by the Limited Partnership Agreement. For example, the General Partner is prohibited, without the prior approval of the limited partners given by special resolution, from selling or otherwise disposing of all or substantially all of the assets of the Partnership.

Reimbursement of the General Partner

      The Partnership will reimburse the General Partner for all expenses incurred by the General Partner in the performance of its duties as general partner under the Limited Partnership Agreement on behalf of the Partnership.

Limited Liability

      The General Partner will operate and carry on the business of the Partnership and conduct the affairs of the Partnership in a manner so as to ensure to the greatest extent possible the limited liability of its limited partners. However, limited partners may lose their limited liability in certain circumstances. If a limited partner losses its limited liability as a result of the negligence of the General Partner in performing its duties under the Limited Partnership Agreement, such limited partner will be indemnified by the General Partner for any costs, expenses, damages or liabilities incurred or suffered as a result of losing such limited liability.

Management

      The senior officers of the General Partner consist of Sam Kolias, President and Chief Executive Officer; Van Kolias, Vice President, Quality Control and Assistant Secretary; Kevin Screpnechuk, Senior Vice President, Rental Operations; R. Douglas Biggs, Vice President, Legal Affairs; William Chidley, Senior Vice President, Corporate Development; Jean Denis, Vice President, Quebec Acquisitions; Roberto A. Geremia, Senior Vice President, Finance and Chief Financial Officer; Michael Guyette, Vice President, Technology; Mike Hough, Senior Vice President; Helen Mix, Vice President, Human Resources; Shaun Renneberg, Vice President, Capital Projects; Lisa Russell, Vice President, Acquisitions, Western Canada; Kelly Sadiura, Vice President, Customer Services and Process Design; and Manjeet Dhillon, Vice President and Controller. The senior officers have extensive experience in acquiring, refurbishing and profitably managing multi-family residential properties. Additional officers or personnel may be employed by Boardwalk REIT or provided under the Boardwalk REIT Administrative Services Agreement to support management in fulfilling its duties. In addition to the services it obtains under the Boardwalk REIT Administrative Services Agreement, Boardwalk REIT may also outsource other services necessary to its operations to third parties, subject to approval of the Trustees as necessary.

      The following table sets forth the name, municipality of residence, current office held with the Corporation and the principal occupation during the last five years of each of the individuals who will be members of senior management of Boardwalk REIT effective upon completion of the Arrangement:

Name and Municipality of
Residence	Position Held	Principal Occupation

Sam Kolias	President and Chief Executive	Executive of the Corporation
Calgary Alberta	Officer

Van Kolias	Senior Vice-President, Quality	Executive of the Corporation
Calgary, Alberta	Control, and Assistant Corporate Secretary

Roberto A. Geremia	Senior Vice President, Finance	Executive of the Corporation.
Calgary, Alberta	and Chief Financial Officer

William Chidley	Senior Vice President, Corporate	Executive of the Corporation
Calgary, Alberta	Development

Kevin P. Screpnechuk	Senior Vice-President, Rental	Executive of the Corporation
Calgary, Alberta	Operations

Mike Hough	Senior Vice President	Executive of the Corporation since
Burlington, Ontario		February 2001. Prior thereto, Vice President and Director of TD Securities Inc. from April 1, 1999 to February 2001 and prior thereto, Investment Analyst at HSBC Securities Inc.

Name and Municipality of
Residence	Position Held	Principal Occupation

R. Douglas Biggs	Vice President, Legal Affairs	Executive of the Corporation
Calgary, Alberta

Jean Denis	Vice President, Acquisitions	Executive of the Corporation since
Montreal, Quebec	Quebec	December 2002. Prior thereto, Mr. Denis was an associate with La Corporation d’Hypothéques Montrose (Québec) Ltee from February 1999 and prior thereto, a real estate consultant and broker from February 1995 to February 1999

Michael Guyette	Vice President, Technology	Executive of the Corporation since
Calgary, Alberta		October 2000. Prior thereto, and since 1989, a number of positions in the communications industry, including Director-Channel Marketing at Imagic TV Inc., Manager, Partner Solutions, Marketing at Nortel Networks, and Major Account Manager at New Brunswick Telephone Limited.

Helen Mix	Vice President, Human Resources	Executive of the Corporation since
Calgary, Alberta		January 2003. Prior thereto, Ms. Mix held various human resources and payroll positions with the Corporation since July 1999 and prior thereto, accountant and systems administrator with Chinook Industrial Ltd.

Shaun Renneberg	Vice President, Capital Projects	Executive of the Corporation since
Calgary, Alberta		March 1, 1999. Prior thereto, Manager Capital Projects for the Corporation from June 1995 to March 1, 1999.

Lisa Russell	Vice President, Acquisitions,	Executive of the Corporation since
Calgary, Alberta	Western Canada	March 2003. Prior thereto, Ms. Russell held various operations and acquisitions positions with the Corporation since September 1995.

Name and Municipality of
Residence	Position Held	Principal Occupation

Kelly Sadiura	Vice President, Customer Services	Executive of the Corporation since
Calgary, Alberta	and Process Design	December 2002. Prior thereto Ms. Sadiura held various administration and customer service positions with the Corporation since October 1995.

Manjeet Dhillon	Vice President and Controller	Executive of the Corporation since
Calgary, Alberta		June 2003. Prior thereto, Director of Accounting of the Corporation since August 1999 and prior thereto, accountant with Arthur Andersen from September 1995 to July 1999.

      Biographical information regarding the senior officers of Boardwalk REIT is provided below.

Sam Kolias

      Mr. Sam Kolias is the President, Chief Executive Officer and a director of the Corporation, positions he has had since incorporation in July 1993. Prior to that time, Mr. Kolias’ principal occupation was as President of BPCL, a private real estate holding company owned 50% by Mr. Kolias (through his 100% ownership of Boardwalk Investment Limited), and 50% by Mr. Van Kolias (through his 100% ownership of Park Place Holdings Ltd.).

Van Kolias

      Mr. Van Kolias is the Senior Vice-President, Quality Control, Assistant Corporate Secretary and a director of the Corporation. Mr. Van Kolias has been a director since incorporation in July 1993, Assistant Corporate Secretary of the Corporation since June 1995 and a vice-president of the Corporation since 1997. Prior thereto, Mr. Van Kolias was Vice-President of BPCL.

Kevin P. Screpnechuk

      Mr. Screpnechuk is the Senior Vice-President, Rental Operations, a position he has held since June 1994, and has been a director of the Corporation since July 21, 1993. Prior thereto, Mr. Screpnechuk was Vice-President of Marketing for the Corporation and prior to holding that position, Mr. Screpnechuk was manager of bulk sales for BPCL.

William Chidley

      Mr. Chidley is the Senior Vice-President of Corporate Development for the Corporation, a position he has held since October 1996. Prior thereto, Mr. Chidley was a real estate consultant providing advice on acquisitions and dispositions from October 1994 to October 1996. Prior thereto, Mr. Chidley was a Vice President/ Senior Vice President of Trizec Corporation from September 1984 to October 1994. Mr. Chidley is a lawyer and has a MBA from the University of Western Ontario.

Roberto A. Geremia

      Mr. Geremia is the Senior Vice-President, Finance and Chief Financial Officer of the Corporation, positions he has held since June 1995. Prior thereto, Mr. Geremia was Controller of the Boardwalk group of companies from June 1993 to June 1995.

Mike Hough

      Mr. Hough is the Senior Vice President of the Corporation, a position he has held since February of 2001. Prior thereto, Mr. Hough was a Vice-President and Director at TD Securities Inc. from April 1999 to February 2001. Prior thereto, Mr. Hough was an Investment Analyst at HSBC Securities Inc.

R. Douglas Biggs

      Mr. Biggs is the Vice-President, Legal Affairs of the Corporation, a position he has held since 1996. Prior thereto, Mr. Biggs was a lawyer in private practice since 1979. Mr. Biggs received his B.A. from the University of Manitoba and LL.B. from the University of British Columbia.

Jean Denis

      Mr. Denis is the Vice-President, Quebec Acquisitions of the Corporation, a position he has held since December 2002. Prior thereto, Mr. Denis was an associate with La Corporation d’Hypothéques Montrose (Québec) Ltee from February 1999 to December 2002 and prior thereto, a real estate consultant and broker from February 1995 to February 1999.

Michael Guyette

      Mr. Guyette is the Vice President, Technology of the Corporation, a position he has held since October 2000. Prior thereto, from 1989 to October 2000, Mr. Guyette held a number of positions in the communications industry, including Director-Channel Marketing at Imagic TV Inc., Manager, Partner Solutions Marketing at Nortel Networks and Major Account Manager at New Brunswick Telephone Limited.

Shaun Renneberg

      Mr. Renneberg is the Vice-President, Capital Projects of the Corporation, a position he has held since March 1, 1999. Prior thereto, Mr. Renneberg was Manager Capital Projects for the Corporation from June of 1995 to March 1, 1999. Prior to that position, Mr. Renneberg was the Manager of Capital Projects for BPCL from July 1991 to June 1995.

Lisa Russell

      Ms. Russell is the Vice-President, Acquisitions, Western Canada of the Corporation, a position she has held since March 2003. Prior thereto, Ms. Russell was Director of Acquisitions for the Corporation from March 1999 to March 2003. Prior thereto, Ms. Russell was an acquisition analyst with the Corporation from June 1997 to March 1999, and prior to holding that position, Ms. Russell was employed in the operations department of the Corporation from September 1995 to June 1997.

Kelly Sadiura

      Ms. Sadiura is the Vice-President, Customer Services and Process Design of the Corporation, a position she has held since December 2002. Prior thereto, Ms. Sadiura was Director of Property Administration and Customer Service for the Corporation from June 1998 to December 2002. Prior thereto, Ms. Sadiura was Property Administration Manager for the Corporation from October 1995 to June 1998.

Helen Mix

      Ms. Mix is the Vice President, Human Resources of the Corporation, a position she has held since January 2003. Prior thereto, Ms. Mix was Director of Human Resources of the Corporation from May 2002 to December 2002. Prior thereto, Ms. Mix was Director of Payroll Services for the Corporation from September 2000 to May 2002 and prior to holding that position, Ms. Mix was Payroll Team Leader for the Corporation from July 1999 to September 2000. Ms. Mix was an accountant and systems administrator with Chinook Industrial Ltd. prior to joining the Corporation in July of 1999.

Manjeet Dhillon

      Mr. Dhillon is the Vice President and Controller of the Corporation, a position he has held since June 2003. Prior thereto, Mr. Dhillon was Director of Accounting of the Corporation from August 1999 to May 2003. Prior thereto, Mr. Dhillon was employed as an accountant by the accounting firm of Arthur Andersen from September 1995 to July 1999.

INFORMATION CONCERNING NEWCO

      Newco will be incorporated pursuant to the provisions of the ABCA immediately prior to the Effective Date as a wholly-owned subsidiary of BPCL. Upon completion of the Plan of Arrangement, all of the issued and outstanding shares of Newco will be owned by BPCL and Newco will own all of the issued and outstanding Common Shares. The registered office of Newco will be located at 4300, 888 — 3rd Street S.W., Calgary, Alberta, T2P 5C5.

INFORMATION CONCERNING THE CORPORATION

History

      The Corporation was incorporated under the ABCA on July 14, 1993. On August 15, 1994, the Corporation filed Articles of Amendment under the ABCA to effect a two for one common share split. On September 28, 1998, the Articles of the Corporation were amended and restated to create the Preferred Shares, Series I and on March 2, 1999, the Articles of the Corporation were further amended and restated to increase the number of Series I Preferred Shares from 4,624,997 to 5,604,956. On March 7, 2001, the Articles of the Corporation were amended and restated to create Preferred Shares, Series II and to authorize the issuance of up to 3,399,810 Series II Preferred Shares of the Corporation. The Preferred Shares of the Corporation, Series I and II, were created in connection with certain property acquisitions made by the Corporation in the fiscal years ended May 31, 2000 and December 31, 2001. Such Preferred Shares are non-voting, not entitled to a dividend and are redeemable at the option of the Corporation for a redemption price of $1.00 per share. The Articles of the Corporation were further amended and restated on November 11, 2003 to allow the Corporation to hold shareholder meetings outside of the Province of Alberta. Effective December 1, 1997, the Corporation paid a stock dividend of one common share for each common share held.

      The Corporation’s principal office is located at Suite 200, 1501 First Street S.W., Calgary, Alberta, T2R 0W1. Its registered office is located at 4300 Bankers Hall West, 888 — 3rd Street S.W., Calgary, Alberta, T2P 5C5.

      The Corporation was incorporated in 1993 for the purpose of making a public offering pursuant to the junior capital program in Alberta. The Corporation’s major transaction pursuant to the requirements of that program was the acquisition of seven multi-family residential projects located in Calgary and Edmonton from BPCL. The transaction closed effective April 15, 1994, although pursuant to a management agreement, BPCL continued to manage the properties. The Corporation has, since completing its major transaction, continued to acquire new properties as well as selling selected properties. The management agreement with BPCL was terminated effective May 31, 1996, and the Corporation now manages all of its properties.

General Development of the Business

      During the fiscal year ended December 31, 2001, the Corporation completed the acquisition of a total of 1,362 units for a total of $58.3 million, or approximately $42,800 per unit. Also during the fiscal year ended December 31, 2001, the Corporation completed the buyback of approximately 880,000 Common Shares at an average cost of $11.72 per share pursuant to a normal course issue bid through the facilities of the TSX.

      During 2002, the Corporation completed the acquisition of 3,558 units for an aggregate, inclusive of a fair value adjustment to debt, of $233.3 million, or approximately $65,600 per unit. These acquisitions added 3.4 million square feet to the Corporation’s portfolio, increasing its portfolio by approximately 14% over the year. In 2002 the Corporation entered two new major markets — Montreal — the largest multi-family rental market in the country — and Quebec City. The Corporation’s significant acquisitions in 2002 were:

•	in May 2002, the Corporation completed the purchase of the 3,100-unit Nuns’ Island portfolio — a unique high-quality portfolio situated immediately south of downtown Montreal; and

•	in November 2002, the Corporation acquired a luxury residential rental property in Quebec City with a total of 346 residential units.

      In the first three quarters of fiscal 2003, the Corporation acquired an additional 1,956 units for a total acquisition cost, inclusive of a fair value adjustment to debt, of $109.8 million. This equated to an average acquisition price of approximately $56,100 per unit, or approximately $78 per rentable square foot. These acquisitions include the Corporation’s first property in Gatineau, Quebec, and additional properties in the Montreal and Quebec City markets.

Subsidiaries

      The following sets forth the principal subsidiaries of the Corporation and their jurisdictions of incorporation or formation, as applicable. All of such subsidiaries are directly or indirectly wholly owned by the Corporation.

Business

      The Corporation is a customer-oriented real estate company specializing in the acquisition, refurbishment, management and ownership of multi-family residential communities within Canada. As of September 30, 2003, the Corporation owned over 31,200 (December 31, 2002 — 29,326) residential units within the provinces of Alberta, Saskatchewan, Ontario and Quebec, representing approximately 26.0 million (December 31, 2002 — 25.0 million) net rentable square feet. The Corporation currently has in excess of 1,000 employees working in 15 different cities across Canada.

      The Corporation focuses on maximizing internal growth combined with an aggressive but disciplined acquisition program. The Company looks to acquire, own and manage quality rental communities concentrated in attractive markets characterized by high barriers to new supply. Due to the Corporation’s size and relationship with various commercial lenders and Canada Mortgage and Housing Corporation, financing for such acquisitions can often be negotiated on favourable terms. The Corporation is committed to being the industry leader in Canada’s multi-family rental industry and in growing its operations into a truly national platform.

      The Corporation is structured as a real estate operating company. It does not currently pay a significant dividend on its common shares and retains a vast majority of its capital for future growth. As of December 31, 2002, the Corporation has tax losses, as amended subsequent to December 31, 2002, of approximately $202 million available to reduce future taxable income.

Management’s Discussion & Analysis

September 30, 2003 Compared to September 30, 2002

Performance Review

      The Corporation generates revenues, cash flows and earnings from two separate sources — from rental operations and from the sale of real estate properties.

      The Corporation’s most consistent and largest source of income comes from its rental operations. Income from this source is derived from leasing individual apartment units to customers who have varying lease terms ranging from month-to-month to twelve-month leases.

      The Corporation also generates additional income from the periodic sale of selective real estate properties. The sale of these properties is part of the Corporation’s overall operating strategy whereby the equity generated through the sale is then utilized by the Corporation for the acquisition of new rental properties, to assist in its property value enhancement program or for the acquisition of Common Shares in the public market.

      The Corporation assesses and measures segment operating results based on a performance measure referred to as “Funds From Operations” (“FFO”). FFO is a generally accepted measure of operating performance of real estate companies; however, it is a non-GAAP measurement. The Corporation calculates FFO by taking net earnings and adding back non-cash items, including future income taxes and amortization. Under the newly established GAAP, companies are no longer allowed to incorporate any reference to FFO in the body or the notes to the financial statements. These new accounting guidelines are effective for periods ending on or after June 30, 2003.

      The Corporation’s calculation methodology for FFO may differ from that of other real estate companies and REITs.

      Historical cost accounting for real estate assets in accordance with generally accepted accounting principles implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, a presentation of operating results for a real estate company that solely uses historical cost accounting may be insufficient, in the view of many industry investors and analysts, and of the Canadian Institute of Public and Private Real Estate Companies.

      Management of Boardwalk believes that FFO (reviewed in conjunction with net income) provides useful information to investors regarding the Corporation’s financial condition and results of operations because by excluding real estate asset depreciation and amortization, as well as non-current taxes, FFO can help investors to compare the operating performance of the Corporation’s real estate between periods or as compared to other companies, particularly in reference to the Corporation’s ability to service debt, fund capital expenditures and pay cash dividends. Management of the Corporation believes that FFO is the best measures of economic profitability for real estate investment trusts.

      Effective January 1, 2003, the Corporation adopted the new Canadian accounting recommendations with respect to the disposal of long-lived assets on or after that date. As a result, the Corporation now presents FFO per share from continuing operations and FFO per share from discontinued operations, as well as total FFO per share. Previously, the Corporation distinguished between FFO per share from rental operations, FFO per share from property sales and total FFO per share. With the new recommendations, the results of operations and cash flows associated with the disposal of long-lived assets on or after January 1, 2003 is now a component of discontinued operations rather than a component of continuing rental operations.

      The following chart discloses the computation of FFO from the amounts reported in the financial results for the Corporation for the three and nine months ended September 30, 2003.

	3 Months	3 Months	9 Months	9 Months
	Sep 30-03	Sep 30-02	Sep 30-03	Sep 30-02

	In $000’s, except per share amounts
Net earnings from continuing operations	$5,145	$3,438	$8,467	$9,339
Add
Earnings from discontinued operations	$—	$5	$751	$24
Deferred income taxes	$1,614	$2,380	$5,169	$6,203
Deferred income taxes on discontinued operations	$—	$3	$329	$13
Amortization	$12,973	$11,487	$37,590	$34,001

Total funds from operations	$19,732	$17,313	$52,306	$49,580

Funds from continuing operations (Note 1)	$19,732	$17,290	$51,226	$49,501

Funds from operations — excluding all property sales	$19,732	$17,290	$51,226	$48,534

Total funds from operations — per share	$0.39	$0.34	$1.03	$0.99
Funds from continuing operations — per share	$0.39	$0.34	$1.01	$0.99
Funds from operations (excluding all property sales) — per share	$0.39	$0.34	$1.01	$0.97

      Overall on a per share basis, the Corporation earned in the first nine months of fiscal 2003 $0.18 in net earnings from continuing operations and a total of $1.03 in funds from operations ($1.01 excluding discontinued operations) as compared to $0.19 in net earnings from continuing operations and a total of $0.99 in funds from operations for the same period last year ($0.99 excluding discontinued operations). The reader should note that included in the year-to-date numbers for 2002 is a one-time utility refund of $3.3 million, or $0.07 per diluted share. If the Corporation were to exclude this one-time non-recurring refund, FFO per share from continuing operations would have increased by 12% on a year-over-year basis. The current quarter results show an improvement compared with those reported in the comparative prior period.

Review of Rental Operations

		Unaudited		Unaudited	Unaudited
	3 Months	3 Months		9 Months	9 Months
	Sep 30-03	Sep 30-02	Change	Sep 30-03	Sep 30-03	Change

	Unaudited	Unaudited		Unaudited	Unaudited

	In $000’s, except per unit amounts
Rental revenue	$68,717	$63,560	8%	$201,099	$177,731	13%
Expenses:
Operating expenses	$8,624	$6,854		$25,003	$18,634
Utilities	6,851	6,366		$25,145	$22,344
Utilities rebate	—	—		—	$(3,302)
Property taxes	6,702	6,328		$19,591	$17,237

	$22,177	$19,548	13%	$69,739	$54,913	27%

Net operating income	$46,540	$44,012	6%	$131,360	$122,818	7%

Average rent per unit per month	$737	$710	4%	$729	$702	4%
Occupied rental levels per unit per month	$765			$757

Rental revenues

      Included in the rental revenues of the Corporation are amounts pertaining to revenue generated directly from the leasing of residential locations as well as interest generated from invested cash. The amount reported as interest income represents less than 1% of total rental revenue and, as such, has not been reported separately. All amounts reported on a per unit basis exclude interest in their determination. In accordance with the adoption of the new Canadian accounting recommendations, rental revenue and expenses now exclude, for the current and prior periods, the results of operations associated with properties sold on or after January 1, 2003.

      Overall, the Corporation’s rental revenues increased by 13% for the nine-month period ended September 30, 2003 compared to the same period in the prior year. The increase was mainly the result of increased revenue generated by new property acquisitions that occurred in the last half of fiscal 2002 and the first nine months of 2003. These acquisitions were in the province of Quebec.

      The Corporation’s estimated loss-to-lease, representing the difference between estimated market rents and actual occupied rents as of September 30, 2003, adjusted for current occupancy levels, totalled $10.1 million on an annualized basis. It should be noted that market rents can be very seasonal and, as such, will vary from quarter to quarter. The significance of this change could materially affect the Corporation’s “estimated loss-to-lease” amount. The importance of this estimate, however, is that it can be an indicator of future rental performance assuming consistent economic conditions and trends.

Portfolio Occupancy Performance

      In the third quarter of fiscal 2003, the Corporation’s overall vacancy rate was 3.7%. This rate was down from the first and second quarters of 2003, and down from the vacancy rate for the comparative period in the prior year. This improvement is the result of vacancy decreases in most of the Corporation’s rental markets along with the fact that new acquisitions in Quebec are experiencing low vacancy rates.

The Corporation’s Portfolio Vacancy

City	Q3 2003	Q3 2002	Q3 2003	Q2 2003	Q1 2003	Q4 2002

Calgary	5.56%	6.09%	5.56%	7.21%	7.27%	7.27%
Edmonton	3.66%	3.91%	3.66%	4.99%	5.60%	4.90%
Kitchener	3.65%	2.53%	3.65%	3.04%	2.63%	2.74%
London	2.99%	4.03%	2.99%	4.08%	3.62%	4.43%
Other Alberta	6.48%	9.70%	6.48%	9.32%	7.61%	8.46%
Regina	2.76%	4.15%	2.76%	4.32%	2.69%	3.07%
Saskatoon	2.85%	3.91%	2.85%	6.73%	4.97%	4.09%
Windsor	3.42%	5.03%	3.42%	4.06%	5.03%	5.95%
Montreal	2.27%	0.86%	2.27%	1.68%	1.67%	1.71%
Quebec City	1.24%	—	1.24%	0.78%	0.29%	0.00%
Gatineau	2.40%	—	2.40%	3.12%	1.14%	—

Grand Total	3.66%	4.35%	3.66%	4.99%	4.88%	4.89%

Expenses

      Operating expenses of the Corporation are made up of costs directly associated with the operations of the Corporation’s rental portfolio. Overall, operating expenses for the nine months ended September 30, 2003 increased 27% compared to those reported in the prior comparative nine-month period. The increase was due to the combined effect of the recent property acquisitions, along with upward pressure in utility expenses, property taxes and operating costs. During the most recent quarter, the Corporation experienced an increase in its utility expense primarily due to its expansion into the province of Quebec. In addition, with the acquisition of Nun’s Island in the city of Montreal in May of 2002, the Corporation inherited a gas purchase contract at $4.25 per gigajoule. This contract has since expired and the price of gas under the new contract is significantly higher.

      Also of note was that during the first three months of fiscal 2002, the Corporation was in receipt of a one-time rebate relating to the sale of ATCO Gas Pipeline Ltd.’s (“ATCO”) Viking-Kinsella producing assets. The Alberta Energy and Utilities Board instructed ATCO to rebate a portion of the proceeds from the sale of the Viking-Kinsella producing assets to ATCO’s northern Alberta customers in the form of a one-time rebate. The rebate was distributed to all ATCO North customers, based on historical usage, at a rate of $3.325 per Gigajoule.

Same-Property Results

      With the significant acquisitions in Quebec over the last several quarters, the Corporation’s overall percentage of stabilized properties as at September 30, 2003 was 82% of its total portfolio, unchanged from the second quarter of 2003. As at September 30, 2003, a total of 25,595 units were classified as stabilized. The following compares the “same-property” results for the three and nine months ended September 30, 2003 with the same periods in the prior year.

	Rental		Utility		Total
3 Months Ended Sept 30, 2003	Revenue	Utilities	Rebate	Other	Operating Costs

Calgary	1.2%	0.3%	—	3.1%	2.2%
Edmonton	3.3%	-11.0%	—	6.5%	-0.8%
Other Alberta	-0.6%	1.7%	—	21.8%	14.9%
Ontario	4.2%	8.1%	—	10.5%	9.9%
Saskatchewan	4.3%	-8.4%	—	-2.6%	-3.9%

	2.9%	-4.8%	—	5.7%	2.2%

	Rental		Utility		Total
9 Months Ended Sept 30, 2003	Revenue	Utilities	Rebate	Other	Operating Costs

Calgary	-0.8%	-4.6%	-100.0%	10.6%	6.5%
Edmonton	3.1%	-5.9%	-100.0%	12.7%	20.4%
Other Alberta	-0.9%	-1.8%	-100.0%	11.7%	18.9%
Ontario	4.7%	12.6%	—	5.8%	8.2%
Saskatchewan	3.6%	-8.3%	—	1.9%	-1.2%

	2.3%	-2.3%	-100.0%	8.6%	11.0%

Excluding One Time Rebate	2.3%	-2.3%	0	8.6%	4.3%

      For the first nine months of fiscal 2003, same-property revenue of the Corporation increased by 2.3%. This increase was partially mitigated by increased operating costs, and resulted in a net operating income (“NOI”) increase of 1.3% compared to the same fiscal period in 2002, excluding one-time energy rebates. The increase in operating costs of the Corporation was mainly the result of higher costs for repair and maintenance, insurance and advertising.

Administration

      The Corporation’s administrative expenses for the nine months ended September 30, 2003 increased by 22% over the comparative nine-month period of 2002. The increase is the combined result of the increasing size of the Corporation’s overall portfolio, its entry into new market areas, and an increase in personnel costs.

Financing costs

      Financing costs of the Corporation increased by 4% in the first nine months of fiscal 2003 compared to the first nine months of fiscal 2002. The increase is due to the combined result of increasing the leverage on the Corporation’s existing portfolio and the assumption of subsequent financing of new properties acquired during the 2003 fiscal year, partially offset by lower market financing rates. At September 30, 2003, the Corporation’s weighted average interest rate was 5.77%. This compares with the rate of 5.91% reported at September 30, 2002.

Deferred financing costs amortization

      The amounts reported under this section relate primarily to the amortization of CMHC premiums, which are paid as part of first mortgage financing. Under current reporting requirements, if the Corporation replaces an existing mortgage with a new mortgage all costs associated with the original mortgage, including the unamortized balance of the CMHC premium, are required to be charged to income of the Corporation in the period that this occurs. As a result of this, and due to the variable timing and strategy of each mortgage of the Corporation at maturity, the amounts reported will vary. In the fiscal quarter ended September 30, 2003, the Corporation was able to take advantage of CMHC’s new product to increase its leverage rather than refinance entire mortgages. This lowered the cost of CMHC premiums and minimized the amount of borrowing costs of the Corporation, resulting in a lower amortization amount for the third quarter of 2003.

Amortization

      Overall, amortization reported for the third quarter of 2003 has increased from the comparative period of the prior year. The increase is the direct result of an increase in the size of the Corporation’s real estate portfolio. Amortization will also continue to increase as a result of the Corporation’s use of the “sinking fund method” of amortization, which results in higher depreciation charges as the buildings age.

Real estate assets

      During the first nine months of fiscal 2003, the Corporation acquired 1,956 (649 of these in the third quarter) units in the province of Quebec. The total purchase price of the acquisitions was $109.8 million, including a fair value adjustment to debt of $2.1 million. The acquisitions were funded through cash of approximately $68.8 million and the assumption of $38.8 million of debt. In addition, the Corporation disposed of a 40-unit property located in Edmonton, Alberta during the first quarter of 2003 for a sales price of approximately $3.0 million.

Capital Improvements

      For the first nine months of fiscal 2003, the Corporation invested approximately $38.7 million back into its buildings in the form of project enhancements. The following chart details where these funds were allocated.

Capital Improvements — Nine Months ended September 2003

      Included in these amounts is approximately $3.8 million of capitalized on-site wages and salaries, representing approximately 9.8% of total capital expenditures for the current nine-month period. This amount is an estimate of site personnel cost associated with the completion of these capital projects.

Liquidity and capital resources

      The Corporation’s financial position continues to be strong, with the overall mortgage level reported at 81% of depreciated book value and with the portfolio at over 92% CMHC insured at September 30, 2003. Currently, the Corporation has an operating facility with a major financial institution with excess available of approximately $23 million at the end of the third quarter of 2003. In addition to this, the Corporation is expected to be able to refinance existing maturing mortgages, which will result in an additional $22 million added to its liquidity position prior to the end of the fiscal year. For the first nine months of 2003, the Corporation’s coverage ratio of adjusted EBITDA (i.e. earnings before interest, taxes, depreciation and amortization) to interest expense, after excluding gains for fiscal 2003, was 1.98, up from 1.97 posted for the same period last year. The increase in the ratio is partially due to the Corporation’s lower weighted average interest rate on its debt.

Mortgage Maturity Schedule (Cdn.$)

		Weighted Average
Fiscal Year	Balance at 9/30/2003	Interest Rate

2003	81,666,000	5.14%
2004	152,444,000	5.29%
2005	84,587,000	6.11%
2006	155,209,00	5.25%
2007	242,314,000	5.47%
2008	257,091,000	6.09%
2009	159,193,000	6.09%
2010	77,967,000	6.49%
2011	73,818,000	6.23%
2012	31,058,000	6.19%
2013	34,564,000	5.46%
Subsequent	32,692,000	6.49%

	1,382,602,000	5.77%

Financial Outlook and Market Guidance

      In its 2002 annual report, specific targets were set by the Corporation with respect to its fiscal 2003 overall financial performance. These targets, and any revisions, are outlined in the following table:

	2003 Objectives	2003 Revised	2002 Actuals

FFO Forecast	$1.40 to $1.44	1.34 to 1.38	$1.26
New Unit Acquisitions	1,000 to 2,000	1,000 to 2,000	3,558
Stabilized Buildings NOI Growth	3.0% to 5.0%	0.0% to 1.0%	7.5%

      The Corporation does not provide specific FFO guidance on a quarterly basis, but will revise its annual guidance range on a quarterly basis if warranted. Based on this, the Corporation has reconfirmed 2003 total FFO guidance in the range of $1.34 to $1.38.

December 31, 2002 Compared to December 31, 2001

Financial Performance Summary

	2002	2001	% Change

	in $000’s, except per share amounts
Total Assets	$1,708,490	$1,489,291	15%
Total Revenue	$249,394	$227,269	10%
Total Rental Revenue	$241,896	$205,281	18%
Net Earnings	$11,576	$(12,802)	N/A
Funds From Operations	$63,052	$57,941	9%
Net Earnings Per Share	$0.23	$(0.26)	N/A
Funds from Operations Per Share	$1.26	$1.15	10%
Funds from Operations Per Share Excluding Gains	$1.24	$0.99	25%

      Total assets of the Corporation increased by 15% over the amount reported in 2001. The increase was mainly the result of the large property acquisition of Nun’s Island in Montreal.

      Total revenue and total rental revenue of the Corporation increased by 10% and 18% in fiscal 2002, respectively, the result of increased rental rates, enhanced by revenue generated by new acquisitions.

      Net earnings of the Corporation increased from the fiscal 2001 reported amounts, mainly the result of improvements to rental property performance, partially offset by reduced contribution from sales of properties held for resale. In addition, a technology provision charge of $29.8 million was taken by the Corporation in fiscal 2001.

      Funds from operations of the Corporation increased by 9%, funds from operations per share increased by 10% and funds from operations per share excluding gains increased 25% compared to the prior fiscal year, the result of improvements to rental property performance, enhanced by new property acquisitions.

Consolidated Statement of Earnings

Rental Operations

      The amount reported as rental revenue of the Corporation excludes interest revenue generated. The Corporation, from time to time, will generate interest revenue from interest charged on vendor mortgages receivable and from the investment of excess cash available. These excess funds are invested by the Corporation in low-risk interest bearing investments. The amount of interest revenue reported for fiscal 2002 was $1.8 million, as compared to $1.4 million for fiscal 2001. Due to the insignificant size of these amounts in relation to the Corporation’s rental revenue, they are included in rental income of the Corporation in the statement of earnings. However, the amounts referred to as rental revenues in the remainder of this section exclude the interest revenue component. In addition, certain comparative figures for fiscal 2001 have been reclassified to conform with fiscal 2002’s presentation, or as a result of accounting changes.

	2002	2001	% Change

	In $000’s, except per unit amounts
Rental revenue	$240,082	$203,894	18%
Expenses
Operating Expenses	$26,229	$21,969	19%
Utilities	$32,547	$31,549	3%
Utility rebate	$(3,705)	$(4,967)	-25%
Property Taxes	$23,686	$19,743	20%

	$78,757	$68,294	15%

Net Operating Income	$161,325	$135,600	19%
Average rent per unit per month	$716	664	8%
Operating costs per unit per month	$235	223	5%

      Overall, the Corporation’s rental operations reported strong results in the year ended December 31, 2002. The reported increase of 18% in the Corporation’s rental revenue is the combined effect of increased rental levels on existing properties together with new revenue generated through the acquisition of apartment units throughout the year. Total rental expenses of the Corporation increased by 15%, again the combined result of increased costs from existing operations plus the additional costs associated with new unit acquisitions. A significant reduction in the amount of utility rebates received in 2002 also placed upward pressure on the Corporation’s overall reported costs year-over-year.

      The Corporation closely manages the performance of each of its rental properties individually. A summary of the Corporation’s operating results are provided on a province-by-province basis.

Alberta Rental Operations

	2002	2001	% Change

	In $000’s, except per unit amounts
Rental revenue	$151,397	$141,609	7%
Expenses
Operating Expenses	$15,502	$14,229	9%
Utilities	$21,036	$21,442	-2%
Utility rebate	$(3,399)	$(4,921)	-31%
Property taxes	$11,380	$10,281	11%

	$44,519	$41,031	9%

Net Operating Income	$106,878	$100,578	6%
Average rent per unit per month	$739	694	6%
Operating costs per unit per month	$217	200	9%
Operating margins	70.6%	71.0%

      The Corporation’s Alberta operations continued to report strong results, showing a 7% increase in rental revenue in 2002, the result of increased rental rates combined with new revenue derived from third party communication services and product providers. Total rental expenses of the Corporation increased by 9% during fiscal 2002, mainly due to increased property tax assessments in both Calgary and Edmonton. The Corporation has launched appeals of many these tax increases; however, the amount posted does not reflect any potential reductions in this area.

      During the year, the Corporation also received a utility rebate of $3.4 million. The rebate resulted from the sale of a Viking — Kinsella production plant by ATCO Gas Pipelines Ltd. Under existing regulations, the proceeds of this sale were required to be rebated to natural gas consumers in Northern Alberta.

      The $4.9 million utility rebate the Corporation received, as reported in 2001, was the result of two separate rebate programs implemented by the Government of Alberta. The first rebate program was provided to assist with the increasing cost of natural gas. Natural gas prices in 2001 had increased more than 300% from previous periods as a result of increased demand in North America. The natural gas rebate program consisted of a rebate of $6.00 per gigajoule used by residential users. This program ran from January 1, 2001 to March 31, 2001, and accounted for the majority of the Corporation’s 2001 utility rebate.

      The remainder of the 2001 utility rebate received by the Corporation related to an electrical rebate program that was offered during the 2001 fiscal year. Effective January 1, 2001, Alberta deregulated its electrical industry; and this, combined with a significant increase in demand, resulted in electrical rates increasing during 2001 to rates that were three times higher than in previous years. To assist residential customers with the sudden increase, the Alberta Government instituted an electrical rebate program based on usage whereby residential customers were rebated $0.03 per kilowatt hour of usage.

Saskatchewan Rental Operations

	2002	2001	% Change

	In $000’s, except per unit amounts
Rental revenue	$32,893	$31,858	3%
Expenses
Operating Expenses	$4,163	$3,512	19%
Utilities	$3,979	$4,223	-6%
Property taxes	$4,778	$4,808	-1%

	$12,920	$12,543	3%

Net Operating Income	$19,973	$19,315	3%
Average rent per unit per month	$592	573	3%
Operating costs per unit per month	$233	225	3%
Operating margins	60.7%	60.6%

      The Corporation’s Saskatchewan portfolio reported higher operating results in 2002 then those in the prior year. Rental revenue was up 3%, due mainly to an increase in average rental rates from $573 per unit per month in 2001, to $592 in 2002. New revenue was also derived from third party communication services and product providers during 2002. Total rental expenses of the Corporation as a whole were slightly higher compared to those reported in the prior year. The Corporation experienced a significant increase in operating expenses in 2002, particularly as a result of higher staff turnover and insurance costs. These increased costs were partially offset by the decrease in reported utility expense, the combined result of decreased usage and lower overall resource prices.

Ontario Rental Operations

	2002	2001	% Change

	In $000’s, except per unit amounts
Rental revenue	$33,327	$29,645	12%
Expenses
Operating Expenses	$4,473	$3,425	31%
Utilities	$5,074	$5,800	-13%
Property taxes	$5,364	$4,662	15%

	$14,911	$13,887	7%

Net Operating Income	$18,416	$15,758	17%
Average rent per unit per month	$672	642	5%
Operating costs per unit per month	$301	301	0%
Operating margins	55.3%	53.2%

      The Corporation’s Ontario properties reported strong financial results in 2002 in comparison to fiscal 2001. Rental revenue of the Corporation’s Ontario portfolio increased by 12% over the fiscal 2001 reported results, while total rental expenses increased by 7% over fiscal 2001. These increases were primarily due to operating properties acquired partially through the 2001 fiscal year having a full year impact in fiscal 2002. Other contributing factors to the increase in total rental expenses in 2002 were increased staff turnover costs, insurance costs and property taxes. Property taxes increased as a result of an increase in property tax assessments. The Corporation has launched appeals of many these tax increases; however, the amount posted does not reflect any potential reductions in this area.

Quebec Rental Operations (8 months operations)

	2002	2001

	In $000’s, except
	per unit amounts
Rental revenue	$21,962	$—
Expenses
Operating Expenses	$2,147	$—
Utilities	$1,906	$—
Property taxes	$2,074	$—

	$6,127	$—

Net Operating Income	$15,835	$—
Average rent per unit per month	$871	$—
Operating costs per unit per month	$243	$—
Operating margins	72.1%	—

      In May of 2002, the Corporation closed the Nun’s Island acquisition in Montreal, Quebec. This acquisition of 3,100 units marked the Corporation’s initial foray into the Quebec property rental market. In November 2002, the Corporation added an additional 346 units in Quebec City. The Quebec acquisitions occurred during fiscal 2002; thus, there are no reported comparative amounts for fiscal 2001.

Operational Sensitivities

      Given the nature of the Corporation’s rental operations, certain sensitivities exist that may have a material impact on the Corporation’s overall operational outcome. The most significant of these sensitivity factors is vacancy. Based on the current reported market rent, a 1% annualized change in reported vacancy would impact overall rental revenues by approximately $2.6 million, or $0.05 per share on a diluted basis.

Stabilized Building Analysis

      The Corporation’s stabilized buildings continue to report strong results. As the reader may recall, a stabilized property is defined as a property that has been owned by the Corporation for a period of 24 months or greater.

	Year Ended December 31, 2002

	Rev %	Op %	NOI %

Calgary	2.8%	8.9%	0.7%
Edmonton	8.6%	-2.5%	13.9%
Other Alberta	1.5%	3.7%	0.6%
Ontario	5.3%	-0.4%	10.0%
Saskatchewan	2.9%	3.5%	2.5%

	5.5%	1.4%	7.5%

      With the Corporation’s 2002 net operating income up 7.5% compared to the prior year on the Corporation’s stabilized buildings, the overall value of the Corporation’s portfolio value continues to increase in fiscal 2002. Fiscal 2002 revenues of the Corporation increased by 5.5%, mainly the result of higher average rental rates per unit per month. Operating costs increased in 2002 by 1.4%; however, it should be noted that the Corporation’s 2002 operating costs were reduced by a one-time utility rebate of approx $3.4 million, the majority of which was absorbed by the Corporation’s Edmonton properties. This rebate was not anticipated to be available in fiscal 2003. Furthermore, the Corporation’s 2001 operating costs were reduced by one-time utility rebates totalling approximately $5 million.

Financing Costs

      The Corporation’s acquisition strategy involves locating and acquiring good properties at prices that are below replacement value. Once acquired, these properties undergo value-enhancing upgrades, as part of the Corporation’s stabilization program. The Corporation utilizes external financing to leverage these properties up to 85% of the purchase price and, where appropriate, the Corporation adds additional financing for all upgrades performed on the properties.

      The Corporation concentrates on multi-family residential real estate, thus it is eligible to obtain Canadian federal government-backed insurance through the National Housing Act (“NHA”), administered by CMHC. The benefits of purchasing this insurance are threefold. The first benefit is that the use of this insurance allows The Corporation to increase the lending limit on its properties from the conventional 75% threshold to 85%.

      The second benefit of using CMHC insurance is that the Corporation can normally obtain a lower interest rate spread on its property financing. Although the amount of the interest rate spreads will vary, they are currently between 50 and 80 basis points above Government of Canada Bonds. This compares favorably to the spreads on conventional financing, which currently range from 120 to 175 basis points.

      The third benefit of CMHC insurance relates to the lowering of the Corporation’s overall renewal risk. Once insurance is obtained on related mortgage, the insurance for such mortgage is transferable and follows the mortgage for its complete amortization period, usually 25 years. With such insurance being transferable between lenders, it lowers the overall risk of the Corporation not being able to refinance the particular asset in question on maturity.

      The Corporation’s financing costs for fiscal 2002 were $74.3 million, up $8.7 million from $65.6 million reported for the twelve months ended December 31, 2001. The increase occurred as the Corporation increased its leverage on existing properties to assist in the acquisition of new properties and to assist in the Corporation’s capital improvements program.

      The increase in financing costs of the Corporation in fiscal 2002 was partially offset by a decrease in the Corporation’s overall weighted average interest rate. On December 31, 2002, the Corporation’s mortgage portfolio of $1.3 billion had a weighted average interest rate of 5.88%, compared to 6.15% on December 31,

2001. The decrease in average interest rates during fiscal 2002 was the result of the Corporation refinancing existing, and entering into new, mortgages at rates lower than those experienced in the past. With the lower interest rate environment in 2002, the Corporation was also able to fill in certain parts of its reported maturity schedule, yet still not overly expose the Corporation to any one particular year of interest rate fluctuations.

Interest Rate Sensitivity

      Although the Corporation manages its financing risk in a variety of ways, as discussed later in this section, it is important for the reader to understand the potential impact to the Corporation as a whole with respect to significant interest rate changes. An annualized 1% change in the market interest rate on all of the Corporation’s outstanding debt would have an estimated impact of $13 million, or $0.26 per diluted share. It should be noted that the Corporation carefully manages the maturity dates of its outstanding mortgages; thus, the Corporation has only $199 million of maturing debt during fiscal 2003. The sensitivity for debt maturing in fiscal 2003 to a 1% interest rate change is approximately $2 million.

Properties Held For Resale

      Although not considered core operations, the selective sale of non-core and other properties continues to be a part of the Corporation’s overall operating strategy. These asset sales permit the Corporation to access additional equity, which is then reinvested in new acquisitions or utilized in the Corporation’s value added capital program.

	2002	2001

	In 000’s except per
	share amounts
Total proceeds	$7,498	$21,988
Netbook value	$6,531	$13,939

Grain on Sale	$967	$8,049

FFO per share	$0.02	$0.16
Units sold	121	307

      During 2002, the Corporation sold a total of 121 units for an average price of $62,000 per unit. This compares to the 307 units sold in 2001 at an average price of $72,000 per unit. The sale price per unit is dependant on a number of factors, including the type and location of the building. Overall, the contribution to the Corporation’s FFO from property sales represented $0.02 per share in 2002, down from the $0.16 per share reported in 2001. The decrease in contribution in fiscal 2002 was the result of the lower number of units sold, along with a lower price per unit sold.

Administration

      Included in administration expenses are costs associated with the Corporation’s centralized administrative functions, its regional distribution centers, provincial capital tax, as well as the Corporation’s onsite marketing and service associates. The amount reported for fiscal 2002 of $19.9 million was an increase of $3.4 million over the prior year. The increase resulted from the expansion of the Corporation’s apartment base in 2002, along with an increase in the wage costs for existing associates. In January 2002, the Corporation also implemented a new executive compensation plan whereby all senior executives began to receive a base salary along with a target based bonus incentive. Prior to 2002, the majority of the Corporation’s senior executives were strictly compensated through the granting of stock options.

Amortization

      Amortization expense is a charge taken against the Corporation’s earnings to reflect the estimated depreciation that has occurred to the Corporation’s fixed assets during the reporting period in question. Although multi-family property assets have historically appreciated in value over time, under existing GAAP, amortization charges are required during each reporting period. To address the uniqueness of the amortization of these long-term assets, many corporations amortize their building assets using the sinking method of amortization.

      The Corporation reviews its key amortization estimates on an ongoing basis and, if warranted, will adjust these estimates on a prospective basis. On October 1, 2001, the Corporation revised the estimated useful life on its concrete low-rise and wood-frame construction buildings, including town homes, to have a maximum life not exceeding 40 years for amortization purposes. As per the Corporation’s previous reporting practices, high-rise concrete buildings were determined to have a maximum life of 50 years.

      Each project of the Corporation was also reviewed on an individual basis during the year ended December 31, 2001, and a shorter amortization life was given to projects where warranted (factors reviewed included construction materials, location of property and capital maintenance). These changes in amortization estimates resulted in a one-time $700,000 charge against the Corporation’s 2001 fourth quarter results.

      For 2002, the Corporation revised the estimates on the economic benefits of certain non-building asset classifications. This change in accounting estimate was treated prospectively.

Gain on Debt Settlement

      Under current Canadian GAAP, in the case where the interest rate charged on the associated debt for an acquired asset is higher (lower) than the prevailing market rate at the time of the purchase, a fair value adjustment is added (deducted) to (from) the asset purchase price. In 2002, with the purchase of the Nun’s Island portfolio in Montreal, the Corporation assumed the existing debt of the portfolio. At the time of the purchase, the interest rate on this assumed debt was deemed to be higher than the prevailing market interest rates. In the fourth quarter of 2002, the Corporation was able to refinance this assumed debt and, with the resulting reduction in interest rates, a gain of $700,000 was realized on the debt settlement.

Provision for Loss on Technology

      During the third quarter of fiscal 2001, the Corporation took a one-time estimated write-down of $27.5 million associated with the technology initiative referred to as Suite Systems Inc. (“SSI”) and for the Corporation’s investment in HomeXpress Limited. This provision estimate was increased in the fourth quarter of 2001 by an additional $2.3 million, bringing the total provision to $29.8 million. SSI was to provide customers a complete bundled communication solution, including digital cable, Internet and telephone all over one common fiber connection. After numerous assessments of alternative business models, it became clear that the economic and capital market environment, combined with delays in obtaining access rights in the Corporation’s target markets and the high cost of capital, placed the value of this reported asset in question. No such provision was estimated in fiscal 2002.

Future Income Taxes

      During 2002, the Corporation reported future income taxes of $5.4 million. This amount can be attributed to reported earnings for the 2002 fiscal year. This future income tax liability was partially reduced to reflect the corporate income tax reductions contained in recent provincial and federal budget proposals. More detail on this calculation is found in Note 8 of the 2002 consolidated financial statements of the Corporation in Appendix D to this Circular. It should be noted that this is not a cash tax payable, and in fact, that Corporation has an estimated $185.2 million available to offset future income taxes. The reported tax shield will begin to expire in 2005. Under current CCRA administrative policy, companies are allowed to re-file historic returns if they wish to remove or reduce selective elective expenditure such as tax depreciation. If warranted it is the Corporation’s intention to re-file these returns lowering the elective expenses to attempt to recapture these expiring losses.

Net Earnings

      For fiscal 2002, the Corporation reported net earnings of $11.6 million, or $0.23 per share. This compares favorably to a net loss of $12.8 million, or $0.26 per share for fiscal 2001. The significant increase in earnings in fiscal 2002 is the combined result of new acquisitions and the improved performance by The Corporation’s existing portfolio. Further, as noted previously, the Corporation recorded a significant charge in 2001 for losses associated with its SSI and HomeXpress Limited initiatives. The increases year-over-year were partially offset by a decrease in property sales during fiscal 2002.

Consolidated Statement of Cash Flows

Operating Activities

Cash flow from operations

      The Corporation prepares its financial statements in accordance with the recommendations of the Canadian Institute of Public and Private Real Estate Companies (“CIPPREC”) and the Canadian Institute of Chartered Accountants (“CICA”). CIPPREC has adopted a measurement of FFO to supplement net income as a measure of operating performance. This is considered to be a meaningful and useful measure of real estate operating performance. The Corporation’s presentation of FFO is consistent with the definition provided by CIPPREC. This measure is not necessarily indicative of cash that is available to fund cash needs and should not be considered as an alternative to cash flow as a measure of liquidity. FFO does not represent cash flow from operations as defined by GAAP. The Corporation considers FFO to be an appropriate measure of the performance of a publicly listed multi-family residential corporation. In order to facilitate a clear understanding of the combined historical operating results of the Corporation, management feels FFO should be considered in conjunction with net earnings as presented in the consolidated financial statements, as referenced in Appendix D to this Circular. The Corporation computes FFO as follows:

	2002	2001

	In 000’s, except per
	share amounts
Net Earnings	$11,576	$(12,802)
Add back
Income taxes (recovery)	$5,420	$(12,678)
Amortization	$46,748	$53,584
Gain on settlement of debt	$(692)
Provision for loss on technology investment		$29,837

	$63,052	$57,941

Funds From Operations per share	1.26	1.15

      The reader is cautioned that the Corporation’s calculation of FFO may be different from other real estate corporations or REITs, and as such, a straight comparison may not be warranted. For the fiscal period ended December 31, 2002, the Corporation reported FFO of $63.1 million, or $1.26 per fully diluted share; this was up 9% as compared to the $57.9 million, or $1.15 per fully diluted share, reported for fiscal 2001. The increase is the combined result of new acquisitions and the increased performance by the Corporation’s existing apartment portfolio, and was partially offset by the decrease in funds from the sales of the Corporation’s properties held for resale.

Financing Activities

Repurchase of Common Shares

      The Corporation continued the normal course issuer bid it originally commenced in March 2000 during fiscal 2002. During 2002, a total of $1.2 million (96,600 Common Shares at an average purchase price of $12.07 per share) was allocated to the purchase of its Common Shares in the market. This compared to $10.3 million (879,600 Common Shares at an average purchase price of $11.72 per share) for fiscal 2001. The normal course issuer bid allows the Corporation to purchase up to 3,267,840 Common Shares, representing 10% of its public float, through the facilities of the TSX. The Corporation was of the view that the market prices of its Common Shares in fiscal 2002 and 2001 did not reflect their underlying value.

Financing of revenue producing properties

      During the year ended December 31, 2002, the financing for new acquisitions and the refinancing of existing properties totalled approximately $305.8 million, compared to $169.1 million for the year ended December 31, 2001. With this new financing, the Corporation was able to reduce the weighted average interest rate on its mortgage portfolio from 6.15% at December 31, 2001 to 5.88% at December 31, 2002.

Deferred Financing Costs Incurred

      Deferred financing costs incurred relate to the amount of premiums paid during the current year for NHA mortgages. As was discussed above in the section entitled “Financing Costs”, there are significant advantages of obtaining this insurance. The amount reported by the Corporation in 2002 of $5.5 million was up significantly from the prior year’s $2.6 million. This increase was the result of an increased number of mortgages obtaining this insurance. The insurance itself is tied directly to the mortgage and is good for the entire amortization of the mortgage, generally 25 years. The most significant addition in 2002 was the refinancing of the 3,100 units in Montreal comprising the Nun’s Island portfolio in the fourth quarter of 2002. This transaction alone accounted for approximately $3.2 million of the entire 2002-reported amount.

Investing Activities

Purchase of revenue-producing properties

      During 2002, the Corporation acquired 3,558 new rental units for a total purchase price, including fair value adjustment, of $233.3 million, or an average of approximately $66,000 per unit. This compares to 1,362 apartment units acquired during fiscal 2001, with an average purchase price of approximately $43,000 per unit.

	2002	2001

	In 000’s, except per
	unit amounts
Purchase Price	$213,755	$58,298
Fair Value Adjustment	$19,500	$—

	$233,255	$58,298

Average Price Per Unit	$65,600	$42,800

      On May 1, 2002, the Corporation acquired the 3,100 apartment units in the Nun’s Island portfolio in Montreal, Quebec. The acquisition cost of $199.7 million, including property transfer charges and fair value adjustment, was funded by a combination of cash on hand and available acquisition facilities. The Corporation also assumed $129.1 million of existing first and second mortgage financing, adjusted for fair value. The assumed debt had a weighted average interest rate of 9.32%. The purchase price equated to approximately $64,000 per unit and under $65 per net rentable square foot. The estimated going-in return for the acquisition was 10.8%, excluding financing costs.

      The high quality Nun’s Island portfolio consisted of 59 apartment buildings and 260 townhouse units, all clustered within an 80-acre land parcel. The portfolio included high-rise, mid-rise and townhouse-style rental buildings, a total of approximately 3.1 million rentable square feet with an average unit size of approximately 1,000 square feet.

      The Nun’s Island portfolio is situated on property controlled by a ground lease, which expires in November 2064. The ground lease contains a rent revision clause, which is phased in on a property-by-property basis, commencing on December 1, 2008 through to 2015. The rent revisions will be based on 75% of the land value in its current use. After that revision, the land rent will remain constant thereafter through to 2064. There are no participation clauses in the ground lease.

      Additional apartment acquisitions occurred in London, Ontario, Regina, Saskatchewan and Quebec City, Quebec during fiscal 2002; however, none of these were as significant as the Nun’s Island acquisition in Montreal.

Project improvements to revenue-producing properties

      The Corporation’s value enhancement program creates long-term benefits for its enhanced properties. As a result, the Corporation capitalizes selected value enhancements under the category of project improvements and amortizes them accordingly. The total amount of funds expended for renovations and project improvements in 2002 was approximately $39.4 million, compared to $52.9 million for fiscal 2001. Included in these amounts were management’s estimate with respect to the capitalization of onsite associate wages and salaries that assisted in the enhancement program. The project improvements reported in fiscal 2002 included $4.7 million of capitalized onsite wages and salaries. This compares to the $4.5 million of capitalized wages for 2001. The amount is down slightly from previous years even though the Corporation has significantly increased the number of rental units that it now owns. This is consistent with the continued maturing of the Corporation’s overall portfolio.

Mortgages and Accounts Receivable

      The majority of the amounts reported as mortgages and accounts receivables in the Corporation’s financial statements consist of vendor mortgages, obtained in the normal course during the building sale process. All mortgages are to unrelated third parties. The decrease in the amount reported by the Corporation on December 31, 2002, as compared to December 31, 2001, was the result of the settlement on maturity of some of these vendor mortgages. All of the Corporation’s outstanding mortgages are in good standing. On the sale of properties subject to vendor mortgages, many of such vendor mortgages earned a lower interest rate compared to market; as a result, the Corporation had discounted the value of these mortgages and reduced the reported gain on the associated property sales.

Mortgages Payable

      The Corporation’s long-term debt consists mainly of low rate, fixed-term mortgage financing. All amounts are secured by individual mortgages or debentures registered against the appropriate real estate assets. The maturity dates for this debt have been staggered to lower the Corporation’s overall interest rate risk.

      The Corporation’s mortgages payable on December 31, 2002 were $1.3 billion, compared to $1.1 billion reported on December 31, 2001. This increase is the result of the continued growth of the Corporation, including the assumption and refinancing of existing debt on some new acquisitions.

      After a new acquisition, and during the stabilization period, the Corporation’s strategy is to complete value added upgrades, as appropriate. The resulting increased property value then enables the Corporation to obtain additional mortgage proceeds to finance additional capital improvements or acquisitions.

      During fiscal 2002, the Corporation refinanced certain maturing mortgages to higher levels, demonstrating the value creation that is occurring in its portfolio. The Corporation utilized these additional funds to assist in the financing of capital improvement projects.

      Although there was an increase in debt per unit in 2002, the Corporation’s overall weighted average interest rate has decreased from the prior year. The Corporation’s weighted average interest rate on December 31, 2002 was 5.88%, compared to 6.15% on December 31, 2001.

      To better maintain cost effectiveness and flexibility of capital, the Corporation continuously monitors short and long term interest rates. If the environment warrants, the Corporation will convert short term, floating rate debt to longer term, fixed rate mortgages.

The Corporation’s Debt Maturity Chart

	Mortgage Balance
	Dec. 31, 2002
Fiscal Year	(MM)	Yearly Avg.

2003	$199,183	5.27%
2004	$97,438	6.24%
2005	$71,548	6.28%
2006	$93,343	5.80%
2007	$226,785	5.44%
2008	$227,024	6.14%
2009	$162,168	6.06%
2010	$62,576	6.89%
2011	$74,974	6.23%
2012	$36,830	6.27%
2013	$22,017	5.67%
Subsequent	$33,291	6.36%

Total	$1,307,177	5.88%

Liquidity and Capital Resources

      The Corporation’s objective is to ensure, in advance, that there are ample capital resources available for the execution of its business plan. Capital resources are defined as the combination of mortgage debt, share capital equity, internally generated equity and cash on hand. Significant liquidity provides greater certainty as to execution, which in turn gives the Corporation a competitive advantage in its negotiation and acquisition of additional investments. The selective conversion of lower yielding mature properties into cash for deployment into higher yielding investments is another source of liquidity for the Corporation.

      The Corporation’s principal liquidity demands in the future are expected to be the repayment of maturing mortgage debt, ongoing operating costs, capital improvements and the acquisition of new rental units. The Corporation has in the past, and may in the future, engage in acquiring its Common Shares from the public market as part of the normal course issuer bid previously announced in August 2003, or other available vehicles.

      The Corporation intends to meet its short term liquidity requirements through net cash flows provided by operating activities, the financing or refinancing of real estate properties and the use of existing cash reserves. If warranted, the Corporation will issue Common Shares. The Corporation’s mortgage debt is over 90% insured under Canada’s NHA Insurance program. This program allows the company to purchase insurance that essentially gives the mortgage debt Government of Canada backing. The insurance itself is good for the amortization period of the mortgage, generally 25 years. On term maturity, the debt is transferable to any accredited lenders. The addition of this insurance significantly lowers the Corporation’s mortgage renewal risk, while allowing the Corporation to obtain interest rates at significant discounts to conventional debt due to the government backing.

      Currently, the Corporation has an operating and demand facility with a Canadian chartered bank. This facility is secured by a pledge of a group of specific assets. The amount available through the demand facility varies with the value of pledged assets, with the maximum limit not to exceed $100.0 million. This facility carries an interest rate varying from prime plus 0.5% to prime plus 1.5% per annum depending on the facility drawn, and has no fixed repayment terms. The facility is subject to annual review by the bank. This facility had a total of $34 million available on December 31, 2002. The cash balance of $23.6 million in cash and short-term investments, reported at December 31, 2002, was used to assist in the acquisition of 1,129 units subsequent to the end of the 2002 fiscal year.

Risk and Risk Management

      The Corporation, like most real estate rental companies, is exposed to a variety of risks. These include general and specific risks. General risks are the risks associated with general conditions in the real estate sector, and consist mainly of commonly exposed risks to real estate. Specific risks focus more on risks closer to the Corporation such as credit, market, liquidity, and operational risks. See “Risk Factors”.

Business of the Corporation Following the Acquisition and the Arrangement

      Following completion of the Acquisition and the Arrangement, the Corporation will be indirectly owned by BPCL and the Corporation will retain an interest in the Partnership as a limited partner. The Corporation will retain an approximate 8% equity interest (after the preferred distribution and other entitlements of the LP Class C Units, which it will also hold) in the Partnership and thereby in the Contributed Assets transferred to the Partnership through its indirect interest in the LP Class B Units.

      In order to effect the Acquisition and the Arrangement for the benefit of all Shareholders, the Corporation will retain legal title to certain real properties that will be beneficially transferred to the Partnership pursuant to the Master Asset Contribution Agreement and the Corporation will remain liable for the associated Retained Debt. The LP Class C Units held by the Corporation will provide preferred distributions to the Corporation that, if paid, are expected to be sufficient to permit the Corporation to meet its obligations under the Retained Debt as such obligations become due and payable. In addition, the Corporation will enter into certain arrangements with the Partnership in connection with the Corporation’s continuing obligations with respect to these properties and the associated Retained Debt.

      After the Effective Date the Corporation will have two directors, Messrs. Sam Kolias and Van Kolias and will have two officers, Mr. Sam Kolias as President and Mr. Van Kolias as Secretary.

      See “The Acquisition and the Arrangement and the Acquisition and Arrangement Agreement — Arrangements with BPCL”.

Directors and Officers

      The following table sets forth the name, municipality of residence, positions with the Corporation and principal occupation of each of the officers and directors of the Corporation:

Name and Municipality
of Residence	Position Held	Principal Occupation

Paul J. Hill(1)	Chairman of the Board and	President, Harvard Developments Inc.,
Regina, Saskatchewan	Director	a Hill Company

Ernest Kapitza(1)(3)	Director	Consultant
Calgary, Alberta

Sam Kolias	President, Chief Executive	Executive of the Corporation
Calgary, Alberta	Officer and Director

Van Kolias	Senior Vice President, Quality	Executive of the Corporation
Calgary, Alberta	Control, Assistant Corporate Secretary and Director

Jon E. Love(2)	Director	Managing Partner, KingStreet Capital
Toronto, Ontario		Partners

Al W. Mawani(1)	Director	President, Exponent Capital
Thornhill, Ontario		Partners Inc.

David V. Richards(1)(2)	Director	President, Network Capital Inc.
Calgary, Alberta

Michael D. Young(2)(3)	Director	President, Quadrant Capital Partners, Inc.
Dallas, Texas

Kevin P. Screpnechuk	Senior Vice President, Rental	Executive of the Corporation
Calgary, Alberta	Operations and Director

Name and Municipality
of Residence	Position Held	Principal Occupation

Stuart M. Olley	Corporate Secretary	Barrister and Solicitor, Stikeman Elliott LLP
Calgary, Alberta

Roberto A. Geremia	Senior Vice President, Finance	Executive of the Corporation
Calgary, Alberta	and Chief Financial Officer

Mike Hough	Senior Vice President	Executive of the Corporation
Burlington, Ontario

William Chidley	Senior Vice President,	Executive of the Corporation
Calgary, Alberta	Corporate Development

R. Douglas Biggs	Vice President, Legal Affairs	Executive of the Corporation
Calgary, Alberta

Jean Denis	Vice President, Quebec	Executive of the Corporation
Montreal, Quebec	Acquisitions

Michael Guyette	Vice President, Technology	Executive of the Corporation
Calgary, Alberta

Helen Mix	Vice President, Human	Executive of the Corporation
Calgary, Alberta	Resources

Shaun Renneberg	Vice President, Capital	Executive of the Corporation
Calgary, Alberta	Projects

Lisa Russell	Vice President, Acquisitions,	Executive of the Corporation
Calgary, Alberta	Western Canada

Kelly Sadiura	Vice President, Customer	Executive of the Corporation
Calgary, Alberta	Services and Process Design

Manjeet Dhillon	Vice President and Controller	Executive of the Corporation
Calgary, Alberta

Notes:

(1)	Member of the Audit and Risk Management Committee.

(2)	Member of the Human Resources and Compensation Committee.

(3)	Member of the Corporate Governance Committee.

      Directors of the Corporation hold office until the next annual meeting of Shareholders or until their successors are duly elected or appointed.

      Each of the foregoing has held his or her present principal occupation or a similar position with his or her present employer or its predecessors or affiliates for the past five years except for:

      Jon E. Love who, prior to November 2001, was President and Chief Executive Officer of Oxford Properties Group Inc.;

      Al W. Mawani who, prior to January 31, 2004 was a Vice President of IPS Industrial Promotion Services Ltd. and prior to February 2001, was Executive Vice-President, Business Development, Oxford Properties Group Inc.;

      Ernest Kapitza who, prior to December 2000, was a Vice President of TD Bank;

      Michael D. Young who, prior to November 2003, was managing director at CIBC Wood Gundy Securities Inc.;

      Shaun Renneberg who, prior to March 1, 1999 was Manager, Capital Projects of the Corporation;

      Mike Hough who, prior to February, 2001 was a Vice President and Director of TD Securities Inc., and prior to April, 1999, was an Investment Analyst at HSBC Securities Inc.

      Michael Guyette who, from 1989 to October, 2000, held a number of positions in the communications industry, including Director-Channel Marketing at Imagic TV Inc., Manager, Partner Solutions Marketing at Nortel Networks and Major Account Manager at New Brunswick Telephone Limited.

      Jean Denis who, prior to December 2002, Mr. Denis was an associate with La Corporation d’Hypothéques Montrose (Québec) Ltee from February 1999 to December 2002 and prior thereto, a real estate consultant and broker from February 1995 to February 1999.

      Helen Mix who, prior to January 2003 was Director of Human Resources of the Corporation from May 2002 to December 2002, Director of Payroll Services of the Corporation from September 2000 to May 2002, Payroll Team Leader of the Corporation from July 1999 to September 2000 and prior thereto, an accountant and systems administrator with Chinook Industrial Ltd.

      Lisa Russell who, prior to March 2003, was Director of Acquisitions of the Corporation from March 1999 to March 2003, an acquisition analyst with the Corporation from June 1997 to March 1999 and employed in the operations department of the Corporation from September 1995 to June 1997.

      Kelly Sadiura who, prior to December 2002, was Director of Property Administration and Customer Service of the Corporation from June 1998 to December 2002 and Property Administration Manager of the Corporation from October 1995 to June 1998.

      Manjeet Dhillon who, prior to June 2003, was Director of Accounting of the Corporation from August 1999 to May 2003 and an accountant with Arthur Andersen from September 1995 to July 1999.

      As at December 31, 2003, the directors and senior officers of the Corporation, as a group, beneficially owned, directly or indirectly, 700,130 Common Shares, representing approximately 1.0% of the total number of Common Shares outstanding. This number does not include the Common Shares beneficially owned or over which control or direction is exercised by BPCL, a corporation indirectly wholly-owned by Sam Kolias and Van Kolias. BPCL beneficially owns approximately 30% of the Common Shares outstanding.

      Additional information regarding the directors and executive officers (as that term is defined for purposes of the 1934 Act) of the Corporation is set forth in Appendix H.

Statement of Executive Compensation

      The following table sets forth all annual and long term compensation for services in all capacities rendered to the Corporation and the subsidiaries thereof for the financial years ended December 31, 2003, 2002 and 2001 in respect of each of the individuals who were, during each of the financial years ended December 31, 2003, 2002 and 2001 the Chief Executive Officer of the Corporation and the other most highly compensated executive officers of the Corporation who were compensated in excess of $100,000 (collectively the “Named Executive Officers”).

						Long-Term Compensation

						Awards
	Annual Compensation							Payouts
						Securities Under	Restricted Shares
					Other Annual	Options/SARs	or Restricted Share	LTIP	All Other
Name and Principal Position	Year		Salary	Bonus	Compensation(1)	Granted	Units	Payouts	Compensation

			($)	($)	($)	(#)	($)	($)	($)
Sam Kolias	2003		nil	—	—	—	—	—	—
President and Chief	2002		nil	—	—	—	—	—	—
Executive Officer	2001		nil	—	—	—	—	—	—
Michael Guyette	2003		160,995	—	—	—	—	—	—
Vice President,	2002		160,995	—	—	—	—	—	—
Technology	2001		160,475	—	—	—	—	—	—
Roberto A. Geremia	2003		105,000	36,750	—	—	—	—	—
Senior Vice-President,	2002		105,000	—	—	152,051	—	—	—
Finance and Chief	2001		—	—	—	—	—	—	—
Financial Officer
Kevin Screpnechuk	2003		105,000	36,750	—	—	—	—	—
Senior Vice President,	2002		105,000	—	—	152,051	—	—	—
Rental Operations	2001		—	—	—	—	—	—	—
William Chidley	2003		105,000	36,750	—	—	—	—	—
Senior Vice President,	2002		105,000	—	—	152,051	—	—	—
Corporate Development	2001		—	—	—	—	—	—	—
Mike Hough	2003		105,000	36,750	—	—	—	—	—
Senior Vice	2002		105,000	—	—	152,051	—	—	—
President	2001	(2)	—	—	—	90,000	—	—	—
Mark Kornak	2002	(3)	301,050	—	—	—	—	—	—
	2001		—	—	—	—	—	—	—
Greg Rowland	2002	(4)	130,399	—	—	—	—	—	—
	2001		88,734	—	—	—	—	—	—

Notes:

(1)	Perquisites and other personal benefits do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus for the named executive officers.

(2)	Became an officer in March 2001.

(3)	Ceased to be an officer in June 2002.

(4)	Ceased to be an officer in August 2002.

Employment and Termination Arrangements

      Each of the Corporation’s senior executives is a party to an employment agreement with the Corporation which sets out the terms of their employment as well as the terms on which such employment can be terminated by either party. In the event the Corporation terminated the said employment without cause, the individual is entitled to receive payments equivalent to 2.5 times the reported base salary as well as a reasonable amount of time to select a course of action with respect to all outstanding stock options granted under the Corporation’s existing stock option plan.

      The Human Resources and Compensation Committee will continue to review with management the approach to executive compensation and, if it becomes appropriate, will consider alternative or supplemental compensation arrangements.

Indebtedness of Directors and Senior Officers

      At no time during the most recently completed financial year was there any indebtedness of any director, executive officer or senior officer, or any associate of any such director or executive officer to the Corporation or to any other entity which is, or at any time since the beginning of the most recently completed financial year has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Corporation.

Stock Option Plan

      During 1993, the Corporation established, and the shareholders approved, a stock option plan (the “Stock Option Plan”) under which Common Shares were made available for purchase by the directors, officers and employees of the Corporation. The Stock Option Plan was subsequently amended in 1996 to comply with the requirements of the TSX and the number of Common Shares reserved for issuance pursuant to the Stock Option Plan was adjusted to reflect a stock dividend paid effective December 1, 1997. The Stock Option Plan was further amended in 1999 to increase the maximum number of Common Shares which may be issued thereunder and to increase the maximum term of Options from five years to ten years. The latest amendment to the Stock Option Plan was in 2002 to increase the maximum number of Common Shares which may be issued under the plan and to insert provisions which address the eventuality of a take-over bid for the Common Shares. During the year ended December 31, 2003, the company did not issue any Options to directors and officers. The Corporation has no plan for any of its employees involving stock appreciation rights.

Rights Plan

      The Corporation currently has a shareholder rights plan in place that was approved by Shareholders on April 30, 2002. In connection with the Transaction, the Board of Directors has resolved to defer the separation time of the rights under such shareholder rights plan to the earlier of the date that is one day after the Effective Date and such other date as the Board of Directors may agree.

Components of Executive Compensation

      Boardwalk’s executive compensation program has the following three main components:

•	base salary;

•	a bonus plan; and

•	the Stock Option Plan.

      All of the components of this program form part of the executive’s total compensation package, together with health care benefits. Base salaries reflect an officer’s overall level of responsibility and a review of overall market salary levels. Base salaries account for an estimated 30% of target compensation for senior executives. The Corporation’s bonus compensation, which is estimated to account for an additional 20% of overall compensation, is based on certain internally set financial benchmarks as well as individual performance reviews. The Stock Option Plan is the primary long-term incentive plan of the Corporation and has been designed to align the interests of the Corporation’s executive officers with those of the Corporation’s shareholders.

      At the request of Mr. Sam Kolias, the Chief Executive Officer of the Corporation, and Mr. Van Kolias, a senior vice-president and a director of the Corporation, the total compensation paid for each of them will be based on the same model with the exception that both individuals have continued to elect to forgo the bonus and employee stock option components of the plan and will be compensated solely by the predetermined base salary. Mr. Sam Kolias and Mr. Van Kolias have elected to contribute their salaries to a scholarship program established for the Corporation’s associates.

Option Grants

      During the year ended December 31, 2003 no Options were granted by the Corporation to directors and officers.

Options Exercised and Options Outstanding

      The following table sets forth certain information regarding the value, as of December 31, 2003, of exercised and unexercised Options held by the Named Executive Officers on an aggregate basis:

Aggregated Option/ Stock Appreciation Right Exercises

During the Most Recently Completed Financial Year and
Financial Year-End Option/ Stock Appreciation Rights Values

				Value of Unexercised
	Securities	Aggregate	Unexercised Options	In-The-Money Options
	Acquired	Value	at December 31, 2003	at December 31, 2003
Name	on Exercise	Realized	Exercisable/ Unexercisable	Exercisable/ Unexercisable

	(#)	($)	(#)	$
Sam Kolias	0	0	0/0	0/0
Michael Guyette	0	0	0/0	0/0
Roberto Geremia	66,100	571,104	214,583/101,368	1,430,984/612,263
Kevin Screpnechuk	0	0	290,683/101,368	2,065,525/612,263
William Chidley	100,000	864,000	190,683/101,368	1,184,525/612,263
Mike Hough	0	0	140,683/101,368	966,725/612,263

Composition of the Human Resources and Compensation Committee

      The human resources and compensation committee of the Board of Directors (the “Compensation Committee”) makes determinations and recommendations to the Board of Directors concerning the cash and incentive compensation of the executive officers of the Corporation. The following directors of the Corporation served as members of the Compensation Committee for all or part of the financial year ended December 31, 2003: Messrs. David J. Richards, Jon Love and Michael D. Young.

Report on Executive Compensation

      The Board of Directors has established the Compensation Committee. One of the primary mandates of this committee is to review and make recommendations to the Board of Directors with respect to executive compensation. The Compensation Committee consists of three unrelated directors, Mr. David V. Richards, Mr. Jon Love and Mr. Michael D. Young. The entire Compensation Committee met once in the fiscal year ended December 31, 2002 and reviewed with management the Corporation’s approach to executive compensation. Since incorporation, senior executives have, for the most part, been rewarded exclusively through the issuance of Options rather than through salaries or cash bonuses. On January 1, 2002, with the advice of an outside consultant, the Corporation implemented a revised and more balanced compensation plan for its senior executives.

      The revised compensation plan focuses around the following goals and objectives:

•	Award officers for long term strategic management and enhancement of shareholder value by providing opportunities for those individuals to have an appropriate ownership interest in the Corporation through the continued use of the Corporation’s Stock Option Plan;

•	Attract and retain superior executives by providing total compensation packages that are competitive in the market place;

•	Ensure a program is in place to recognize superior individual performance through the bonus plan; and

•	Ensure that each officer’s compensation reflects the level of knowledge, expertise, responsibility and effort of such officer, in light of market conditions and overall company performance.

Directors’ and Officers’ Liability Insurance

      The Corporation provides, at its expense, insurance for the Corporation’s directors and officers as well as directors and officers of the Corporation’s affiliates and subsidiaries. The insurance is for liability incurred by any of them in their capacity as a director or officer of the Corporation. This insurance policy provides coverage of up to $20 million (U.S.) for the directors and officers of the Corporation in aggregate. Each loss or claim is subject to a $500,000 (U.S.) deductible. The by-laws of the Corporation provide indemnification of the directors and officers, subject to certain limitations. The annual premium for the directors’ and officers’ liability policy is $230,000 (U.S.).

Shareholder Return Performance Graph

      The following graph compares the change in cumulative total return, over the periods indicated, of a $100 investment in the Corporation’s Common Shares with the cumulative total return of the S&P/TSX 300 Stock Index and the S&P/TSX Real Estate Sub-Index, assuming the reinvestment of dividends, where applicable, for the comparable period.

	May 31,	May 31,	May 31,	May 31,	May 31,	May 31,	December 31,	December 31,	December 31,	December 31,
	1995	1996	1997	1998	1999	2000	2000	2001	2002	2003

Boardwalk Equities Inc.	$100	$350	$923	$4,112	$2,991	$2,346	$2,150	$2,164	$2,822	$3,331
S&P/TSX Composite	$100	$121	$150	$181	$166	$227	$201	$173	$149	$176
S&P/TSX Real Estate Sub-Index	$100	$96	$139	$159	$139	$130	$143	$161	$146	$147

Note:	Corporation share prices are adjusted to reflect a stock dividend of one Common Share for each Common Share held paid effective December 1, 1997.

Compensation of Directors

      In September 2002, the Board of Directors approved a new directors’ compensation plan (the “Compensation Plan”). The highlights of the approved Compensation Plan are as follows:

1. Each independent director on appointment would be compensated with a one time grant of 20,000 Options vesting equally over a three-year period with a ten-year term;

2. Each independent director was to be compensated with an annual retainer of $15,000 ($80,000 — for the Chairman of the Board);

3. Each independent committee member was to be compensated with an annual retainer of $3,000;

4. For attendance at directors and committee meetings, each independent director would receive $1,000 per meeting; and

5. Each independent director that is required to travel for a period in excess of 6 hours to attend directors and/or committee meetings would be entitled to an additional $1,000.

      Under the current program, a review of stock option based compensation would be performed on a regular basis under the same time frame as executive compensation, which is next scheduled for 2005. Under the newly approved Compensation Plan, one independent director, Mr. Al Mawani, was granted 20,000 Options under the terms noted above upon joining the Board.

      Prior to the September 2002 approved Compensation Plan, the Board was compensated only with Options and nominal meeting fees. Under the former compensation program, a total of 170,000 Options were issued to independent directors during fiscal 2002. These grants were considered compensation for the discharging of past responsibilities as independent Board members.

      Only one other related director, Mr. Kevin Screpnechuk, received Options during the 2002 fiscal year. As partial compensation for his role as an executive of the Corporation, Mr. Screpnechuk received a total of 152,051 Options.

      No directors received Options during the 2003 fiscal year.

Statement of Corporate Governance Practices

      During the year ending December 31, 2001, the Board of Directors established a corporate governance committee (the “Governance Committee”) which undertook a comprehensive review of existing Board policies and current pronouncements on recommended “best practices” for corporate governance. The Corporation recognizes that proper and effective corporate governance is a significant concern and priority for investors and other stakeholders and, accordingly, the Board of Directors has instituted a number of procedures and policies in an effort to improve the overall governance of the Corporation.

      The Corporation’s systems of corporate governance, as well as its key governance policies and practices, are set out below:

Does the
TSX guidelines for improved corporate	Corporation
governance	align?	Governance procedures at the Corporation

1. The board should explicitly assume responsibility for stewardship of the Corporation	✓	The Board of Directors supervises the management of the Corporation’s business and affairs with the goal of enhancing long-term shareholder and stakeholder value. It makes major policy decisions, delegates to management the authority and responsibility for day-to-day affairs and reviews management’s performance and effectiveness.

Does the
TSX guidelines for improved corporate	Corporation
governance	align?	Governance procedures at the Corporation

and specifically for:

(i) adoption of a strategic planning process and approval of a strategic plan which takes into account, among other things, the opportunities and risks of the business;	✓	The Board approves the Corporation’s strategic plan, which takes into account, among other things, the opportunities and risks of the business. It devotes at least one day-long meeting each year to strategic planning. The Board frequently reviews and discusses the Corporation’s strategies and their implementation at board meetings.

(ii) identification of the principal risks of the Corporation’s business and ensuring implementation of appropriate systems to manage those risks;	✓	The Board, in conjunction with its Audit and Risk Management Committee, identifies the principal risks of the Corporation’s business and ensures that those risks are effectively managed. Among other things, it reviews risk management policies and processes, including policies and processes concerning credit risk, market risk, liquidity risk and operational risk.

The Audit and Risk Management Committee reviews the internal controls and risk management policies and processes related to management of capital and liquidity and reports to the Board thereon.

(iii) succession planning, including appointing, training and monitoring senior management;	✓	The Corporation does not currently have a formal system of succession planning nor has such a system been developed. The Human Resources and Compensation Committee, composed entirely of independent directors, periodically reviews the performance of the Chief Executive Officer and other senior executives of the Corporation.

(iv) communications policy;	✓	The Board, in conjunction with its Audit and Risk Management Committee, reviews and approves the contents of major disclosure documents of the Corporation, including its annual report, annual information forms, management’s discussion and analysis and management information circulars. Through its corporate governance committee, the Board reviews policies and programs related to the image of the Corporation and ensures that appropriate processes are in place for communicating with customers, employees, shareholders, the investment community and the public. The Board reviews how the Corporation communicates and interacts with analysts and the public to avoid selective disclosure.

Does the
TSX guidelines for improved corporate	Corporation
governance	align?	Governance procedures at the Corporation

In this regard:

• procedures are in place to provide timely information to investors and potential investors and to respond to investor inquiries and concerns;

• procedures are in place to maintain communications with the investing public in accordance with the Corporation’s policies and procedures and legal disclosure requirements;

• procedures are in place to ensure that every shareholder inquiry receives a prompt response from an appropriate officer;

• the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and other senior executives meet periodically with financial analysts and institutional investors;

• investor relations staff are also available to shareholders by telephone and fax and the Corporation maintains information relevant to investors on its Web site at www.bwalk.com; and

• quarterly earnings conference calls are broadcast live over the Internet and are accessible on a live and recorded basis via telephone. Presentations at investor conferences are promptly made available on the Internet or via telephone.

(v) integrity of internal control and management information systems.	✓	The Board’s Audit and Risk Management Committee requires management to implement and maintain appropriate systems of internal control, and meets with management and the Corporation’s external auditors to assess the adequacy and effectiveness of these systems of internal control. See also item 13 below.

As required by the Sarbanes-Oxley Act of 2002 (“SOX”), the CEO and CFO have provided certificates relating to the contents of the annual statutory reports and have evaluated and reported on the effectiveness of the Corporation’s internal controls and procedures.

2.   A majority of directors should be “unrelated” (independent of management and free from any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the Corporation and its shareholders).
✓	Currently, 3 of the 9 directors of the Corporation are “related” to the Corporation as determined pursuant to the TSX guidelines:

• as President & CEO of the Corporation, Mr. Sam Kolias is a “related” director;

• as Senior Vice President, Quality Control and Assistant Corporate Secretary of the Corporation, Mr. Van Kolias is a “related” director; and

• as Senior Vice President, Rental Operations of the Corporation, Mr. Kevin Screpnechuk is a “related‘ director.

Does the
TSX guidelines for improved corporate	Corporation
governance	align?	Governance procedures at the Corporation

3.   The board has responsibility for applying the definition of “unrelated director” to each individual director and for disclosing annually the analysis of the application of the principles supporting this definition and whether the board has a majority of unrelated directors.
✓	In applying the principles underlying the definition of “unrelated” under the TSX guidelines, the Board of Directors has determined that 3 of the 9 directors of the Corporation are “related” to the Corporation.

See item 2, above.

4.   The board should appoint a committee of directors composed exclusively of outside directors, a majority of whom are unrelated directors, with responsibility for proposing new nominees to the board and for assessing directors on an ongoing basis.
✓	The corporate governance committee identifies, evaluates and recommends nominees for the Board of Directors, in consultation with the Chairman of the Board and the President & CEO of the Corporation. The committee determines what competencies, skills and personal qualities it should seek in new board members to add value to the Corporation. In certain circumstances, the committee may retain outside consultants to conduct searches for appropriate nominees.

The corporate governance committee is composed of two independent and unrelated directors of the Corporation.

5. The board should implement a process, to be carried out by an appropriate committee, for assessing the effectiveness of the Board, its committees and the contribution of individual directors.	✓	The Board, through its corporate governance committee, annually circulates questionnaires to each member of the Board which allows them to assess Board effectiveness, committee effectiveness and their own contribution to the Board.

6. The Corporation should provide an orientation and education program for new directors.	✓	Each new member of the Board of Directors is asked to review Board and committee minutes for the prior twelve-month period, together with the Corporation’s press releases, the Annual Report and annual information forms. New directors also meet with senior management for an orientation session, which includes a site tour, a review of head office operations and discussions with senior management regarding the Corporation.

7. The board should examine its size and undertake, where appropriate, a program to establish a board size which facilitates effective decision-making.	✓	The Board of Directors feels the current board size has been adequate to provide the appropriate level of skill and advice to guide the Corporation. As the Corporation grows and matures, the addition of new directors will be considered.

A total of nine persons were elected as directors at the Annual and Special Meeting of holders of Common Shares held on May 13, 2003.

Does the
TSX guidelines for improved corporate	Corporation
governance	align?	Governance procedures at the Corporation

8. The Board of Directors should review the adequacy and form of compensation of directors in light of the risks and responsibilities involved in being a director.	✓	The corporate governance committee periodically reviews the amount and the form of compensation to directors. In making recommendations to the Board for appropriate adjustments, the committee considers the time commitment, risks and responsibilities of directors, as well as comparative data derived from a survey of board compensation at other companies. In recommending the form of directors’ compensation, the committee seeks to align the interests of directors and shareholders. This is accomplished through both internal and external review of director compensation.

9. Subject to Guideline 13, committees of the board should generally be composed of outside directors, a majority of whom are unrelated.	✓	Each committee of the Board of Directors is composed solely of outside and “unrelated” directors.

The NYSE corporate governance rules (the “NYSE Rules”) applicable to the Corporation require that the audit committee satisfy the requirements of Rule 10A-3 of the 1934 Act, which mandates in part that all members be “independent”.		The audit committee is known as the “Audit and Risk Management Committee”. For the year prior to and following the Corporation’s most recent Annual and Special Meeting of Shareholders, all members of the Audit and Risk Management Committee, the corporate governance committee and the human resources and compensation committee have been and will be “unrelated” under applicable Canadian standards and “independent” under Rule 10A-3.

10. The board should assume responsibility for, or assign to a committee of directors responsibility for, developing the approach to corporate governance issues.	✓	Ensuring the effectiveness of the Board is an ongoing process. This responsibility has been assigned to the corporate governance committee. The committee advises and assists the Board in applying governance principles and practices, and tracks developments in corporate governance, adapting “best practices” to the needs and circumstances of the Corporation. It also recommends suitable candidates for election to the Board.

This committee would, among other things, be responsible for the response to the TSX guidelines.	✓	The corporate governance committee and the Board of Directors have reviewed the Corporation’s response to the TSX guidelines.

11. The Board of Directors, together with the CEO, should develop position descriptions for the Board and for the CEO, including the definition of the limits to management’s responsibilities.	✓	The Board of Directors has developed position descriptions for the Board and the CEO. In addition, the Board sets the Corporation’s annual objectives, which become the objectives against which the CEO’s performance is measured.

Does the
TSX guidelines for improved corporate	Corporation
governance	align?	Governance procedures at the Corporation

The board should approve or develop the corporate objectives which the CEO is responsible for meeting and assess the CEO against these objectives.	✓	The Board approves the corporate objectives which the CEO is responsible for meeting and assesses the CEO against these objectives.

12. The board should implement structures and procedures to ensure that it can function independently of management. An appropriate structure would be to (i) appoint a chair of the board who is not a member of management with responsibility to ensure that the board discharges its responsibilities, or (ii) assign this responsibility to an outside director, sometimes referred to as the “lead director”.
	✓	The Chairman of the Board is not a member of management.

The chair or lead director should ensure that the board carries out its responsibilities effectively which will involve the board meeting on a regular basis without management present and may involve assigning responsibility for administering the board’s relationship to management to a committee of the board.	✓	Independent directors meet periodically, without the attendance of management of the Corporation, to discuss the affairs of the Corporation. The Board of Directors has not set up a specific committee to address the Board’s relationship with management, but the Directors of the Corporation often discuss their relationship with management at their regularly scheduled quarterly meetings.

13. The audit committee should be composed entirely of unrelated directors.	✓	The Audit and Risk Management Committee is composed entirely of unrelated directors.

All of the members of the audit committee should be financially literate and at least one member should have accounting or related financial expertise.	✓	All members of the Audit and Risk Management Committee are financially literate and two members of the committee have accounting or related financial expertise including the Audit and Risk Committee Chairman.

The board shall determine the definition of and criteria for “financial literacy” and “accounting or related financial expertise”.	✓	In considering criteria for determinations of financial literacy, the Board looks at the ability to read and understand a balance sheet, an income statement and a cash flow statement of a real estate company.

Does the
TSX guidelines for improved corporate	Corporation
governance	align?	Governance procedures at the Corporation

The board should adopt a charter for the audit committee which sets out roles and responsibilities of the audit committee which should be specifically defined so as to provide appropriate guidance to audit committee members as to their duties.	✓	The Audit and Risk Management Committee assists the Board in its oversight of the integrity of the Corporation’s financial statements, the external auditors’ qualifications and independence, the performance of the Corporation’s external auditors, the adequacy and effectiveness of internal controls and compliance with legal and regulatory matters.

Subject to the powers of the shareholders under the ABCA to appoint and revoke the appointment of the external auditors, the Audit and Risk Management Committee has the authority and responsibility to recommend the appointment and revocation of appointment of the external auditors and to fix their remuneration.

The Audit and Risk Management Committee is directly responsible for the oversight of the work of the external auditors, including resolution of disagreements between management and the external auditors regarding financial reporting.

The Audit and Risk Management Committee has the sole authority to approve all audit engagement fees and terms as well as the provision of any legally permissible non-audit services provided by the external auditors of the Corporation.

The Audit and Risk Management Committee is responsible for reviewing the independence and objectivity of the external auditors, including reviewing relationships between the external auditors and the Corporation which may impact on their independence and objectivity.

The Audit and Risk Management Committee is also charged with reviewing with the external auditors any audit problems or difficulties and management’s response to such issues.

The committee mandate (charter) also includes the establishment of procedures for the receipt and treatment of complaints to the Corporation concerning accounting or auditing matters and procedures for the confidential submission by employees of concerns regarding accounting or auditing.

Does the
TSX guidelines for improved corporate	Corporation
governance	align?	Governance procedures at the Corporation

Among other things, the Audit and Risk Management Committee reviews:

• the Corporation’s annual and quarterly financial statements, annual information forms and management’s discussion and analysis;

• investments and transactions that could adversely affect the well-being of the Corporation; and

• prospectuses relating to the issuance of securities by the Corporation.

The audit committee should have direct communication channels with the internal and the external auditors to discuss and review specific issues as appropriate.	✓	The Audit and Risk Management Committee, at least quarterly, meet separately with the external auditors and senior management to discuss and review specific issues as appropriate.

Given the size and nature of its operations, the Corporation currently does not have an internal audit function.

The audit committee duties should include oversight responsibility for management reporting on internal control. While it is management’s responsibility to design and implement an effective system of internal control, it is the responsibility of the audit committee to ensure that management has done so.	✓	The Audit and Risk Management Committee, which has oversight responsibility for management reporting on internal controls, requires that management implement and maintain appropriate internal control procedures. The committee meets with management to assess the adequacy and effectiveness of these systems of internal control.

The NYSE Rules, and by extension Rule 10A-3 of the 1934 Act, contain a higher independence standard for members of the Audit Committee, disallowing any compensation to such members other than directors’ fees received from the company.	✓	None of the members of the Audit and Risk Management Committee receives, directly or indirectly, any compensation from the Corporation other than directors’ fees and annual stock option grants in accordance with the Corporation’s compensation plan for the Board.

14. The board should implement a system to enable an individual director to engage an outside advisor, at the Corporation’s expense in appropriate circumstances. The engagement of the outside advisor should be subject to the approval of the board or an appropriate committee of the board.
	✓	Individual directors may, with the approval of the Chairman of the Board or from the entire Board, engage outside advisors at the expense of the Corporation.

Interest of Management and Others in Material Transactions

      Except as otherwise disclosed in this Circular no transaction has been entered into since January 1, 2002 or is proposed to be entered into by the Corporation involving a senior officer or director of the Corporation, the principal shareholder of the Corporation or any associate or affiliates of any of such persons or companies which has materially affected or would materially affect the Corporation or any affiliates thereof.

      Additional information, which is required to be disclosed pursuant to SEC Schedule 13E-3, regarding transactions involving the Corporation, BPCL, their respective directors, executive officers and affiliates is set forth in Appendix H.

Price Range and Trading Volume of Common Shares; Dividends

      As of February 6, 2004, there were 51,224,192 Common Shares outstanding.

      The principal market for the Common Shares is the TSX. The market price range and trading volume of the Common Shares on the TSX and the NYSE for the periods indicated are set forth in the following table:

	TSX			NYSE

	Price per			Price per
	Common Share			Common Share

	High	Low	Volume	High	Low	Volume

	(Cdn. $)			(U.S.$)
Year ended December 31, 2001
First quarter	11.70	10.00	5,124,659	7.69	6.50	624,500
Second quarter	13.00	10.18	4,098,086	8.37	6.55	310,800
Third quarter	12.95	11.45	3,665,303	8.18	7.45	1,041,100
Fourth quarter	12.50	10.89	3,955,000	7.95	6.85	853,500
Year ended December 31, 2002
First quarter	14.21	11.50	2,737,900	8.95	7.20	631,600
Second quarter	15.07	13.66	3,316,500	9.93	8.64	281,700
Third quarter	15.50	13.25	3,783,600	10.00	8.40	290,900
Fourth quarter	15.50	14.20	2,762,855	10.35	9.09	354,800
Year ended December 31, 2003
First quarter	15.27	14.20	3,601,768	10.10	9.31	739,800
Second quarter	15.36	14.40	4,110,553	11.40	9.91	2,247,900
Third quarter	15.97	14.80	2,443,425	11.66	10.54	1,172,700
Fourth quarter	18.15	15.17	14,598,037	13.95	11.36	1,144,500
Year ending December 31, 2004
January 2004	17.99	16.90	6,695,925	14.00	12.85	2,233,200
February 2004	●	●	●	●	●	●
March 2004 (through March ● , 2004)	●	●	●	●	●	●

      The closing price of the Common Shares on the TSX on March  ● , 2004 was Cdn. $       ●       . The closing price of the Common Shares on the NYSE on February 20, 2004 (the last date on which the Common Shares were traded on the NYSE) was U.S. $13.07.

      On March 15, 2002, the Corporation paid a dividend in the amount of $0.05 per Common Share to Shareholders of record as of March 6, 2002. In addition, the Corporation has paid the following quarterly dividends on its Common Shares:

Amount	Record Date	Payment Date

$0.020	March 6, 2003	March 20, 2003
0.020	May 26, 2003	June 9, 2003
0.075	August 28, 2003	September 10, 2003
0.075	November 28, 2003	December 10, 2003

      During the past three years, the Corporation has not made any underwritten public offering of Common Shares for cash that was registered under the 1933 Act or exempt from registration under the 1933 Act pursuant to Regulation A thereunder.

Prior Stock Purchases

      The following table shows open market purchases of Common Shares made by the Corporation pursuant to ordinary course issuer bids during the past two years:

		Highest Price Paid	Lowest Price Paid	Average Price Paid
	Common Shares	during Period	during Period	during Period
Quarter	Purchased	(Cdn.$)	(Cdn.$)	(Cdn. $)

Fourth quarter 2003	0	—	—	—
Third quarter 2003	0	—	—	—
Second quarter 2003	0	—	—	—
First quarter 2003	44,000	$14.27	$14.22	$14.26
Fourth quarter 2002	8,500	$14.42	$14.37	$14.41
Third quarter 2002	0	—	—	—
Second quarter 2002	0	—	—	—
First quarter 2002	88,100	$11.94	$11.64	$11.84
Total:	140,600

Material Contracts

      During the two (2) years immediately proceeding the date of this Circular, the Corporation has not entered into any material contract, other than:

(a) Acquisition Agreement dated December 17, 2001 among 3093581 Canada Inc. and 9108-4749 Quebec Inc. et al. for the acquisition of the approximately 3,100 unit Nuns’ Island, Montreal portfolio. See “Information Concerning Boardwalk REIT — The Residential Revenue Producing Contributed Assets — Quebec”; and

(b) the Acquisition and Arrangement Agreement. See “Description of the Arrangement and the Acquisition — The Acquisition and Arrangement Agreement”.

      A copy of these agreements will be available for inspection at the registered office of the Corporation and in Toronto at Stikeman Elliott LLP, 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario during regular business hours prior to the date of the Meeting.

      The Corporation, Boardwalk REIT, the Partnership, the Operating Trust and the General Partner, as applicable, have also entered into or will, on or before the Effective Date, also enter into the following Material Contracts:

(a) the Limited Partnership Agreement. See “Information Concerning the Partnership”;

(b) the Declaration of Trust. See “Declaration of Trust and Description of REIT Units”;

(c) the Operating Trust Declaration of Trust. See “Information Concerning Operating Trust”;

(d) the Exchange and Support Agreement. See “Description of the Acquisition and the Arrangement — Ancillary Agreements in Connection with the Acquisition and the Arrangement — Exchange and Support Agreement” and “Information Concerning Operating Trust”;

(e) the Master Asset Contribution Agreement and ancillary contracts to be entered into in connection therewith. See “Description of the Arrangement and the Acquisition — Overview of the Arrangement”, “— Arrangements with BPCL” and “— Ancillary Agreements in Connection with the Acquisition and the Arrangement”; and

(f) the Boardwalk REIT Administrative Services Agreement. See “Management of Boardwalk REIT — Boardwalk REIT Administrative Services Agreement.

      A copy of these agreements will be available following completion of the Acquisition and the Arrangement on SEDAR (www.sedar.com).

Legal Proceedings of the Corporation

      The Corporation is not currently party to any material legal proceedings, nor are any legal proceedings currently being contemplated by the Corporation which are material to its business. Management of the Corporation is currently not aware of any legal proceedings contemplated against the Corporation.

Auditors, Transfer Agent and Registrar

      The auditors of the Corporation are Deloitte & Touche LLP, chartered accountants, at its offices in Calgary, Alberta.

      The transfer agent and registrar of the Common Shares is Computershare Trust Company of Canada at its principal offices in Calgary, Alberta and Toronto, Ontario.

Other Information

      Additional copies of this Circular, the Forms of Proxy or the Letter of Transmittal may be obtained by contacting the Corporation at the particulars noted under the subheading “Questions and Answers About the Acquisition and Arrangements — Q.21 Who should I contact with questions regarding the Acquisition and the Arrangement?” or by contacting Computershare Trust Company of Canada, by mail at Corporate Actions, P.O. Box 7021, 31 Adelaide Street East, Toronto, Ontario M5C 3H2 or by registered mail or delivery at Corporate Actions, 600, 530 – 8th Avenue S.W., Calgary, Alberta, T2P 3S8 or 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, by telephone toll free at 1-800-564-6253 or by email to caregistryinfo@computershare.com, at any time prior to the date of the Meeting.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

      In the opinion of Stikeman Elliott LLP and Wilson & Partners LLP, a Canadian law firm affiliated with PricewaterhouseCoopers LLP (together, “Tax Counsel”), the following summaries describe, as of the date of this Circular, the material Canadian federal income tax considerations generally applicable to a Shareholder who acquires REIT Units pursuant to the Arrangement, who is not an employee of the Corporation, and who is not a person affiliated with, related to or not dealing at arm’s length with the Corporation or BPCL. The summaries are based upon the facts set out in the Circular, the current provisions of the Tax Act and the regulations thereunder, and Tax Counsel’s understanding of the current published administrative policies and assessing practices of the Canada Customs and Revenue Agency (the “CCRA”). The summaries also take into account all specific proposals to amend the Tax Act and the regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this Circular (the “Tax Proposals”), although there is no certainty such proposals will be enacted in the form proposed, if at all. The summaries do not otherwise take into account or anticipate any changes in the law, whether by judicial, governmental or legislative decision or action, or any changes in the administrative policies or assessing practices of the CCRA, nor do they take into account provincial, territorial or foreign tax legislation or considerations. The provisions of provincial income tax legislation vary from province to province in Canada and in some cases differ from federal income tax legislation. The summaries are also based on certificates as to certain factual matters and on the assumption that at all relevant times, the Common Shares and the REIT Units will be listed on a prescribed stock exchange (which includes the TSX) and that, in accordance with Boardwalk REIT’s intention, Boardwalk REIT will become a registered investment under the Tax Act effective on the date of its settlement.

      On October 31, 2003, the Department of Finance released, for public consultation, draft proposed amendments (the “October 31 Proposals”) to the Tax Act that would require, for taxation years commencing after 2004, that there be a “reasonable expectation of profit” from a business or property in order for a taxpayer to claim a loss in a particular taxation year from the business or property, and that make it clear that “profit” for this purpose does not include capital gains. The October 31 Proposals could, among other things, adversely affect a Unitholder who has borrowed funds in connection with the acquisition of Common Shares that are exchanged for REIT Units. This summary does not address any special considerations for such Unitholders and any such Unitholders should consult their own tax advisors in this regard.

      The summaries do not address the Canadian federal tax considerations applicable to a Shareholder that is a “financial institution” for purposes of the mark-to-market rules, a Shareholder an interest in which is a “tax shelter investment” or a Shareholder that is a “specified financial institution”, all within the meaning of the Tax Act. Any such Shareholder should consult its own tax advisor.

      The summaries are not exhaustive of all possible Canadian income tax considerations applicable to an investment in REIT Units. Moreover, the income and other tax consequences of acquiring, holding or disposing of REIT Units will vary depending on the Shareholder’s/ Unitholder’s particular circumstances, including the province(s) or territory(ies) in which the Shareholder/ Unitholder resides or carries on business. Accordingly, the summaries are not intended to be, nor should they be construed to be, legal or tax advice or representations to any Shareholder. Shareholders should consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, state or local authority.

Tax Treatment of Boardwalk REIT and its Affiliates

Boardwalk REIT

Status as Mutual Fund Trust

      The summaries assume that Boardwalk REIT will qualify as a “mutual fund trust” as defined in the Tax Act from the Effective Date, that it will elect to be deemed to be a mutual fund trust from the date it is established, and that it will thereafter continuously qualify as a mutual fund trust. In order to qualify as a mutual fund trust, Boardwalk REIT must satisfy several conditions, including that it (i) must be a “unit trust” that is resident in Canada for purposes of the Tax Act, (ii) must restrict its undertaking to the investing of its funds in property

(other than real property or an interest in real property), the acquiring, holding, maintaining, improving, leasing or managing of any real property (or an interest in real property) that is capital property of Boardwalk REIT, or a combination of these activities, (iii) must have at least 150 Unitholders each of whom holds at least 100 REIT Units which are qualified for distribution to the public and have an aggregate fair market value of not less than $500 and (iv) must not have been established, and must not be maintained, primarily for the benefit of Non-Residents. To qualify as a unit trust, at least 95% (by value determined without regard to voting rights) of the outstanding REIT Units must be redeemable on the demand of the holder. Unitholders will have the right to require Boardwalk REIT to redeem the REIT Units and these REIT Units will represent at least 95% of the fair market value of all units of Boardwalk REIT. To ensure that Boardwalk REIT may not reasonably be considered to have been established or to be maintained primarily for the benefit on Non-Resident Persons, the Declaration of Trust restricts the ownership of REIT Units by Non-Residents to below 49%.

      If Boardwalk REIT were not to qualify as a mutual fund trust at a particular time, the Canadian federal income tax considerations would be materially different in certain respects from those described herein.

Taxation of Boardwalk REIT

      Boardwalk REIT is a resident of Canada for purposes of the Tax Act. In general, Boardwalk REIT is treated as an individual for tax purposes and is taxable on its income determined under the Tax Act from sources in or outside Canada. Boardwalk REIT is subject to tax under the Tax Act in each taxation year (which is the calendar year) on its taxable income for the year which will include (i) net realized capital gains computed in accordance with the detailed provisions of the Tax Act; (ii) all interest that accrues to it to the end of the year or becomes receivable or is received by it before the end of the year on the Operating Trust Notes, except to the extent such interest was included in computing its income for a preceding taxation year; and (iii) such portion of the income of the Operating Trust as became payable in the year to Boardwalk REIT in its capacity as sole beneficiary of the Operating Trust; except to the extent such income is paid or becomes payable or is deemed to be paid or become payable in such year to the Unitholders of Boardwalk REIT and is deducted by Boardwalk REIT in computing its income for tax purposes. An amount will be considered to be payable to a Unitholder in a taxation year if it is paid to the Unitholder in the year by Boardwalk REIT or if the Unitholder is entitled in that year to enforce payment of the amount. Boardwalk REIT will not be subject to tax on any payments of principal on the Operating Trust Notes nor, generally, on any amount received as distributions on the Operating Trust Units that is in excess of the income of the Operating Trust that is paid or payable by the Operating Trust to Boardwalk REIT in a year. However, such latter distributions will generally reduce the adjusted cost base to Boardwalk REIT of the Operating Trust Units.

      In computing its income for purposes of the Tax Act, Boardwalk REIT may deduct reasonable administrative costs and other expenses incurred by it for the purpose of earning income. Boardwalk REIT may also deduct from its income for the year a portion of the reasonable expenses incurred by Boardwalk REIT to issue REIT Units pursuant to the Arrangement. The portion of such issue expenses deductible by Boardwalk REIT in a taxation year is 20% of such issue expenses, pro-rated where Boardwalk REIT’s taxation year is less than 365 days.

      Losses incurred by Boardwalk REIT cannot be allocated to Unitholders, but can be deducted by Boardwalk REIT in future years, in accordance with the Tax Act. Boardwalk REIT will be entitled for each taxation year to reduce (or receive a refund in respect of) its liability, if any, for tax on its net realized taxable capital gains by an amount determined under the Tax Act based on the redemption of REIT Units during the year (the “capital gains refund”). In certain circumstances, the capital gains refund in a particular taxation year may not completely offset Boardwalk REIT’s tax liability for the taxation year arising as a result of the distribution of property in specie on the redemption of REIT Units.

      An in specie redemption of the Operating Trust Notes and Operating Trust Units and the distribution by Boardwalk REIT of Operating Trust Notes to redeeming unitholders will be treated as a disposition by Boardwalk REIT of such Operating Trust Notes and Operating Trust Units for proceeds of disposition equal to the fair market value thereof. Boardwalk REIT’s proceeds from the disposition of Operating Trust Notes will generally be reduced by any accrued but unpaid interest in respect thereof, which interest will be included in Boardwalk

REIT’s income in the year of disposition to the extent it was not included in Boardwalk REIT’s income in a previous year. Boardwalk REIT will realize a capital gain (or a capital loss) to the extent that the proceeds from these dispositions exceed (or are less than) the adjusted cost base of the Operating Trust Notes and Operating Trust Units, as the case may be, and any reasonable costs of disposition.

      Under the Declaration of Trust, all of the income of Boardwalk REIT for each year (determined without reference to paragraph 82(1)(b) and subsection 104(6) of the Tax Act), together with the taxable and non-taxable portion of any net capital gains realized by Boardwalk REIT (computed in accordance with the detailed provisions of the Tax Act) in the year (excluding capital gains or income which may be realized by Boardwalk REIT upon a distribution in specie of Boardwalk REIT’s assets in connection with a redemption of a REIT Unit and designated by Boardwalk REIT to the redeeming Unitholders) will be payable in the year to the holders of REIT Units by way of cash distributions, subject to the exceptions described below. The Declaration of Trust provides that any income or taxable capital gain realized by Boardwalk REIT as a result of a redemption of Operating Trust Notes or Operating Trust Units occasioned by a redemption of REIT Units by a Unitholder may, at the discretion of the Trustees, be treated as income or taxable capital gains paid to, and designated as income or taxable capital gain of, the redeeming Unitholder. Any amount so designated must be included in the income of the redeeming Unitholder (as income or taxable capital gains) and will be deductible by Boardwalk REIT in computing its income. The Declaration of Trust further provides that Boardwalk REIT will make sufficient distributions in each year of its net income and net realized capital gains for the purposes of the Tax Act and deduct for tax purposes such amount as is paid or payable to Unitholders for the year as is necessary to ensure that Boardwalk REIT is not liable for income tax payable under Part I of the Tax Act in any year.

      Under the Declaration of Trust, income of Boardwalk REIT may be used to finance cash redemptions of REIT Units. To the extent that cash of Boardwalk REIT is so used or is otherwise unavailable for cash distributions, the income of Boardwalk REIT will not be payable to holders of the REIT Units by way of cash distributions but rather will be payable in the form of additional REIT Units (“Reinvested REIT Units”). Income of Boardwalk REIT payable to Unitholders, whether in cash, Reinvested REIT Units or otherwise, will generally be deductible by Boardwalk REIT in computing its taxable income.

      If Boardwalk REIT is or becomes a registered investment, Boardwalk REIT will be subject to a special tax under Part XI of the Tax Act if it acquires or holds foreign property in excess of the limits provided in the Tax Act or enters into certain agreements to acquire shares of a corporation at a price that may differ from the fair market value of the shares at the time of acquisition. Boardwalk REIT is required under its Declaration of Trust to restrict its investments so that it will not become liable for such tax.

The Operating Trust

      The taxation year of the Operating Trust is the calendar year. The Operating Trust will be taxable on its income determined under the Tax Act for each year, which will include its allocated share of the income of the Partnership for the fiscal period of the Partnership ending on or before the year end of the Operating Trust (whether or not that income is distributed by Boardwalk to the Operating Trust), except to the extent such income is paid or payable or deemed to be paid or payable in such year to Boardwalk REIT, the sole unitholder of the Operating Trust and is deducted by the Operating Trust in computing its income for tax purposes. The Operating Trust will generally be entitled to deduct its expenses incurred to earn income from a business or property provided such expenses are reasonable and otherwise deductible under the relevant provisions of the Tax Act. Under the Operating Trust Declaration of Trust, all of the income of the Operating Trust for each year (determined without reference to paragraph 82(1)(b) and subsection 104(6) of the Tax Act), together with the taxable and non-taxable portion of any capital gains realized by the Operating Trust in the year, will generally be payable in the year to Boardwalk REIT, the sole unitholder of the Operating Trust. The Operating Trust generally intends to make sufficient distributions in each year of its net income and net realized capital gains for the purposes of the Tax Act and deduct in computing its income the full amount available for deduction in each year to the extent of its taxable income for the year otherwise determined as is necessary to ensure that the Operating Trust is not liable for income tax payable under Part I of the Tax Act in any year.

The Partnership

      The Partnership is not subject to tax under the Tax Act. Generally, each partner of the Partnership, including the Operating Trust, is required to include in computing the partner’s income the partner’s share of the income or loss of the Partnership for its fiscal year ending in, or coincidentally with, the partner’s taxation year end, whether or not any such income is distributed to the partner in the taxation year. For this purpose, the income or loss of the Partnership will be computed for each fiscal year as if the Partnership were a separate person resident in Canada and will include its share of the income or loss of other partnerships that form part of Contributed Assets and any capital gains or losses that may arise on the disposition or deemed disposition of its interests in such partnerships. In computing the income or loss of the Partnership, deductions will be claimed in respect of its administrative and other expenses (including interest) and available capital cost allowances. The income or loss of the Partnership for a fiscal year will be allocated to the partners of the Partnership, including the Operating Trust, on the basis of their respective shares of such income or loss as provided in the Limited Partnership Agreement, subject to the detailed rules in the Tax Act in that regard. The amount of income (or loss) allocated to a partner will increase (or decrease) the adjusted cost base of the partner’s units. Generally, cash distributions to a partner will result in a reduction of the adjusted cost base of the partner’s units. If, as a result, the Operating Trust’s adjusted cost base at the end of a taxation year of its units in the Partnership would otherwise be a negative amount, the Operating Trust will be deemed to realize a capital gain in such amount for that year, and the Operating Trust’s adjusted cost base at the beginning of the next taxation year of its units in the Partnership will then be nil. If the Partnership were to incur losses for tax purposes, the Operating Trust’s ability to deduct such losses may be limited by certain rules under the Tax Act.

      These rules also apply to the taxation of the Partnership as a partner of any of the partnerships in which it holds any interest.

Residents of Canada

      The following summary is generally applicable to a Shareholder (and prospective Unitholder) who, at all relevant times, for purposes of the Tax Act and any applicable tax treaty, is or is deemed to be resident in Canada, holds the Common Shares (and will hold the Boardwalk REIT Units) as capital property, and both deals at arm’s length with and is not affiliated with each of Boardwalk REIT, the Corporation and BPCL. Common Shares and REIT Units generally will be considered to be capital property to the holder unless the holder holds the Common Shares or REIT Units in the course of carrying on a business of buying and selling securities or has acquired them in one or more transactions considered to be an adventure in the nature of trade. Certain Shareholders who might not otherwise be considered to hold their Common Shares or REIT Units as capital property may, in certain circumstances, be entitled to have them treated as capital property by making the election permitted by subsection 39(4) of the Tax Act.

Transfer of Common Shares

      A Shareholder who exchanges Common Shares with Newco for REIT Units as part of the Acquisition and the Arrangement will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Common Shares. For these purposes, the proceeds of disposition will equal the aggregate fair market value at the time of the exchange of the REIT Units acquired from Newco. The cost of the REIT Units acquired by the holder on the exchange will be equal to the fair market value thereof at the time of the exchange.

      One-half of the amount of any such capital gain (a “taxable capital gain”) must be included in the Shareholder’s income in the year it is realized, and one-half of the amount of any such capital loss (an “allowable capital loss”) is generally deductible from taxable capital gains of the Shareholder in that year. Allowable capital losses in excess of taxable capital gains of the Shareholder for the year of disposition generally may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act.

      Where a Shareholder is a corporation, the amount of any such capital loss may be reduced by the amount of dividends received or deemed to be received by the Shareholder on the Common Shares disposed of or certain other shares to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, or where a trust or partnership of which a corporation is a beneficiary or a member is itself a member of a partnership or a beneficiary of a trust that owns shares. Holders to whom these rules may be relevant should consult their own tax advisors.

      Capital gains realized by an individual or certain trusts may be subject to alternative minimum tax. A Shareholder that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional 6 2/3% refundable tax on certain investment income, including taxable capital gains.

Dissenting Shareholders

      A Dissenting Shareholder who receives a payment from the Corporation equal to the fair market value of the Dissenting Shareholder’s Common Shares will be deemed to have received a dividend equal to the amount by which the payment, net of any interest awarded by a court, exceeds the paid-up capital of such shares, and such deemed dividend (to the extent subsection 55(2) of the Tax Act does not apply to such dividend) will reduce the proceeds of disposition for purposes of the Tax Act of such shares. A Dissenting Shareholder will also realize a capital gain (or capital loss) to the extent that the proceeds of disposition for purposes of the Tax Act of such shares, as reduced by the deemed dividend discussed above, net of any reasonable costs of disposition, exceed (or are less than) the Dissenting Shareholder’s adjusted cost base of such shares. As noted above, any capital loss otherwise determined for a Shareholder that is a corporation may be reduced by dividends received on such shares or certain other shares, including any such deemed dividend, to the extent and under the circumstances described in the Tax Act. The income tax treatment accorded to any deemed dividend received by a Dissenting Shareholder will be that normally accorded to taxable dividends received by such Dissenting Shareholder on shares of a taxable corporation resident in Canada. Such dividends when received by an individual or certain trusts may be subject to alternative minimum tax.

      Any interest awarded to a Dissenting Shareholder by a court will be required to be included in the Dissenting Shareholder’s income for purposes of the Tax Act.

      Dissenting Shareholders should consult their own tax advisors for advice with respect to the potential application of these provisions.

Tax Treatment of REIT Units

      A Unitholder is required to include in computing income for a taxation year the Unitholder’s portion of the income of Boardwalk REIT for the year, including net taxable capital gains, determined for purposes of the Tax Act, that is paid or payable to the Unitholder in the year and that Boardwalk REIT deducts in computing its income, notwithstanding that such amount may be paid in Reinvested REIT Units or otherwise. No amount is required to be included in income in respect of bonus REIT Units received under the DRIP. The income of a Unitholder from the REIT Units will generally be considered to be income from property for the purposes of the Tax Act.

      Provided that appropriate designations are made by Boardwalk REIT, such portions of its net taxable capital gains, taxable dividends received or deemed to be received on shares of taxable Canadian corporations and foreign source income as are paid or payable to a Unitholder will effectively retain their character and be treated as such in the hands of the Unitholder for the purposes of the Tax Act.

      Any amount in excess of the income of Boardwalk REIT that is paid or payable by Boardwalk REIT to a Unitholder in a year (including the bonus REIT Units received under the DRIP) should not generally be included in the Unitholder’s income for the year. However, where such an amount is paid or becomes payable to a Unitholder, other than as proceeds of disposition or deemed disposition of REIT Units or any part thereof, the amount will generally reduce the adjusted cost base of the REIT Units held by such Unitholder, except to the extent that the amount represents the Unitholder’s share of the non-taxable portion of the net capital gains of Boardwalk REIT for the year, the taxable portion of which was designated by Boardwalk REIT in respect of the Unitholder. REIT Units issued to a Unitholder in lieu of a cash distribution of income (including net capital gains) will have a cost equal to the amount of such income (and the applicable non-taxable portion of Boardwalk REIT’s net capital gains) and this cost will be averaged with the adjusted cost base of all other REIT Units held as capital property by such Unitholder in accordance with the detailed provisions of the Tax Act in that regard.

      A distribution by Boardwalk REIT to a Unitholder of Boardwalk REIT assets upon a redemption of REIT Units will be treated as a disposition of such assets by Boardwalk REIT for proceeds equal to their fair market value. This disposition will result in a capital or income gain (or loss) to Boardwalk REIT to the extent that such proceeds exceed (or are exceeded by) the cost amount to Boardwalk REIT of such assets. If the assets are Operating Trust Notes, in addition, Boardwalk REIT will be required to include in its income any accrued interest on the notes distributed. Capital gains of Boardwalk REIT including those attributable to an in specie distribution of Boardwalk REIT assets and certain income of Boardwalk REIT may, pursuant to the Declaration of Trust, be payable and allocated to the redeeming Unitholder for tax purposes, with the result that the taxable portion of such gains and such income should generally be taxable to the redeeming Unitholder and not to Boardwalk REIT or any other Unitholder.

      Upon the disposition or deemed disposition by a Unitholder of a REIT Unit, whether on redemption or otherwise, the Unitholder will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition (excluding any amount payable by Boardwalk REIT to such Unitholder out of capital gains or income as described above) are greater (or less) than the aggregate of the Unitholder’s adjusted cost base of the REIT Unit and any reasonable costs of disposition. The adjusted cost base to a Unitholder of a REIT Unit will be determined by averaging the adjusted cost base of all REIT Units owned by that Unitholder at a particular time. For this purpose, the cost of REIT Units acquired on the reinvestment of distributions under the DRIP will be the amount of such investment. There will be no net increase or decrease in the aggregate adjusted cost base of all of a Unitholder’s REIT Units as a result of the receipt of bonus REIT Units under the DRIP; however, the adjusted cost base per REIT Unit will be reduced. Where a Unitholder that is a corporation or trust (other than a mutual fund trust) disposes of a REIT Unit, the Unitholder’s capital loss from the disposition will generally be reduced by the amount of any dividends received by Boardwalk REIT previously designated by Boardwalk REIT to the Unitholder, except to the extent that a loss on a previous disposition of a REIT Unit has been reduced by those dividends. Analogous rules apply where a corporation or trust (other than a mutual fund trust) is a member of a partnership that disposes of REIT Units.

      Where REIT Units are redeemed and any Operating Trust Notes or any other assets of Boardwalk REIT are distributed in specie to the Unitholder, the proceeds of disposition to the Unitholder of the REIT Units will be equal to the fair market value of the notes or other Boardwalk REIT assets so distributed (excluding any amount that is paid or made payable in a year out of the income or capital gains of Boardwalk REIT for the year or any amount that is payable by Boardwalk REIT which must otherwise be included in the Unitholder’s income).

      Any taxable capital gain realized by a Unitholder on the disposition of a REIT Unit and the amount of any net taxable capital gains designated by Boardwalk REIT in respect of a Unitholder will be included in the Unitholder’s income under the Tax Act in the taxation year in which the disposition occurs or in respect of which a net taxable capital gains designation is made by Boardwalk REIT. To the extent that the adjusted cost base of a REIT Unit would otherwise be less than zero in any taxation year of a Unitholder, the negative amount will be deemed to be a capital gain realized by the Unitholder in such taxation year from the disposition of the REIT Unit and the amount of such capital gain will be added to the adjusted cost base of the REIT Unit with the result that the adjusted cost base of the REIT Unit shall be nil at the beginning of the next year. Subject to certain specific rules in the Tax Act, one-half of any capital loss realized on the disposition of a REIT Unit may be deducted against one-half of any capital gains realized by the Unitholder in the year of disposition, in the three preceding taxation years or in any subsequent taxation years.

      The cost amount to a Unitholder, immediately after a redemption of REIT Units of the Unitholder, of any Operating Trust Notes distributed to the Unitholder by Boardwalk REIT upon such redemption or upon the termination of Boardwalk REIT, will be equal to the fair market value of such notes at the time of the distribution less, in the case of the note of the Operating Trust, any accrued but unpaid interest thereon. The redeeming Unitholder will be required to include in income interest on any note of the Operating Trust acquired (including interest that had accrued prior to the date of the acquisition of the note by the Unitholder) in accordance with the provisions of the Tax Act. To the extent that the Unitholder is required to include in income any interest that had accrued prior to the date of the acquisition of the note of the Operating Trust by the Unitholder, an offsetting deduction may be available. Taxable capital gains realized by a Unitholder who is an individual or certain trusts may give rise to alternative minimum tax, depending on the Unitholder’s circumstances. Unitholders are advised to consult their own tax advisors prior to exercising their redemption rights.

      Boardwalk REIT is of the view that, having regard to the remoteness of the possibility that a Flip-In Event under the Rights Plan will occur such that the Rights will become exercisable (see “Other Meeting Business — Rights Plan”), the Rights will have no value at the time of their acquisition by any Unitholder. If the Rights acquired by Unitholders are considered to be received from Boardwalk REIT as a benefit, Unitholders will be required to include, in computing income for the year of acquisition, the value of the benefit received from Boardwalk REIT in the year. On the assumption that the Rights received by Unitholders have no value, in the opinion of Tax Counsel it is reasonable for Unitholders not to include any amount in income for the year from Boardwalk REIT in respect of such Rights.

      Although Unitholders may be required to recognize income if the Rights become exercisable or are exercised, the possibility of the occurrence of such an event is considered by Boardwalk REIT to be remote.

      In the unlikely event that Rights of a Unitholder are disposed of separately from REIT Units for proceeds of disposition greater than zero, the Unitholder may realize a capital gain.

Tax-Exempt Unitholders

      Provided that Boardwalk REIT qualifies as a “mutual fund trust” or a “registered investment” for purposes of the Tax Act at a particular time, the REIT Units will be qualified investments for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), deferred profit sharing plans (“DPSPs”) and registered education savings plans (“RESPs” and, together with RRSPs, RRIFs and DPSPs, “Plans”) at such time.

      Plans will generally not be liable for tax in respect of any distributions received from Boardwalk REIT or any capital gain arising on the disposition of REIT Units. However, where a Plan receives Boardwalk REIT assets as a result of a redemption of REIT Units some or all of such Boardwalk REIT assets may not be qualified investments under the Tax Act for the Plan and could, as discussed above, give rise to adverse consequences to the Plan (and, in the case of a RRSP or RRIF, to the annuitant thereunder). Accordingly, Plans that own REIT Units should consult their own tax advisors before deciding to exercise their redemption rights thereunder.

      Provided that Boardwalk REIT is a “mutual fund trust” and at all relevant times restricts its holdings of foreign property within the limits provided under the Tax Act, or Boardwalk REIT is a “registered investment” within the meaning of the Tax Act (see “Taxation of Boardwalk REIT”), the REIT Units will not constitute foreign property for Plans (other than RESPs), registered pension funds or plans or other persons subject to tax under Part XI of the Tax Act. RESPs are not subject to restrictions on their holdings of foreign property under the Tax Act.

Non-Residents of Canada

      The following summary is generally applicable to a Shareholder who, at all relevant times, for the purpose of the Tax Act and any applicable income tax treaty, is neither resident nor deemed to be resident in Canada, holds Common Shares and will hold any REIT Units acquired pursuant to the Arrangement as capital property, both deals at arm’s length with and is not affiliated with each of Boardwalk REIT, the Corporation and BPCL, and does not use or hold, and is not deemed to use or hold, the Common Shares or REIT Units in connection with a business the Shareholder carries on, or is deemed to carry on in Canada. Special rules not discussed in this summary may apply to a Shareholder who is a Non-Resident who acquires REIT Units pursuant to the Acquisition and the Arrangement that is an insurer that carries on business in Canada and elsewhere.

      Non-Residents to whom the applicability of an income tax treaty may be relevant should consult their own tax advisors about their particular circumstances.

Disposition of Common Shares

      A Shareholder who is a Non-Resident will not be subject to tax under the Tax Act on the disposition of Common Shares under the Acquisition and the Arrangement unless those Common Shares constitute “taxable Canadian property” to the Shareholder. The Common Shares are listed on the TSX, a prescribed stock exchange for purposes of the Tax Act and, as such, generally will not be taxable Canadian property to a Non-Resident unless, at any time during the five-year period immediately preceding the disposition, the Non-Resident, persons with whom the Non-Resident did not deal at arm’s length, or the Non-Resident together with all such persons, owned 25% or more of the shares of any class or series of the Corporation. A Common Share of a holder may also be taxable Canadian property where it was acquired in a tax-deferred transaction or where the holder elected to have the Common Share treated as taxable Canadian property upon ceasing to be a resident of Canada.

      If the Common Shares of a Shareholder who is a Non-Resident are taxable Canadian property, the capital gain (or capital loss) realized upon a disposition thereof generally will be computed in the manner described above under “Residents of Canada-Transfer of Common Shares”, and any such capital gain will be subject to tax under the Tax Act. Any such gain may, but generally will not, be exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax treaty to which Canada is a party. Where the Common Share is “treaty-protected property” as defined in the Tax Act, a taxable capital gain or an allowable capital loss resulting from the disposition thereof will not be included or deducted in computing the income for purposes of the Tax Act of a Shareholder who is a Non- Resident. Common Shares generally will be treaty-protected property if the gain from the disposition of such property would, because of an income tax treaty between Canada and the Shareholder’s country of residence, be exempt from tax under the Tax Act.

      Shareholders who are Non-Residents whose Common Shares may be taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances and regarding their obligation to file a Canadian federal income tax return and pay Canadian tax.

Dissenting Shareholders

      A Dissenting Shareholder who is a Non-Resident will be subject to the same income tax considerations as those set forth above with respect to Dissenting Shareholders resident in Canada except that the Non-Resident Shareholder is only subject to tax under the Tax Act on a capital gain realized on a disposition of Common Shares if the Common Shares are taxable Canadian property that is not treaty-protected property. Any interest paid or dividend deemed to be paid to a dissenting Non-Resident Shareholder will be subject to Canadian withholding tax at the rate of 25%. Such rate may be reduced or eliminated under the terms of an applicable tax treaty to which Canada is a party. Shareholders who are Non-Residents should consult their own tax advisors with respect to the consequences of dissenting from the Arrangement.

Tax Treatment of REIT Units

      Distributions of income (other than net realized capital gains) on REIT Units paid or credited to a Unitholder who is a Non-Resident will be subject to Canadian withholding tax at a rate of 25%, unless such rate is reduced under the provisions of an income tax treaty between Canada and the Unitholder’s country of residence. For example, residents of the United States generally will be entitled to have the rate of withholding reduced to 15% of the amount of any income distribution. A Unitholder who is a Non-Resident will not be subject to tax under the Tax Act in respect of any capital gain, or entitled to deduct a capital loss, realized on a disposition of REIT Units (whether on redemption, by virtue of a Unitholder’s adjusted cost base becoming negative or otherwise) unless the property disposed of constitutes “taxable Canadian property” of the Unitholder who is a Non-Resident and the Unitholder is not entitled to relief under the applicable income tax treaty. REIT Units of a Unitholder who is a Non-Resident generally will not be considered to be taxable Canadian property unless either: (i) at any time during the five year period immediately preceding the disposition by such holder, not less than 25% of the issued REIT Units were owned by the holder, by persons with whom the holder did not deal at arm’s length or by any combination thereof; (ii) at the time of disposition, Boardwalk REIT is not a “mutual fund trust” for purposes of the Tax Act or (iii) the REIT Units are otherwise deemed to be taxable Canadian property.

      Withholding taxes are generally refundable to residents of the United States on the non-taxable portion of distributions. To the extent that Canadian withholding tax is applied to the non-taxable portion of a distribution, Unitholders (or their agent) may apply for a refund of such Canadian withholding tax by filing CCRA Form NR7-R “Application for Refund of Non-Resident Tax Withheld” no later than two years after the end of the calendar year in which Boardwalk REIT has paid the distribution.

      Boardwalk REIT is of the view that, having regard to the remoteness of the possibility that a Flip-In Event under the Rights Plan will occur such that the Rights will become exercisable (See “Other Meeting Business — Rights Plan”), the Rights will have no value at the time of their acquisition by a Unitholder who is a Non-Resident. If the Rights acquired by a Unitholder who is a Non-Resident are considered to be received from Boardwalk REIT as a benefit, the Unitholder will be subject to Canadian withholding tax at a rate of 25% on the amount of such benefit, unless such rate is reduced under the provisions of an income tax treaty between Canada and the Unitholder’s country of residence. On the assumption that the Rights received by a Unitholder who is a Non-Resident have no value, in the opinion of Tax Counsel no Canadian withholding tax should be payable by the Unitholder in respect of the Rights.

      Although a Unitholder who is a Non-Resident may be required to recognize income if the Rights become exercisable or are exercised, the possibility of the occurrence of such an event is considered by Boardwalk REIT to be remote.

      In the unlikely event that Rights of a Unitholder who is a Non-Resident are disposed of separately from REIT Units for proceeds of disposition greater than zero, the Unitholder may realize a capital gain. The Unitholder will not be subject to tax under the Tax Act in respect of the capital gain unless the Rights constitute “taxable Canadian property” of the Unitholder and the Unitholder is not entitled to relief under an applicable income tax treaty. The Rights of a Unitholder generally will not be considered to be taxable Canadian property if, at the time of the disposition, REIT Units held by the Unitholder would not be considered to be taxable Canadian property.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      In the opinion of Carter Ledyard & Milburn LLP (“U.S. Counsel”), the following summary describes the material United States federal income tax consequences that generally will apply to a holder of Common Shares who is a United States person (a “U.S. Holder”) with respect to the disposition of the U.S. Holder’s Common Shares pursuant to the Acquisition and the Arrangement, as well as the material United States federal income tax consequences that generally will apply with respect to the ownership and disposition of REIT Units by a United States person who acquires the REIT Units pursuant to the Acquisition and the Arrangement (a “U.S. Unitholder”). As used herein, the term “United States person” means an individual who is a citizen or resident of the United States, a partnership or corporation created or organized in or under the laws of the United States or any political subdivision thereof, an estate that is subject to United States federal income taxation without regard to the source of its income or a trust if a United States court has primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust.

      This summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change. The tax treatment of a U.S. Holder or U.S. Unitholder may vary from the treatment described in this summary depending upon his own particular situation. Certain holders (including persons that are not United States persons, Optionholders, banks, certain financial institutions, regulated investment companies, insurance companies, dealers in securities, tax-exempt organizations, persons who hold Common Shares as part of a position in a “straddle” or “appreciated financial position” or as part of a “hedging” or “conversion” transaction, persons that own or have owned, actually or constructively, 10% or more of the Common Shares, persons who acquired their Common Shares through the exercise or cancellation of employee stock options or otherwise as compensation for services, persons subject to the alternative minimum tax, and U.S. Holders or U.S. Unitholders whose functional currency is not the U.S. dollar) may be subject to special rules not discussed below.

      The conclusions set forth in this summary as to matters of U.S. federal income tax law are subject to certain assumptions and the accuracy and completeness of certain factual representations and statements made by the Corporation, including representations specifically made by officers of the Corporation. Some of these assumptions and representations concern future events as to which there can be no certainty. If any assumption, representation or statement is incorrect in any material respect, the conclusions reached herein may not apply.

      The discussions below does not address the effect of U.S. federal estate and gift tax or any state, local or foreign tax law on a U.S. Holder or U.S. Unitholder.

      This summary addresses only the material U.S. federal income tax consequences that generally will apply to U.S. Holders and U.S. Unitholder. It does not purport to be a complete discussion of all potential tax effects that may apply to each U.S. Holder or U.S. Unitholder based on the Holder’s or Unitholder’s own particular circumstances. In addition, no advance income tax ruling has been or will be sought or obtained as to the U.S. federal income tax consequences of the transactions described in this Circular or pertaining to the receipt, ownership of disposition of REIT Units. As a result, there can be no assurance that the U.S. Internal Revenue Service (“IRS”) will agree with, or that a court will uphold, any of the conclusions set forth in this summary or any of the reporting positions which the Corporation or Boardwalk REIT will take regarding the federal income tax treatment of U.S. Holders and U.S. Unitholders in respect of the transactions described in this Circular. Each U.S. Holder and each U.S. Unitholder should consult, and rely on his own tax advisor in analyzing the U.S. federal, state and local tax consequences and foreign tax consequences to him of consummation of the Acquisition and the Arrangement, including the receipt, ownership, and disposition of REIT Units.

Certain United States Federal Income Tax Considerations Regarding the Disposition of Common Shares

Exchange of Common Shares for REIT Units

      At the present time there are no statutory, judicial or administrative authorities that provide definitive guidance as to whether the transactions comprising the Acquisition and the Arrangement, as described in this Circular, would be treated as meeting all of the conditions necessary in order to qualify as a tax free “reorganization” under Section 368(a) of the Code. Also, as noted above, no advance ruling will be sought or obtained from the IRS regarding the U.S. federal income tax consequences of these transactions. Therefore, it is uncertain whether a U.S. Holder’s exchange of Common Stock for REIT Units pursuant to the Acquisition and the Arrangement will qualify for tax-free treatment, for U.S. federal income tax purposes.

      Pursuant to advice of U.S. Counsel, the Corporation and Boardwalk REIT intend to treat these transactions as constituting a tax free-reorganization under section 368(a)(1)(D) of the Code, for U.S. federal income tax reporting purposes. If the transactions are considered a non-taxable reorganization, then U.S. Holders: (1) would not recognize any gain or loss realized with respect to the exchange of Common Shares for REIT Units; (2) would have the same tax basis in the REIT Units that they had in the Common Shares exchanged therefor; and (3) would include in their holding period for the REIT Units their holding period for the Common Shares exchanged therefor. Notwithstanding the foregoing, a Five-Percent U.S. Holder, as defined below, may recognize gain (but not loss) if he or she did not enter into a five-year gain recognition agreement with the IRS pursuant to applicable U.S. Treasury regulations, to be filed with his or her regular income tax return for the year of transfer. If a Five-Percent U.S. Shareholder is not required to enter into a gain recognition agreement, then such U.S. Holder may be required to comply with the information reporting requirements of Section 6038B of the Code. A “Five-Percent U.S. Holder” is any U.S. Holder that will own (directly, indirectly or by attribution) 5% or more of the outstanding REIT Units, by vote or value, after the completion of the Arrangement. U.S. Holders that may meet the definition of Five-Percent U.S. Holder should consult with their own tax advisors with respect to the U.S. federal income tax consequences of an exchange.

      If the transactions comprising the Acquisition and the Arrangement were not to qualify as a tax-free reorganization under section 368(a) of the Code, a U.S. Holder’s exchange of Common Shares for REIT Units pursuant to the Acquisition and the Arrangement would be treated as a taxable transaction. A U.S. Holder generally would recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the fair market value of the REIT Units received pursuant to the Acquisition and the Arrangement and the U.S. Holder’s adjusted tax basis in the Common Shares. Assuming that the Corporation has not been a “passive foreign investment company” (as defined below) and that the U.S. Holder had held his Common Shares as “capital assets”, such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the Common Shares were held for more than one year at the time of the consummation of the Acquisition and the Arrangement. U.S. Holders would thereafter have a tax basis in the REIT Units received by them equal to the fair market value of those REIT Units and a holding period beginning on the day following the date on which the Acquisition and the Arrangement is consummated. A U.S. Holder might not be able to recognize a loss, however, pursuant to the “wash sale” rules set forth in the Code. If the wash sale rules were to apply, a U.S. Holder would have the same tax basis in the REIT Units that the U.S. Holder had in the Common Shares exchanged therefore, and the U.S. Holder’s holding period for the REIT Units would include his or her holding period for the Common Shares exchanged therefor.

New York Resident Shareholders

      As discussed in “Information for United States Shareholders — Notice to residents of the State of New York,” the Corporation will direct that the REIT Units which would otherwise be delivered in the State of New York will instead be delivered to the Depositary which will sell such REIT Units through the TSX or otherwise and remit the proceeds of sale, net of commissions, pro rata to the persons in New York entitled thereto. As a result, U.S. Holders resident in New York (a) will be treated as though they exchanged their Common Shares for REIT Units (as discussed in the section above), and (b) will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the proceeds of sale of the REIT Units, net of commissions, and the U.S. Unitholder’s adjusted tax basis in the REIT Units. See the section captioned “Certain United States Federal Income Tax Considerations Regarding REIT Units — Sale or Redemption of REIT Units”.

Dissenting Shareholders

      Shareholders who dissent to the Arrangement will be entitled to receive a payment for their Common Shares in an amount determined to be their fair market value. A U.S. Holder whose Common Shares are held as “capital assets” generally will recognize capital gain or loss with respect to such payment, in an amount equal to the difference between the amount of the payment received (less the portion, if any, of such payment which is characterized as interest income, as discussed below) and the U.S. Holder’s aggregate adjusted tax basis in the Common Shares in respect of which such U.S. Holder dissented. If such payment is made in Canadian dollars, the amount of capital gain or loss recognized will be determined by translating the Canadian dollars received into U.S. dollars on the basis of the exchange rate in effect on the date on which the payment is made. Any currency gain or loss realized on the subsequent conversion of the Canadian dollars received into U.S. dollars generally would be treated as ordinary income or loss.

      It is possible that a portion of the payment made to a dissenting U.S. Holder could be characterized as interest income, if it is treated as made on account of delay in making the payment for the U.S. Holder’s Common Shares. Any amount so treated as interest income (including the amount of any Canadian taxes withheld therefrom) will be subject to U.S. federal income tax at ordinary income rates. Any Canadian tax withheld with respect to such interest income may be claimed as a foreign tax credit against such U.S. Holder’s U.S. federal income tax liability, subject to certain limitations set out in the Code, or, alternatively, claimed as a deduction against income in determining such tax liability.

      U.S. Holders that are considering dissenting should consult with their own tax advisors to consider the Canadian, as well as U.S. federal, state and local income tax consequences of such action.

      U.S. Holders whose exchange of Common Shares pursuant to the Acquisition and the Arrangement is or may be subject to tax in Canada are urged to consult with their own tax advisors with respect to the Canadian tax consequences of the exchange, including the potential applicability of the United States-Canada Income Tax Convention (the “U.S.-Canada Treaty”).

Certain United States Federal Income Tax Considerations Regarding REIT Units

Ownership of REIT Units

Possible Passive Foreign Investment Company Status

      Boardwalk REIT will be treated as a corporation for U.S. federal income tax purposes. For U.S. tax purposes, a foreign corporation, or trust treated as a foreign corporation, is classified as a “passive foreign investment company” (“PFIC”) for each taxable year in which either (1) at least 75 percent of its gross income is “passive” income or (2) at least 50 percent of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, passive rents and royalties, and gains from the disposition of assets which produce passive income, but does not include rents or royalties received in the active conduct of a trade or business. However, it is unclear (i) whether the “activity” necessary for rental income to avoid classification as “passive” rent may be conducted by employees of an affiliate of the legal entity that directly owns the property and receives the income, rather than by employees of the legal entity itself, or (ii) if it may, whether the “activity” requirement will be satisfied in Boardwalk REIT’s case with respect to a sufficient portion of its income and properties to enable it to avoid PFIC status. Moreover, the tests for determining PFIC status are applied annually, and it is difficult to make accurate predictions of future income and assets, which are relevant to this determination. Because Boardwalk REIT will be a Canadian trust, with predominantly Canadian assets and predominantly Canadian unitholders, its internal structure will generally be determined more by the imperatives of Canadian law than by United States tax considerations. Therefore, there can be no assurance that Boardwalk REIT will not immediately be or later become a PFIC. U.S. holders who hold REIT Units during a period when Boardwalk REIT is a PFIC will be subject to these rules, even if Boardwalk REIT later ceases to be a PFIC. U.S. Unitholders are urged to consult their tax advisors about the PFIC rules. The consequences that would result if Boardwalk REIT were to be or become a PFIC are discussed below in the section captioned “Tax Consequences if Boardwalk REIT is a Passive Foreign Investment Company”. The balance of this discussion assumes that Boardwalk REIT will not be a PFIC.

Dividends

      A U.S. Unitholder will be required to include in gross income, as dividend income generally subject to tax at ordinary income rates, the gross amount of any regular monthly cash distribution, including any Canadian taxes withheld therefrom, made by Boardwalk REIT with respect to the U.S. Unitholder’s REIT Units, to the extent that the amount distributed does not exceed the current or accumulated earnings and profits of Boardwalk REIT as calculated for U.S. tax purposes (a “dividend”). For purposes of calculating Boardwalk REIT’s earnings and profits, the Contributed Assets will have the same adjusted tax basis on the books of the Partnership as the Contributed Assets had on the books of the Corporation. Therefore, the amount of “dividends” for U.S. federal income tax purposes may significantly exceed the amount determined for Canadian tax purposes. Distributions in excess of the current and accumulated earnings and profits of Boardwalk REIT will be treated first as a tax-free return of capital to the extent of the U.S. Unitholder’s tax basis in the REIT Units and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent sale or redemption of REIT Units). To the extent that the amount of the distribution exceeds the tax basis of the U.S. Unitholder’s REIT Units, the excess will constitute gain from a sale or exchange of the REIT Units, and will be treated for U.S. federal income tax purposes in the manner described below in the section captioned “Sale or Redemption of REIT Units”.

      Under recently enacted amendments to the Code, dividends received by noncorporate taxpayers from certain foreign corporations generally are subject to U.S. federal income tax at a reduced maximum tax rate of 15 percent through December 31, 2008. Dividends received with respect to REIT Units should qualify for the 15 percent rate provided that Boardwalk REIT is entitled to benefits under the U.S.-Canada Treaty. Boardwalk REIT believes that it is entitled to benefits under the U.S.-Canada Treaty and intends to provide any documentation required by the IRS to establish such eligibility. The rate reduction does not apply to dividends received from PFICs, see discussion below, or in respect of certain short-term or hedged positions in common stock or in certain other situations. The legislation enacting the reduced tax rate contains special rules for computing the foreign tax credit limitation of a taxpayer who receives dividends subject to the reduced tax rate, see discussion below. U.S. Holders of REIT Units should consult their own tax advisors regarding the effect of these rules in their particular circumstances.

      Dividends will not be eligible for the dividends received deduction under Section 243 of the Code, which is generally allowed to U.S. corporate shareholders on dividends received from a domestic corporation.

Foreign Tax Credits

      Subject to certain complex limitations set forth in the Code, any net Canadian tax withheld with respect to distributions on the REIT Units may be claimed as a foreign tax credit against a U.S. Unitholder’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes (see “Certain Canadian Federal Income Tax Considerations-Non-Residents of Canada — Tax Treatment of REIT Units”). Note that the amount potentially creditable (or deductible) is limited to the amount of Canadian withholding tax that is not refundable to the U.S. Unitholder. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Boardwalk REIT with respect to REIT Units will be “passive income” or, in the case of certain U.S. Unitholders, “financial services income”. Further, there are special rules for computing the foreign tax credit limitation of a taxpayer who receives dividends subject to a reduced tax rate under the recently enacted amendments to the Code, see discussion above. Because of the complexity of the limitations, each U.S. Unitholder should consult his own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

Foreign Currency Gains

      Taxable dividends with respect to REIT Units that are paid in Canadian dollars will be included in the gross income of a U.S. Unitholder as translated into U.S. dollars calculated by reference to the exchange rate in effect on the day the dividend is paid to the U.S. Unitholder regardless of whether the Canadian dollars are converted into U.S. dollars at that time. A U.S. Unitholder who receives a distribution in Canadian dollars and converts Canadian dollars into United States dollars at a conversion rate other than the rate in effect on such day may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss. U.S. Unitholders should consult their own tax advisors concerning the U.S. tax consequences of acquiring, holding and disposing of Canadian dollars.

Sale or Redemption of REIT Units

      Any sale or redemption of REIT Units generally will result in the recognition of gain or loss by a U.S. Unitholder for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the sale or redemption (including the fair market value of any property received in a redemption, such as Series 2 Notes) and the U.S. Unitholder’s adjusted tax basis in the REIT Units. Subject to the passive foreign investment company rules discussed below, and assuming that the REIT Units were held by the U.S. Unitholder as “capital assets”, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the REIT Units were held for more than one year (including the carryover, if any and if applicable, of the holding period for Common Shares) at the time of the sale or redemption. For purposes of the foreign tax credit, any gain that is recognized on the sale or redemption of the REIT Units generally will be U.S.-source income, and any losses recognized generally will be applied to reduce U.S. source income. Deduction of capital losses is subject to certain limitations under the Code.

      In the case of a cash basis U.S. Unitholder who receives Canadian dollars in connection with the sale or redemption of REIT Units, the amount realized will be based on the U.S. dollar value of the Canadian dollars received with respect to the REIT Units as determined on the settlement date, in the case of a sale, or on the date on which the redemption price is paid by Boardwalk REIT, in the case of a redemption. A U.S. Unitholder who receives payment in Canadian dollars and converts Canadian dollars into United States dollars at a conversion rate other than the rate in effect on the settlement date, or the date on which the redemption price is paid by Boardwalk REIT, as the case may be, may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss.

      An accrual basis U.S. Unitholder who receives Canadian dollars in connection with the sale or redemption of REIT Units may elect the same foreign currency transaction treatment required of cash basis taxpayers, as described above, with respect to a sale or redemption of REIT Units, provided that the election is applied consistently from year to year. Such election may not be changed without the consent of the IRS. In the event that an accrual basis U.S. Unitholder does not elect (pursuant to the Treasury regulations applicable to foreign currency transactions) to be treated as a cash basis taxpayer for these purposes, such U.S. Unitholder may have a foreign currency gain or loss for U.S. federal income tax purposes because of differences in the U.S. dollar value of the currency received on the trade date and the settlement date, or on the date on which notice of redemption is given to Boardwalk REIT and the date on which the redemption price is paid by Boardwalk REIT, in the case of a redemption. Any such currency gain or loss would be treated as ordinary income or loss and would be in addition to gain or loss, if any, recognized by such U.S. Unitholder on the sale or disposition of such REIT Units.

      In certain circumstances, amounts received upon redemption of REIT Units may be treated as a dividend, rather than as a payment in exchange for the REIT Units which results in recognition of capital gain or loss, as described above. In these circumstances, the redemption payment would be treated as ordinary dividend income to the extent that such payment is made out of Boardwalk REIT’s current or accumulated earnings and profits, as calculated for United States federal income tax purposes. The determination of whether a redemption will be treated as a dividend rather than as payment in exchange for the REIT Units will depend upon whether and to what extent the redemption reduces the U.S. Unitholder’s percentage stock ownership interest in Boardwalk REIT. A redemption will be treated as an exchange of stock that produces a capital gain or loss if the redemption either (1) completely terminates the U.S. Unitholder’s interest in Boardwalk REIT under section 302(b)(3) of the

Code, (2) is “substantially disproportionate” with respect to the U.S. Unitholder under section 302(b)(2) of the Code, or (3) is “not essentially equivalent to a dividend” under section 302(b)(1) of the Code.

      A redemption will completely terminate a U.S. Unitholder’s interest in Boardwalk REIT if, as a result of the redemption, such holder no longer owns any REIT Units, directly or constructively after application of the attribution rules of sections 302(c) and 318 of the Code. A redemption generally will be “substantially disproportionate” with respect to a U.S. Unitholder if (1) the ratio of the REIT Units owned by such holder (including REIT Units attributed to the holder under sections 302(c) and 318 of the Code) immediately after the redemption to all the REIT Units of Boardwalk REIT is less than 80% of the same ratio for the REIT Units owned by the holder immediately before the redemption, and (2) the holder owns less than 50% of the combined voting power of the REIT Units immediately after the redemption. Whether a redemption is “not essentially equivalent to a dividend” with respect to a U.S. Unitholder will depend upon the holder’s particular circumstances. The IRS has ruled that a redemption of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is “not essentially equivalent to a dividend” if such shareholder has any reduction in his percentage stock ownership. In determining whether any of the foregoing tests have been satisfied, the U.S. Unitholder is deemed, under the constructive ownership rules of sections 302(c) and 318 of the Code, to own any REIT Units owned by certain related persons and entities and any REIT Units which the holder or certain related persons and entities have an option to acquire. However, because of the complexities in applying the foregoing rules, each U.S. Unitholder should consult with their own tax advisors to determine whether in the holder’s own particular case a redemption of REIT Units will be treated as a dividend or as a payment in exchange for the REIT Units.

Tax Consequences if Boardwalk REIT is a Passive Foreign Investment Company

      If Boardwalk REIT were a PFIC, and a U.S. Unitholder did not or could not make an election to treat it as a qualified electing fund as described below, (i) dividends would not qualify for the reduced maximum tax rate discussed above, and (ii) “excess distributions” by Boardwalk REIT to a U.S. Unitholder would be taxed in a special, unfavourable way. “Excess distributions” include amounts received by a U.S. Unitholder on the REIT Units in any taxable year that exceed 125% of the average distributions received by the U.S. Unitholder from Boardwalk REIT in the shorter of: the three previous years or the U.S. Unitholder’s holding period for REIT Units before the present taxable year.

      “Excess distributions” would have to be allocated rateably to each day that a U.S. Unitholder has held REIT Units. A U.S. Unitholder would then be required to include amounts allocated to the current taxable year in its gross income as ordinary income for that year. Further, a U.S. Unitholder would be required to pay tax on amounts allocated to each prior taxable year at the highest rate in effect for that year on ordinary income and the tax would be subject to an interest charge at the rate applicable to deficiencies for income tax.

      The entire amount of gain that is realized by a U.S. Unitholder upon the sale or other disposition of REIT Units would also be treated as an “excess distribution” and would be subject to tax as described above.

      A U.S. Unitholder’s tax basis in REIT Units that were inherited from a deceased person who was a U.S. Unitholder would not receive a step-up to fair market value as of the date of the deceased’s death but would instead be equal to the deceased’s basis in the REIT Units at the time of death, if lower.

      The special PFIC rules described above would not apply to a U.S. Unitholder if the U.S. Unitholder were to make an election to treat Boardwalk REIT as a qualified electing fund (“QEF”) in the first taxable year in which the U.S. Unitholder owns REIT Units (and Boardwalk REIT is classified as a PFIC) and if Boardwalk REIT were to comply with specified reporting requirements. (Instead, a U.S. Unitholder of a qualified electing fund is required for each taxable year to include in income a pro rata share of the ordinary earnings of the qualified electing fund as ordinary income, and also include a pro rata share of the net capital gain of the qualified electing fund as long-term capital gain, subject to a separate election to defer payment of taxes. If deferred, the taxes would be subject to an interest charge.) However, Boardwalk REIT does not expect to maintain or furnish to U.S. Unitholders the information needed to report income and gain under a QEF election if Boardwalk REIT were to be classified as a PFIC.

      Alternatively, if the REIT Units are considered “marketable stock,” as is expected to be the case, a U.S. Unitholder could elect “mark-to-market” treatment for the REIT Units, pursuant to which to the U.S. Unitholder would recognize as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of the REIT Units and the U.S. Unitholder’s adjusted tax basis in the REIT Units. Losses would be allowed only to the extent of net mark-to-market gain previously included by the U.S. Unitholder under the election for prior taxable years. If the mark-to-market election were made, then the “excess distribution” rules described above would not apply for periods covered by the election. If a mark-to-market election with respect to REIT Units is in effect on the date of a U.S. Unitholder’s death, the normally available step-up in tax basis to fair market value will not be available. Rather, the tax basis of such REIT Units in the hands of a U.S. Unitholder who acquired them from a decedent will be the lesser of the decedent’s tax basis for the REIT Units, or their fair market value, at the time of the decedent’s death.

      A shareholder in a PFIC who is a U.S. person must file a completed IRS Form 8621 every year. U.S. Unitholders are urged to consult with their tax advisors about the PFIC rules, including potential QEF and mark- to- market elections.

United States Information Reporting and Backup Withholding

      Dividends on REIT Units and payments of proceeds from the sale or redemption of REIT Units paid within the United States or through certain United States-related financial intermediaries may be subject to information reporting and backup withholding at a current rate of 28%. Backup withholding will not apply, however, if the U.S. Unitholder: (i) is a corporation or comes within certain exempt categories, and demonstrates the fact when so required; or (ii) furnishes a correct taxpayer identification number and makes any other required certification.

      Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Unitholder’s U.S. tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

      Any U.S. Unitholder who holds 10% or more in vote or value of REIT Units will be subject to certain additional U.S. information reporting requirements.

RISK FACTORS

      Risk factors specific to completion of the Acquisition of the Arrangement and an investment in REIT Units include but are not limited to the following:

Real Estate Industry Risks

      Real estate investments are generally subject to varying degrees of risk, depending on the nature of the property. These risks include: (i) changes in general economic conditions, (ii) changes in local conditions, (iii) changes to government regulations, (iv) the attractiveness of a property to potential tenants, (v) competition from others with available space, and (vi) the ability of the landlord or owner to provide adequate maintenance economically.

      On the Effective Date Boardwalk REIT will operate in Canada, in the provinces of Alberta, Saskatchewan, Ontario and Quebec. Neither Alberta nor Saskatchewan is subject to rent control legislation; however, under Alberta legislation the landlord is entitled to increase rents only once every six months. See also “Risk Factors — Rent Control Risk”.

      Certain significant expenditures, including property taxes, maintenance costs, mortgage payments, insurance costs and related charges, must be made regardless of whether or not a property is producing sufficient income to service these expenses. Boardwalk REIT’s properties will be subject to mortgages, which require significant debt service payments. If Boardwalk REIT is unable or unwilling to meet the mortgage payments on any of its properties, losses could be sustained as a result of the mortgagee’s exercise of its rights of foreclosure or of sale. In addition, financial difficulties of other property owners, resulting in distress sales, may depress real estate values in the markets in which Boardwalk REIT will operate.

Multi-Family Residential Sector Risk

      Boardwalk REIT’s income-producing properties will generate income through rent payments made by tenants. Upon the expiry of any lease, there can be no assurance that the lease will be renewed or the tenant replaced. The terms of any subsequent lease may also be less favourable to Boardwalk REIT than the existing lease. To mitigate this risk, Boardwalk REIT will not have any one or small group of significant tenants. Each operating lease signed is usually for a period of 12 months or less. Boardwalk REIT will depend on the leasing markets to ensure vacant residential space is leased, expiring leases are renewed, and new tenants are found to fill vacancies. While it is not expected that markets will significantly change in the near future, a disruption in the economy could have a significant impact on how much space tenants will lease and the rental rates paid by tenants. This would affect the income produced by the Contributed Assets as a result of downward pressure on rents.

Real Estate Investments Illiquidity Risk

      An investment in real estate is relatively illiquid. Such illiquidity will tend to limit the ability of Boardwalk REIT to vary its portfolio promptly in response to changing economic or investment conditions. In recessionary times it may be difficult to dispose of certain types of real estate. The costs of holding real estate are considerable and during an economic recession Boardwalk REIT may be faced with ongoing expenditures with a declining prospect of incoming receipts. In such circumstances, it may be necessary for Boardwalk REIT to dispose of properties at lower prices in order to generate sufficient cash for operations and making distributions.

Competition Risk

      Boardwalk REIT will compete with other investors, developers, managers and owners of properties in seeking tenants and for the purchase and development of desirable real estate properties. Some of the competitors of Boardwalk REIT are newer, better located or better capitalized than the Contributed Assets. Certain of these competitors have greater financial and other resources and greater operating flexibility than Boardwalk REIT. The existence of competing developers, managers and owners could have a material adverse effect on the ability of

Boardwalk REIT to acquire attractive properties, to lease space in its units and on the rents charged by Boardwalk REIT, and could adversely affect the revenues of Boardwalk REIT and its ability to meet its obligations.

Failure to Obtain Necessary Regulatory Approvals for the Refurbishment of Real Estate Contributed Assets

      From time to time the refurbishment of properties by Boardwalk REIT will or may require zoning and other approvals from local governmental agencies. The process of obtaining such approvals may take many months and there can be no assurance that the necessary approvals for any particular project will be obtained. Holding costs accrue while regulatory approvals are being sought and delays can render a project uneconomic.

Conflicts Involving the Trustees and Executive Officers of Boardwalk REIT

      Certain of the Trustees and executive officers of Boardwalk REIT are also directors and officers of other entities, or are otherwise engaged, and will continue to be engaged, in activities that may put them in conflict with the business strategy of Boardwalk REIT. Consequently, there exists the possibility for such Trustees and executive officers to be in a position of conflict. Pursuant to the Declaration of Trust, all decisions to be made by such Trustees and executive officers which involve Boardwalk REIT are required to be made in accordance with their duties and obligations to act honestly and in good faith with a view to the best interests of Boardwalk REIT and its Unitholders. In addition, such Trustees and executive officers are required to declare their interests in, and such Trustees are required to refrain from voting on, any matter in which they may have a material conflict of interest.

Environmental Risk

      As an owner of real property, Boardwalk REIT is subject to various federal, provincial, state and municipal laws relating to environmental matters. Such laws provide that Boardwalk REIT or its subsidiary entities could be liable for the costs of removal of certain hazardous substances and remediation of certain hazardous locations. The failure, if any, to remove such substances or remediate such locations could adversely affect Boardwalk REIT’s ability to sell such real estate or to borrow using such real estate as collateral and, potentially, could also result in claims against Boardwalk REIT. In order to obtain financing for the purchase of a new property through traditional channels, Boardwalk REIT may be requested to arrange for an environmental audit to be conducted. Although such an audit provides both Boardwalk REIT and its lenders with some assurance, Boardwalk REIT may become subject to liability for undetected pollution or other environmental hazards on its properties against which it cannot insure, or against which it may elect not to insure where premium costs are disproportionate to Boardwalk REIT’s perception of relative risk.

      Boardwalk REIT will have formal policies and procedures to review and monitor environmental exposure. Insurance to protect against environmental accidents will be in place in respect of certain of the Contributed Assets.

      Boardwalk REIT will make the necessary capital and operating expenditures to ensure compliance with environmental laws and regulations. Although there can be no assurances, Boardwalk REIT does not believe that costs relating to environmental matters will have a material adverse effect on Boardwalk REIT’s business, financial condition or results of operations. However, environmental laws and regulations can change and Boardwalk REIT may become subject to more stringent environmental laws and regulations in the future. Compliance with more stringent environmental laws and regulations could have an adverse effect on Boardwalk REIT’s business, financial condition or results of operation.

Loss of Key Personnel Risk

      The operations of Boardwalk REIT are highly dependent upon the participation of its key executives. While Boardwalk REIT believes that it could find replacements for these key executives, the loss of their services and the inability of Boardwalk REIT or the Partnership to attract and retain qualified and experienced personnel may materially affect the ability of Boardwalk REIT to operate and expand.

Failure to Obtain Additional Financing on Acceptable Terms

      Boardwalk REIT may require additional financing in order to grow and expand its operations. It is possible that such financing will not be available or, if it is available, will not be available on favourable terms. In addition, upon the expiry of the initial term of the financing or refinancing of any particular property or operating debt facility owned by Boardwalk REIT, refinancing may not be available in the amounts required or may be available only on terms less favourable to Boardwalk REIT than existing financing. Future financing may take many forms, including debt or equity financing which could alter the current debt-to-equity ratio or which could be dilutive to the Unitholders of Boardwalk REIT.

Interest Rate Risk

      Current financing in respect of certain of the Contributed Assets include indebtedness with interest rates based on prime lending rates, bankers’ acceptance rates and LIBOR, which will result in fluctuations in the cost of borrowing in respect of such Contributed Assets.

Ground Lease Risk

      Four of the Contributed Assets, one in Calgary, one in Edmonton and two in Montreal, are subject to long-term ground leases and similar arrangements in which the underlying land is owned by a third party and leased to the Corporation. Under the terms of a typical ground lease, the lessee must pay rent for the use of the land and is generally responsible for all costs and expenses associated with the building and improvements. Unless the lease term is extended, the land together with all improvements made will revert to the owner of the land upon the expiration of the lease term. These leases are set to expire between 2028 and 2096. The ground lease for the Montreal property, known as the Nuns’ Island portfolio, is also subject to a rent revision clause, which commences on December 1, 2008. It is phased in on a property-by-property basis through to 2015, and is based on 75% of the land value in its current use. After that revision, the land rent will remain constant thereafter until 2064. An event of default by Boardwalk REIT under the terms of a ground lease could also result in a loss of the property subject to such ground lease should the default not be rectified in a reasonable period of time. Boardwalk REIT is not aware of any current default under the terms of the ground leases.

General Uninsured Losses

      Boardwalk REIT will carry comprehensive general liability, fire, flood, extended coverage and rental loss insurance with policy specification limits and deductibles customarily carried for similar properties. Boardwalk REIT will also self-insure a portion of certain risks. There are, however, certain types of risks (generally of a catastrophic nature such as from wars or environmental contamination), which are either uninsurable or not insurable on an economically viable basis. Boardwalk REIT will have insurance for earthquake risks, subject to certain policy limits, deductibles and self-insurance arrangements, but will only carry such insurance if it is economical to do so. Should an uninsured or underinsured loss occur, Boardwalk REIT could lose its investment in, and anticipated profits and cash flows from, one or more of the Contributed Assets, but Boardwalk REIT would continue to be obligated to repay any recourse mortgage indebtedness on such properties.

Credit Risk

      Boardwalk REIT may experience loss due to failure of a contracted customer to fulfill the obligation of required payments. For Boardwalk REIT, the key credit risk involves the possibility that its customers will be unable or unwilling to fulfill their lease term commitments. To mitigate this risk, Boardwalk REIT will continue to diversify its portfolio to various major centers across Canada. Further, each of Boardwalk REIT’s rental units will have its own individual lease agreement; thus, Boardwalk REIT will have no material financial exposure to any particular customer or group of customers. Boardwalk REIT will utilize extensive screening processes for all potential customers including, but not limited to, detailed credit checks.

Supply Risk

      Boardwalk REIT could be negatively affected by the new supply of, and demand for, multi-family residential units in its major market areas. Key drivers of demand include employment levels, population growth, demographic trends and consumer confidence. Any significant amount of new construction will typically result in an imbalance in supply and cause downward price pressure on rents. No signs of significant new rental construction are currently evident in any of the existing markets of the Contributed Assets. Studies have shown that in order to economically justify new rental construction in Boardwalk REIT’s major markets, an increase in existing rental rates of hundreds of dollars will be necessary. However, in certain market areas such as Calgary, Alberta, there has been a significant increase in the number of new condominiums constructed over the past few years. Although these normally are earmarked as owner-occupied properties, a significant number of these condominium units have been, or may be, converted to rental stock.

Rent Control Risk

      The implementation or amendment of new or existing legislative rent controls in the markets in which Boardwalk REIT will operate may have an adverse impact on Boardwalk REIT’s operations. Ontario and Québec both currently have rent control legislation.

      Under Ontario’s rent control legislation, commonly known as “rent de-control”, a landlord is entitled to increase the rent for existing tenants once every 12 months by no more than the “guideline amount” established by regulation. For 2002 and 2003, the guideline amounts have been established at 3.9% and 2.9%, respectively. This adjustment is meant to take into account the income of the building and the changes to municipal and school taxes, insurance bills, utility costs, and maintenance and service costs. When a unit is vacated, however, the landlord is entitled to lease the unit to a new tenant at any rental amount, after which annual increases are limited to the applicable guideline amount. The landlord may also be entitled to a greater increase in rent for a unit under certain circumstances, including, for example, where extra expenses have been incurred as a result of a renovation of that unit.

      The new Liberal provincial government of Ontario (elected on October 2, 2003) has pledged, as part of its campaign platform, to repeal the tenant protection legislation which is currently in force in Ontario and to replace it with alternative legislation which it has characterized as “effective tenant protection”. The effect of changes to existing legislation and other policy initiatives in the residential rental sector is difficult to predict as new legislation has not yet been introduced. However, to the extent that such legislation prevents, among other things, landlords from charging market rents or otherwise recovering building improvement costs, there could be a material adverse effect on Boardwalk REIT and its growth prospects.

      Under Québec’s rent control legislation, a landlord is entitled to increase the rent for existing tenants once a year for the rent period starting after April 1st of the current year but before April 1st or 2nd of the following year. While there is no fixed rate increase specified by regulation, rent increases normally take into account a return on capital expenditures (for 2003, this return is 4.9%) if such expenditures were incurred, and an indexing of the net income of the building. Average rent increase estimates for the period starting after April 1st, 2003 and before April 2nd, 2004, before any consideration for increases to municipal and school taxes and capital expenditures, are: 1.4% for electricity-heated dwellings, 0.7% for gas-heated dwellings, 0.2% for oil-heated dwellings and 1.6% for non heated dwellings.

      Presently, rent control legislation does not exist for the provinces of Alberta and Saskatchewan, and the Corporation is not aware of any plans for implementing rent control legislation in the near future.

      To manage this risk, prior to entering a market where rent controls are in place, Boardwalk REIT will expends considerable time researching and understanding the existing legislation and regulations. Boardwalk REIT will ensure that it employs associates experienced in working in each of these controlled environments. Boardwalk REIT will also adjust forecast assumptions on new acquisitions to ensure they are reasonable given the rent control environment.

Forward-Looking Information

      Boardwalk REIT has made forward-looking statements in this Circular that are subject to risks and uncertainties. Unitholders should note that many factors, some of which are discussed elsewhere in this Circular, could affect the future financial results of Boardwalk REIT and could cause those results to differ materially from those expressed in the forward-looking statements.

Dependence on the Operating Trust and the Partnership

      Boardwalk REIT will be entirely dependent on the business of the Partnership through its ownership of the Operating Trust and, indirectly, LP Class A Units. The cash distributions to Unitholders will be dependent on the ability of the Operating Trust to pay distributions in respect of the Operating Trust Units and interest on the Operating Trust Notes and the ability of the Partnership to pay distributions on the LP Class A Units, LP Class B Units and LP Class C Units. The ability of the Partnership to pay distributions or make other payments or advances to the Operating Trust may be subject to contractual restrictions contained in any instruments governing the indebtedness of the Partnership. The ability of the Partnership to pay distributions or make other payments or advances will also be dependent on the ability of the Partnership’s subsidiaries to pay distributions or make other payments or advances to the Partnership.

Fluctuations of Cash Distributions

      Although Boardwalk REIT intends to distribute its Distributable Income, the actual amount of Distributable Income distributed in respect of the REIT Units will depend upon numerous factors, including the amount of principal repayments, tenant allowances, leasing commissions, capital expenditures and REIT Unit redemptions and other factors that may be beyond the control of Boardwalk REIT.

      The distribution policy of Boardwalk REIT will be established by the Trustees and is subject to change at the discretion of the Trustees. The recourse of Unitholders who disagree with any change in policy is limited and could require such Unitholders to seek to replace the Trustees.

      Distributable Income may exceed actual cash available to Boardwalk REIT from time to time because of items such as principal repayments, tenant allowances, leasing commissions and capital expenditures and redemption of REIT Units, if any. Boardwalk REIT may be required to use part of its debt capacity or to reduce distributions in order to accommodate such items. Boardwalk REIT may temporarily fund such items, if necessary, through an operating line of credit in expectation of refinancing long-term debt on its maturity.

Market Price of REIT Units

      One of the factors that may influence the market price of the REIT Units is the annual yield thereon. Accordingly, an increase in market interest rates may lead purchasers of REIT Units to expect a higher annual yield which could adversely affect the market price of the REIT Units. In addition, the market price for the REIT Units may be affected by changes in general market conditions, fluctuations in the markets for equity securities, short-term supply and demand factors for real estate investment trusts and numerous other factors beyond the control of Boardwalk REIT.

Legal Rights Normally Associated with the Ownership of Shares of a Corporation

      As holders of REIT Units, Unitholders will not have all of the statutory rights normally associated with ownership of shares of a company including, for example, the right to bring “oppression” or “derivative” actions against Boardwalk REIT. The REIT Units are not “deposits” within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that Act or any other legislation. Furthermore, Boardwalk REIT is not a trust company and, accordingly, is not registered under any trust and loan company legislation as it does not carry on or intend to carry on the business of a trust company.

Ability of Unitholders to Redeem REIT Units

      It is anticipated that the redemption right attached to the REIT Units will not be the primary mechanism by which holders of such REIT Units liquidate their investments. The entitlement of holders of REIT Units to receive cash upon the redemption of their REIT Units is subject to the limitations that: (i) the total amount payable by Boardwalk REIT in respect of such REIT Units and all other REIT Units, other than Special Voting Units, tendered for redemption in the same calendar month shall not exceed $50,000 (provided that such limitation may be waived at the discretion of the Trustees); (ii) at the time such REIT Units are tendered for redemption, the outstanding REIT Units shall be listed for trading on a stock exchange or traded or quoted on another market which the Trustees consider, in their sole discretion, provides representative fair market value prices for such REIT Units; and (iii) the normal trading of the REIT Units is not suspended or halted on any stock exchange on which such REIT Units are listed (or, if not listed on a stock exchange, on any market on which such REIT Units are quoted for trading) on the redemption date or for more than five trading days during the 20-day trading period commencing immediately after the redemption date.

Regulatory Approvals May be Required in Connection with a Distribution of Securities on a Redemption of REIT Units or the Termination of Boardwalk REIT

      Upon a redemption of REIT Units or termination of Boardwalk REIT, the Trustees may distribute securities directly to the Unitholders, subject to obtaining any required regulatory approvals. No established market may exist for the securities so distributed at the time of the distribution and no market may ever develop. In addition, the securities so distributed may not be qualified investments for RRSPs, RRIFs, DPSPs or RESPs, depending upon the circumstances at the time.

The Arrangement and the Acquisition and an Investment in REIT Units are Subject to Certain Tax Risks

      There can be no assurance that Canadian federal income tax laws respecting the treatment of mutual fund trusts will not be changed in a manner which adversely affects the holders of REIT Units. If Boardwalk REIT ceases to qualify as a “mutual fund trust” or “registered investment” under the Tax Act, the income tax considerations described herein under the heading “Certain Canadian Federal Income Tax Considerations” would be materially and adversely different in certain respects, including that REIT Units may cease to be qualified investments for Plans and may become foreign property for Plans and other tax-exempt entities. The Tax Act imposes penalties for the acquisition or holding of non-qualified investments. See “Certain Canadian Federal Income Tax Considerations”.

      The Declaration of Trust of Boardwalk REIT provides that a sufficient amount of Boardwalk REIT’s net income and net realized capital gains will be distributed each year to Unitholders in cash, or otherwise in order to eliminate Boardwalk REIT’s liability for tax under Part I of the Tax Act. Where such amount of net income and net realized capital gains of Boardwalk REIT in a taxation year exceeds the cash available for distribution in the year, such excess net income and net realized capital gains will be distributed to Unitholders in the form of additional REIT Units and to holders of LP Class B Units in the form of additional limited partnership units. Unitholders will generally be required to include an amount equal to the fair market value of those REIT Units in their taxable income, in circumstances where they do not directly receive a cash distribution.

      Although Boardwalk REIT is of the view that all expenses to be claimed by Boardwalk REIT, the Operating Trust and the Partnership will be reasonable and deductible, that the cost amount and capital cost allowance claims of entities indirectly owned by Boardwalk REIT will have been correctly determined and that the allocation of the Partnership’s income for purposes of the Tax Act among its partners is reasonable, there can be no assurance that the Tax Act, or the interpretation of the Tax Act will not change, or that the CCRA will agree. If the CCRA successfully challenges the deductibility of such expenses or the allocation of such income, the Partnership’s allocation of taxable income to the Operating Trust, and indirectly the taxable income of Boardwalk REIT and the Unitholders. The extent to which distributions will be tax-deferred in the future will depend in part on the extent to which entities indirectly owned by Boardwalk REIT are able to deduct capital cost allowance relating to the Contributed Assets held by them.

      Boardwalk REIT will endeavour to ensure that the REIT Units continue to be qualified investments for RRSPs, RRIFs, DPSPs and RESPs, and that the REIT Units are not foreign property under the Tax Act; however, there can be no assurance that this will be so. REIT Units will cease to be qualified investments for RRSPs, RRIFs, DPSPs and RESPs if Boardwalk REIT ceases to qualify as a mutual fund trust and its registration as a registered investment under the Tax Act is revoked and may become foreign property if Boardwalk REIT’s registration as a registered investment is revoked. The Tax Act imposes penalties for the acquisition or holding of non-qualified investments and on excess holdings of foreign property by certain investors. See “Certain Canadian Federal Income Tax Considerations”.

      Since the Partnership will acquire the relevant properties on a tax-deferred basis its tax cost in certain properties will be less than their fair market value. Accordingly, if one or more properties are disposed of, the gain recognized by the Partnership will be in excess of that which it could have realized if it acquired the properties at their fair market values.

      If the adjusted cost base of the LP Class C Units held by the Corporation is a negative amount at the end of a fiscal year of the Partnership, that negative amount will be deemed to be a capital gain of the Corporation that is subject to tax under the Tax Act. In the opinion of counsel to the Corporation, the adjusted cost base of such units should not be a negative amount at any such time, in substantial part because the Corporation should be entitled to increase such adjusted cost base by an amount equal to the principal amount of the Retained Debt. There can be no assurance that the CCRA will not take a contrary view, however, in the opinion of counsel to the Corporation, the CCRA would not be successful. If, contrary to this opinion, the CCRA successfully challenges such increase in the adjusted cost base of the LP Class C Units, the Corporation will realize a deemed capital gain at the end of each fiscal year in which it holds its LP Class C Units that will result in capital gains taxes payable by the Corporation. Pursuant to the terms of the LP Class C Units, the LP Class C Preferred Distribution payable to the Corporation on such units would be increased (on an after-tax basis) by the amount of such taxes and any related interest and penalties. It is anticipated that such increase in the LP Class C Preferred Distribution, if payable, would not in any event reduce the amount available for distribution on the REIT Units by more than $0.03 per REIT Unit for fiscal 2004. This amount would increase in subsequent years in accordance with the increasing negative adjusted cost base of the LP Class C Units in such years.

      Certain transactions will be undertaken by the Corporation immediately prior to the Arrangement to facilitate the Acquisition and the Arrangement from a commercial and tax perspective. There is a risk that the CCRA or one or more provincial tax authorities may challenge such transactions as resulting in an undue reduction of large corporation tax or provincial capital tax, however, in the opinion of counsel to the Corporation, any such challenge should be unsuccessful. If, contrary to this opinion, any such challenge was successful, the liability of the Corporation for large corporation tax or provincial capital tax would be increased. Pursuant to the terms of the LP Class C Units, the LP Class C Preferred Distribution payable to the Corporation on such units would be increased (on an after-tax basis) by the amount of such taxes and any related interest and penalties. It is anticipated that such increase in the liability of the Corporation for large corporation tax and provincial capital tax would not in any event reduce the amount available for distribution on the REIT Units by more than $0.05 per REIT Unit in any year.

      Immediately prior to the Arrangement becoming effective, the Corporation will transfer the Contributed Assets to the Partnership and receive, as consideration therefor, (i) an assumption of all of the indebtedness of the Corporation associated with the Contributed Assets (other than the Retained Debt), (ii) the LP Note, and (iii) a credit to the capital accounts in respect of each of the LP Class B Units and the LP Class C Units, all of which will be owned at that time by the Corporation. See “Description of the Acquisition and the Arrangement — Pre-Arrangement Reorganization and Secondary Offering”. The transfer and contribution will be effected as a “rollover” under subsection 97(2) of the Tax Act, and in the opinion of counsel to the Corporation there will be no income tax payable in connection therewith. There can be no assurance that the CCRA will not take a contrary view; however, in the opinion of counsel to the Corporation, in such event the CCRA would not be successful. If, contrary to this opinion, the CCRA successfully challenges the rollover, income tax may be payable by the Corporation in connection with the transfer and contribution of the Contributed Assets at the applicable tax rate on the value of the capital contribution in respect of the LP Class C Units. The Partnership has agreed to indemnify the Corporation for all liabilities incurred by it in connection with the Acquisition and the

Arrangement, including the transfer and contribution of the Contributed Assets to the Partnership and any associated tax that might be payable by the Corporation in respect thereof. See “Description of the Acquisition and the Arrangement — Ancillary Agreements in Connection with the Arrangement”. The amount of such indemnification would be significant and have a material adverse effect on the amount of distributable cash of the Partnership and, consequently, on the Distributable Income of Boardwalk REIT.

Unitholders Limited Liability

      Recourse for any liability of Boardwalk REIT is intended to be limited to the assets of Boardwalk REIT. The Declaration of Trust provides that no Unitholder or annuitant under a plan of which a Unitholder acts as trustee or carrier (an “annuitant”) will be held to have any personal liability as such, and that no resort shall be had to the private property of any Unitholder or annuitant for satisfaction of any obligation or claim arising out of or in connection with any contract or obligation of Boardwalk REIT or of the Trustees.

      Because of uncertainties in the law relating to investment trusts, there is a risk (which is considered by counsel to be remote in the circumstances) that a Unitholder or annuitant could be held personally liable for obligations of Boardwalk REIT (to the extent that claims are not satisfied by Boardwalk REIT) in respect of contracts which Boardwalk REIT enters into and for certain liabilities arising other than out of contract including claims in tort, claims for taxes and possibly certain other statutory liabilities.

      Boardwalk REIT will seek to limit recourse under all of its material contracts to the assets of Boardwalk REIT. However, in conducting its affairs, Boardwalk REIT will be indirectly acquiring real property investments, including its interest in the Contributed Assets, subject to existing contractual obligations, including obligations under mortgages and leases. The Trustees will use all reasonable efforts to have any such obligations under mortgages on the Contributed Assets and material contracts, other than leases, modified so as not to have such obligations binding upon any of the Unitholders or annuitants personally. However, Boardwalk REIT may not be able to obtain such modification in all cases. To the extent that claims are not satisfied by Boardwalk REIT, there is a risk that a Unitholder or annuitant will be held personally liable for obligations of Boardwalk REIT where the liability is not disavowed as described above. In the opinion of counsel, the likelihood of any personal liability attaching to Unitholders or annuitants under the laws of Alberta for contract claims where the liability is not so disavowed is remote.

      Boardwalk REIT will seek to obtain prudent levels of insurance, where available and appropriate. However, the amounts and types of insurance obtained may not be sufficient to provide full coverage.

Dilution if Boardwalk REIT Issues Additional REIT Units

      Boardwalk REIT may issue additional REIT Units from time to time as the Trustees of Boardwalk REIT may, in their sole discretion, determine, and the interests of the Unitholders may be diluted thereby.

Absence of Public Market for REIT Units Prior to the Acquisition and the Arrangement

      Boardwalk REIT is a newly-formed unincorporated open-end real estate investment trust. Boardwalk REIT cannot predict at what price the REIT Units will trade and there can be no assurance that an active trading market in the REIT Units will develop or be sustained. A publicly traded real estate investment trust will not necessarily trade at values determined solely by reference to the underlying value of its real estate assets. In addition, no market exists and no market is expected to develop for the LP Class B Units.

RIGHTS OF DISSENT

      The following description of the rights of Dissenting Securityholders is not a comprehensive statement of the procedures to be followed by a Dissenting Securityholder who seeks payment of the fair value of such Securityholder’s securities and is qualified in its entirety by the reference to the full text of the Interim Order which is attached to this Circular as Appendix D and the text of section 191 of the ABCA which is attached to this Circular as Appendix G. A Securityholder who intends to exercise his or her right of dissent and appraisal should carefully consider and comply with the provisions of section 191 of the ABCA, as modified by the Interim

Order. Failure to comply with the provisions of that section, as modified by the Interim Order, and to adhere to the procedures established therein may result in the loss of all rights thereunder.

      The Court hearing the application for the Final Order has the discretion to alter the rights of dissent described herein based on the evidence presented at such hearing.

      Under the Interim Order, a registered Securityholder is entitled, in addition to any other rights he or she may have, to dissent and to be paid by the Corporation the fair value of the Common Shares or Options, as the case may be, held by him or her in respect of which he or she dissents, determined as of the close of business on the last Business Day before the Meeting. The Interim Order provides that the Partnership and Boardwalk REIT may discharge any obligations arising pursuant to Dissent Rights on behalf of the Corporation. Any reference to the Corporation in this section includes the Partnership and Boardwalk REIT, as applicable. A Securityholder may dissent only with respect to all of the Common Shares or Options, as applicable, held by him or her or on behalf of any one beneficial owner and registered in the Dissenting Securityholder’s name. Persons who are beneficial owners of Common Shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent, should be aware that only the registered owner of such Common Shares is entitled to dissent. Accordingly, a beneficial owner of Common Shares desiring to exercise its right of dissent must make arrangements for the Common Shares it beneficially owns to be registered in its name prior to the time the written objection to the Acquisition and Arrangement Resolution is required to be received by the Corporation or, alternatively, make arrangements for the registered holder of such Common Shares to dissent on its behalf.

      A Dissenting Securityholder must send to the Corporation a written objection to the Acquisition and Arrangement Resolution, which written objection must be received by the Corporation, c/o Stikeman Elliott LLP, 4300, 888 — 3rd Street S.W., Calgary, Alberta T2P 5C5 Attention: Luigi A. Cusano, on or before the Business Day prior to the Meeting. No Securityholder who has voted in favour of the Acquisition and the Arrangement shall be entitled to dissent with respect to the Acquisition and the Arrangement. An application may be made to the Court by the Corporation or by a Dissenting Securityholder to fix the fair value of the Dissenting Securityholder’s securities. If such an application to the Court is made by either the Corporation or a Dissenting Securityholder, the Corporation must, unless the Court otherwise orders, send to each Dissenting Securityholder a written offer to pay him or her an amount considered by the board of directors to be the fair value of the Common Shares or Options, as the case may be, held by such Dissenting Securityholder. The offer, unless the Court otherwise orders, will be sent to each Dissenting Securityholder at least 10 days before the date on which the application is returnable, if the Corporation is the applicant, or within 10 days after the Corporation is served with notice of the application, if a Dissenting Securityholder is the applicant. The offer will be made on the same terms to each Dissenting Securityholder and will be accompanied by a statement showing how the fair value was determined.

      A Dissenting Securityholder may make an agreement with the Corporation for the purchase of his or her Common Shares or Options, as the case may be, by the Corporation in the amount of the Corporation’s offer (or otherwise) at any time before the Court pronounces an order fixing the fair value of the Common Shares or Options, as the case may be.

      A Dissenting Securityholder is not required to give security for costs in respect of an application and, except in special circumstances, will not be required to pay the costs of the application and appraisal. On the application, the Court will make an order fixing the fair value of the Common Shares and Options, as applicable, of all Dissenting Securityholders who are parties to the application, giving judgment in that amount against the Corporation and in favour of each of those Dissenting Securityholders, and fixing the time within which the Corporation must pay that amount payable to the Dissenting Securityholders. The Court may in its discretion allow a reasonable rate of interest on the amount payable to each Dissenting Securityholder calculated from the date on which the Dissenting Securityholder ceases to have any rights as a Securityholder until the date of payment.

      As part of the Plan of Arrangement, the Common Shares and Options held by Dissenting Securityholders will be cancelled and such Dissenting Securityholder will cease to have any rights as a Securityholder other than the right to be paid the fair value of such Securityholder’s securities in the amount agreed to between the

Corporation and the Securityholder or in the amount of the judgment, as the case may be. Until one of these events occurs, the Securityholder may withdraw his or her dissent, or the Corporation may rescind the Acquisition and Arrangement Resolution, and in either event the dissent and appraisal proceedings in respect of that Securityholder will be discontinued.

      The Corporation shall not make a payment to a Dissenting Securityholder under section 191 if there are reasonable grounds for believing that the Corporation is or would after the payment be unable to pay its liabilities as they become due, or that the realizable value of the assets of the Corporation would thereby be less than the aggregate of its liabilities. In such event, the Corporation shall notify each Dissenting Securityholder that it is lawfully unable to pay Dissenting Securityholders for their Common Shares or Options, as the case may be, in which case the Dissenting Securityholder may, by written notice to the Corporation within 30 days after receipt of such notice, withdraw his or her written objection, in which case such Securityholder shall, in accordance with the Interim Order, be deemed to have participated in the Arrangement as a Securityholder. If the Dissenting Securityholder does not withdraw his or her written objection he or she retains his or her status as a claimant against the Corporation to be paid as soon as the Corporation is lawfully entitled to do so or, in a liquidation, to be ranked subordinate to creditors but prior to Securityholders.

      All Common Shares and Options held by Securityholders who exercise their right of dissent will, if the holders are ultimately entitled to be paid the fair value thereof, be deemed to be transferred to the Corporation in exchange for such fair value as of the Effective Date. If such Securityholders ultimately are not so entitled to be paid the fair value therefor, the Common Shares will be changed into REIT Units and such Shareholders will be issued REIT Units by the Partnership on the same basis as all other Shareholders pursuant to the Arrangement.

INTEREST OF CERTAIN PERSONS IN THE ACQUISITION

AND INTENTIONS OF SUCH PERSONS

      To the knowledge of the directors and officers of the Corporation, the only persons or companies beneficially owning, directly or indirectly, or exercising control or direction over, more than 10% of the outstanding Common Shares are as set out under “The Meeting — Voting Securities and Principal Holder Thereof”.

      As of December 31, 2003, the directors and executive officers (including senior officers) of the Corporation own beneficially, directly or indirectly, or exercise control or direction over an aggregate of 15,850,130 Common Shares and Options to acquire approximately 1,668,366 Common Shares, including those owned by BPCL. As of December 31, 2003, the directors and executive officers (including senior officers) of BPCL own beneficially, directly or indirectly, or exercise control or direction over an aggregate of 15,150,000 Common Shares and no Options. Management of the Corporation understands that each of the Corporation’s and BPCL’s directors and officers presently intends to vote the Common Shares owned or controlled by him or her in favour of the Acquisition and Arrangement Resolution. Such votes attached to the Common Shares will be counted in respect of the 66 2/3% approval of the Acquisition and Arrangement Resolution required by the ABCA, but the votes attached to the Common Shares owned directly or indirectly or controlled by BPCL, certain of its affiliates and the directors and senior officers of the Corporation, will not be counted for the purposes of the majority of the Minority Shareholders approval required by the Policies.

      Except as noted in this Circular under the heading “Description of the Acquisition and the Arrangement — Background to and Reasons for the Acquisition and the Arrangement”, the Corporation and BPCL are unaware of any recommendation made by any of their respective directors or executive officers either in support of or opposed to the Transaction.

      None of the principal holders of Common Shares, any director or senior officer of the Corporation, any proposed Trustee or any associate or affiliate of any of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the Meeting or any transactions relating to such matters except as disclosed elsewhere in this Circular. See “The Arrangement and The Acquisition and Arrangement Agreement — Arrangements with BPCL”, “The Arrangement and The Acquisition and Arrangement Agreement — Pre-Arrangement Reorganization and Secondary Offering”, “The Arrangement and The Acquisition and Arrangement Agreement — Securityholder Approvals”, “Management of

Boardwalk REIT — Board of Trustees”, “— Senior Management” and “Information Concerning the Partnership — Management”.

Common Share Ownership

      The following information is provided to satisfy disclosure obligations in the United States pursuant to SEC Schedule 13E-3. Certain definitions of ownership and methods of calculation are prescribed by US legislation and differ from computation of similar information elsewhere in this Circular. The information provided in the following tables is responsive to specific requirements of the SEC and is based on the Corporation’s records and information provided to the Corporation. The number of Common Shares beneficially owned by each person is determined under rules of the SEC under the 1934 Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, each person has sole voting and investment power with respect to the Common Shares set forth in the following tables.

      To the best of the Corporation’s and BPCL’s knowledge, no transactions in Common Shares were effected during the 60 days prior to the date of this Circular by Boardwalk, BPCL or any of their respective directors and executive officers.

Executive Officers, Directors and Certain Associates and Affiliates of Boardwalk

      The following table sets forth information concerning beneficial ownership of Common Shares as of December 31, 2003 by (i) each director and executive officer of Boardwalk, (ii) each majority-owned subsidiary of Boardwalk, and (iii) each “associate” of Boardwalk and its directors and executive officers.(1)

	Common Shares	Percent of	Nature of
Name of Beneficial Owner	Beneficially Owned(2)	Class	Ownership

Paul J. Hill	10,000	*	Indirect(3)
Ernest Kapitza	3,500	*	Indirect(4)
Sam Kolias	15,150,000	29.8%	Indirect(5)
Van Kolias	15,150,000	29.8%	Indirect(6)
Jon E. Love	17,900	*	Indirect(7)
Al W. Mawani	1,000	*	Direct
David V. Richards	4,000	*	Indirect(8)
Kevin P. Screpnechuk	264,180	*	197,040 Direct
			67,140 Indirect(9)
Michael D. Young	50,950	*	Direct
Stuart M. Olley	1,000	*	Indirect(10)
William Chidley	9,000	*	Direct
Roberto A. Geremia	189,300	*	179,700 Direct
			9,600 Indirect(11)
Mike Hough	77,600	*	Direct

*	Represents holdings of less than 1%.

(1)	For purposes of this table, an “associate” of a person is (i) any corporation or organization (other than Boardwalk or a majority-owned subsidiary of Boardwalk) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Boardwalk or any of its parents or subsidiaries.

(2)	Includes Common Shares that the holder has the right to acquire within 60 days after the date of this report.

(3)	Held by a corporation wholly-owned by Mr. Hill.

(4)	Includes 3,000 Common Shares owned by Mr. Kapitza’s spouse and 500 Common Shares owned by Mr. Kapitza’s daughter.

(5)	Owned by BPCL, of which Mr. Kolias is an indirect 50% owner. This number will decrease to the extent that Common Shares are sold in the Secondary Offering. See “Description of the Acquisition and the Arrangement — Pre-Arrangement Reorganization and Secondary Offering.”

(6)	Owned by BPCL, of which Mr. Kolias is an indirect 50% owner. This number will decrease to the extent that Common Shares are sold in the Secondary Offering. See “Description of the Acquisition and the Arrangement — Pre-Arrangement Reorganization and Secondary Offering.”

(7)	Held by a corporation wholly-owned by Mr. Love.

(8)	3,000 Common Shares held through Mr. Richards’ Registered Retirement Savings Plan (“RRSP”) account and 1,000 Common Shares held by a corporation wholly-owned by Mr. Richards’ spouse.

(9)	Held by Mr. Screpnechuk’s spouse.

(10)	Held through Mr. Olley’s RRSP account.

(11)	Held by a charitable trust.

Executive Officers, Directors and Certain Associates and Affiliates of BPCL

      The following table sets forth information concerning beneficial ownership of Common Shares as of December 31, 2003 by (i) each director and executive officer of BPCL, (ii) each majority-owned subsidiary of BPCL, and (iii) each “associate” of BPCL and its directors and executive officers.(1)

Name and Address of	Common Shares	Percent of	Nature of
Beneficial Owner	Beneficially Owned(2)	Class	Ownership

Sam Kolias	15,150,000	29.8%	Indirect(3)
Van Kolias	15,150,000	29.8%	Indirect(4)

*	Represents holdings of less than 1%.

(1)	For purposes of this table, an “associate” of a person is (i) any corporation or organization (other than Boardwalk or a majority-owned subsidiary of Boardwalk) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Boardwalk or any of its parents or subsidiaries.

(2)	Includes Common Shares that the holder has the right to acquire within 60 days after the date of this report.

(3)	Owned by BPCL, of which Mr. Kolias is an indirect 50% owner. This number will decrease to the extent that Common Shares are sold in the Secondary Offering. See “Description of the Acquisition and the Arrangement — Pre-Arrangement Reorganization and Secondary Offering.”

(4)	Owned by BPCL, of which Mr. Kolias is an indirect 50% owner. This number will decrease to the extent that Common Shares are sold in the Secondary Offering. See “Description of the Acquisition and the Arrangement — Pre-Arrangement Reorganization and Secondary Offering.”

EXPENSES OF THE ACQUISITION AND THE ARRANGEMENT

      The estimated costs to be incurred by the Corporation relating to the Acquisition and the Arrangement are $4,247,000. Included in this figure are legal expenses of $1,316,000, the fees and expenses of CIBC World Markets Inc. for investment banking and advisory services of $1,000,000, the fees and expenses of Deloitte & Touche LLP for audit and tax services, and PricewaterhouseCoopers LLP for their advice in structuring the transaction of $1,020,000, accounting fees and expenses of $110,000, the fee of RBC for the Fairness Opinion of $325,000, printing and mailing expenses of $200,000, regulatory filing fees of $200,000 and other expenses of $76,000. These expenses will be paid by the Corporation (or, if the Transaction is completed, by the Partnership) or BPCL, as applicable. The expenses of the Secondary Offering, if undertaken, will be borne by the participants of such offering.

LEGAL MATTERS

      Stikeman Elliott LLP, Canadian legal counsel to the Corporation, has advised the Corporation with respect to certain Canadian legal and tax matters disclosed in this Circular. Wilson & Partners LLP, a law firm affiliated with PricewaterhouseCoopers LLP has acted as special tax counsel to the Corporation and advised the Corporation with respect to certain Canadian tax matters disclosed in this Circular. Carter Ledyard & Milburn LLP, special U.S. counsel to the Corporation, has advised the Corporation with respect to certain U.S. legal matters disclosed in this Circular.

      As of the date hereof, partners and associates of each of these firms each owned beneficially, directly or indirectly, less than 1% of the Common Shares.

ELIGIBILITY FOR INVESTMENT

      In the opinion of Stikeman Elliott LLP and Wilson & Partners LLP, a law firm affiliated with PricewaterhouseCoopers LLP, based on the current provisions of the Tax Act and upon the assumptions set out in “Certain Canadian Federal Income Tax Considerations”, the REIT Units will be qualified investments under the Tax Act on the date on which the Arrangement is completed for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans (collectively, “Plans”) provided Boardwalk REIT is a mutual fund trust or a registered investment under the Tax Act on that date. In the opinion of such counsel, based in part on a certificate of the Corporation as to factual matters, the current provisions of the Tax Act and upon the assumptions set out in “Certain Canadian Federal Income Tax Considerations”, the REIT Units will not constitute “foreign property” on the date on which the Arrangement is completed, if issued on that date, for the purposes of the tax imposed under Part XI of the Tax Act on Plans (other than registered education savings plans), registered investments and other tax exempt entities, including most registered pension funds or plans provided that Boardwalk REIT is a mutual fund trust under the Tax Act on that date and at all relevant times restricts its investment in foreign property, or is a registered investment under the Tax Act on that date. Registered education savings plans are not subject to the foreign property rules.

OTHER MEETING BUSINESS

Rights Plan

      If the Acquisition and Arrangement Resolution is passed by the requisite majority of Securityholders at the Meeting, Shareholders are also being asked to consider and, if thought fit, pass an ordinary resolution authorizing and approving the adoption of a unitholder rights plan for Boardwalk REIT. A copy of the full text of this resolution is attached as Appendix G. As required by the TSX, the resolution approving the adoption of the Rights Plan must be approved by: (i) a majority of votes cast by Shareholders; and (ii) a majority of votes cast by Shareholders, other than those owned by any holder of Common Shares holding in excess of 20% of the outstanding Common Shares and their associates, affiliates and insiders. Accordingly, in respect of the second vote, the votes of Shareholders such as BPCL, its associates, affiliates and insiders will be excluded for the purposes of authorizing and approving this resolution.

      The Board of Directors has concluded that the adoption of the Rights Plan is in the best interests of the Corporation and unanimously recommends that Shareholders vote FOR this resolution.

      The Trustees propose to adopt the Rights Plan which reflects the “current generation” of rights plans designed to meet the proxy voting guidelines of institutional investors. The Rights Plan will become effective on the Effective Date.

      The Rights Plan utilizes the mechanism of a Permitted Bid (as hereinafter described) to ensure that a person seeking control of Boardwalk REIT gives Unitholders and the Trustees sufficient time to evaluate the bid, negotiate with the initial bidder and encourage competing bids to emerge. The purpose of the Rights Plan is to protect Unitholders by requiring all potential bidders to comply with the conditions specified in the Permitted Bid provisions or risk being subject to the dilutive features of the Rights Plan. Generally, to qualify as a Permitted Bid, a bid must be made to all Unitholders and must be open for 60 days after the bid is made. If more than 50% of the REIT Units held by Independent Unitholders (as hereinafter defined) are deposited or tendered to the bid and not withdrawn, the bidder may take up and pay for such REIT Units. The take-over bid must then be extended for a further period of ten days on the same terms to allow those Unitholders who did not initially tender their REIT Units to tender to the take-over bid if they so choose. Thus, there is no coercion to tender during the initial 60-day period because the bid must be open for acceptance for at least ten days after the expiry of the initial tender period. The Rights Plan is designed to make it impractical for any Person to acquire more than 20% of the outstanding REIT Units without the approval of the Trustees except pursuant to the Permitted Bid procedures or pursuant to certain other exemptions outlined below. Management believes that the Rights Plan taken as a whole should not be an unreasonable obstacle to a serious bidder willing to make a bona fide and financially fair offer open to all Unitholders.

      The provisions of the Rights Plan relating to portfolio managers are designed to prevent the triggering of the Rights Plan by virtue of the customary activities of such Persons. See “Other Meeting Business — Rights Plan — Portfolio Managers”.

      The Rights Plan will expire ten years following the Effective Date, subject to re-confirmation every three years.

      The following is a summary of the principal terms of the Rights Plan, which is qualified in its entirely by reference to the text of the Rights Plan, a copy of which may be obtained upon request made to the Secretary of Boardwalk REIT.

Issue of Rights

      On the Effective Date, one right (a “Right”) will be issued and attached to each outstanding REIT Unit. One Right will also attach to any subsequently issued REIT Units. The initial exercise price of each Right is $100 (the “Exercise Price”), subject to appropriate anti-dilution adjustments.

Rights Exercise Privilege

      The Rights will separate from the REIT Units to which they are attached and will become exercisable at (the “Separation Time”) the close of business on the 10th trading day after the earlier of (A) the first date of public announcement by Boardwalk REIT or an Acquiring Person (as hereinafter defined) of facts indicating that a Person has become an Acquiring Person (the “Voting Unit Acquisition Date”), and (B) the date of the commencement of, or first public announcement of, the intent of any Person (other than Boardwalk REIT or any subsidiary of Boardwalk REIT) to commence, a take-over bid (other than a Permitted Bid or Competing Bid (as described below)), or two days following the date on which a Permitted Bid ceases to qualify as such, or, in either case, such later date as may be determined by the Trustees.

      The acquisition by a Person (an “Acquiring Person”), including Persons acting in concert, of 20% or more of the REIT Units, other than by way of a Permitted Bid in certain circumstances, is referred to as a “Flip-in

Event”. Any Rights held by an Acquiring Person on or after the earlier of the Separation Time or the first date of public announcement by Boardwalk REIT or by an Acquiring Person that an Acquiring Person has become such, will become void upon the occurrence of a Flip-in Event. Ten trading days after the occurrence of the Flip-in Event, the Rights (other than those held by the Acquiring Person) will permit the holder to purchase, for example, REIT Units with a total market value of $200, on payment of $100 (i.e., at a 50% discount).

      The issue of the Rights is not initially dilutive. Upon a Flip-in Event occurring and the Rights separating from the attached REIT Units, reported earnings per REIT Unit on a fully diluted or non-diluted basis may be affected Holders of Rights who do not exercise their Rights upon the occurrence of a Flip-in Event may suffer substantial dilution.

Certificates and Transferability

      Prior to the Separation Time, the Rights will be evidenced by a legend imprinted on certificates for REIT Units and will not be transferable separately from the attached REIT Units. From and after the Separation Time, the Rights will be evidenced by Rights certificates, which will be transferable and traded separately from the REIT Units.

Permitted Bid Requirements

      The requirements of a Permitted Bid include the following:

•	the take-over bid must be made by way of a take-over bid circular;

•	the take-over bid must be made to all holders of REIT Units and holders of LP Class B Units, other than the bidder and must provide that LP Class B Units can be tendered through delivering the outstanding shares of a single purpose holding company, holding only LP Units and that has no other assets or liabilities other than those associated with Retained Debt;

•	the take-over bid must not permit REIT Units tendered pursuant to the take-over bid to be taken up prior to the expiry of a period of not less than 60 days from the date of the bid and then only if at such time more than 50% of the REIT Units held by Unitholders other than the bidder, its affiliates and Persons acting jointly or in concert with the bidder (the “Independent Unitholders”) have been tendered pursuant to the take-over bid and not withdrawn; and

•	if more than 50% of the Units held by Independent Unitholders are tendered to the take-over bid within the 60 day period, the bidder must make a public announcement of that fact and the take-over bid must remain open for deposits of Units for an additional 10 business days from the date of such public announcement.

      The Rights Plan allows a competing Permitted Bid (a “Competing Permitted Bid”) to be made while a Permitted Bid is in existence. A Competing Permitted Bid must satisfy all the requirements of a Permitted Bid except that, provided it is outstanding for a minimum period of 35 days, it may expire on the same date as the Permitted Bid.

Waiver and Redemption

      The Trustees may, prior to a Flip-in Event, and in certain circumstances without the approval of Unitholders, waive the dilutive effects of the Rights Plan in respect of a particular Flip-in Event. At any time prior lo the occurrence of a Flip-in Event, and in certain circumstances without the approval of Rights holders, the Trustees may redeem all, but not less than all, of the outstanding Rights at a price of $0.00001 each.

Waiver of Inadvertent Flip-in Event

      The Trustees may, prior to the close of business on the tenth day after a person has become an Acquiring Person, waive the application of the Rights Plan to an inadvertent Flip-in Event, on the condition that such person reduces its beneficial ownership of REIT Units such that it is not an Acquiring Person within 14 days of the determination of the Trustees.

Portfolio Managers

      The provisions of the Rights Plan relating to portfolio managers are designed to prevent the occurrence of a Flip-in Event solely by virtue of the customary activities of such managers, including trust companies and other Persons, where a substantial portion of the ordinary business of such Person is the management of funds for unaffiliated investors, so long as any such Person does not propose to make a take-over bid either alone or jointly with others.

Supplement and Amendments

      The Trustees are authorized to make amendments to the Rights Plan to correct any clerical or typographical error or to maintain the validity of the Rights Plan as a result of changes in law or regulation.

Eligibility for Investment in Canada

      Provided that Boardwalk REIT remains a mutual fund trust for purposes of the Tax Act at all times, the Rights will each be qualified investments under the Tax Act for registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered educational savings plans. The issue of Rights will not affect the status under the Tax Act of the REIT Units for such purposes, nor will it affect the eligibility of the REIT Units as investments for investors governed by certain Canadian federal and provincial legislation governing insurance companies, trust companies, loan companies and pension plans.

General

      Until a Right is exercised, the holder thereof, as such, will have no rights as a Unitholder.

Other Business

      Management of the Corporation is not aware of any matter to come before the Meeting other than the matters referred to in the Notice of Meeting. However, if any other matter properly comes before the Meeting, the accompanying forms of proxy confer discretionary authority to vote with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters that may properly come before the Meeting.

APPROVAL OF DIRECTORS

      The directors of the Corporation have approved the contents of this Circular and the sending thereof to Shareholders.

By Order of the Board

Paul Hill
Chairman of the Board of Directors

       ●       , 2004.

APPENDIX A

ACQUISITION AND ARRANGEMENT RESOLUTION

RESOLVED AS A SPECIAL RESOLUTION THAT:

1. The acquisition of Boardwalk Equities Inc. (the “Corporation”) as described in the management information circular of the Corporation dated ● , 2004 (the “Circular”) including (collectively, the “Acquisition”):

(a) the transfer by the Corporation of those assets described in the Circular to Top Hat Real Estate Limited Partnership, an indirect subsidiary of Boardwalk Real Estate Investment Trust, being all of the assets of the Corporation, all in the manner contemplated in the Circular; and

(b) the plan of arrangement (the “Plan of Arrangement”) under Section 193 of the Business Corporations Act (Alberta) (the “ABCA”) of the Corporation, substantially as set forth in Schedule I to the acquisition and arrangement agreement dated January 9, 2004 between the Corporation and Boardwalk Properties Company Limited (the “Acquisition and Arrangement Agreement”) attached as Appendix B to the Circular, is authorized and approved.

2. Notwithstanding that this special resolution has been passed by the shareholders and optionholders of the Corporation or that the Plan of Arrangement has been approved by the Court of Queen’s Bench of Alberta (the “Court”), the directors of the Corporation are hereby authorized without the further approval of the shareholders and optionholders to:

(a) amend the Acquisition and Arrangement Agreement or the Plan of Arrangement to the extent permitted under their terms;

(b) decide not to proceed with the Acquisition at any time prior to the acceptance for filing by the Registrar appointed under the ABCA of the Articles of Arrangement; and

(c) revoke this special resolution before it is acted on.

3. Any one officer or director of the Corporation is authorized to execute or cause to be executed, under the corporate seal of the Corporation or otherwise, and to deliver or cause to be delivered, all such documents, agreements and instruments (including the Articles of Arrangement for filing with the Registrar appointed under the ABCA) and to do or cause to be done all such other acts and things as such officer or director of the Corporation shall determine to be necessary or desirable in order to carry out the intent of the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of such act or thing.

A-1

APPENDIX B

ACQUISITION AND ARRANGEMENT AGREEMENT

      ACQUISITION AND ARRANGEMENT AGREEMENT made as of the 9th day of January, 2004

BETWEEN:

BOARDWALK EQUITIES INC., a corporation incorporated under the laws of Alberta (the “Corporation”);

- and -

BOARDWALK PROPERTIES COMPANY LIMITED, a corporation incorporated under the laws of Alberta (“BPCL”);

- and -

BOARDWALK REAL ESTATE INVESTMENT TRUST, an open-ended unit trust established under the laws of Alberta (“Boardwalk REIT”);

- and -

TOP HAT OPERATING TRUST, an open-ended unit trust established under the laws of British Columbia (“Operating Trust”);

- and -

TOP HAT REAL ESTATE LIMITED PARTNERSHIP, a limited partnership formed under the laws of British Columbia (“Partnership”).

RECITALS:

      A. the Corporation wishes to propose an arrangement with BPCL, Boardwalk REIT, the Operating Trust and the Partnership and with holders of securities of the Corporation in order to reorganize the affairs of the Corporation, including to transfer the Contributed Assets to the Partnership;

      B. BPCL wishes to propose an acquisition of all of the outstanding Common Shares as part of the Arrangement; and

      C. the Parties have agreed to enter into this Agreement setting out the terms and conditions on which the Arrangement will be carried out.

      THEREFORE the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

      Whenever used in this Agreement, the following words and terms have the meaning set out below:

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder;

“Acquisition” means the acquisition of the Corporation by BPCL;

“Acquisition and Arrangement Resolution” means the special resolution of the Securityholders to approve the Acquisition and the Arrangement to be considered and voted upon by the Securityholders at the Meeting;

“affiliate” means a Person considered to be an affiliated entity of another Person within the meaning of Ontario Securities Commission Rule 45-501 — Exempt Distributions;

“Agreement” means this Agreement, including Appendix I, and all amendments or restatements, as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

“Amalgamation” means the short form amalgamation of the Corporation and certain of the BEI Subsidiaries in accordance with Section 184 of the ABCA;

“Arrangement” means an arrangement under the provisions of Section 193 of the ABCA, on the terms and conditions set forth in the Plan of Arrangement;

“Articles of Amalgamation” means the articles of amalgamation of the Corporation and certain of the BEI Subsidiaries in respect of the Amalgamation that are required by the ABCA to be sent to the Registrar to give effect to the Amalgamation;

“Articles of Arrangement” means the articles of arrangement of the Corporation in respect of the Plan of Arrangement required under subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been made giving effect to the Plan of Arrangement;

“BEI Subco” means a corporation to be incorporated immediately prior to the Effective Date pursuant to the laws of Alberta as a wholly-owned subsidiary of the Corporation and designated by the Corporation as BEI Subco;

“BEI Subsidiaries” means, collectively, Boardwalk Equities (Ontario) Inc., 1365355 Ontario Inc., Avon Apartments Inc., Belgravia Square Apartments Inc., Boardwalk Equities (Sask) Inc., Carlton Tower Apartments A Inc., Carlton Apartments Inc., Cavendish Estates A Inc., Cavendish Estates Inc., Centennial South Condos Inc., Centennial West Condos Inc., Dorchester Tower Apartments Inc., Evergreen Apartments Inc., Grace Manor Apartments Inc., Green B Apartments Inc., Hastings Place Apartments Inc., Heritage Point Apartments Inc., Kumar Apartments Inc., Lockwood Apartments Inc., Meadow Apartments A Inc., Meadow Apartments Inc., Normanview Condos Inc., Palace Gates Apartments A Inc., Palace Gates Apartments Inc., Penthouse Apartments Inc., QI and QII Condos Inc., QIII Condos Inc., Queen City Apartments A Inc., Queen City Apartments Inc., Regal Tower I Apartments Inc., Regal Tower II Apartments Inc., Southpointe Plaza Inc., St. Charles Apartments Inc., Stonebridge Apartments A Inc., Stonebridge Apartments Inc., UpperCourt Apartments Inc., Wascana Park I Apartments Inc., Wascana Park II Apartments Inc., Wascana Park III Apartments Inc., Wildwood Ways Condos Inc., Boardwalk Equities (Québec) Inc., Metropolitan Structures Inc., 882274 Alberta Ltd., Suite Systems Inc., 9108-4749 Quebec Inc. and Boardwalk Realty Ltd.;

“Boardwalk REIT” means Boardwalk Real Estate Investment Trust, an open-ended real estate investment trust formed under the laws of Alberta of which the Corporation is the initial unitholder;

“Boardwalk REIT Administrative Services Agreement” means the administrative services agreement to be dated the Effective Date between Boardwalk REIT, the General Partner and the Operating Trust;

“Boardwalk REIT Unit” means a unit of beneficial interest in Boardwalk REIT (other than a Special Voting Unit) authorized and issued under Boardwalk REIT’s declaration of Trust;

“BPCL” means Boardwalk Properties Company Limited, a corporation incorporated pursuant to the laws of Alberta, and, in the context of the Secondary Offering, includes any charity or other Person to whom BPCL may donate or otherwise transfer Common Shares prior thereto;

“BPCL Number” means the number of Common Shares held by BPCL at the Effective Time, if any, other than the Newco Number of Common Shares;

“Business Day” means a day, other than a Saturday or Sunday, on which Schedule I Canadian banks are open for business in Calgary, Alberta, Toronto, Ontario and Vancouver, British Columbia;

“Certificate of Arrangement” means the certificate or certificates or other confirmation of filing to be issued by the Registrar, pursuant to subsection 193(11) of the ABCA giving effect to the Plan of Arrangement;

“Circular” means the management information circular of the Corporation to be prepared and sent to the Securityholders in connection with the Meeting and all appendices thereto;

“Common Shares” means common shares in the capital of the Corporation;

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34, as amended;

“Competition Act Approval” means (a) the issuance of an advance ruling certificate pursuant to Section 102 of the Competition Act by the Commissioner of Competition appointed under the Competition Act to the effect that he is satisfied that he would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under Section 92 of the Competition Act with respect to the transactions contemplated by this Agreement; or (b) the expiry of the waiting period under Section 123 of the Competition Act or the waiver by the Commissioner under subsection 113(c) of the Competition Act of the obligation to notify the Commissioner because substantially similar information was previously supplied in relation to a request for an advance ruling certificate and, in either event, the Corporation has been advised in writing by the Commissioner that the Commissioner has determined not to make an application for an order under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement;

“Contributed Assets” means all of the assets of the Corporation including, without limitation, the revenue producing properties of the Corporation, the beneficial interests in various trusts, the beneficial interests in various real property (including those held by its affiliates) and including the shares of affiliates of the Corporation which hold the revenue producing properties to be transferred, assigned, conveyed and set over to the Partnership pursuant to the Master Asset Contribution Agreement;

“Corporation” means Boardwalk Equities Inc., a corporation incorporated under the laws of Alberta and effective upon the Amalgamation means the corporation formed upon the Amalgamation;

“Court” means the Court of Queen’s Bench of Alberta;

“Dissent Rights” means the rights of dissent in respect of the Plan of Arrangement described in Section 4.1 of the Plan of Arrangement;

“Dissenting Securityholder” has the meaning ascribed thereto in the Plan of Arrangement;

“Effective Date” means the date shown on the Certificate of Arrangement;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“Exchange and Support Agreement” means the exchange and support agreement to be dated the Effective Date between Boardwalk REIT, the Operating Trust, the Partnership, the Corporation and BEI Subco;

“Final Order” means the final order of the Court to be applied for following the Meeting and to be granted pursuant to the provisions of subsection 193(9) of the ABCA approving the Plan of Arrangement, as such order may be affirmed, amended or modified by the Court at any time prior to the Effective Date;

“GAAP” means, as at any date of determination, generally accepted accounting principles in Canada including, among other things, Recommended Accounting Practices for Real Estate Investment and Development Companies issued by the Canadian Institute of Public and Private Real Estate Companies;

“General Partner” means Boardwalk Real Estate Management Ltd., a corporation incorporated pursuant to the laws of Alberta as a wholly-owned subsidiary of the Corporation, or any successor thereof and the general partner of the Partnership;

“Government Entity” means any (a) multinational, federal, provincial, state, regional, municipal, local or other governmental or public department, central bank, court, tribunal, arbitral board, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Guarantee” means the guarantee to be provided by the Partnership to the Corporation’s creditors in respect of the Retained Debt;

“Holding Trust” means the trust to be formed under the laws of Alberta, all the beneficial interest in which will be held by the Partnership;

“Interim Order” means the interim order of the Court to be applied for under subsection 193(4) of the ABCA, as it may be amended, with respect to the Plan of Arrangement, as contemplated by Section 2.2;

“Laws” means all statutes, regulations, statutory rules, orders, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body (including the TSX) or self-regulatory authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“LP Class A Unit” means a unit of partnership interest in the Partnership designated as a LP Class A Unit and having the rights and attributes described in the limited partnership agreement of the Partnership;

“LP Class B Unit” means a unit of partnership interest in the Partnership designated as a LP Class B Unit and having the rights and attributes described in the limited partnership agreement of the Partnership;

“LP Class C Unit” means a unit of partnership interest in the Partnership designated as a LP Class C Unit and having the rights and attributes described in the limited partnership agreement of the Partnership;

“LP Note” means the interest bearing note of the Partnership ro be issued by the Partnership to the Corporation under to the Master Asset Contribution Agreement, which note will have a principal amount equal to the product of (a) the amount that is the sum of the Public Number and the BPCL Number, multiplied by (b) the amount that is the fair market value of a Boardwalk REIT Unit at the Effective Time;

“LP Subscription Agreement” means an agreement to be made between the Corporation and the Partnership following the Amalgamation pursuant to which the Corporation shall subscribe for LP Class B Units and LP Class C Units;

“Master Asset Contribution Agreement” means an agreement to be made between the Corporation and the Partnership setting out the terms and conditions upon which the Corporation will transfer, assign, convey and set over or cause to be transferred, assigned, conveyed and set over, to the Partnership the Contributed Assets in consideration for the assumption of certain liabilities of the Corporation by the Partnership, the issuance by the Partnership to the Corporation of the LP Note and a credit by the Partnership to the capital account in respect of each of the Corporation’s LP Class B Units and LP Class C Units;

“Material Adverse Change”, when used in connection with the Corporation means any change, effect, event or occurrence with respect to its condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued conditional or otherwise), businesses, operations or results of operations or those of its subsidiaries that is, or could reasonably be expected to be, material and adverse to the business, operations or financial condition of the Corporation and its subsidiaries taken as a whole, other than any change, effect, event or occurrence (i) relating to the Canadian or United States economy or securities markets in general or (ii) affecting the Canadian or United States real estate industry in general;

“Material Adverse Effect” when used in connection with the Corporation or Boardwalk REIT, means any effect that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of the Corporation and its subsidiaries taken as a whole or Boardwalk REIT and its subsidiaries taken as a whole, respectively;

“Material Change” has the meaning ascribed thereto under the Securities Act (Alberta);

“Meeting” means the special meeting of the Securityholders to be held to consider and, if deemed advisable, to approve the Acquisition and Arrangement Resolution, and any adjournments or postponements thereof;

“Minority Shareholders” means all registered Shareholders other than BPCL and its affiliates, officers and directors of the Corporation and other persons not eligible to vote in connection with the minority approval of the Acquisition and Arrangement Resolution by Shareholders;

“Newco” means a corporation to be incorporated immediately prior to the Effective Time pursuant to the laws of Alberta as a wholly-owned subsidiary of BPCL and designated by BPCL as Newco;

“Newco Number” means the number of Common Shares to be sold by BPCL to Newco under the Acquisition and the Arrangement, which shall be at least 8% of the outstanding Common Shares, determined at the Effective Time;

“Operating Trust” means Top Hat Operating Trust, an open-ended unit trust formed under the laws of the Province of British Columbia, all of the units of which are and will be owned by Boardwalk REIT;

“Optionholders” means the holders of Options;

“Options” means the outstanding unexercised options to purchase Common Shares under the Stock Option Plan;

“Partnership” means Top Hat Real Estate Limited Partnership, a limited partnership formed under the laws of British Columbia of which the General Partner is the sole general partner and the Corporation is the initial limited partner;

“Party” or “Parties” means a signatory or the signatories to this Agreement, respectively;

“Person” means an individual, partnership, limited partnership, corporation, unlimited liability company, trust, unincorporated organization, association, government or any department or agency thereof and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual thereof, or any other entity recognized by law;

“Plan of Arrangement” means the plan of arrangement under Section 193 of the ABCA, substantially in the form set out as Appendix I and any amendment or variation thereto in accordance with Section 6.3 of this Agreement and section 6.1 of the Plan of Arrangement;

“Pre-Acquisition Transactions” means a series of transactions to be undertaken by the Corporation and certain of the BEI Subsidiaries prior to the Plan of Arrangement to facilitate the sale of the Contributed Assets by the Corporation, as may be agreed to by BPCL, acting reasonably, prior to the Effective Date;

“Public Number” means the number of Common Shares less the Newco Number and the BPCL Number, if any, determined at the Effective Time;

“Public Shareholders” means the Shareholders, other than BPCL and its affiliates;

“Registrar” means the Registrar appointed under Section 263 of the ABCA;

“Regulatory Approvals” means Competition Act Approval and the Securities Commissions Orders;

“Retained Debt” means the indebtedness of the Corporation that relates to and is secured by a charge of certain real property of the Corporation to be beneficially transferred, assigned, conveyed and set over by the Corporation to the Partnership pursuant to the Master Asset Contribution Agreement, which indebtedness will not be assumed by the Partnership on such transfer, assignment, conveyance and set over and will remain indebtedness of the Corporation in respect of which the Corporation is and will remain the primary obligor to make principal, interest and other payments in respect of such indebtedness as such amounts become due and payable, as set out more particularly therein;

“Secondary Offering” means the sale by BPCL, subject to market conditions and terms satisfactory to BPCL, of approximately two-thirds of the Common Shares owned by BPCL prior to the Effective Time;

“Securities Commissions Orders” has the meaning ascribed to such term in subsection 2.4(a);

“Securities Legislation” means the Securities Act (Alberta) and the equivalent legislation of the other provinces of Canada, as now enacted or as the same may be amended and the applicable rules, regulations, rulings, orders and forms made or promulgated under such statutes and the published policies of the regulatory authorities administering such statutes, as well as the rules, regulations, by-laws and policies of the TSX;

“Securityholders” means collectively, Shareholders and Optionholders;

“Shareholders” means the holders of Common Shares;

“Stock Option Plan” means the Boardwalk Equities Inc. Stock Option Plan dated as of July 30, 1993, as amended;

“subsidiary” means, with respect to any Person (other than an individual), any other Person the financial results of which would be required to be consolidated with those of the first Person’s in the preparation of the first Person’s consolidated financial statements if prepared in accordance with GAAP;

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985 (5th Supplement), c. 1, as amended, including the regulations promulgated thereunder;

“Termination Date” means 11:59 p.m. (Calgary time) on June 30, 2004; and

“TSX” means the Toronto Stock Exchange.

1.2 Certain Rules of Interpretation

      In this Agreement:

(a) Consent — Whenever a provision of this Agreement requires an approval or consent and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b) Currency — Unless otherwise specified, all references to money amounts are to the lawful currency of Canada.

(c) Governing Law — This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable in the Province of Alberta.

(d) Headings — Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(e) Including — Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(f) No Strict Construction — The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g) Number and Gender — Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(h) Severability — If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(i) Statutory References — A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(j) Time — Time is of the essence in the performance of the Parties’ respective obligations.

(k) Time Periods — Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3 Knowledge

      Any reference to the knowledge of any Party shall mean to the best of the knowledge, information and belief of such Party after reviewing all relevant records and making reasonable inquiries regarding the relevant matter of all relevant directors, officers and employees of the Party.

1.4 Entire Agreement

      This Agreement and the agreements and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

ARTICLE 2

THE ACQUISITION AND THE ARRANGEMENT

2.1 Implementation Steps by the Corporation

      The Corporation covenants and agrees that it will:

(a) take all actions necessary to give effect to the transactions contemplated by this Agreement including, without limitation, the Acquisition and the Arrangement;

(b) apply for the Interim Order and, after making such application, proceed with and diligently seek the Interim Order;

(c) solicit proxies to be voted at the Meeting in favour of the Acquisition and Arrangement Resolution;

(d) subject to Section 2.3, convene and hold the Meeting for the purpose of considering the Acquisition and Arrangement Resolution (and for any other purpose as may be set out in the notice for such meeting) in accordance with the Interim Order and as otherwise required by applicable Law;

(e) subject to obtaining the approvals required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order;

(f) incorporate BEI Subco under the laws of Alberta as a wholly-owned subsidiary;

(g) subject to obtaining the Final Order and the satisfaction or waiver of each of the other conditions in this Agreement in favour of any Party, other than the conditions set out in subsections 5.1(d) and (e) and prior to completion of the transactions set forth in subsections 2.1(h) and (i):

(i) file with the Registrar the Articles of Amalgamation and such other documents as may be required under the ABCA to give effect to the Amalgamation; and

(ii) following the Amalgamation, execute and deliver and cause the Partnership to execute and deliver the LP Subscription Agreement, and complete the subscription by the Corporation for LP Class B Units and LP Class C Units contemplated by such agreement;

(h) subject to obtaining the Final Order and the satisfaction or waiver of each of the other conditions in this Agreement in favour of any Party, other than the conditions set out in subsection 5.1(e), and prior to the completion of the transactions set out in subsection 2.1(i) execute and deliver the Master Asset Contribution Agreement and complete the transactions contemplated by such agreement, including, without limitation, the Guarantee; and

(i) subject to obtaining the Final Order and the satisfaction or waiver of the other conditions in this Agreement in favour of any Party:

(i) file with the Registrar the Articles of Arrangement and such other documents as may be required under the ABCA to give effect to the Plan of Arrangement;

(ii) execute and deliver the Exchange and Support Agreement; and

(iii) execute and deliver such other ancillary documents as may be necessary to give effect to the commercial arrangements between the Parties.

2.2 Interim Order

      The application referred to in subsection 2.1(b) shall request that the Interim Order provide:

(a) for the class of Persons to whom notice is to be provided in respect of the Plan of Arrangement and the Meeting and for the manner in which such notice is to be provided;

(b) that the requisite approval of the Acquisition and Arrangement Resolution shall be (i) 662/3% of the votes cast on the Acquisition and Arrangement Resolution by Shareholders and Optionholders present in person or by proxy at the Meeting (such that each Shareholder is entitled to one vote for each Common Share held and each Optionholder is entitled to one vote for each Common Share issuable on exercise of any Options held), voting together as a single class; and (ii) a simple majority of the votes cast by all Minority Shareholders;

(c) that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of the Corporation, including quorum requirements and all other matters, shall apply in respect of the Meeting; and

(d) for the grant of the Dissent Rights.

2.3 Circular

      As promptly as reasonably practicable after the execution and delivery of this Agreement, the Corporation shall complete the Circular together with any other documents required by Securities Legislation or other applicable Laws in connection with the Acquisition and the Arrangement, and cause the Circular and other documentation required in connection with the Meeting to be sent to each Shareholder and Optionholder as required by applicable Laws.

2.4 Securities Compliance

(a) The Corporation shall use its reasonable best efforts to obtain all orders (“Securities Commissions Orders”) required from the applicable Canadian securities regulatory authorities to permit the issuance and first resale of the Boardwalk REIT Units issued pursuant to the Arrangement without qualification with or approval of or the filing of any prospectus, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Governmental Entity or regulatory authority under Securities Legislation or any other Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfillment of any other legal requirement in any Canadian province or territory (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a “control person” of Boardwalk REIT for purposes of Securities Legislation); and

(b) The Corporation shall use its reasonable best efforts to obtain the approval of the TSX for the listing of the Boardwalk REIT Units issued pursuant to the Acquisition and the Arrangement.

2.5 Preparation of Filings, etc.

(a) Each of the parties shall use their reasonable best efforts to cooperate in the preparation, seeking and obtaining of all filings, consents, Regulatory Approvals and other approvals and other matters in connection with this Agreement, the Acquisition and the Arrangement;

(b) Each of the Corporation and BPCL shall furnish to the other all such information concerning it and its shareholders as may be reasonably required (and, in the case of its shareholders, available to it) for the effectuation of the actions described in Sections 2.3 and 2.4 and the foregoing provisions of this Section 2.5, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Acquisition and the Arrangement and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished; and

(c) The Corporation shall ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by BPCL or any third party that is not an affiliate of the Corporation). Without limiting the generality of the foregoing, the Corporation shall ensure that the Circular provides Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Meeting, and BPCL shall provide all information regarding it reasonably considered necessary to do so.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Corporation

      The Corporation represents and warrants to and in favour of each of the other Parties the matters set out below:

(a) it is a corporation existing under the laws of its jurisdiction of incorporation and has all necessary corporate power and capacity to enter into this Agreement, to carry out its obligations under this Agreement, to own its assets and to carry on its business as presently conducted;

(b) it has no subsidiaries other than the BEI Subsidiaries and it is the legal and beneficial owner of all of the outstanding securities of the BEI Subsidiaries;

(c) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action except for the shareholders’ approval to be sought at the Meeting;

(d) it has duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(e) it is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter, by-law, order, judgement, decree, licence, law (including regulations) or governmental authorization that would be violated, breached by, or under which default would occur or an encumbrance would, or with notice or the passage of time would, be created as a result of the execution and delivery of, or performance of obligations under, this Agreement, the Plan of Arrangement or any other agreement to be entered into under the terms of this Agreement other than various mortgage arrangements which may require notification or consent to the Arrangement which notices and consents shall be provided or obtained prior to the Effective Date;

(f) as at December 31, 2003, the authorized capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of preferred shares, issuable in series, of which 5,604,956 preferred shares, Series I, 3,340,199 preferred shares, Series II and 50,868,119 Common Shares are issued and outstanding as fully paid and non-assessable;

(g) other than pursuant to the exercise of outstanding Options, a purchase and sale agreement entered into by the Corporation in December 2003 and this Agreement, no person has any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase or other acquisition of shares of the Corporation;

(h) the Corporation’s audited consolidated financial statements for the year ended December 31, 2002 have been prepared in accordance with generally accepted accounting principles in Canada consistently applied and present fairly in all material respects the financial position of the Corporation and its subsidiaries on a consolidated basis as at such date and the results of operations and cash flow for the year then ended;

(i) since December 31, 2002, there has been no Material Adverse Change in respect of the Corporation;

(j) the Corporation is a reporting issuer or the equivalent not in default under Securities Legislation in each of the Provinces of Canada;

(k) other than as set out in the Corporation’s audited consolidated financial statements for the year ended December 31, 2002, this Agreement or the Plan of Arrangement, no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option (i) for the acquisition of any right or interest in any material property or material assets of the Corporation or any of its subsidiaries, (ii) for the issue or allotment of any unissued shares in the capital of the Corporation (other than pursuant to the exercise of outstanding Options and a purchase and sale agreement entered into by the Corporation in December 2003), or (iii) to require the Corporation or any of its subsidiaries to purchase, redeem or otherwise acquire any issued and outstanding shares in the capital of the Corporation or any of its subsidiaries;

(l) other than as set out in the Corporation’s audited consolidated financial statements for the year ended December 31, 2002, there is no threatened, actual or to the best of the knowledge of the Corporation, pending litigation, actions, suits, investigations or proceedings against or involving the Corporation or any of its subsidiaries or any of the property or other assets owned by any of them, which could reasonably be expected to have a Material Adverse Effect on the Corporation and its subsidiaries taken as a whole; and

(m) immediately prior to the Effective Time, BEI Subco shall be a corporation existing under the laws of its jurisdiction of incorporation and shall have all necessary corporate power and capacity to carry out its obligations under the Arrangement.

3.2 Representations and Warranties of Boardwalk REIT

      Boardwalk REIT represents and warrants to and in favour of each of the other Parties the matters set out below:

(a) it is duly established, settled and existing under the laws of Alberta and has the power and capacity to enter into this Agreement and to carry out its obligations under the Plan of Arrangement and the consummation by it of the transactions contemplated by the Plan of Arrangement shall, at the Effective Time, have been duly authorized by all necessary action;

(b) it has duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(c) it is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter, by-law, order, judgement, decree, licence, law (including regulations) or governmental authorization that would be violated, breached by, or under which default would occur or an encumbrance would, or with notice or the passage of time would, be created as a result of the execution and delivery of, or performance of obligations under, this Agreement, the Plan of Arrangement or any other agreement to be entered into under the terms of this Agreement;

(d) immediately prior to the Effective Time, Boardwalk REIT shall have one outstanding initial unit which shall be held by the Corporation; and

(e) immediately prior to the Effective Time, Boardwalk REIT shall not have carried on any business since it was settled other than as provided in this Agreement.

3.3 Representations and Warranties of the Operating Trust

      The Operating Trust represents and warrants to and in favour of each of the other Parties the matters set out below:

(a) it is duly established, settled and existing under the laws of British Columbia and has the power and capacity to carry out its obligations under the Plan of Arrangement and the consummation by it of the transactions contemplated by the Plan of Arrangement shall, at the Effective Time, have been duly authorized by all necessary action;

(b) it has duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(c) it is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter, by-law, order, judgement, decree, licence, law (including regulations) or governmental authorization that would be violated, breached by, or under which default would occur or an encumbrance would, or with notice or the passage of time would, be created as a result of the execution and delivery of, or performance of obligations under, this Agreement, the Plan of Arrangement or any other agreement to be entered into under the terms of this Agreement;

(d) immediately prior to the Effective Time, it shall have one outstanding unit which shall be held by Boardwalk REIT; and

(e) immediately prior to the Effective Time, it shall not have carried on any business since it was settled other than as provided in this Agreement.

3.4 Representations and Warranties of the Partnership

      The Partnership represents and warrants to and in favour of each of the other Parties the matters set out below:

(a) it is duly established and existing as a limited partnership under the laws of British Columbia and has the power and capacity to carry out its obligations under the Plan of Arrangement and the consummation by it of the transactions contemplated by the Plan of Arrangement shall, at the Effective Time, have been duly authorized by all necessary action;

(b) it has duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(c) it is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter, by-law, order, judgement, decree, licence, law (including regulations) or governmental authorization that would be violated, breached by, or under which default would occur or an encumbrance would, or with notice or the passage of time would, be created as a result of the execution and delivery of, or performance of obligations under, this Agreement, the Plan of Arrangement or any other agreement to be entered into under the terms of this Agreement;

(d) prior to the Effective Date, Holding Trust shall be established, settled and existing under the laws of Alberta and shall have all necessary power and capacity to carry out its obligations under the Acquisition and the Arrangement;

(e) the sole general partner of the Partnership is the General Partner and the sole limited partner of the Partnership is the Corporation, which holds one initial limited partnership unit of the Partnership and

(f) immediately prior to the Effective Time, the Partnership shall not have carried on any business since the date of its formation other than as provided in this Agreement.

3.5 Representations and Warranties of BPCL

      BPCL represents and warrants to and in favour of each of the other parties to this Agreement the matters set out below:

(a) it is a corporation existing under the laws of its jurisdiction of incorporation and has all necessary corporate power and capacity to enter into this Agreement, to carry out its obligations under this Agreement, to own its assets and to carry on its business as presently conducted;

(b) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action;

(c) it has duly executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms;

(d) it is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter, by-law, order, judgement, decree, licence, law (including regulations) or governmental authorization that would be violated, breached by, or under which default would occur or an encumbrance would, or with notice or the passage of time would, be created as a result of the execution and delivery of, or performance of obligations under, this Agreement, the Plan of Arrangement or any other agreement to be entered into under the terms of this Agreement; and

(e) immediately prior to the Effective Time:

(i) Newco shall be a corporation existing under the laws of its jurisdiction of incorporation and shall have all necessary corporate power and capacity to carry out its obligations under the Arrangement;

(ii) the authorized share capital of Newco shall consist of an unlimited number of common shares; and

(iii) the consummation by Newco of the transactions contemplated by the Arrangement shall, at the Effective Time, have been duly authorized by all necessary corporate action.

3.6 Survival

      For greater certainty, the representations and warranties of each Party contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the Effective Time. Any investigation by a Party and its advisors shall not mitigate, diminish or affect the representations and warranties of another Party to this Agreement.

ARTICLE 4

COVENANTS

4.1 Covenants of the Corporation

(a) Except as contemplated in this Agreement or the Plan of Arrangement, until the Effective Time, the Corporation agrees that:

(i) it will, and will cause each of its subsidiaries to,

(A) conduct and operate its business and affairs only in the ordinary course consistent with past practice;

(B) preserve its present business and organization intact;

(C) exercise reasonable efforts to keep available the services of its present officers and employees; and

(D) preserve its goodwill with suppliers, customers and others having business dealings with it;

(ii) other than as consented to by BPCL, it will not, and will not permit any of its subsidiaries to,

(A) declare any dividends on, or make other distributions in respect of, outstanding shares of the Corporation, nor declare any dividends on, or make other distributions in respect of, outstanding shares of any subsidiary of the Corporation (other than dividends paid by wholly-owned subsidiaries on a basis consistent with past practice or as contemplated by this Agreement), or

(B) issue, authorize or propose the issuance of, or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares, convertible securities or rights, warrants or options (other than issuances of Common Shares upon the exercise of Options or the issuance of Common Shares pursuant to a purchase and sale agreement entered into by the Corporation in December 2003);

(iii) it will not, and will not permit any of its subsidiaries to, amend its articles, memorandum or by-laws except as may be necessary to permit its subsidiaries to amalgamate with each other, to continue into the Province of Alberta and to amalgamate with the Corporation;

(iv) it will not, except in the ordinary course of business or as contemplated in connection with the Acquisition and the Arrangement, merge into or with, or consolidate with, any other Person other than wholly owned subsidiaries, or, perform any act or enter into any transaction or negotiation which might interfere or be inconsistent with the consummation of the transactions contemplated by this Agreement;

(v) other than in the normal course of business, it will not, and will not permit any of its subsidiaries to, sell, lease or otherwise dispose of, or enter into or permit any of its subsidiaries to enter into, any agreement or arrangement giving any person an option or a right, absolute or contingent, to acquire, or permit any person to negatively affect the value of, any of its assets or properties that are material, individually or in the aggregate, to the business or financial condition of the Corporation and its subsidiaries taken as a whole;

(b) prior to the Effective Time, the Corporation shall retract all of the outstanding Preferred Shares, Series I and Series II of the Corporation, in accordance with the terms of such shares;

(c) prior to the Effective Time, the Corporation shall cause the Pre-Acquisition Transactions to be completed including, without limitation, the Amalgamation, the incorporation of BEI Subco, the execution of the LP Subscription Agreement, the transfer of the Contributed Assets pursuant to the Master Asset Contribution Agreement and the execution of the Guarantee;

(d) subject to the receipt of all necessary regulatory approvals, the Corporation shall take all such steps as may be necessary or desirable, to allow all persons holding Options pursuant to the Stock Option Plan who may do so under applicable Laws to exercise their Options on an accelerated vesting basis;

(e) the Corporation agrees that its board of directors will resolve to encourage all persons holding Options to exercise or surrender their Options prior the Effective Time. The Corporation further agrees that its board of directors will resolve and will authorize and direct the Corporation, subject to the receipt of any necessary regulatory approvals, to arrange for all Common Shares that are fully paid upon the valid exercise of Options to be distributed to those persons entitled thereto so as to be able to be acquired by Newco pursuant to the Plan of Arrangement. Notwithstanding the foregoing, it is understood that the Corporation may amend the terms of the Stock Option Plan to permit holders of Options to, in lieu of exercising such Options, require the Corporation to pay to the holder, in respect of each Option to acquire a Common Share, the amount by which the weighted average trading price of the Common Shares for the 20 trading days ending on the last trading day prior to the date of the Meeting exceeds the exercise price per Common Share under such Option; and

(f) the Corporation shall elect in its tax return for its taxation year ending immediately before the acquisition of control of the Corporation by Newco pursuant to the Plan of Arrangement that subsection 256(9) of the Tax Act not apply, with the result that the acquisition of control shall not be deemed to occur at the commencement of the Effective Date but rather will occur at the time on the Effective Date when the acquisition of control actually occurs.

4.2 Covenants of BPCL

(a) Subject to the satisfaction or waiver of the conditions contained in Sections 5.1 and 5.2, BPCL shall, immediately prior to the Effective Time, cause Newco to be incorporated and cause Newco to make all payments, to take all actions and to execute and deliver all documents necessary to complete the Acquisition and the Arrangement;

(b) BPCL shall, and shall cause each of its affiliates to, vote all Common Shares and Options beneficially owned by it, or over which it exercises control or direction, in favour of the Acquisition and Arrangement Resolution;

(c) BPCL shall cause Newco, BPCL, or any affiliate of BPCL who is a registered shareholder of the Corporation at the Effective Time, to jointly execute and file an election under subsection 85(1) of the Tax Act and any relevant corresponding provincial legislation with such Person in respect of the Newco Number of Common Shares held by such Person, pursuant to which the proceeds of disposition of those Common Shares to such Person, the cost amount thereof to Newco and other amounts contained in said election will be those determined by such Person and the aggregate number of Common Shares in respect of which such Persons shall make such an election shall equal the Newco Number; and

(d) if BPCL completes the Secondary Offering, BPCL shall close such offering as nearly as practicably concurrent with, and in any event, not following, the transfer of the Contributed Assets to the Partnership pursuant to the Master Asset Contribution Agreement.

4.3 Covenants of Boardwalk REIT

(a) Boardwalk REIT shall, subject to obtaining the Final Order and the satisfaction or waiver of the other conditions in this Agreement in favour of Boardwalk REIT, execute and deliver the Exchange and Support Agreement and the Boardwalk REIT Administrative Services Agreement; and

(b) Boardwalk REIT shall take all steps as may reasonably be necessary to be accepted as of the date of its settlement by the Minister of National Revenue as a “registered investment” as defined in subsection 204.4(1) of the Tax Act.

4.4 Covenants of the Partnership

(a) Subject to obtaining the Final Order and the satisfaction or waiver of each of the other conditions in this Agreement in favour of the Partnership, other than the conditions set out in subsection 5.1(e), and prior to completion of the transactions set forth in subsections 2.1(g) and (i), the Partnership shall, following the Amalgamation, execute and deliver the LP Subscription Agreement, and complete the subscription by the Corporation for LP Class B Units and LP Class C Units contemplated by such agreement; and

(b) prior to the Effective Time, subject to obtaining the Final Order and the satisfaction or waiver of the other conditions to this Agreement in favour of the Partnership, other than the conditions set out in subsection 5.1(e), the Partnership shall

(i) execute and deliver the Master Asset Contribution Agreement and complete the transactions contemplated by such agreement;

(ii) executed and deliver the Guarantee; and

(iii) execute and deliver the Exchange and Support Agreement and the Boardwalk REIT Administrative Services Agreement.

4.5 Covenants of the Operating Trust

      The Operating Trust covenants in favour of each of the other Parties that the Operating Trust shall prior to the Effective Time execute and deliver the Boardwalk REIT Administrative Services Agreement and the Exchange and Support Agreement.

4.6 Mutual Covenants

      Except as contemplated in this Agreement and the Plan of Arrangement, until the Effective Time, each of the Parties agrees, except with the prior written agreement of the other Parties not to be unreasonably withheld, that:

(a) it will use its reasonable best efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under applicable Laws to complete the Acquisition and the Arrangement, including using reasonable best efforts:

(i) to allow the Interim Order and the Final Order to be obtained prior to the Termination Date to allow the Arrangement to be completed;

(ii) to lift or rescind any injunction or restraining order or other order against it which may be entered against it adversely affecting the ability of the Parties to complete the Arrangement;

(iii) to obtain, before the Effective Time, all authorizations, waivers, exemptions, consents, orders and other approvals from courts, governmental or regulatory agencies, boards, commissions or other authorities, shareholders and third parties as are necessary for the consummation of the transactions contemplated by this Agreement;

(b) it will use its reasonable best efforts to co-operate with each other Party in connection with the performance by each other Party of its obligations under this Agreement;

(c) prior to the Effective Time it will not, and will not permit any of its subsidiaries to, enter into any transaction or perform any act which might interfere with or be inconsistent with the successful completion of the Acquisition and the Arrangement or which would render inaccurate any of the representations and warranties set forth herein if such representations and warranties were made at a date subsequent to such transaction or act and all references to the date hereof were references to such later date;

(d) it will not take or fail to take any action within its control which would result in a condition precedent to the Acquisition and the Arrangement not being satisfied; and

(e) it will vigorously defend or cause to be defended any lawsuits or other legal proceedings brought against it or any of its subsidiaries challenging this Agreement or the completion of the Acquisition or the Arrangement provided that neither party will settle or compromise any claim brought by their respective present, former or purported holders of any of their securities in connection with the transactions contemplated by this Agreement prior to the Effective Time without the prior written consent of the other, such consent not to be unreasonably withheld.

4.7 Notification

      Each Party will promptly notify the other Parties if any of the representations and warranties made by it in this Agreement ceases to be true, accurate and complete in any material respect and of any failure to comply in any material respect with any of its obligations hereunder.

ARTICLE 5

CONDITIONS

5.1 Mutual Conditions Precedent

      The obligations of each of the Parties to complete the Acquisition and the Arrangement are subject to the fulfillment or mutual waiver by each such Party on or before the Effective Time of each of the following conditions:

(a) the Interim Order shall have been obtained in form and on terms satisfactory to each of the Corporation and BPCL, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties on appeal or otherwise;

(b) the Acquisition and Arrangement Resolution shall have been approved at the Meeting in accordance with the Interim Order;

(c) the Final Order shall have been obtained in form and on terms satisfactory to each of the Corporation and BPCL, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such Parties on appeal or otherwise;

(d) the Amalgamation shall have become effective;

(e) the transfer of Contributed Assets by the Corporation to the Partnership shall have been completed in accordance with the Master Asset Contribution Agreement, in form and substance satisfactory to the Corporation and BPCL, acting reasonably;

(f) the Guarantee, in form and substance satisfactory to the Corporation and BPCL acting reasonably, shall have been entered into;

(g) there shall not have occurred any actual or threatened (including any proposal by the Minister of Finance (Canada)) change or amendment to the Tax Act or to any applicable provincial tax legislation or the regulations thereunder or any publicly stated administrative position or practice in relation thereto which, directly or indirectly, has or may have any material adverse significance with respect to the Acquisition or the Arrangement including, without limitation, the consideration payable to the Shareholders under the Arrangement and the tax treatment of holders of Boardwalk REIT Units;

(h) all Regulatory Approvals shall have been obtained on terms and conditions satisfactory to the Corporation and BPCL, acting reasonably;

(i) all requisite consents of third parties, including those of any lenders to or co-owners with the Corporation or its subsidiaries, to the completion of the Acquisition and the Arrangement shall have been obtained on terms and conditions satisfactory to the Corporation and BPCL, acting reasonably;

(j) the TSX shall have granted conditional listing approval to the listing of the Boardwalk REIT Units;

(k) no order or decree of any court, tribunal, governmental agency or other regulatory authority or administrative agency, board or commission, and no law, regulation, policy, directive or order shall have been enacted, promulgated, made, issued or applied to cease trade, enjoin, prohibit or impose material limitations on, the Acquisition, the Arrangement or the transactions contemplated thereby;

(l) the Corporation and BPCL shall each be satisfied that neither of the Corporation nor Newco will be liable to pay tax under the Tax Act or any provincial income tax legislation in respect of the transfer of Boardwalk REIT Units on the Arrangement;

(m) all documentation relating to the completion of the Acquisition and the Arrangement in accordance with the terms of this Agreement, including the final form of the Master Asset Contribution Agreement, Boardwalk REIT Administrative Services Agreement, Exchange and Support Agreement, LP Subscription Agreement, Guarantee and any amendments to any documents requested by a Party pursuant to Section 7.4 shall be satisfactory to the Parties, acting reasonably;

(n) Securityholders holding no more than 1% of the Common Shares (on a fully diluted basis) shall have exercised their Dissent Rights in respect of the Acquisition and Arrangement Resolution;

(o) there shall not exist any prohibition at law against the completion of the Acquisition or the Arrangement; and

(p) this Agreement shall not have been terminated pursuant to Article 6.

5.2	Additional Conditions Precedent to the Obligations of BPCL

      The obligation of BPCL to complete the Acquisition and the Arrangement will also be subject to the following conditions, each of which is for BPCL’s exclusive benefit and may be asserted or waived by it in its sole discretion on or before the Effective Time, in whole or in part:

(a) the Corporation shall have performed each covenant or obligation to be performed by it under this Agreement in favour of BPCL at or prior to the Effective Time; and

(b) the representations and warranties of the Corporation set out in this Agreement shall be true and correct on and as of the Effective Date as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement and BPCL shall have received a certificate from the Corporation addressed to BPCL and dated the Effective Date, signed on behalf of the Corporation by two senior executive officers of the Corporation (on the Corporation’s behalf without personal liability), conforming the same as at the Effective Date.

5.3	Additional Conditions Precedent to the Obligations of the Corporation

      The obligation of the Corporation to complete the Acquisition and the Arrangement will also be subject to the following conditions, each of which is for the exclusive benefit of the Corporation and may be asserted or waived by it in its sole discretion on or before the Effective Time, in whole or in part:

(a) BPCL shall have performed each covenant or obligation to be performed by it under this Agreement in favour of the Corporation on or prior to the Effective Date; and

(b) the representations and warranties of BPCL set out in this Agreement shall be true and correct on and as of the Effective Date as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement and the Corporation and Boardwalk REIT shall have received a certificate from BPCL addressed to the Corporation and Boardwalk REIT and dated the Effective Date, signed on behalf of BPCL by one senior executive officer of BPCL (on BPCL’s behalf without personal liability), confirming the same as at the Effective Date.

5.4	Satisfaction of Conditions

      The conditions set out in Sections 5.1, 5.2 and 5.3 hereof shall be conclusively deemed to have been satisfied, waived or released when the Articles of Arrangement are filed by the Corporation under this Agreement and a certificate of arrangement is issued by the Registrar under the ABCA in compliance with the terms of this Agreement.

ARTICLE 6

TERMINATION AND AMENDMENT

6.1	Termination

      This Agreement shall be terminated in each of the following circumstances:

(a) by agreement in writing executed by each of the Parties; and

(b) on the Termination Date if, by that date, the Certificate of Arrangement has not been issued, unless such date is otherwise extended by agreement among all of the Parties.

6.2	Effect of Termination

      In the event of any termination of this Agreement, the provisions of this Agreement will become void and no Party will have any liability to any other Party in respect of this Agreement, except in respect of any breach of this Agreement which occurred on or before the Termination Date.

6.3	Amendment

      (a) Subject as provided below, this Agreement may, at any time and from time to time before and after the holding of the Meeting but not later than the Effective Date, be amended by written agreement of the Parties (or, in the case of a waiver, by written instrument of the Party giving the waiver) without, subject to applicable law, further notice to or authorization on the part of the Shareholders or the Court. Without limiting the generality of the foregoing, any such amendment may:

(i) change the time for performance of any of the obligations or acts of the Parties;

(ii) waive any inaccuracies or modify any representation or warranty contained in this Agreement or in any document to be delivered pursuant to this Agreement; or

(iii) waive compliance with or modify any of the covenants in this Agreement or waive or modify performance of any of the obligations of the Parties to this Agreement.

Notwithstanding the foregoing, the terms of the Plan of Arrangement and this Agreement shall not be amended in a manner prejudicial to the Securityholders without the approval of the Securityholders given in the same manner as required by law for the approval of the Arrangement or as may be ordered by the Court.

      (b) This Agreement may be amended in accordance with the Final Order by written agreement of the Parties, but in the event that the terms of the Final Order require any such amendment, the rights of the Parties under Article 5 and Section 6.1 of this Agreement shall remain unaffected.

ARTICLE 7

GENERAL PROVISIONS

7.1	Notices

      All notices and other communications under this Agreement shall be in writing and shall be delivered by hand to the parties at the following addresses or sent by telecopy at the following telecopier numbers or at such other addresses or telecopier numbers as shall be specified by the parties by like notice:

(a)	if to BPCL:

Boardwalk Properties Company Limited
Suite 200, 1501 — First Street S.W.
Calgary, AB T2R 0W1

Attention: Sam Kolias, President & Chief Executive Officer
Facsimile: (403) 531-9565

(b)	if to the Corporation, Boardwalk REIT, the Operating Trust or the Partnership:

Boardwalk Equities Inc.
Suite 200, 1501 — First Street S.W.
Calgary, AB T2R 0W1

Attention: Roberto Geremia
Facsimile: (403) 261-9270

      The date of receipt of any such notice shall be deemed to be the date of delivery or, in the case of notice sent by telecopy, the date of successful transmission (unless transmission is received after normal business hours, in which case the date of receipt shall be deemed to be the next Business Day).

7.2	Assignment

      No Party may assign this Agreement or any rights or obligations under this Agreement without the prior written consent of each other Party.

7.3	Enurement

      This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

7.4	Further Assurances

      The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Effective Date. In addition, prior to the Effective Date the Parties agree to amend the provisions of the declaration of trust of each of Boardwalk REIT and the Operating Trust and the limited partnership agreement of the Partnership at the request of any Party provided that any such amendment is acceptable to all Parties, acting reasonably.

7.5	Execution and Delivery

      This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

      IN WITNESS OF WHICH the Parties have duly executed this Agreement.

BOARDWALK EQUITIES INC.

By:

BOARDWALK PROPERTIES COMPANY LIMITED

By:

THE TRUSTEES OF BOARDWALK REAL ESTATE INVESTMENT TRUST

By:

THE TRUSTEES OF TOP HAT OPERATING TRUST

By:

BOARDWALK REAL ESTATE MANAGEMENT LTD.,
as general partner of TOP HAT REAL ESTATE LIMITED PARTNERSHIP

By:

APPENDIX I

PLAN OF ARRANGEMENT

UNDER SECTION 193 OF THE
BUSINESS CORPORATIONS ACT (ALBERTA)

ARTICLE 1

INTERPRETATION

1.1     Definitions

      In this Plan of Arrangement, the following terms have the following meanings:

“ABCA” means the Business Corporations Act (Alberta) R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder;

“Acquisition” means the acquisition of the Corporation by BPCL;

“Acquisition and Arrangement Agreement” means the acquisition and arrangement agreement dated as of January 9, 2004 between the Corporation and BPCL, and all amendments and restatements thereto, setting out the terms and conditions upon which the parties will implement the Acquisition and the Arrangement;

“Acquisition and Arrangement Resolution” means the special resolution of the Securityholders to approve the Acquisition and the Arrangement to be considered and voted upon by the Securityholders at the Meeting;

“affiliate” means a Person considered to be an affiliated entity of another Person within the meaning of Ontario Securities Commission Rule 45-501 — Exempt Distributions;

“Amalgamation” means the short form amalgamation of the Corporation and certain of the BEI Subsidiaries in accordance with Section 184 of the ABCA;

“Arrangement” means an arrangement under the provisions of Section 193 of ABCA, on the terms and conditions set forth in the Plan of Arrangement;

“Articles of Arrangement” means the articles of arrangement of the Corporation in respect of the Plan of Arrangement required under subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been made giving effect to the Plan of Arrangement;

“BEI Subco” means a corporation incorporated pursuant to the laws of Alberta as a wholly-owned subsidiary of the Corporation and designated by the Corporation before the Effective Time as BEI Subco;

“BEI Subsidiaries” means, collectively, Boardwalk Equities (Ontario) Inc., 1365355 Ontario Inc., Avon Apartments Inc., Belgravia Square Apartments Inc., Boardwalk Equities (Sask) Inc., Carlton Tower Apartments A Inc., Carlton Apartments Inc., Cavendish Estates A Inc., Cavendish Estates Inc., Centennial South Condos Inc., Centennial West Condos Inc., Dorchester Tower Apartments Inc., Evergreen Apartments Inc., Grace Manor Apartments Inc., Green B Apartments Inc., Hastings Place Apartments Inc., Heritage Point Apartments Inc., Kumar Apartments Inc., Lockwood Apartments Inc., Meadow Apartments A Inc., Meadow Apartments Inc., Normanview Condos Inc., Palace Gates Apartments A Inc., Palace Gates Apartments Inc., Penthouse Apartments Inc., QI and QII Condos Inc., QIII Condos Inc., Queen City Apartments A Inc., Queen City Apartments Inc., Regal Tower I Apartments Inc., Regal Tower II Apartments Inc., Southpointe Plaza Inc., St. Charles Apartments Inc., Stonebridge Apartments A Inc., Stonebridge Apartments Inc., UpperCourt Apartments Inc., Wascana Park I Apartments Inc., Wascana Park II Apartments Inc., Wascana Park III Apartments Inc., Wildwood Ways Condos Inc., Boardwalk Equities (Québec) Inc., Metropolitan Structures Inc., 882274 Alberta Ltd., Suite Systems Inc., 9108-4749 Quebec Inc. and Boardwalk Realty Ltd.;

“Boardwalk REIT” means Boardwalk Real Estate Investment Trust, an open-ended real estate investment trust formed under the laws of Alberta of which the Corporation is the initial unitholder;

“Boardwalk REIT Declaration of Trust” means the declaration of trust dated January 9, 2004 establishing Boardwalk REIT, as amended and/or restated from time to time;

“Boardwalk REIT Unit” means a units of beneficial interest in Boardwalk REIT (other than a Special Voting Unit) authorized and issued under the Boardwalk REIT Declaration of Trust;

“BPCL” means Boardwalk Properties Company Limited, a corporation incorporated pursuant to the laws of Alberta, and, in the context of the Secondary Offering, includes any charity or other Person to whom BPCL may donate or otherwise transfer Common Shares prior thereto;

“BPCL Number” means the number of Common Shares held by BPCL at the Effective Time, if any, other than the Newco Number of Common Shares;

“Certificate of Arrangement” means the certificate or certificates or other confirmation of filing to be issued by the Registrar, pursuant to subsection 193(11) of the ABCA giving effect to the Plan of Arrangement;

“Circular” means the management information circular of the Corporation sent to Securityholders in connection with the Meeting;

“Common Shares” means the common shares in the capital of the Corporation;

“Contributed Assets” means all of the assets of the Corporation including, without limitation, the revenue producing properties of the Corporation, the beneficial interests in various trusts, the beneficial interests in various real property (including those held by its affiliates) listed under “Information Concerning Boardwalk REIT” and including the shares of affiliates of the Corporation which hold the revenue producing properties to be transferred, assigned, conveyed and set over to the Partnership pursuant to the Master Asset Contribution Agreement;

“Corporation” means Boardwalk Equities Inc., the corporation formed upon the Amalgamation;

“Court” means the Court of Queen’s Bench of Alberta;

“Depositary” means Computershare Trust Company of Canada at its offices set out in the Letter of Transmittal;

“Dissent Rights” has the meaning ascribed thereto in Section 4.1;

“Dissenting Optionholders” means registered Optionholders who validly exercise the rights of dissent provided to them under the Interim Order;

“Dissenting Securityholders” means collectively, Dissenting Optionholders and Dissenting Shareholders;

“Dissenting Shareholders” means registered Shareholders who validly exercise the rights of dissent provided to them under the Interim Order;

“Effective Date” means the date shown on the Certificate of Arrangement;

“Effective Time” means 12:05 a.m. on the Effective Date, subject to such adjustment as may be agreed to among the parties to the Acquisition and Arrangement Agreement;

“Eligible Common Shares” means Common Shares that are not Ineligible Common Shares;

“Eligible Employees” means those 150 employees of the Corporation identified by the board of directors of the Corporation as eligible to receive a bonus payment of 100 Boardwalk REIT Units on the Effective Date, which employees shall not be “insiders” of the Corporation as defined by the Securities Act (Alberta);

“Final Order” means the final order of the Court approving the Plan of Arrangement under subsection 193(9) of the ABCA, as such order may be affirmed, amended or modified by the Court;

“General Partner means Boardwalk Real Estate Management Ltd., a corporation incorporated pursuant to the laws of Alberta as a wholly-owned subsidiary of the Corporation, or any successor thereof and the general partner of the Partnership;

“Ineligible Common Shares” means Common Shares that are held by any Person who is or appears to be, or who the Corporation or the Depositary have reason to believe is, a resident of the State of New York or of any other jurisdiction wherein the issuance of Boardwalk REIT Units to a Person resident in or otherwise subject to the laws of such other jurisdiction would be contrary to such laws;

“Initial REIT Unit” means the initial Boardwalk REIT Unit issued to the Corporation pursuant to the terms of the Boardwalk REIT Declaration of Trust;

“Interim Order” means the interim order of the Court under subsection 193(4) of the ABCA, as it may be amended, with respect to the Plan of Arrangement;

“Letter of Transmittal” means the letter of transmittal for use by holders of Common Shares, in the form accompanying the Circular;

“LP Class A Unit” means a unit of interest in the Partnership designated as a LP Class A Unit, and having the rights and attributes described in the Partnership Agreement;

“LP Class B Unit” means a unit of interest in the Partnership designated as a LP Class B Unit, and having the rights and attributes described in the Partnership Agreement;

“LP Class C Unit” means a unit of interest in the Partnership designated as a LP Class C Unit, and having the rights and attributes described in the Partnership Agreement;

“LP Note” means the interest bearing note issued by the Partnership to the Corporation pursuant to the Master Asset Contribution Agreement, which note has a principal amount equal to the product of (a) the amount that is the sum of the Public Number and the BPCL Number, multiplied by (b) the amount that is the fair market value of a Boardwalk REIT Unit at the Effective Time;

“Master Asset Contribution Agreement” means an agreement to be made between the Corporation and the Partnership setting out the terms and conditions upon which the Corporation will transfer, assign, convey and set over, or cause to be transferred, assigned, conveyed and set over to the Partnership the Contributed Assets in consideration for the assumption of certain liabilities of the Corporation by the Partnership, the issuance by the Partnership to the Corporation of the LP Note and a credit by the Partnership to the capital account in respect of each of the Corporation’s LP Class B Units and LP Class C Units;

“Meeting” means the special meeting of Securityholders at which the Acquisition and Arrangement Resolution was approved;

“Newco” means a corporation incorporated pursuant to the laws of Alberta as a wholly owned subsidiary of BPCL and designated by BPCL prior to the Effective Time as Newco;

“Newco Number” means the number of Common Shares to be sold by BPCL to Newco under the Acquisition and the Arrangement, which shall be at least 8% of the outstanding Common Shares, determined at the Effective Time;

“Operating Trust” means Top Hat Operating Trust, an open-ended unit trust formed under the laws of British Columbia, all of the units of which are and shall be owned by Boardwalk REIT;

“Operating Trust Notes” means the interest-bearing promissory notes of the Operating Trust;

“Operating Trust Units” means units of interest in the Operating Trust;

“Optionholders” means the holders of Options;

“Options” means the outstanding unexercised options to purchase Common Shares under the Stock Option Plan;

“Partnership” means Top Hat Real Estate Limited Partnership, a limited partnership formed under the laws of British Columbia of which the General Partner is the sole general partner and the Corporation is the initial limited partner;

“Person” means an individual, partnership, limited partnership, corporation, unlimited liability company, trust, unincorporated organization, association, government or any department or agency thereof and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual thereof, or any other entity recognized by law;

“Public Number” means the number of Common Shares less the Newco Number and the BPCL Number, if any, determined at the Effective Time;

“Public Shareholder” means a Shareholder, other than BPCL and its affiliates;

“Purchase Price” means the purchase price for the Contributed Assets paid in accordance with the Master Asset Contribution Agreement;

“Registrar” means the Registrar appointed under Section 263 of the ABCA;

“Secondary Offering” means the sale by BPCL, subject to market conditions and terms satisfactory to BPCL, of approximately two-thirds of the Common Shares owned by BPCL prior to the Effective Time;

“Securityholders” means collectively, Shareholders and Optionholders;

“Shareholders” means the holders of Common Shares;

“Stock Option Plan” means the Boardwalk Equities Inc. Stock Option Plan dated as of July 30, 1993, as amended;

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985 (5th Supplement), c. 1, as amended, including the regulations promulgated thereunder; and

“trading day” means, with respect to the Toronto Stock Exchange or other market for securities, any day on which such exchange or market is open for trading or quotation.

1.2 Sections and Headings

      The division of this Plan of Arrangement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Sections are to Sections of this Plan of Arrangement.

1.3 Currency

      All references to currency in this Plan of Arrangement are to Canadian dollars.

1.4 Time

      Unless otherwise indicated, all times expressed herein are local time, Calgary, Alberta.

ARTICLE 2

ACQUISITION AND ARRANGEMENT AGREEMENT

2.1 Agreement

      This Plan of Arrangement is made pursuant and subject to the provisions of the Acquisition and Arrangement Agreement.

2.2 Binding Effect

      This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on the Corporation, BPCL, Newco, BEI Subco, Boardwalk REIT, the Operating Trust, the Partnership, the General Partner and all holders of Common Shares and all holders of Options.

2.3 Articles of Arrangement

      The Articles of Arrangement and Certificate of Arrangement shall be filed and issued, respectively, with respect to this Plan of Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Plan of Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence and at the times set out therein.

ARTICLE 3

ACQUISITION AND ARRANGEMENT

3.1 Acquisition and Arrangement

      Commencing at the Effective Time, the following shall occur and shall be deemed to occur, except as otherwise noted, one minute apart and in the following order without any further act or formality:

(a) the Corporation will transfer the LP Class B Units to BEI Subco in exchange for 1,000 common shares of BEI Subco;

(b) the Corporation will transfer the outstanding LP Note to Boardwalk REIT in exchange for the aggregate of the Public Number and BPCL Number, if any, of Boardwalk REIT Units;

(c) the Corporation will transfer the shares of the General Partner to Boardwalk REIT for $10.00 cash;

(d) the Corporation will redeem the Initial REIT Unit held by the Corporation in consideration for the payment to the Corporation of $10.00 cash;

(e) the Corporation will purchase 15,000 REIT Units for $270,000 cash (the “Cash”) and will distribute 100 REIT Units to each of the Eligible Employees;

(f) Boardwalk REIT will transfer the outstanding LP Note and Cash to the Operating Trust in exchange for (i) Operating Trust Notes having an aggregate fair market value equal to 80% of the sum of the principal amount of the LP Note and the Cash; and (ii) Operating Trust Units having an aggregate fair market value equal to 20% of the sum of the principal amount of the LP Note and the Cash;

(g) the Operating Trust will transfer the LP Note and the Cash to the Partnership in exchange for the issuance by the Partnership of the number of LP Class A Units equal to the aggregate of (i) 15,000 and (ii) the Public Number and BPCL Number;

(h) the Corporation will sell the aggregate of the Public Number and the BPCL Number, if any, of Boardwalk REIT Units to Newco in exchange for an interest-bearing note with a principal amount equal to principal amount of the LP Note;

(i) the Newco Number of Common Shares held by BPCL will be acquired by Newco in exchange for one common share of Newco for each Common Share;

(j) each outstanding Common Share held by a Public Shareholder and all remaining Common Shares held by BPCL, if any, will be acquired by Newco in exchange for (i) in the case of Eligible Common Shares, one Boardwalk REIT Unit for each Eligible Common Share; and (ii) in the case of Ineligible Common Shares, the payment per Ineligible Common Share as set forth in subsection 5.1(b); and one Boardwalk REIT Unit shall be issued to the Depositary (to be held pursuant to subsection 5.1(b)) for each Ineligible Common Share; and

(k) any remaining outstanding Options shall be terminated and shall cease to represent the right to acquire Common Shares.

3.2 Trustees of Boardwalk REIT

      The number of trustees of Boardwalk REIT as of the Effective Date shall be 7 and, as of the Effective Date, the trustees of Boardwalk REIT shall be Messrs. Paul Hill, Ernest Kapitza, Sam Kolias, John Love, Al Mawani, David Richards and Michael Young, who, in the case of Messrs. Hill, Kapitza, Love, Mawani, Richards and Young shall hold office until the first annual meeting of unitholders of Boardwalk REIT or until their successors are elected or appointed and, in the case of Mr. Kolias shall be a BPCL appointee who shall hold office until replaced by BPCL in accordance with the Boardwalk REIT Declaration of Trust.

3.3 Effect of the Arrangement

      With respect to each holder of Common Shares and Options (other than Dissenting Securityholders), as the case may be, at the Effective Time:

(a) upon the cancellation of Options pursuant to subsection 3.1(k), each holder of such Options shall cease to be a Optionholder and the name of such holder shall be removed from the register of Optionholders;

(b) upon the exchange of Common Shares for Boardwalk REIT Units pursuant to subsection 3.1(j):

(i) such holder shall cease to be a holder of Common Shares so exchanged and the name of such holder shall be removed from the register of holders of Common Shares as it relates to the Common Shares so exchanged; and

(ii) in the case of Eligible Common Shares, such former holder of Common Shares shall be added to the register of holders of Boardwalk REIT Units; and

(c) the Common Shares and Options held by Dissenting Securityholders who have exercised Dissent Rights which remain valid immediately prior to the Effective Time shall, as of the Effective Time, be deemed to have been transferred to the Corporation and be cancelled and cease to be outstanding, and as of the Effective Time, such Dissenting Securityholders shall cease to have any rights as securityholders of the Corporation other than the right to be paid the fair value of their Common Shares or Options.

ARTICLE 4

RIGHTS OF DISSENT

4.1 BEI Rights of Dissent

      Registered holders of Common Shares and Options may exercise rights of dissent pursuant to and in the manner set forth in section 191 of the ABCA, the Interim Order and this Section 4.1 (the “Dissent Rights”) in connection with the Plan of Arrangement. A Dissenting Securityholder shall, at the Effective Time, cease to have any rights as a holder of Common Shares or Options, as the case may be, and shall only be entitled to be paid the fair value of the holder’s Common Shares or Options, as applicable. A Dissenting Securityholder who is paid the fair value of the holder’s Common Shares or Options, as applicable, shall be deemed to have transferred the holder’s Common Shares or Options to the Corporation for cancellation at the Effective Time, notwithstanding the provisions of section 191 of the ABCA. A Dissenting Securityholder who for any reason is not entitled to be paid the fair value of the holder’s Common Shares or Options shall be treated as if the holder had participated in the Plan of Arrangement on the same basis as a non-dissenting holder of Common Shares or Options, notwithstanding the provisions of section 191 of the ABCA. The fair value of the Common Shares or Options, as the case may be, shall be determined as of the close of business on the last business day before the day on which the Acquisition and the Arrangement is approved by the holders of Common Shares or Options; but in no event shall the Corporation or Newco be required to recognize such Dissenting Securityholder as shareholders or optionholders of the Corporation or Newco after the Effective Time and the names of such holders shall be removed from the applicable register of shareholders or optionholders as at the Effective Time. For greater certainty, in addition to any other restrictions in section 191 of the ABCA, no person who has voted in favour of the Arrangement shall be entitled to dissent with respect to the Plan of Arrangement.

ARTICLE 5

CERTIFICATES

5.1 Payment and Issuance of Certificate Representing Boardwalk REIT Units

(a) At or promptly after the Effective Time, Newco shall deposit with the Depositary, for the benefit of the Public Shareholders, the certificates representing that number of whole Boardwalk REIT Units to be delivered pursuant to Section 3.1. Subject to subsection 5.1(b), upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented Common Shares, together with a duly completed Letter of Transmittal and such additional documents, instruments and payments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number of Boardwalk REIT Units (together with any dividends or distributions with respect thereto pursuant to Section 5.2) and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of the Corporation, a certificate representing the proper number of Boardwalk REIT Units be issued to the transferee if the certificate representing such Common Shares is presented to the Depositary, accompanied by a duly completed Letter of Transmittal and all documents required to evidence and effect such transfer. Unless otherwise directed by the Letter of Transmittal, each of the certificates representing the Boardwalk REIT Units referred to in this Section 5.1 will be issued in the name of the registered holder of the Common Shares acquired.

(b) Any Boardwalk REIT Units issued to the Depositary for the benefit of holders of Ineligible Common Shares pursuant to subsection 3.1(j) shall be issued to and held by the Depositary on behalf of and as agent for such holders in accordance with the following:

(i) if prior to the Effective Date, any Person who holds Ineligible Common Shares establishes to the satisfaction of the Corporation and the Depositary that the issuance of Boardwalk REIT Units pursuant to this Plan of Arrangement in respect of the Common Shares held by such person as of the Effective Date would not be in violation of the laws of the applicable jurisdiction, the Common Shares of such Person shall be deemed for all purposes to be Eligible Common Shares;

(ii) following the Effective Date but no later than five Business Days thereafter, the Depositary, for the account of holders of Ineligible Common Shares, will sell the Boardwalk REIT Units allocable to such holders of Ineligible Common Shares and held by the Depositary on such date or dates and at such price or prices as the Depositary shall determine in its sole discretion. Neither the Corporation nor the Depositary will be subject to any liability for the failure to sell any Boardwalk REIT Units on behalf of holders of Ineligible Common Shares or as a result of the sale of any Boardwalk REIT Units at a particular price or on a particular day; and

(iii) the Depositary will endeavour to effect sales of Boardwalk REIT Units on the open market and any proceeds received by the Depositary with respect to the sale of Boardwalk REIT Units net of brokerage fees and costs incurred and, if applicable, of the Canadian tax required to be withheld, will be divided on a pro rata basis among such holders of Ineligible Common Shares and delivered by mailing cheques (in Canadian funds) of the Depositary therefor as soon as practicable to such holders of Ineligible Common Shares at their addresses as set forth in the Letter of Transmittal. The Depositary will act in its capacity as agent of the holders of Ineligible Common Shares on a best efforts basis only and the Corporation and the Depositary do not accept responsibility for the price obtained on the sale or the inability to sell the Boardwalk REIT Units on behalf of any holders of Ineligible Common Shares. Neither the Corporation nor the Depositary will be subject to any liability for the failure to sell any Boardwalk REIT Units at a particular price or on a particular day.

5.2 Distributions with Respect to Unsurrendered Certificates

      No dividends or other distributions declared or made with respect to Boardwalk REIT Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Common Shares, unless and until the holder of such certificate shall surrender such certificate in accordance with Section 5.1. Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (y) below, at the appropriate payment date), there shall be paid to the holder of the certificates which immediately prior to the Effective Time represented Common Shares, without interest, (x) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Boardwalk REIT Units to which such holder is entitled pursuant hereto and (y) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Boardwalk REIT Units.

5.3 Lost Certificates

      In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Common Shares that were exchanged pursuant to Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more Boardwalk REIT Units (and any dividends or distributions with respect thereto) deliverable in accordance with Section 3.1 and such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing Boardwalk REIT Units are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Depositary, the Corporation and its transfer agent in such sum as the Depositary or the Corporation may direct or otherwise indemnify the Depositary and the Corporation in a manner satisfactory to the Depositary and the Corporation against any claim that may be made against the Depositary or the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4 Extinction of Rights

      Any certificate which immediately prior to the Effective Time represented outstanding Common Shares that is not deposited with all other instruments required by Section 5.1 on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a securityholder of the Corporation or Boardwalk REIT. On such date, any Boardwalk REIT Units to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Newco, together with all entitlements to dividends and distributions in respect thereof held for such former holder. None of the Corporation, Newco or the Depositary shall be liable to any person in respect of any Boardwalk REIT Units (or dividends or distributions in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

5.5 Withholding Rights

      The Corporation, Newco and the Depositary shall be entitled to deduct and withhold from any payment, dividend or consideration otherwise payable to any holder of Common Shares or Boardwalk REIT Units such amounts as the Corporation, Newco or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986, or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Newco and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Newco or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and Newco or the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

ARTICLE 6

AMENDMENTS

6.1 Amendments to Plan of Arrangement

(a) The Corporation reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by BPCL (iii) filed with the Court and, if made following the Meeting, approved by the Court and (iv) communicated to the holders of Common Shares and Options if and as required by the Court.

(b) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Corporation at any time prior to or at the Meeting with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only if (i) it is consented to by each of the Corporation and BPCL, and (ii) if required by the Court, it is consented to by the holders of Common Shares and Options voting in the manner directed by the Court.

(d) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date but shall only be effective if it is consented to by the Corporation, Newco and Boardwalk REIT, provided that it concerns a matter which, in the reasonable opinion of the Corporation, Newco and Boardwalk REIT, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Boardwalk REIT Units.

ARTICLE 7

FURTHER ASSURANCES

7.1 Further Assurances

      Each of the parties to the Acquisition and Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

APPENDIX C

INTERIM ORDER

IN THE COURT OF QUEEN’S BENCH OF ALBERTA

JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF SECTION 193 OF THE BUSINESS CORPORATIONS ACT, R.S.A. 2000, c. B-9, AS AMENDED;

IN THE MATTER OF A PROPOSED PLAN OF ARRANGEMENT INVOLVING BOARDWALK EQUITIES INC., BOARDWALK PROPERTIES COMPANY LIMITED, TOP HAT OPERATING TRUST, TOP HAT REAL ESTATE LIMITED PARTNERSHIP, BOARDWALK REAL ESTATE INVESTMENT TRUST AND THE SECURITYHOLDERS OF BOARDWALK EQUITIES INC.

BEFORE THE HONOURABLE JUSTICE HART IN CHAMBERS	] ]	AT THE COURT HOUSE, AT CALGARY, ALBERTA, ON THE ● DAY OF ● , 2004.

INTERIM ORDER

      UPON the Petition of Boardwalk Equities Inc. (the “Corporation”);

      AND UPON reading the Petition and the Affidavit of Sam Kolias, filed;

      AND UPON hearing counsel for the Corporation;

      AND UPON noting the consent of counsel for Boardwalk Properties Company Limited (“BPCL”), Top Hat Operating Trust, Top Hat Real Estate Limited Partnership and Boardwalk Real Estates Investment Trust (“Boardwalk REIT”);

      AND UPON noting that the Executive Director of the Alberta Securities Commission (the “Executive Director”) has been served with notice of this application as required by subsection 193(8) of the Business Corporations Act, R.S.A. 2000, c. B-9 (the “ABCA”) and that the Executive Director does not intend to appear or make submissions with respect to this application;

      FOR THE PURPOSES OF THIS ORDER:

(a) the capitalized terms not defined in this Order shall have the meanings attributed to them in the draft Management Information Circular of the Corporation (the “Circular”), which is attached as Exhibit “A” to the Affidavit of Sam Kolias sworn December 17, 2003 (the “Affidavit”); and

(b) all references to “Plan of Arrangement” used herein mean the plan of arrangement as described in the Affidavit and in the form attached as Exhibit 1 to the Acquisition and Arrangement Agreement, which is attached as Appendix B to the Circular.

      IT IS ORDERED THAT:

General

      1. The Corporation shall seek approval of the Plan of Arrangement by holders of its common shares (“Shareholders”) and options to purchase common shares (“Optionholders” and collectively with the Shareholders, the “Securityholders”) in the manner set forth below.

Shareholder Rights Plan

      2. The application of the Corporation’s shareholder rights plan (the “Rights Plan”) approved by Shareholders on April 30, 2002 to the Transaction shall be waived.

Meeting

      2. The Corporation shall call and conduct a meeting (the “Meeting”) of Securityholders for the purpose of considering and voting on the resolution approving the Plan of Arrangement (the “Acquisition and Arrangement Resolution”).

      3. A quorum at the Meeting shall be two persons present in person, entitled to vote thereat or a duly appointed proxyholder for an absent Securityholder. These persons must hold or represent by proxy not less than five percent (5%) of the outstanding common shares (“Common Shares”) of the Corporation and not less than five percent (5%) of the outstanding options (“Options”) to purchase Common Shares entitled to vote at the Meeting. If within 30 minutes from the time appointed for the Meeting a quorum is not present, the Meeting shall be adjourned to the same day in the next week if a Business Day, and, if not a Business Day, to the next Business Day following one week after the day appointed for the Meeting, at the same time and place. If at such adjourned meeting a quorum is not present, the Optionholders and Shareholders, present, if at least two, shall be a quorum for all purposes.

      4. Each Common Share and Common Share issuable on exercise of each Option entitled to be voted at the Meeting will entitle the holder to one vote at the Meeting in respect of the resolutions. The board of directors of the Corporation have fixed a record date for the Meeting of        ●       , 2004 (the “Record Date”). Only Shareholders and Optionholders whose names have been entered in the register of Common Shares and Options, as the case may be, on the close of business on the Record Date and holders of Common Shares issued by the Corporation after the Record Date and prior to the Meeting will be entitled to receive notice of and to vote at the Meeting, subject to section 137 of the ABCA with respect to transferees of Common Shares after the Record Date.

Conduct of Meeting

      5. The Chairman of the Meeting shall be any officer or director of the Corporation.

      6. The only persons entitled to attend and speak at the Meeting shall be, respectively, the Securityholders or their authorized representatives, the Corporation’s directors and officers and its auditors and the Executive Director. The accidental omission to give notice of the Meeting to or the non-receipt of the notice by one or more of the aforesaid persons shall not invalidate any resolution passed or proceeding taken at the Meeting.

      7. The majority required to pass the Acquisition and Arrangement Resolution shall be, subject to further order of this Court, (i) not less than two-thirds of the aggregate votes cast by the Shareholders and Optionholders voting together as a single class; and (ii) not less than one-half of the votes cast at the Meeting by the Minority Shareholders.

      8. To be valid a proxy must be deposited with the Corporation in the manner described in the Circular.

Dissent Rights

      9. The registered holders of Common Shares and Options are, subject to the provisions of this Order and the Plan of Arrangement, accorded the right of dissent under Section 191 of the ABCA with respect to the Acquisition and Arrangement Resolution.

      10. In order to exercise a right of dissent under subsection 191(5) of the ABCA, a written objection to the Acquisition and Arrangement Resolution must be received by the Corporation, c/o Stikeman Elliott LLP, 4300, 888 — 3rd Street S.W., Calgary, Alberta T2P 5C5 Attention: Luigi A. Cusano, on the Business Day immediately preceding the date of the Meeting. The fair value of the Common Shares and Options, as applicable, shall be determined as of the close of business on the last Business Day before the day on which the Acquisition and the Arrangement are approved by the Securityholders.

      11. Subject to further order of this Court, the rights available to the Securityholders under the ABCA and the Plan of Arrangement to dissent from such resolution shall constitute full and sufficient rights of dissent for the Securityholders with respect to the Acquisition and Arrangement Resolution.

      12. Subject to further Order of this Court, the Partnership and Boardwalk REIT may discharge any obligations arising pursuant to rights of dissent on behalf of the Corporation.

      13. Notice to the Securityholders of their right of dissent with respect to the Acquisition and Arrangement Resolution and to receive, subject to the provisions of the ABCA and the Plan of Arrangement, the fair value of their Common Shares and Options shall be given by including information with respect to this right in the Circular to be sent to Securityholders in accordance with paragraph 14 of this Order.

Notice

      14. A Management Information Circular, substantially as attached as Exhibit “A” to the Affidavit, shall be mailed by prepaid ordinary mail, at least 21 days prior to the date of the Meeting to Securityholders at the address for such holders recorded in the records of the Corporation. In calculating the 21 day period, the date of mailing shall be included and the date of the Meeting shall be excluded.

      15. A Management Information Circular as described above shall be provided to the Executive Director by prepaid ordinary mail at least 21 days prior to the Meeting.

      16. Delivery of the Circular in the manner directed by this Order shall be deemed to be good and sufficient service upon the Shareholders and the Executive Director of:

(a) the Petition;

(b) this Order;

(c) the Notice of the Meeting; and

(d) the notice of the application for the Final Order approving of the Plan of Arrangement on ● , 2004;

all in substantially the forms set forth in the Circular, together with instruments of proxy and such other material as the Corporation may consider fit.

Final Application

      17. Subject to further Order of this Court and provided that the Securityholders have approved the Plan of Arrangement and the directors of the Corporation have not revoked that approval, the Corporation may proceed with an application for approval of the Plan of Arrangement and the Final Order on        ●       , 2004 at  ● .m. or so soon thereafter as counsel may be heard at the Court House, Calgary, Alberta. Subject to the Final Order, and to the issuance of the Certificate, all Securityholders, the Corporation, BEI LP, Boardwalk REIT, BPCL, the Partnership and the Operating Trust will be bound by the Plan of Arrangement in accordance with its terms.

      18. Any Securityholder or any other interested party (collectively, “Interested Party”) desiring to appear and make submissions at the application for the Final Order on        ●       , 2004 is required to file with this Court and serve, upon the Corporation, on or before noon on        ●       , 2004, a Notice of Intention to Appear including the Interested Party’s address for service, together with any evidence or materials which the Interested Party intends to present to the Court. Service of this notice on the Corporation shall be effected by service upon the solicitors for the Corporation, Stikeman Elliott LLP, Suite 4300, 888 – 3rd Street S.W., Calgary, Alberta, T2P 5C5, Attention: Luigi A. Cusano.

      19. In the event that the application for the Final Order on        ●       , 2004 is adjourned, only those parties appearing before this Court for the application for the Final Order, and those Interested Parties serving a Notice of Intention to Appear in accordance with paragraph 18 of this Order, shall have notice of the adjourned date.

Leave to Vary Interim Order

      20. The Corporation is entitled at any time to seek leave to vary this Interim Order upon such terms and the giving of such notice as this Court may direct.

J.C.Q.B.A.

ENTERED at Calgary, Alberta,
● , 2004.

Clerk of the Court of Queen’s Bench

APPENDIX D

FINANCIAL STATEMENTS

AUDITORS’ CONSENT

      We have read the Management Information Circular, approved for filing by the Board of Directors of Boardwalk Equities Inc. (“Boardwalk Equities”) on January 8, 2004, relating to a proposed acquisition and plan of arrangement involving Boardwalk Equities and its securityholders and the transfer of assets to Boardwalk Real Estate Investment Trust. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

      We consent to the use in the above-mentioned Management Information Circular of our report to the directors of Boardwalk Equities on the consolidated balance sheets of the Company at December 31, 2002 and 2001 and the consolidated statements of earnings (loss), retained earnings and cash flows for each of the years ended December 31, 2002 and 2001, the seven-month period ended December 31, 2000 and the year ended May 31, 2000. Our report is dated February 7, 2003 (except as to Notes 15 and 16(f), which are as of January 12, 2004).

(Signed) DELOITTE & TOUCHE LLP
CHARTERED ACCOUNTANTS

Calgary, Alberta

January 12, 2004

BOARDWALK EQUITIES INC.

CONSOLIDATED FINANCIAL STATEMENTS

Nine months ended September 30, 2003 and 2002 (unaudited),

years ended December 31, 2002 and 2001,
seven months ended December 31, 2000, and
year ended May 31, 2000

BOARDWALK EQUITIES INC.

AUDITORS’ REPORT

To the Directors of Boardwalk Equities Inc.:

      We have audited the consolidated balance sheets of Boardwalk Equities Inc. (the “Corporation”) as at December 31, 2002 and 2001, and the consolidated statements of earnings (loss), retained earnings and cash flows for the years ended December 31, 2002 and 2001, the seven months ended December 31, 2000, and for the year ended May 31, 2000. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

      In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 2002 and 2001, and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001, the seven months ended December 31, 2000, and for the year ended May 31, 2000 in accordance with Canadian generally accepted accounting principles.

(Signed) DELOITTE & TOUCHE LLP
CHARTERED ACCOUNTANTS

Calgary, Alberta

February 7, 2003
(except as to Notes 15 and 16 (f), which are as of January 12, 2004)

BOARDWALK EQUITIES INC.

CONSOLIDATED BALANCE SHEETS

	As at

	September 30,	December 31,	December 31,
	2003	2002	2001

	(Unaudited)

	(Cdn$ thousands)
ASSETS
Revenue producing properties (NOTE 2)	$1,714,227	$1,604,277	$1,381,541
Properties held for resale	7,386	7,038	6,630
Mortgages and accounts receivable (NOTE 4)	10,975	14,704	22,325
Other assets (NOTE 5)	13,036	13,723	11,846
Deferred financing costs	37,161	37,521	32,957
Segregated tenants’ security deposits	7,039	7,596	8,320
Cash and cash equivalents	32	23,631	25,672

	$1,789,856	$1,708,490	$1,489,291

LIABILITIES
Mortgages payable (NOTE 7)	$1,382,602	$1,307,177	$1,108,406
Accounts payable and accrued liabilities	16,119	21,498	19,525
Refundable tenants’ security deposits and other	10,013	10,496	10,418
Capital lease obligations (NOTE 6)	3,795	4,598	7,203
Future income taxes (NOTE 10)	68,173	62,976	58,755

	1,480,702	1,406,745	1,204,307

SHAREHOLDERS’ EQUITY
Share capital (NOTE 8)	270,894	266,516	258,202
Retained earnings	38,260	35,229	26,782

	309,154	301,745	284,984

	$1,789,856	$1,708,490	$1,489,291

Approved by the Board:

(Signed) SAM KOLIAS

____________________________________________, Director

(Signed) DAVID V. RICHARDS

____________________________________________, Director

See accompanying notes to the consolidated financial statements

BOARDWALK EQUITIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

	9 months	9 months			7 months
	ended	ended	Year ended	Year ended	ended	Year ended
	September 30,	September 30,	December 31,	December 31,	December 31,	May 31,
	2003	2002	2002	2001	2000	2000

	(unaudited)	(unaudited)

	(CDN$ thousands, except per share amounts)
Revenue
Rental income	$201,099	$177,731	$241,575	$204,965	$110,615	$177,862
Sales — properties held for resale	—	7,498	7,498	21,988	36,311	39,824

	201,099	185,229	249,073	226,953	146,926	217,686

Expenses
Revenue producing properties:
Operating expenses	25,003	18,634	26,182	21,916	14,099	22,427
Utilities	25,145	22,344	32,489	31,481	14,689	20,097
Utility rebate (NOTE 1 (g) (iii))	—	(3,302)	(3,692)	(4,952)	—	—
Property taxes	19,591	17,237	23,664	19,723	10,994	18,405
Cost of sales — properties held for resale	—	6,531	6,531	13,939	24,258	24,017
Administration	17,535	14,364	19,921	16,472	8,917	16,879
Financing costs	57,366	55,072	74,181	65,460	37,772	59,436
Deferred financing costs amortization	2,565	2,501	3,239	1,800	—	—
Amortization (NOTE 1)	37,590	33,959	46,691	53,521	27,367	36,790

	184,795	167,340	229,206	219,360	138,096	198,051

Operating earnings before the following:	16,304	17,889	19,867	7,593	8,830	19,635
Gain on debt settlement	—	—	(692)	—	—	—
Provision for loss on technology investments (NOTE 6)	—	—	—	29,837	—	—

Earnings (loss) from continuing operations before income taxes	16,304	17,889	20,559	(22,244)	8,830	19,635
Large corporations taxes	2,668	2,347	3,600	3,246	1,913	2,881
Future income taxes (recovery) (NOTE 10)	5,169	6,203	5,406	(12,681)	(8,651)	6,307

Earnings (loss) from continuing operations	$8,467	$9,339	$11,553	$(12,809)	$15,568	$10,447
Earnings (loss) from discontinued operations, net of tax	751	24	23	7	(3)	(2)

Net earnings (loss) for the period	$9,218	$9,363	$11,576	$(12,802)	$15,565	$10,445

Basic earnings (loss) per share (NOTE 9)
— from continuing operations	$0.17	$0.19	$0.23	$(0.26)	$0.32	$0.21
— from discontinued operations	0.01	0.00	0.00	0.00	0.00	0.00

Basic earnings (loss) per share	$0.18	$0.19	$0.23	$(0.26)	$0.32	$0.21

Diluted earnings (loss) per share (NOTE 9)
— from continuing operations	$0.17	$0.19	$0.23	$(0.26)	$0.31	$0.21
— from discontinued operations	0.01	0.00	0.00	0.00	0.00	0.00

Diluted earnings (loss) per share	$0.18	$0.19	$0.23	$(0.26)	$0.31	$0.21

See accompanying notes to the consolidated financial statements

BOARDWALK EQUITIES INC.

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

	9 months	9 months			7 months
	ended	ended	Year ended	Year ended	ended	Year ended
	September 30,	September 30,	December 31,	December 31,	December 31,	May 31,
	2003	2002	2002	2001	2000	2000

	(unaudited)	(unaudited)

	(CDN$ thousands)
Retained earnings, beginning of period	$35,229	$26,782	$26,782	$47,788	$32,341	$25,358
Net earnings (loss) for the period	9,218	9,363	11,576	(12,802)	15,565	10,445
Dividends paid	(5,795)	(2,477)	(2,477)	(2,496)	—	—
Premium on share repurchases	(392)	(579)	(652)	(5,708)	(118)	(3,462)

Retained earnings, end of period	$38,260	$33,089	$35,229	$26,782	$47,788	$32,341

See accompanying notes to the consolidated financial statements

BOARDWALK EQUITIES INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	9 months	9 months			7 months
	ended	ended	Year ended	Year ended	ended	Year ended
	September 30,	September 30,	December 31,	December 31,	December 31,	May 31,
	2003	2002	2002	2001	2000	2000

	(unaudited)	(unaudited)

	(CDN$ thousands)
Operating activities
Net earnings (loss) for the period	$9,218	$9,363	$11,576	$(12,802)	$15,565	$10,445
(Earnings) loss from discontinued operations, net of tax	(751)	(24)	(23)	(7)	3	2
Future income taxes (recovery)	5,169	6,203	5,406	(12,681)	(8,651)	6,307
Amortization	37,590	33,959	46,691	53,521	27,367	36,790
Gain on debt settlement	—	—	(692)	—	—	—
Provision for loss on technology investments (NOTE 6)	—	—	—	29,837	—	—

Funds from continuing operations	51,226	49,501	62,958	57,868	34,284	53,544
Funds from discontinued operations	33	79	94	73	30	49
Net change in operating working capital	916	2,032	7,434	(9,516)	6,589	4,882
Net change in properties held for resale	1,549	5,741	5,702	12,139	22,789	(611)

Total operating cash flows	53,724	57,353	76,188	60,564	63,692	57,864

Financing activities
Issue of common shares for cash (net of issue costs)	4,614	7,515	8,828	2,097	241	45,295
Stock repurchase program	(628)	(1,045)	(1,167)	(10,305)	(244)	(6,885)
Dividends paid	(5,795)	(2,477)	(2,477)	(2,496)	—	—
Financing of revenue producing properties	149,818	130,629	305,841	169,067	113,771	314,238
Repayment of debt on revenue producing properties	(115,364)	(112,435)	(238,708)	(128,681)	(92,701)	(219,020)
Deferred financing costs incurred (net of deferred financing costs amortization)	(2,745)	(1,167)	(5,544)	(2,557)	(2,809)	(8,810)

	29,900	21,020	66,773	27,125	18,258	124,818

Investing activities
Purchases of revenue producing properties (NOTE 2)	(68,831)	(75,442)	(102,926)	(15,543)	(11,367)	(84,784)
Project improvements to revenue producing properties	(38,726)	(26,786)	(39,433)	(52,938)	(40,888)	(89,656)
Net cash proceeds from sale of properties	1,223	—	—	—	—	—
Technology for real estate operations	(889)	(2,491)	(2,643)	(14,591)	(9,775)	(2,719)

	(107,223)	(104,719)	(145,002)	(83,072)	(62,030)	(177,159)

Net (decrease) increase in cash and cash equivalents balance during period	(23,599)	(26,346)	(2,041)	4,617	19,920	5,523
Cash and cash equivalents, beginning of period	23,631	25,672	25,672	21,055	1,135	(4,388)

Cash and cash equivalents, end of period	$32	$(674)	$23,631	$25,672	$21,055	$1,135

Taxes paid	$2,566	$2,347	$3,691	$3,477	$2,841	$2,912

Interest paid	$57,016	$54,262	$72,486	$65,342	$37,321	$57,098

See accompanying notes to the consolidated financial statements

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nine months ended September 30, 2003 and 2002 (unaudited),
years ended December 31, 2002 and 2001,
seven months ended December 31, 2000, and
year ended May 31, 2000
(Tabular amounts in CDN$ thousands, except number of shares and per share amounts unless otherwise stated)

1.	SIGNIFICANT ACCOUNTING POLICIES

(a)	Operations

      Boardwalk Equities Inc. (the “Corporation”) is a real estate corporation that specializes in multi-family residential housing.

(b)	Basis of presentation and principles of consolidation

      The Corporation’s accounting policies and its standards of financial disclosure conform with the recommendations of the handbook of the Canadian Institute of Chartered Accountants (“CICA Handbook”) and with the recommendations of the Canadian Institute of Public and Private Real Estate Companies (“CIPPREC”). These principles differ in certain respects from those generally accepted in the United States of America (“U.S. GAAP”) and to the extent that they affect the Corporation, these differences are described in Note 16 “Differences from United States Accounting Principles”.

      The preparation of financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and to make disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

      Due to seasonality, the operating results for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2003.

      The consolidated financial statements include the accounts of the Corporation, its wholly-owned subsidiaries, including Suite Systems Inc. (“SSI”), and HomeXpress Limited (“HomeXpress”). HomeXpress is a public company of which the Corporation owns 63%. That company is no longer in operation as of October 11, 2001 (see Note 6). All material inter-company transactions have been eliminated.

(c)	Revenue recognition

i. Revenue from a rental property is recognized once the Corporation has attained substantially all of the benefits and risks of ownership of the rental property. Rental revenue includes rents, parking and other sundry revenues. All residential leases are for one-year terms or less; consequently, the Corporation accounts for leases with its tenants as operating leases.

ii. Revenue from the sales of property held for resale is recognized when all conditions of the purchase and sale agreement have been met, a sufficient purchaser deposit (usually 15%) has been received and there is reasonable assurance on the collectibility of any outstanding amount.

(d)	Real estate properties

i.	Revenue producing properties

Revenue producing real estate properties, which are held for investment, are stated at the lower of cost less accumulated amortization or “net recoverable amount”. Cost includes all amounts relating to the acquisition

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and improvement of the properties. All costs associated with upgrading the existing facilities, other than ordinary repairs and maintenance, are capitalized and amortized as project improvements.

The net recoverable amount represents the undiscounted estimated future net cash flows expected to be received from the ongoing use of the property plus its residual value. To arrive at this amount, the Corporation projects future net cash flows over a maximum of 10 years and includes the proceeds from the estimated residual sale value at the end of that period. The projections take into account management’s best estimate of the most probable set of economic conditions anticipated to prevail in the market area.

ii.	Properties held for resale

The Corporation capitalizes all direct costs, net of related revenue. Direct costs include property taxes, administration costs, finance costs and other costs associated with the cost of property held for resale. Real estate properties held for resale are recorded at the lower of cost or net realizable value.

(e)	Amortization

      Revenue producing real estate properties are amortized over the estimated useful lives of the assets. Amortization is computed using the sinking-fund method using an interest rate of 4% over a period of 40 to 50 years for buildings and the declining-balance method at rates ranging from 8% to 35% for other non-building assets.

      Under the sinking-fund method used to amortize revenue producing buildings, an increasing amount is charged to income consisting of a fixed annual sum, together with interest compounded at an interest rate of 4%, so as to fully amortize the buildings over their estimated life from date of acquisition.

      At January 1, 2002, the Corporation revised the estimates on the economic usefulness of certain non-building assets. This change in accounting estimate was treated prospectively.

(f)	Deferred financing costs

      Insurance premiums paid to Canada Mortgage and Housing Corporation (“CMHC”) to obtain insurance through the National Housing Act (“NHA”) are amortized over 25 years on a straight-line basis. Upon the refinancing of a mortgage, any unamortized insurance premium associated with the previous mortgage is written off to income. Costs of refinancing are amortized on a straight-line basis over the term of the new loan.

(g)	Risk management and fair value

Risk Management

      The Corporation is exposed to financial risk that arises from the fluctuation in interest rates, the credit quality of its tenants, and the fluctuation in utility rates. These risks are managed as follows:

i.	Interest rate risk

Interest rate risk is minimized through the Corporation’s current strategy of having the majority of its mortgages payable in fixed term arrangements. In addition, management is constantly reviewing its operating facility and, if market conditions warrant, the Corporation has the ability to convert its existing demand debt to fixed rate debt. The Corporation had demand debt outstanding of $10.0 million at September 30, 2003, $nil at December 31, 2002 and $nil at December 31, 2001. In addition, the Corporation structures its financings so as to stagger the maturities of its debt, thereby minimizing the Corporation’s exposure to interest rate fluctuations.

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The majority of the Corporation’s mortgages are insured by CMHC under the NHA mortgage program. This added level of insurance offered to lenders allow the Corporation to receive the best possible financing and interest rates, and significantly reduces the potential for a lender to call a loan prematurely.

ii.	Credit risk

Credit risk arises from the possibility that tenants may experience financial difficulty and be unable to fulfill their lease term commitments. The Corporation mitigates this risk of credit loss through the diversification of its existing portfolio and limiting its exposure to any one tenant. Thorough credit assessments are conducted in respect to all new leasing. In addition, where legislation allows, the Corporation obtains a security deposit to assist in a potential recovery requirement.

iii.	Utilities

At September 30, 2003, the Corporation has long-term supply arrangements with two electrical utility companies to supply the Corporation with its electrical power needs for Alberta for the next three to twenty-seven months at a blended rate of approximately $0.07/kwh. These agreements provide that the Corporation purchase its power for all Alberta properties under contract for the upcoming months.

The Corporation also has two physical settlement fixed-price supply contracts for Alberta natural gas requirements. These contracts fix the price of natural gas for 75% of the Corporation’s requirements in Alberta. The two contracts are for physical settlement, and each represents approximately 37.5% of the Corporation’s Alberta requirements. The first of these contracts runs from January 1, 2003 to September 30, 2004 and provides the commodity at a price of $5.44/GJ. The second contract runs from October 1, 2003 to September 30, 2005 and provides the commodity at a price of $6.16/GJ.

In Saskatchewan, the Corporation has a physical supply agreement to supply 100% of the Corporation’s natural gas requirements for that province. The agreement extends until October 31, 2005 at a fixed price of $5.20/GJ.

While the above utility contracts for both electrical power and natural gas reduce the risk of exposure to adverse changes in commodity prices, they also reduce the potential benefits of favourable changes in commodity prices. For accounting purposes, all settlements are recorded as utility expense in the period the settlement occurs.

As of March 2, 2002, ATCO Gas (“ATCO”), the transporter of all natural gas in Alberta, distributed a non-recurring rebate. The Alberta Energy and Utility Board instructed ATCO to rebate a portion of the sale proceeds of the Viking-Kinsella producing assets to ATCO North customers in the form of a one-time rebate. The rebate was distributed to all ATCO North customers, based on historical usage, at a rate of $3.325/GJ.

The Alberta Government introduced two separate rebate programs to assist corporations with the increase in energy prices in 2001. The natural gas rebate program expired in April 2001 (resulting in a disproportionate share of this rebate in the first quarter of 2001) and the electrical rebate program expired on December 31, 2001. Due to the current electricity pricing environment, there was not an extension of this program after 2001.

Fair Value

      In accordance with the disclosure requirements of the CICA Handbook, the Corporation is required to disclose certain information concerning its “financial instruments”, defined as a contractual right to receive or deliver cash or another financial asset. The fair values of the majority of the Corporation’s financial assets and liabilities, representing net working capital, approximate their recorded values at September 30, 2003,

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and December 31, 2001 due to their short-term nature. In these circumstances, the fair value is determined to be the market or exchange value of the assets or liabilities.

      Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect estimates. The significant financial instruments of the Corporation and their carrying values as of September 30, 2003, December 31, 2002 and December 31, 2001, respectively, are as follows:

	As at

	September 30,	December 31,	December 31,
	2003	2002	2001

	(Unaudited)
Mortgages and accounts receivable
Carrying value	$10,975	$14,704	$22,325
Fair market value	$10,975	$14,704	$22,325

Mortgages payable
Carrying value	$1,382,602	$1,307,177	$1,108,406
Fair market value	$1,433,036	$1,349,780	$1,133,471

      The fair value of the Corporation’s mortgages payable exceeds the recorded value by approximately $50.4 million at September 30, 2003, $42.6 million at December 31, 2002 and $25.1 million at December 31, 2001 due to changes in interest rates since the dates on which the individual mortgages were assumed. The fair value of the mortgages payable has been estimated based on the current market rates for mortgages with similar terms and conditions. The fair value of the Corporation’s mortgages payable is an amount computed based on the interest rate environment prevailing at September 30, 2003, December 31, 2002 and December 31, 2001, respectively; the amount is subject to change and the future amounts will converge. There are no additional costs to the Corporation, assuming no early extinguishment of existing debt is delivered upon.

(h)	Use of estimates

      The accounting process requires that management make, and periodically review, a number of estimates including the following material items:

i. economic useful life of buildings for purposes of calculating amortization as disclosed in Note 1(e);

ii. forecast of economic indicators in order to measure fair values of buildings for purposes of determining net recoverable amount under Canadian generally accepted accounting principles as discussed in Note 1(d);

iii. amount of capitalized on-site wages which relate to project improvements, as discussed in Note 2;

iv. amount of utility accrual for charges related to the current period; and

v. amount of provision for write-down of technology investments.

      Actual results may differ from these estimates.

(i)	Cash and cash equivalents

      The Corporation considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(j)	Stock-based compensation plans

      Effective January 1, 2003, the Corporation changed its accounting policy for stock options granted on or after that date to reflect the adoption of the revised CICA Handbook Section 3870. Under the new policy, the Corporation now determines the fair value of stock options, using an accepted option-pricing model, on their grant date and recognizes this amount as compensation expense over the period the stock options vest, with a corresponding increase to contributed surplus in shareholders’ equity. The new accounting policy has been applied prospectively in accordance with the transitional provision of Section 3870.

      Previously under the Corporation’s intrinsic value method policy, the Corporation did not record compensation expense for stock options granted to directors, executives and employees in the consolidated financial statements because there was no intrinsic value at the date of grant. Note 8 discloses the pro forma amounts to the Corporation’s net earnings and net earnings per share for the nine months ended September 30, 2003 and 2002, and year ended December 31, 2002 had the impact of compensation costs using the fair value method been applied effective January 1, 2002.

(k)	Disposal of long-lived assets

      Effective January 1, 2003, the Corporation adopted the new CICA Handbook Section 3475, Disposal of Long-Lived Assets and Discontinued Operations, for disposals on or after January 1, 2003. The recommendations of this section requires disposal of long-lived assets be classified as held for sale, and the results of operations and cash flows associated with the assets disposed be reported separately as discontinued operations, less applicable income taxes. A long-lived asset is classified by the Corporation as an asset held for sale at the point in time when it is available for immediate sale, management has committed to a plan to sell the asset and is actively locating a buyer for the asset at a sales price that is reasonable in relation to the current fair value of the asset, and the sale is probable and expected to be completed within a one-year period. For unsolicited interest in a long-lived asset, the asset is classified as held for sale only if all the conditions of the purchase and sale agreement have been met, a sufficient purchaser deposit has been received and the sale is probable and expected to be completed shortly after the end of the current period. The impact of adopting the new recommendations for disposals of long-lived assets on or after January 1, 2003 is disclosed in Note 3.

(l)	Disclosure of guarantees

      Effective January 1, 2003, the Corporation adopted Accounting Guideline 14 (AcG-14), Disclosure of Guarantees. This guideline provides assistance regarding the identification of guarantees and requires a guarantor to disclose the significant details of guarantees that have been given, regardless of whether it will have to make payments under the guarantees. Please refer to Note 13 for further disclosure on the Corporation’s guarantees.

(m)	Comparative figures

      Certain comparative figures have been reclassified to conform with the current period’s presentation, or as a result of accounting changes.

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	REVENUE PRODUCING PROPERTIES

	As at

	September 30,	December 31,	December 31,
	2003	2002	2001

	(Unaudited)
Land	$112,769	$96,749	$95,046
Building and non-building assets	1,824,613	1,695,092	1,428,549

Total revenue producing properties	1,937,382	1,791,841	1,523,595
Less: accumulated amortization	(223,155)	(187,564)	(142,054)

	$1,714,227	$1,604,277	$1,381,541

Dispositions

	9 Months	9 months			7 months
	ended	ended	Year ended	Year ended	ended	Year ended
	September 30,	September 30,	December 31,	December 31,	December 31,	May 31,
	2003	2002	2002	2001	2000	2000

	(Unaudited)	(Unaudited)
Cash received	$1,385	$3,026	$2,281	$14,787	$16,783	$12,922
Vendor take back mortgage	—	500	500	4,700	—	15,133
Debt assumed	1,655	3,972	4,717	2,501	19,528	11,769

Total proceeds	3,040	7,498	7,498	21,988	36,311	39,824
Net book value	1,993	6,531	6,531	13,939	24,258	24,017

Gain on sales	$1,047	$967	$967	$8,049	$12,053	$15,807

Units sold	40	121	121	307	438	689

Acquisitions

	9 Months ended	9 Months ended	Year ended	Year ended	7 Months ended	Year ended
	September 30,	September 30,	December 31,	December 31,	December 31,	May 31,
	2003	2002	2002	2001	2000	2000

	(Unaudited)	(Unaudited)
Cash paid	$68,831	$75,442	$102,926	$15,543	$11,367	$84,784
Vendor take back mortgage	—	—	—	1,452	—	8,067
Shares issued	—	—	—	7,116	—	—
Debt assumed	38,834	110,828	110,829	34,187	3,847	50,747

Total purchase price	107,665	186,270	213,755	58,298	15,214	143,598
Fair value adjustments to debt	2,137	19,500	19,500	—	—	—

Book value	$109,802	$205,770	$233,255	$58,298	$15,214	$143,598

Units acquired	1,956	3,212	3,558	1,362	322	3,283

      Included in revenue producing properties is capitalized wages of $3.8 million for the nine months ended September 30, 2003, $3.2 million for the nine months ended September 30, 2002, $4.7 million for the year ended December 31, 2002, $4.5 million for the year ended December 31, 2001, $3.5 million for the seven months ended December 31, 2000 and $7.8 million for the year ended May 31, 2000 relating to project improvements. Included in the cost of properties held for resale for the year are capitalized financing and property taxes costs of $0.3 million for the nine months ended September 30, 2003, $0.3 million for the nine months ended

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

September 30, 2002, $0.5 million for the year ended December 31, 2002, $0.4 million for the year ended December 31, 2001, $0.2 million for the seven months ended December 31, 2000 and $0.3 million for the year ended May 31, 2000 less net operating revenue of $nil for each of the respective periods, except for the year ended May 31, 2000 which was $0.9 million. Real estate assets are pledged as security against mortgages payable.

3.	DISPOSAL OF LONG-LIVED ASSETS AND DISCONTINUED OPERATIONS

      During the first quarter of 2003, the Corporation received a $3.0 million unsolicited offer to purchase a 40-unit property located in Edmonton, Alberta. The sale was completed by the end of the first quarter of 2003. There were no other dispositions during the current year to date. Note 2 discloses the carrying amounts of the major assets and liabilities included in the disposition. The following table sets forth the results of operations associated with the long-lived asset, separately reported as discontinued operations for the current and prior periods.

	9 Months ended	9 Months ended	Year ended	Year ended	7 Months ended	Year ended
	September 30,	September 30,	December 31,	December 31,	December 31,	May 31,
	2003	2002	2002	2001	2000	2000

	(Unaudited)	(Unaudited)
Revenue
Rental income	$86	$238	$321	$316	$156	$285

Expenses
Revenue producing properties:
Operating expenses	4	30	47	53	22	44
Utilities	17	30	58	68	24	43
Utility rebate (NOTE 1 (g) (iii))	—	(1)	(13)	(15)	—	—
Property taxes	6	16	22	20	10	26
Administration	2	7	10	10	7	12
Financing costs	24	77	103	107	63	111
Amortization	—	42	57	63	34	52

	53	201	284	306	160	288

Operating earnings (loss) from discontinued operations before income taxes	$33	$37	$37	$10	$(4)	$(3)
Future income taxes (recovery)	12	13	14	3	(1)	(1)
Operating earnings (loss) from discontinued operations	21	24	23	7	(3)	(2)
Gain on disposition	1,047	—	—	—	—	—
Future income taxes	(317)	—	—	—	—	—

Earnings (loss) from discontinued operations	$751	$24	$23	$7	$(3)	$(2)

4.	MORTGAGES AND ACCOUNTS RECEIVABLE

      The mortgages and accounts receivable comprise an aggregate amount of $11.0 million at September 30, 2003, $14.7 million at December 31, 2002 and $22.3 million at December 31, 2001. In this balance, mortgages receivable arising on sales of property represents $6.3 million at September 30, 2003, $8.5 million at December 31, 2002 and $15.5 million at December 31, 2001 which comes due periodically up to May 2007. The Corporation is currently earning a weighted average interest rate of 1.92% at September 30, 2003, 3.04% at

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2002 and 2.94% at December 31, 2001 on these amounts. The remaining balance consists of mortgage holdbacks and incidental income earned but not yet received.

5.	OTHER ASSETS

	As at

	September 30,	December 31,	December 31,
	2003	2002	2001

	(Unaudited)
Corporate technology assets (net of amortization)	$4,041	$4,658	$5,743
Head office building (net of amortization)	3,273	3,261	3,134
Deposits on properties	200	950	600
Inventory	1,566	1,606	1,359
Prepaid and other	3,956	3,248	1,010

	$13,036	$13,723	$11,846

6.	TECHNOLOGY INVESTMENTS

      On October 18, 2001, the Corporation terminated its telecommunication initiative subsequent to a process review. The review highlighted low returns on investment capital when compared to core real estate operations, the high cost of capital given current market conditions and the conclusion that the Corporation would be unable to reach partnership agreements for rights of way or access rights in target markets in the near future. For the year ended December 31, 2001, the Corporation reported a provision for loss of technology investments of $29.8 million. The provision represented the write-down of capital assets, the termination of its investment in HomeXpress and estimated closure costs. The following schedule details the provision by product category:

Technology write-down provision
Cable	$10,763
Telephone	12,203
Internet	2,290
Fiber	3,781
Investment in HomeXpress	800

Provision for loss on technology investments	$29,837

      No such provision was made for the nine months ended September 30, 2003 or the year ended December 31, 2002.

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Corporation had capital leases totalling $3.8 million at September 30, 2003, $4.6 million at December 31, 2002 and $7.2 million at December 31, 2001, respectively, with a weighted average interest rate of 9.7%, 9.7% and 9.5%, respectively, relating to its telecommunication initiative. Future minimum payments under capital leases together with the balance of the obligation due under capital leases are as follows for the year ending:

	September 30,	December 31,	December 31,
	2003	2002	2001

	(Unaudited)
2002	$—	$—	$1,878
2003	—	1,481	1,878
2004	1,481	1,481	1,878
2005	1,395	1,330	1,728
2006	1,222	1,222	1,620
2007	305	—	67

Total	4,403	5,514	9,049
Less amount representing interest	608	916	1,846

Total net obligation	$3,795	$4,598	$7,203

      The above capital leases relate to equipment that has been provided for in the “provision for loss on technology investments”.

      The remaining balance of technology assets of $4.0 million at September 30, 2003, $4.7 million at December 31, 2002 and $5.7 million at December 31, 2001, respectively, has been reclassified as “Other Assets” (see Note 5) and reflects net book values of technology anticipated in the ongoing operations of the Corporation, including hardware, software and software development, system installations and other related costs.

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	MORTGAGES PAYABLE

	As at

	September 30,	December 31,	December 31,
	2003	2002	2001

	(Unaudited)
(a) Revenue producing properties
Mortgages payable bearing interest at a weighted average of 5.77% at September 30, 2003, 5.87% at December 31, 2002 and 6.15% at December 31, 2001 per annum, payable in monthly principal and interest instalments totalling $9.9 million for the nine months ended September 30, 2003, $10.1 million for the year ended December 31, 2002 and $8.5 million for the year ended December 31, 2001, mature from 2003 to 2020 and are secured by specific charges against specific properties	$1,380,794	$1,305,349	$1,106,546

(b) Other assets
Mortgages payable bearing interest at a weighted average of 7.79% at September 30, 2003, December 31, 2002 and December 31, 2001 per annum, payable in monthly principal and interest instalments totalling $15 thousand for the nine months ended September 30, 2003 and the years ended December 31, 2002 and 2001, mature in September 2010 and are secured by specific charges against specific properties	1,808	1,828	1,860

	$1,382,602	$1,307,177	$1,108,406

      Estimated principal payments required to meet mortgage obligations as at September 30, 2003 (unaudited) are as follows:

	Revenue Producing Properties	Other Assets	Total

2004	$114,399	$36	$114,435
2005	178,675	39	178,714
2006	110,302	42	110,344
2007	168,129	45	168,174
2008	238,126	49	238,175
Subsequent	571,163	1,597	572,760

	$1,380,794	$1,808	$1,382,602

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Estimated principal payments required to meet mortgage obligations as at December 31, 2002 are as follows:

	Revenue Producing
	Properties	Other Assets	Total

2003	$213,220	$36	$213,256
2004	119,340	39	119,379
2005	92,241	42	92,283
2006	108,709	45	108,754
2007	223,616	49	223,665
Subsequent	548,223	1,617	549,840

	$1,305,349	$1,828	$1,307,177

      CMHC provides mortgage loan insurance in connection with mortgages made to the Corporation. On September 13, 2002, the Corporation and CMHC entered into an agreement (the “Agreement”) whereby the Corporation will provide certain financial information and be subject to certain restrictive covenants, including limitation on additional debt, distribution of dividends in respect of capital stock in the event of default, and maintenance of certain financial ratios. In the event of default, the Corporation’s total financial liability under this Agreement is limited to a one-time penalty payment of $250 thousand under a Letter of Credit issued in favour of CMHC.

(c)	Demand facilities

      The Corporation has a demand facility in the form of an acquisition and operating line. This demand facility is secured by a first or second mortgage charge of specific assets. The maximum amount available varies with the value of pledged assets to a maximum not to exceed $100.0 million. Approximately $33.0 million, $34.0 million and $15.0 million was available from this facility on September 30, 2003, December 31, 2002 and December 31, 2001, respectively. An amount of $10.0 million, $nil and $nil was outstanding at September 30, 2003, December 31, 2002 and December 31, 2001, respectively. This facility carries an interest rate ranging from prime plus 0.5% to prime plus 1.5% per annum, and has no fixed terms of repayment. The facility is reviewable annually by the Bank.

8.	SHARE CAPITAL

(a) Authorized:

Unlimited number of common shares

Unlimited number of preferred shares, issuable in series

Issued:

Preferred Shares

      The Corporation did not issue any preferred shares for the nine months ended September 30, 2003 and the year ended December 31, 2002. For the year ended December 31, 2001, the Corporation issued 3,340,199 preferred shares, with a face value of $1.00 per share and a face rate of 0%, in conjunction with the acquisition of certain properties. There was a total of 8,945,155 preferred shares outstanding at September 30, 2003, December 31, 2002 and December 31, 2001. These preferred shares are offset by non-interest bearing notes receivable from the holders of the preferred shares for the equivalent amount. Both the preferred shares and the

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

notes receivable are retractable at either party’s option and may legally be offset against each other. Accordingly, these have been offset for consolidated financial statement presentation.

Common Shares	Shares	Amount

September 30, 2003 (unaudited)	50,481,047	$270,894
December 31, 2002	50,109,314	$266,516
December 31, 2001	49,404,281	$258,202
Details of shares issued are as follow:
December 31, 2000	49,258,899	$253,586
On acquisition of assets	649,125	7,116
On exercise of stock options	375,857	2,097
Share buy-back recorded at book value of shares	(879,600)	(4,597)

December 31, 2001	49,404,281	258,202
On exercise of stock options	801,633	8,828
Share buy-back, recorded at book value of shares	(96,600)	(514)

December 31, 2002	50,109,314	266,516
On exercise of stock options	415,733	4,614
Share buy-back, recorded at book value of shares	(44,000)	(236)

September 30, 2003 (unaudited)	50,481,047	$270,894

      The Corporation commenced a normal course issuer bid on March 3, 2000 allowing it to purchase up to 2,236,400 common shares for cancellation until its termination on March 2, 2001 or such earlier time as the bid is complete. This bid was extended with a termination date to March 22, 2002 or such earlier time as the bid is complete. On August 6, 2002, the Corporation commenced a normal course issuer bid allowing it to purchase up to 3,267,840 common shares for cancellation until its termination on August 5, 2003 or such earlier time as the bid is complete. On August 25, 2003, the Corporation commenced a normal course issuer bid allowing it to purchase up to 2,770,228 common shares for cancellation until its termination on August 24, 2004 or such earlier time as the bid is complete. The Corporation acquired and cancelled 44,000 common shares at September 30, 2003, 96,600 at December 31, 2002 and 879,600 at December 31, 2001 at a cost of $0.6 million, $1.2 million and $10.3 million, respectively. The excess of the cost over stated value of the shares acquired of $0.4 million at September 30, 2003, $0.7 million at December 31, 2002 and $5.7 million at December 31, 2001 has been charged to retained earnings.

(b)	Stock options

      Under the stock option plan, the Company grants options to directors, executives and employees. The stock option plan provides for the granting of options to purchase up to 10,643,636 common shares at September 30, 2003, 10,643,636 at December 31, 2002 and 9,136,441 at December 31, 2001. The exercise price is equal to the market value of the common shares at the date of grant. Vesting periods range from immediate vesting for certain executives to five year vesting for remaining employees and directors. Options are granted at management’s discretion with Board of Directors’ approval being required. No option may be exercisable more than 10 years from the date of grant. There was a total of 2,851,300 options outstanding at September 30, 2003, 3,480,072 at December 31, 2002 and 3,647,834 at December 31, 2001 to directors, officers and employees. The exercise prices range from $9.11 to $16.73 at September 30, 2003, $9.11 to $22.92 at December 31, 2002 and $9.11 to $22.92 at December 31, 2001. These options expire up to August 28, 2012. All options were issued at market price.

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in options outstanding during period

      The following table depicts the changes in options in the periods presented:

	September 30,
	2003		December 31,		December 31,
	(unaudited)		2002		2001

		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
	Options	price	Options	price	Options	price

Outstanding at beginning of period	3,480,072	$12.46	3,647,834	$12.60	4,399,288	$12.37
Granted	—	—	930,722	$12.16	205,000	$10.48
Exercised	(415,733)	$11.10	(801,633)	$11.02	(371,157)	$5.63
Forfeited	(213,039)	$19.14	(296,851)	$17.14	(585,297)	$14.55

Outstanding at end of period	2,851,300	$12.21	3,480,072	$12.46	3,647,834	$12.60

Options exercisable at period end

      The following table summarized information about the options outstanding and exercisable at September 30, 2003 (unaudited):

Options outstanding				Options exercisable

		Weighted			Weighted
		average	Weighted		average	Weighted
Range of		remaining	average		remaining	average
exercise	Number	contractual life	exercise	Number	contractual life	exercise
prices	outstanding	(years)	price	exercisable	(years)	price

$9.01 to $11.00	456,000	6.5	$9.51	417,200	6.5	$9.51
$11.01 to $13.00	1,782,622	5.8	$11.97	1,086,364	6.2	$11.89
$13.01 to $15.00	349,578	5.6	$14.00	283,182	5.4	$13.90
$15.01 to $17.00	263,100	5.6	$16.20	195,320	5.5	$16.27

	2,851,300	5.9	$12.21	1,982,066	6.1	$12.11

      The following table summarized information about the options outstanding and exercisable at December 31, 2002:

Options outstanding				Options exercisable

		Weighted			Weighted
		average	Weighted		average	Weighted
Range of		remaining	average		remaining	average
exercise	Number	contractual life	exercise	Number	contractual life	exercise
prices	outstanding	(years)	price	exercisable	(years)	price

$9.01 to $11.00	647,800	7.1	$9.41	605,000	7.1	$9.40
$11.01 to $13.00	1,979,222	6.6	$11.95	910,698	7.4	$11.76
$13.01 to $15.00	401,450	6.1	$14.03	275,812	5.5	$13.88
$15.01 to $17.00	279,900	6.4	$16.17	178,520	6.3	$16.34
$17.01 to $19.00	79,700	0.2	$17.94	79,700	0.2	$17.94
$19.01 to $21.00	23,000	0.2	$19.73	23,000	0.2	$19.73
$21.01 to $23.00	69,000	0.3	$22.55	69,000	0.2	$22.55

	3,480,072	6.3	$12.46	2,141,730	6.4	$12.41

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Corporation did not record compensation expense for stock options granted prior to January 1, 2003 to directors, executives and employees in the financial statements because there was no intrinsic value, as defined by CICA Handbook, Section 3870, at the date of grant. As required by Canadian GAAP, the impact on compensation costs of using a fair value based method, as if the compensation costs had been recorded in net earnings, must be disclosed. If the fair value basic method had been used for stock options granted for the year ended December 31, 2002, the Company’s net earnings and net earnings per share would approximate the following pro forma amounts for the nine months ended September 30, 2003 and 2002 and the year ended December 31, 2002:

	9 months	9 Months
	ended	ended	Year ended
	September 30,	September 30,	December 31,
	2003	2002	2002

	(unaudited)	(unaudited)
Compensation costs	$(1,555)	$(1,381)	$(1,931)
Net earnings
As reported	$9,218	$9,363	$11,576
Pro forma	$7,663	$7,982	$9,645
Net earnings per common share
Basic
As reported	$0.18	$0.19	$0.23
Pro forma	$0.15	$0.16	$0.19
Diluted
As reported	$0.18	$0.19	$0.23
Pro forma	$0.15	$0.16	$0.19

      The fair value of each option granted was estimated to be $6.74 on the date of grant using the Black-Scholes option-pricing model with weighted average assumptions for grants as follows:

	9 months
	ended	Year ended
	September 30,	December 31,
	2002	2002

	(unaudited)
Risk free interest rate	5.33%	5.33%
Expected lives (years)	7-10 years	7-10 years
Expected volatility	42.56%	42.56%
Dividend per share	$0.05	$0.05

      The Corporation did not grant any stock options subsequent to December 31, 2002.

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	PER SHARE CALCULATIONS

      The following table sets forth the computation of basic and diluted earnings per share with respect to earnings from continuing operations and earnings from discontinued operations.

	9 months ended	9 months ended	Year ended	Year ended	7 months ended	Year ended
	September 30,	September 30,	December 31,	December 31,	December 31,	May 31,
	2003	2002	2002	2001	2000	2000

	(unaudited)	(unaudited)
Numerator
Earnings (loss) from continuing operations	$8,467	$9,339	$11,553	$(12,809)	$15,568	$10,447
Earnings (loss) from discontinued operations	$751	$24	$23	$7	$(3)	$(2)

Denominator
Denominator for basic earnings per share — weighted average shares (Thousands)	50,304	49,600	49,717	50,015	49,253	48,948

Effect of dilutive securities Stock options (Thousands)	544	513	525	287	410	32
Denominator for diluted earnings per share adjusted for weighted average shares and assumed conversion (Thousands)	50,848	50,113	50,242	50,302	49,663	48,980

Earnings (loss) per share from continuing operations
Basic	$0.17	$0.19	$0.23	$(0.26)	$0.32	$0.21
Diluted	$0.17	$0.19	$0.23	$(0.26)	$0.31	$0.21

Earnings (loss) per share from discontinued operations
Basic	$0.01	$0.00	$0.00	$0.00	$0.00	$0.00
Diluted	$0.01	$0.00	$0.00	$0.00	$0.00	$0.00

10.	INCOME TAXES

      The Corporation has tax losses at December 31, 2002 of approximately $185.2 million available to reduce future taxable income, the benefit of which has been accounted for in computing future income taxes. These losses begin to materially expire in 2005, subject to the ability of the Corporation to re-file and further amend its income tax returns. The adjustment for changes in the effective tax rate reflects the benefit of the reduction of the current combined federal and provincial substantially enacted rates from 37% reducing to 33% for the nine months ended September 30, 2003, 39% reducing to 34% for the nine months ended September 31, 2002 and the year ended December 31, 2002, 42% reducing to 36% for the year ended December 31, 2001, 44% reducing to 38% for the seven months ended December 31, 2000, and 45% reducing to 44% for the year ended May 31, 2000.

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Corporation’s provision for future income taxes is comprised as follows:

	9 months ended	9 months ended	Year ended	Year ended	7 months ended	Year ended
	September 30,	September 30,	December 31,	December 31,	December 31,	May 31,
	2003	2002	2002	2001	2000	2000

	(unaudited)	(unaudited)
Continuing operations	$5,169	$6,203	$5,406	$(12,681)	$(8,651)	$6,307
Discontinued operations	329	13	14	3	(1)	(1)

Total future income taxes	$5,498	$6,216	$5,420	$(12,678)	$(8,652)	$6,306

      The future income tax expense is computed as follows:

	9 months ended	9 months ended	Year ended	Year ended	7 months ended	Year ended
	September 30,	September 30,	December 31,	December 31,	December 31,	May 31,
	2003	2002	2002	2001	2000	2000

	(unaudited)	(unaudited)
Tax expense (recovery) based on expected rate	$6,451	$6,415	$8,129	$(9,338)	$3,938	$8,760
Non-taxable portion of capital gains	(223)	(199)	(190)	(1,444)	(2,689)	(748)
Adjustment to future income tax liabilities	772	—	1,685	—	—	—
Adjustment for change in effective tax rate	(1,502)	—	(4,204)	(1,896)	(9,901)	(1,706)

Future income tax expense (recovery)	$5,498	$6,216	$5,420	$(12,678)	$(8,652)	$6,306

      The future income tax liability is calculated as follows:

	As at

	September 30,	December 31,	December 31,
	2003	2002	2001

	(unaudited)
Tax assets related to operating losses	$73,869	$63,254	$52,991
Tax liabilities related to differences in tax and book basis	(142,042)	(126,230)	(111,746)

Future income tax liability	$(68,173)	$(62,976)	$(58,755)

11.	RELATED PARTY TRANSACTIONS

      There were no related party transactions for the nine months ended September 30, 2003 and 2002, years ended December 31, 2002 and 2001, and seven months ended December 31, 2000. During the year ended May 31, 2000, the Corporation advanced loans to two of its senior officers. The total amount of the advances was approximately $1.5 million and was interest-bearing at the rate of prime plus 1%. Interest in the amount of $56 thousand was received on these loans. At May 31, 2000, all loan amounts outstanding were repaid to the Corporation.

12.	COMMITMENTS AND CONTINGENCIES

      The Corporation has long-term supply arrangements with two electrical utility companies and commitments for fixed-price natural gas supply contracts as described in Note 1(g)(iii).

      The Corporation, in the normal course of operations, will become subject to a variety of legal and other claims against the Corporation. Management and the Corporation’s legal counsel evaluate all claims on their apparent merits, and accrue Management’s best estimate of the estimated costs to satisfy such claims.

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Management believes that the outcome of legal and other claims filed against the Corporation will not be material to the Corporation.

      The Corporation has established a group registered retirement savings plan for its employees whereby the Corporation will match the contributions of the employees to a maximum of 3% of regular earnings earned in a calendar year or one-half the contribution limit set for registered retirement savings plans, whichever is less. The Corporation’s costs totalled approximately $250 thousand for the nine months ended September 30, 2003, $nil for the nine months ended September 30, 2002, $127 thousand for the year ended December 31, 2002 and $nil for the year ended December 31, 2001, the seven months ended December 31, 2000 and the year ended May 31, 2000. There was no requirement for future contributions in respect of past service.

13.	GUARANTEES

      In the normal course of business, the Corporation enters into various agreements that may contain features that meet the AcG-14 definition of a guarantee. AcG-14 defines a guarantee to be a contract (including an indemnity) that contingently requires the Corporation to make payments to the guaranteed party based on (i) changes in an underlying interest rate, foreign exchange rate, equity or commodity instrument, index or other variable, that is related to an asset, a liability or an equity security of the counterparty, (ii) failure of another party to perform under an obligating agreement or (iii) failure of a third party to pay its indebtedness when due.

      In connection with the sales of properties by the Corporation, a mortgage assumed by the purchaser will have an indirect guarantee provided by Boardwalk to the lender until the mortgage is refinanced by the purchaser. In the event of default by the purchaser, Boardwalk would be liable for the outstanding mortgage balance. The Corporation’s maximum exposure at September 30, 2003 is approximately $8.1 million. In the event of default, the Corporation’s recourse for recovery includes the sale of the respective building asset. The Corporation expects that the proceeds from the sale of the building asset will cover, and in most likelihood exceed, the maximum potential liability associated with the amount being guaranteed. Therefore, at September 30, 2003, no amounts have been recorded in the consolidated financial statements with respect to the above noted indirect guarantees.

14.	SEGMENTED INFORMATION

      The Corporation specializes in multi-family residential housing and operates primarily within one business segment in four provinces located in Canada. The following summary presents segmented financial information for the Corporation’s business by geographic location:

	9 months ended	9 months ended	Year ended	Year ended	7 months ended	Year ended
	September 30,	September 30,	December 31,	December 31,	December 31,	May 31,
	2003	2002	2002	2001	2000	2000

	(Unaudited)	(Unaudited)
Alberta
Revenue	$114,033	$113,180	$151,076	$141,293	$78,578	$132,243

Expenses
Operating	14,151	11,265	15,455	14,176	9,586	16,561
Utilities	13,750	14,305	20,978	21,374	10,596	14,612
Utility rebate	—	(3,292)	(3,386)	(4,906)	—	—
Property taxes	8,301	8,420	11,358	10,261	5,770	11,542

	36,202	30,698	44,405	40,905	25,952	42,715

Net operating income	$77,831	$82,482	$106,671	$100,388	$52,626	$89,528

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	9 months ended	9 months ended	Year ended	Year ended	7 months ended	Year ended
	September 30,	September 30,	December 31,	December 31,	December 31,	May 31,
	2003	2002	2002	2001	2000	2000

	(Unaudited)	(Unaudited)
Saskatchewan
Revenue	$25,353	$24,377	$32,893	$31,858	$16,894	$28,437

Expenses
Operating	3,327	3,011	4,163	3,512	2,023	3,302
Utilities	2,716	2,939	3,979	4,236	1,860	2,863
Utility rebate	—	—	—	(13)	—	—
Property taxes	3,616	3,657	4,778	4,808	2,581	3,874

	9,659	9,607	12,920	12,543	6,464	10,039

Net operating income	$15,694	$14,770	$19,973	$19,315	$10,430	$18,398

Ontario
Revenue	$25,919	$24,851	$33,327	$29,645	$15,143	$17,058

Expenses
Operating	3,582	3,340	4,473	3,425	2,490	2,548
Utilities	4,421	3,914	5,369	5,801	2,233	2,605
Utility rebate	—	—	(295)	(1)	—	—
Property taxes	4,174	4,007	5,364	4,662	2,643	2,978

	12,177	11,261	14,911	13,887	7,366	8,131

Net operating income	$13,742	$13,590	$18,416	$15,758	$7,777	$8,927

Quebec (operations commenced May 2002)
Revenue	$34,771	$13,316	$21,962	$—	$—	$—

Expenses
Operating	3,812	1,077	2,147	—	—	—
Utilities	4,136	998	1,906	—	—	—
Property taxes	3,425	1,086	2,074	—	—	—

	11,373	3,161	6,127	—	—	—

Net operating income	$23,398	$10,155	$15,835	$—	$—	$—

Total
Net operating income	$130,665	$120,997	$160,895	$135,461	$70,833	$116,853
Unallocated revenue*	4,149	9,743	10,136	24,473	36,467	40,233
Unallocated expenses**	(125,596)	(121,377)	(159,455)	(172,736)	(91,735)	(146,641)

Net income (loss)	$9,218	$9,363	$11,576	$(12,802)	$15,565	$10,445

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As at

	September 30,	December 31,	December 31,
	2003	2002	2001

	(Unaudited)
Alberta
Identifiable assets
Revenue producing properties	$970,855	$971,598	$984,122
Mortgages and accounts receivable	6,178	8,550	14,266
Deferred financing costs	25,638	25,464	25,346
Tenants’ security deposit	5,951	6,559	7,049

	$1,008,622	$1,012,171	$1,030,783

Saskatchewan
Identifiable assets
Revenue producing properties	$179,809	$180,792	$181,751
Mortgages and accounts receivable	36	22	54
Deferred financing costs	4,494	4,714	4,561
Tenants’ security deposits	1,088	1,037	1,271

	$185,427	$186,565	$187,637

Ontario
Identifiable assets
Revenue producing properties	$215,827	$215,175	$208,148
Mortgages and accounts receivable	229	1,166	5,819
Deferred financing costs	2,755	2,954	3,022

	$218,811	$219,295	$216,989

Quebec
Identifiable assets
Revenue producing properties	$340,383	$229,272	$—
Mortgages and accounts receivable	4,487	4,709	—
Deferred financing costs	4,246	4,357	—

	$349,116	$238,338	$—

Total assets
Identifiable assets	$1,761,976	$1,656,369	$1,435,409
Unallocated assets***	27,880	52,121	53,882

	$1,789,856	$1,708,490	$1,489,291

*	Unallocated revenue includes property sales, interest income, revenue from discontinued operations and other non-rental income.

**	Unallocated expenses include cost of property sales, operating expenses from discontinued operations, non-rental operating expenses, administration, financing costs, amortization, income taxes and other provisions.

***	Unallocated assets include properties held for development, cash, short-term investments and other assets.

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	SUBSEQUENT EVENTS

      On January 8, 2004, the Board of Directors of the Corporation approved for filing a Management Information Circular, to be filed at a later date in due course, with respect to a proposed re-organization of the Corporation into a real estate investment trust and a secondary offering of the Corporation’s shares.

16.	DIFFERENCES FROM UNITED STATES ACCOUNTING PRINCIPLES

      Canadian GAAP varies in many respects from the principles that the Corporation would follow if its consolidated financial statements were prepared in accordance with U.S. GAAP. The effects of significant accounting differences on the Corporation’s consolidated balance sheets and statements of earnings (loss), retained earnings (deficit) and cash flows are quantified and described in the accompanying notes.

Statement of Earnings Differences

      The incorporation of the significant differences in accounting principles in the Corporation’s income statements, under U.S. GAAP, would result in net earnings (loss) after discontinued operations of Cdn $2.0 million, $3.4 million, $(0.3) million, $(22.9) million, $1.3 million and $2.7 million for the nine months ended September 30, 2003 and 2002, years ended December 31, 2002 and 2001, seven months ended

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2000 and year ended May 31, 2000, respectively. The differences between Canadian GAAP and U.S. GAAP are summarized in the following tables:

	9 months ended	9 months ended	Year ended	Year ended	7 months ended	Year ended
	September 30,	September 30,	December 31,	December 31,	December 31,	May 31,
	2003	2002	2002	2001	2000	2000

	(Unaudited)	(Unaudited)

	(CDN$ thousands, except per share amounts)
Net earnings (loss) under Canadian GAAP	$9,218	$9,363	$11,576	$(12,802)	$15,565	$10,445
Adjustments
Increase in amortization of revenue producing properties(a)	(12,850)	(12,477)	(16,437)	(16,691)	(10,138)	(16,091)
Decrease in amortization of deferred financing costs(b)	444	471	588	641	391	493
(Increase) decrease in operating expenses due to expensing of capitalized expenses for property held for resale(c)	(342)	(348)	(457)	(295)	206	600
Increase in gain on sales due to increased amortization(d)	116	173	173	473	1,700	1,036
Increase in gain on sales due capitalized expenses for property held for resale previously expensed(c)	—	—	—	197	—	—
Decrease in future income taxes as a result of foregoing adjustments(e)	4,687	5,145	6,018	7,229	3,477	7,924
Difference in substantially enacted tax rates and adjustment to future tax liabilities(e)	749	1,025	(1,714)	(1,699)	(9,901)	(1,706)
Discontinued operations	(751)	(24)	(23)	(7)	3	2

Earnings (loss) under U.S. GAAP before discontinued operations	1,271	3,328	(276)	(22,954)	1,303	2,703
Discontinued operations, net of tax	751	24	23	7	(3)	(2)

Net earnings (loss) under U.S. GAAP after discontinued operations	$2,022	$3,352	$(253)	$(22,947)	$1,300	$2,701

Net earnings (loss) per share before discontinued operations, basic and diluted	$0.03	$0.07	$(0.01)	$(0.46)	$0.03	$0.06

Net earnings (loss) per share after discontinued operations, basic and diluted	$0.04	$0.07	$(0.01)	$(0.46)	$0.03	$0.06

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statement of Retained Earnings (Deficit)

	9 months ended	9 months ended	Year ended	Year ended	7 months ended	Year ended
	September 30,	September 30,	December 31,	December 31,	December 31,	May 31,
	2003	2002	2002	2001	2000	2000

	(Unaudited)	(Unaudited)

	(CDN$ thousands)
(Deficit) retained earnings, beginning of period	$(29,188)	$(25,806)	$(25,806)	$5,345	$4,163	$4,924
Net earnings (loss) for the period	2,022	3,352	(253)	(22,947)	1,300	2,701
Dividends paid	(5,795)	(2,477)	(2,477)	(2,496)	—	—
Premium on share repurchases	(392)	(579)	(652)	(5,708)	(118)	(3,462)

(Deficit) retained earnings, end of period	$(33,353)	$(25,510)	$(29,188)	$(25,806)	$5,345	$4,163

      The significant differences in each category between Canadian GAAP and U.S. GAAP are as follows:

(a)	Revenue Producing Properties Amortization

      Under Canadian GAAP, revenue producing properties have been amortized using the sinking fund method over 40 to 50 years. Under U.S. GAAP, revenue producing properties have been amortized on a straight-line basis over a 40-year period. In recomputing amortization on a straight-line basis, the additional amortization expense would be Cdn $12.9 million, $12.5 million, $16.4 million, $16.7 million, $10.1 million and $16.1 million for the nine months ended September 30, 2003 and 2002, years ended December 31, 2002 and 2001, seven months ended December 31, 2000 and year ended May 31, 2000, respectively.

(b)	Deferred Financing

      Under U.S. GAAP, amortization under Canadian GAAP for specific costs relating to mortgage prepayment penalties must be added back to earnings. The full amount of the mortgage prepayment penalties is fully charged to income as documented in note 16(f). This results in a decrease in amortization expense of Cdn $0.4 million, $0.5 million, $0.6 million, $0.6 million, $0.4 million and $1.1 million for the nine months ended September 30, 2003 and 2002, years ended December 31, 2002 and 2001, seven months ended December 31, 2000 and year ended May 31, 2000, respectively.

(c)	Capitalization of Revenue (Expenses) for Property Held for Resale

      Under U.S. GAAP, net operating revenue (expenses) for property held for resale would be recorded as income (expenses) when incurred. This would (decrease) increase net income by Cdn $(0.3) million, $(0.3) million, $(0.5) million, $(0.3) million, $0.2 million and $0.6 million for the nine months ended September 30, 2003 and 2002, years ended December 31, 2002 and 2001, seven month ended December 31, 2000 and year ended May 31, 2000, respectively. This adjustment also increased gain on sales due to a decrease in cost of sales for the year ended December 31, 2001 by Cdn $0.2 million.

     (d) Increased Gain on Sales

      Under U.S. GAAP, amortized properties will have a lower net book value than under Canadian GAAP due to increased annual amortization. The increased gain would be Cdn $0.1 million, $0.2 million, $0.2 million, $0.5 million, $1.7 million and $1.0 million for the nine months ended September 30, 2003 and 2002, years ended December 31, 2002 and 2001, seven months ended December 31, 2000 and year ended May 31, 2000, respectively.

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     (e) Income Taxes

      Under Canadian and U.S. GAAP, income taxes are accounted for using the liability method. A reduction of future income tax expense of Cdn $4.7 million, $5.1 million, $6.3 million, $7.2 million, $3.4 million and $7.7 million would be recorded for the nine months ended September 30, 2003 and 2002, years ended December 31, 2002 and 2001, seven months ended December 31, 2000 and year ended May 31, 2000, respectively, due to the tax effect of the stated differences between Canadian and U.S. GAAP. Under U.S. GAAP, SFAS No. 109 does not allow the use of substantially enacted tax rates to calculate income tax expense. Hence, under U.S. GAAP, the substantially enacted reduction in tax rates will be effective over the course of the next four years, whereas Canadian GAAP recognized the benefits in the current period, resulting in a(n) decrease (increase) of future income tax expense of Cdn $0.7 million, $1.0 million, $(1.7) million, $(1.7) million, $(9.9) million and $(1.7) million for the nine months ended September 30, 2003 and 2002, years ended December 31, 2002 and 2001, seven months ended December 31, 2000 and year ended May 31, 2000, respectively.

     (f) Extinguishment of Debt

      Under U.S. GAAP, previously all gains and losses associated with the extinguishment of existing mortgage debt were charged to the period incurred. These amounts were previously disclosed as an extraordinary item and reported net of applicable taxes. In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt”, addressed income statement classification of gains and losses from extinguishment of debt. As a result of the issuance of SFAS No. 145, the Corporation has reclassified the amounts previously disclosed as an extraordinary item. These are now disclosed as part of continuing operations. For Canadian GAAP, these charges were recorded either as gains on debt settlement or in financing costs.

Comprehensive Income

      The Financial Accounting Standards Board (“FASB”) issued SFAS No. 130, “Reporting Comprehensive Income”. Comprehensive income, which incorporates net earnings (loss), includes all changes in equity during the period. The Corporation’s comprehensive income was equal to net earnings for all periods presented.

Segmentation

      The Corporation operates in the multi-family residential market and primarily within one business segment as described in Note 14.

Stock Options Expense

      Under Canadian GAAP, prior to January 1, 2003, no compensation expense was recorded in respect of stock options granted. Under U.S. GAAP, the Corporation adopted the recommendations of the Statement of Financial Accounting Standards No. 123 (“SFAS No. 123”), which is entitled, “Accounting for Stock-Based Compensation”, which establishes financial accounting and reporting standards for stock-based employee compensation plans. Prior to January 1, 2003, the Corporation had elected to follow Accounting Principles Board No. 25 (“APB 25”) entitled,“Accounting for Stock Issued to Employees”, and related interpretations in accounting for its employee stock options. Due to the fact that the exercise price of the underlying stock equals the market price of the underlying stock on the date of the grant, no compensation expense would be recognized.

      SFAS No. 123 requires the use of a fair value based method of accounting for stock options. Under this method, compensation cost is measured at the grant date based on the fair value of the options granted and is recognized over the exercise period. However, SFAS No. 123 allows the Corporation to continue to measure compensation costs in accordance with APB 25. The weighted average exercise price of options granted during

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the nine months ended September 30, 2003 and 2002, years ended December 31, 2002 and 2001, seven months ended December 31, 2000 and year ended May 31, 2000 was Cdn $nil, $12.16, $12.16, $10.48, $11.85 and $11.88, respectively.

      The following pro forma financial information tables present the pro forma net operating results and the pro forma basic and diluted earnings (loss) per share, before and after discontinued operations, had the Corporation adopted the fair value method specified in SFAS No. 123 for all stock options issued to employees and directors.

	9 Months	9 Months			7 Months
	Ended	Ended	Year Ended	Year Ended	Ended	Year Ended
	September 30,	September 30,	December 31,	December 31,	December 31,	May 31,
	2003	2002	2002	2001	2000	2000

	(Unaudited)	(Unaudited)

	(CDN$ thousands, except per share amounts)
Compensation costs under fair value method	$(3,550)	$(5,175)	$(6,900)	$(7,836)	$(7,733)	$(6,862)
Earnings (loss) before discontinued operations under U.S. GAAP
As reported	$1,271	$3,328	$(276)	$(22,954)	$1,303	$2,703
Pro forma	$(2,279)	$(1,847)	$(7,176)	$(30,790)	$(6,430)	$(4,159)
Earnings (loss) before discontinued operation per common share
Basic
As reported	$0.03	$0.07	$(0.01)	$(0.46)	$0.03	$0.06
Pro forma	$(0.05)	$(0.04)	$(0.14)	$(0.62)	$(0.13)	$(0.09)
Diluted
As reported	$0.03	$0.07	$(0.01)	$(0.46)	$0.03	$0.06
Pro forma	$(0.04)	$(0.04)	$(0.14)	$(0.62)	$(0.13)	$(0.09)

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	9 Months	9 Months			7 Months
	Ended	Ended	Year Ended	Year Ended	Ended	Year Ended
	September 30,	September 30,	December 31,	December 31,	December 31,	May 31,
	2003	2002	2002	2001	2000	2000

	(Unaudited)	(Unaudited)

	(CDN$ thousands, except per share amounts)
Compensation costs under fair value method	$(3,550)	$(5,175)	$(6,900)	$(7,836)	$(7,733)	$(6,862)
Net earnings (loss) after discontinued operations under U.S. GAAP
As reported	$2,022	$3,352	$(253)	$(22,947)	$1,300	$2,701
Pro forma	$(1,528)	$(1,823)	$(7,153)	$(30,783)	$(6,433)	$(4,161)
Net earnings (loss) after discontinued operation per common share
Basic
As reported	$0.04	$0.07	$(0.01)	$(0.46)	$0.03	$0.06
Pro forma	$(0.03)	$(0.04)	$(0.14)	$(0.62)	$(0.13)	$(0.09)
Diluted
As reported	$0.04	$0.07	$(0.01)	$(0.46)	$0.03	$0.06
Pro forma	$(0.03)	$(0.04)	$(0.14)	$(0.62)	$(0.13)	$(0.09)

      Beginning January 1, 2003, the Corporation changed its accounting policy for Canadian GAAP for stock options granted on or after that date. The Corporation now recognizes the fair value of stock options, using an accepted option-pricing model, on their grant date as compensation expense over the period that the stock options vest. For U.S. GAAP, the Corporation no longer elects to follow APB 25 and related interpretations in accounting for its employee stock options. This change in accounting policy has been applied prospectively.

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Balance Sheet Differences

      The incorporation of the significant differences in accounting principles in the Corporation’s consolidated financial statements as at September 30, 2003, December 31, 2002 and December 31, 2001, respectively, would result in the following balance sheet presentation under U.S. GAAP:

	As at

	September 30,	December 31,	December 31,
	2003	2002	2001

	(Unaudited)

	(CDN$ thousands)
Assets
Revenue producing properties	$1,614,027	$1,517,163	$1,311,138
Properties held for resale	7,386	7,038	6,630
Mortgages and accounts receivable	10,975	14,704	22,325
Other assets	13,036	13,723	11,846
Deferred financing costs	35,374	35,300	30,148
Tenants’ security deposits	7,039	7,596	8,320
Cash and short-term investments	32	23,631	25,672

Total assets under U.S. GAAP	$1,687,869	$1,619,155	$1,416,079

Liabilities and shareholders’ equity
Mortgages payable	$1,382,602	$1,307,177	$1,108,406
Accounts payable and accrued liabilities	16,119	21,498	19,525
Refundable security deposits and other	10,013	10,496	10,418
Capital lease obligations	3,795	4,598	7,203
Future income taxes	37,799	38,058	38,131

	1,450,328	1,381,827	1,183,683

Share capital	270,894	266,516	258,202
Deficit	(33,353)	(29,188)	(25,806)

Total liabilities and equity under U.S. GAAP	$1,687,869	$1,619,155	$1,416,079

      The significant differences in each category between Canadian GAAP and U.S. GAAP would be as follows:

Revenue Producing Properties

	As at

	September 30,	December 31,	December 31,
	2003	2002	2001

	(Unaudited)

	(CDN$ thousands)
Revenue producing properties under Canadian GAAP	$1,714,227	$1,604,277	$1,381,541
Additional accumulated amortization under U.S. GAAP(a)	(103,719)	(90,859)	(74,432)
Additional gains on sold assets(b)	4,308	4,192	4,019
Capitalization of net operating revenues (expenses) reversed under U.S. GAAP(c)	(789)	(447)	10

Revenue producing properties under U.S. GAAP	$1,614,027	$1,517,163	$1,311,138

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(a) Accumulated Amortization

      The difference between Canadian GAAP and U.S. GAAP affecting the carrying value of revenue producing properties relates to U.S. GAAP requiring straight-line amortization to be applied to depreciable assets rather than the sinking-fund method of amortization. This would result in a cumulative adjustment of Cdn $103.7 million, $90.9 million and $74.4 million at September 30, 2003, December 31, 2002 and December 31, 2001, respectively.

(b) Additional Gains on Sold Assets

      As a result of increased amortization on sold assets under U.S. GAAP, an increase to revenue producing properties of Cdn $4.3 million, $4.2 million and $4.0 million would be required to offset the lower cost of sales at September 30, 2003, December 31, 2002 and December 31, 2001, respectively.

(c) Capitalization of Net Operating Revenue Reversed

      Under U.S. GAAP, the Corporation is required to consider net operating income (expense) of in-service properties as period revenue (expense) rather than capitalizing them. This accumulated adjustment of Cdn $(0.8) million, $(0.4) million and $10 thousand at September 30, 2003, December 31, 2002 and December 31, 2001, respectively, represented the capitalized net operating (expense) revenue of properties transferred to revenue producing from property held for resale.

Deferred Financing Costs

	As at

	September 30,	December 31,	December 31,
	2003	2002	2001

	(Unaudited)

	(CDN$ thousands)
Deferred financing costs under Canadian GAAP	$37,161	$37,521	$32,957
Reversal of debt penalty amortization	3,622	3,188	2,875
Write off of debt penalty fees	(5,409)	(5,409)	(5,684)

Deferred financing costs under U.S. GAAP	$35,374	$35,300	$30,148

      The reversal of debt penalty amortization incurred under Canadian GAAP is described above in Note 16(b) under Statement of Earnings Differences. This reversal in amortization would increase deferred financing costs by Cdn $3.6 million, $3.2 million and $2.9 million at September 30, 2003, December 31, 2002 and December 31, 2001, respectively. The second difference requiring the write-off of debt penalty fees for U.S. GAAP is described above in Note 16(f) under Statement of Earnings Differences. This would result in a cumulative adjustment of Cdn $5.4 million, $5.4 million and $5.7 million at September 30, 2003, December 31, 2002 and December 31, 2001, respectively.

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future Income Taxes

      The future income tax liability under U.S. GAAP would be calculated as follows:

	As at

	September 30,	December 31,	December 31,
	2003	2002	2001

	(Unaudited)

	(CDN$ thousands)
Tax assets related to operating losses	$74,832	$73,283	$62,625
Tax liabilities related to differences in tax and book basis	(112,631)	(111,341)	(100,756)

Future income tax liability under U.S. GAAP	$(37,799)	$(38,058)	$(38,131)

Recent Accounting Pronouncements

      In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. Two of Boardwalk’s properties in the province of Alberta, located in Calgary and Edmonton, and the Corporation’s acquisition in Montreal, Quebec are subject to long-term ground leases and similar arrangements in which the underlying land is owned by a third party and leased to the Corporation. These leases are set to expire in 2065, 2096, and 2064, respectively. Under the terms of a typical ground lease, the lessee must pay rent for the use of the land and is generally responsible for all costs and expenses associated with the building and improvements. Unless the lease term is extended, the land together with all improvements made will revert to the owner of the land upon expiration of the lease term. There are no material asset retirement costs associated with the ground leases. Management has adopted SFAS No. 143 for the current and prior periods; however, the impact has been immaterial on the Corporation’s financial statements.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which resolves significant implementation issues related to FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and supersedes the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a business segment. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Management has adopted SFAS No. 144 and there are no material impacts on the Corporation’s financial statements for the current and prior periods.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”, which requires the recognition of a liability when incurred for costs associated with an exit or disposal activity. SFAS No. 146 has no impact on the Corporation’s financial statements for the current and prior periods.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-based Compensation Transition and Disclosure — an Amendment of FASB Statement No. 123”, to provide alternative methods of accounting for stock-based employee compensation. SFAS No. 148 is effective for fiscal years ending after December 15, 2002 and interim periods beginning after December 15, 2002. Management has adopted SFAS No. 148 and there are no material impacts on the Corporation’s financial statements for the current and prior periods.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Instruments with Characteristics of Both Liabilities and Equity”, which establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity. It requires a financial instrument that is within its scope to be classified as a liability. Certain financial instruments must be valued at fair value, with changes in fair

BOARDWALK EQUITIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

value recognized through earnings. SFAS No. 150 is effective at the beginning of the first interim period beginning after June 15, 2003. It is to be implemented by reporting the cumulative effect of a change in an accounting principle. Restatement is not permitted. SFAS No. 150 has no impact on the Corporation’s financial statements for the current and prior periods.

      FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees”, was issued in November 2002. This interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. It also clarifies the requirements related to the recognition of a liability by a guarantor at the inception of a guarantee for the obligations the guarantor has undertaken in issuing that guarantee. Management has adopted FIN No. 45, as described in Notes 13, and there are no material impacts on the Corporation’s financial statements for the current and prior periods.

      FIN No. 46, “Consolidation of Variable Interest Entities,” was issued in January 2003. FIN No. 46 addresses consolidation by business enterprises of variable interest entities. FIN 46 provides criteria for identifying variable interest entities (“VIEs”) and further criteria for determining what entity, if any, should consolidate them. In general, VIEs are entities that either do not have equity investors with voting rights or have equity investors that do not provide sufficient financial resources for the entity to support its activities. In December 2003, the FASB issued FIN No. 46R to clarify some of the provisions of FIN No. 46 and to exempt certain entities from its requirements. The additional guidance was issued in response to input received from constituents regarding certain issues arising in implementing FIN No. 46. Under the new guidance, special effective date provisions apply to enterprises that have fully or partially applied FIN No. 46 prior to issuance of FIN No. 46R. Otherwise, application of FIN No. 46R (or FIN No. 46) is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than special-purpose entities and by nonpublic entities to all types of variable interest entities is required at various dates in 2004 and 2005. In some instances, enterprises have the option of applying or continuing to apply FIN No. 46 for a short period of time before applying FIN No. 46R. Management believes FIN No. 46 or FIN No. 46R will have no material impacts on the Corporation’s financial statements.

BOARDWALK EQUITIES INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Nine months ended September 30, 2003, and

year ended December 31, 2002

BOARDWALK REAL ESTATE INVESTMENT TRUST

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

COMPILATION REPORT

TO:	THE DIRECTORS OF BOARDWALK EQUITIES INC. (THE “CORPORATION”) AND THE TRUSTEES OF BOARDWALK REAL ESTATE INVESTMENT TRUST

      We have read the accompanying unaudited pro forma condensed consolidated balance sheet of Boardwalk Real Estate Investment Trust as at September 30, 2003 and unaudited pro forma condensed consolidated statements of net income for the nine months ended September 30, 2003 and for the year ended December 31, 2002, and have performed the following procedures.

1. Compared the figures in the columns captioned “Boardwalk Equities Inc.” to the unaudited consolidated financial statements of the Corporation as at September 30, 2003 and for the nine months then ended, and the audited consolidated financial statements of the Corporation for the year ended December 31, 2002, respectively, and found them to be in agreement.

2. Made enquiries of certain officials of the Corporation who have responsibility for financial and accounting matters about:

a) the basis for determination of the pro forma adjustments, and

b) whether the unaudited pro forma condensed consolidated financial statements comply as to form in all material respects with Canadian generally accepted accounting principles.

The officials:

a) described to us the basis for determination of the pro forma adjustments, and

b) stated that the pro forma condensed consolidated financial statements comply as to form in all material respects with Canadian generally accepted accounting principles.

3. Read the notes to the unaudited pro forma condensed consolidated financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

4. Recalculated the application of the pro forma adjustments to the amounts in the columns captioned “Boardwalk Equities Inc.” as at September 30, 2003 and for the nine months then ended, and for the year ended December 31, 2002, and found the amounts in the columns captioned “REIT Pro Forma Balance Sheet” and “REIT Pro Forma Income Statement” to be arithmetically correct.

      A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

(Signed) DELOITTE & TOUCHE LLP
CHARTERED ACCOUNTANTS

Calgary, Alberta

January 12, 2004

COMMENTS FOR UNITED STATES READERS ON DIFFERENCE BETWEEN CANADIAN AND UNITED STATES REPORTING STANDARDS

      The above compilation report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. To report in conformity with United States standards on the pro forma financial adjustments and their application to the pro forma financial statements would require an examination or review which would be substantially greater in scope than the review as to compilation only that we have conducted. Consequently, under United States standards, such compilation report would not be included.

(Signed) DELOITTE & TOUCHE LLP
CHARTERED ACCOUNTANTS

Calgary, Alberta

January 12, 2004

BOARDWALK REAL ESTATE INVESTMENT TRUST

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As at September 30, 2003

				Pre-exchange			Exchange	REIT
				Value			Value	Pro Forma
		Boardwalk		Pro forma			Pro forma	Balance
	REIT	Equities Inc.		Adjustments	Subtotal		Adjustments	Sheet

	(Unaudited)

	(All amounts in thousands of Canadian dollars)
Assets
Real Estate Assets	—	$1,721,613		—	$1,721,613	3(c)	663,831	$2,385,444
Other Assets	—	31,082		—	31,082		—	31,082
Deferred Financing Costs	—	37,161		—	37,161	3(d)	(37,161)	—

	—	$1,789,856		—	$1,789,856		626,670	$2,416,526

Liabilities
Mortgages Payable	—	$1,382,602	3(a)	4,247	$1,386,849	3(e)	50,434	$1,437,283
Other Liabilities	—	29,927		—	29,927		—	29,927
Future Income Tax Liability	—	68,173	3(b)	(68,173)	—		—	—

	—	1,480,702		(63,926)	1,416,776		50,434	1,467,210

Unitholders’ Equity	—	309,154	3(a)(b)	63,926	373,080	3(c)(d)(e)	576,236	949,316

	—	$1,789,856		—	$1,789,856		626,670	$2,416,526

See accompanying notes to pro forma condensed consolidated financial statements

BOARDWALK REAL ESTATE INVESTMENT TRUST

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF NET INCOME

	For the Nine Months Ended September 30, 2003

				Pre-Exchange			Exchange	REIT
				Pro forma			Value	Pro Forma
		Boardwalk		Value			Pro forma	Income
	REIT	Equities Inc.		Adjustments	Subtotal		Adjustments	Statement

	(Unaudited)

	(All amounts in thousands of Canadian dollars)
Rental Revenue	—	$201,099		—	$201,099		—	$201,099

Expenses
Rental Operating Expenses	—	69,739		—	69,739		—	69,739
Administration	—	17,535	4(a)	(402)	17,133		—	17,133
Financing Costs	—	57,366		—	57,366	4(b)	(8,048)	49,318
Deferred Financing	—	2,565		—	2,565	4(c)	(2,565)	—
Amortization	—	37,590		—	37,590	4(b)	4,462	42,052

Operating Expenses	—	184,795		(402)	184,393		(6,151)	178,242

Operating Earnings Before the Following	—	16,304		402	16,706		6,151	22,857
Large Corporations Tax	—	2,668	4(a)	(1,554)	1,114		—	1,114
Future Income Taxes	—	5,169	4(a)	(5,169)	—		—	—

Net Earnings Before Discontinued Operations	—	8,467		7,125	15,592		6,151	21,743
Earnings from Discontinued Operations	—	751	4(a)	329	1,080		—	1,080

Net Earnings	—	$9,218		7,454	$16,672		6,151	$22,823

See accompanying notes to pro forma condensed consolidated financial statements

BOARDWALK REAL ESTATE INVESTMENT TRUST

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF NET INCOME

	For the Year Ended December 31, 2002

				Pre-Exchange			Exchange	REIT
				Value			Value	Pro Forma
		Boardwalk		Pro forma			Pro forma	Income
	REIT	Equities Inc.		Adjustments	Subtotal		Adjustments	Statement

	(Unaudited)

	(All amounts in thousands of Canadian dollars)
Revenue
Rental Revenue	—	$241,575		—	$241,575		—	$241,575
Sales — Properties Held for Sale	—	7,498		—	7,498		—	7,498

Rental Revenue	—	249,073		—	249,073		—	241,575

Expenses
Rental Operating Expenses	—	78,643		—	78,643		—	78,643
Cost of Sales — Properties Held for Sale		6,531		—	6,531		—	6,531
Administration	—	19,921	4(a)	(564)	19,357		—	19,357
Financing Costs	—	74,181		—	74,181	4(b)	(9,064)	65,117
Deferred Financing	—	3,239		—	3,239	4(c)	(3,239)	—
Amortization	—	46,691		—	46,691	4(b)	5,995	52,686

Operating Expenses	—	229,206		(564)	228,642		(6,308)	222,334

Operating Earnings Before the Following	—	19,867		564	20,431		6,308	26,739
Gain on Debt Settlement	—	(692)		—	(692)		—	(692)
Large Corporations Tax	—	3,600	4(a)	(2,131)	1,469		—	1,469
Future Income Taxes	—	5,406	4(a)	(5,406)	—		—	—

Net Earnings Before Discontinued
Operations	—	11,553		8,101	19,654		6,308	25,962
Earnings from Discontinued Operations	—	23	4(a)	14	37		—	37

Net Earnings	—	$11,576		8,115	$19,691		6,308	$25,999

See accompanying notes to pro forma condensed consolidated financial statements

BOARDWALK REAL ESTATE INVESTMENT TRUST

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Nine Months Ended September 30, 2003 and Year Ended December 31, 2002
(Unaudited)
(All amounts are in thousands of Canadian dollars, except unit and per unit amounts)

1.	BASIS OF PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT PRESENTATION

      Except for terms defined in these unaudited pro forma condensed consolidated financial statements, all other capitalized terms are as defined in the Management Information Circular of Boardwalk Real Estate Investment Trust, approved to be filed by the Board of Directors of Boardwalk Equities Inc. (“BEI”) on January 8, 2004.

      These unaudited pro forma condensed consolidated financial statements have been prepared assuming that the Amalgamation, the Acquisition, the Arrangement, the transfer of the Contributed Assets pursuant to the Master Asset Contribution Agreement and, the Secondary Offering (the “Transaction”) as described below and elsewhere in these notes and in the Information Circular, actually occurs on the basis described. In particular, these unaudited pro forma condensed consolidated financial statements contemplate a Secondary Offering occurring that, along with other assumptions and transactions, results in the recording of assets and liabilities acquired from BEI by the REIT to be recorded at their exchange values. If the Transaction does not transpire, these unaudited pro forma condensed consolidated financial statements are not applicable. If the Transaction actually transpires on terms different than described, or if certain elements of the Transaction do not occur at all, readers of these financial statements should recognize that adjustments to these unaudited pro forma condensed consolidated balance sheets would be necessary to account for such differences.

      Boardwalk Real Estate Investment Trust (the “REIT”) is an open-ended investment trust created pursuant to a Declaration of Trust dated January 9, 2004 under the laws of the Province of Alberta. As consideration for the acquisition of all of the assets of BEI pursuant to completion of the Transaction, a series of transactions will ultimately result in the REIT issuing REIT Units that will be held by the Public Shareholders and Management Shareholders, and Top Hat Real Estate Limited Partnership (“LP”) issuing LP Class B and C Units that will be held directly by BEI. The Transaction, if conducted as contemplated in the Management Information Circular including the Secondary Offering, will have the effect of being accounted for at its exchange values on a consolidated accounting basis as reflected in these unaudited pro forma condensed consolidated financial statements. The LP Class B Units will be exchangeable on a one-for-one basis for REIT Units at the option of the holder. The LP Class B Units generally have economic and voting rights equivalent in all material respects to REIT Units and, accordingly, are classified as Unitholders’ Equity in the unaudited pro forma condensed consolidated balance sheet.

      Pursuant to the Transaction, BEI is assumed to become a variable interest entity with LP being the primary beneficiary due to the LP Class C Units being considered. Accordingly, for accounting purposes, BEI will be consolidated by LP and the REIT.

      The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and reflect the accounting policies and assumptions described below. The unaudited pro forma condensed consolidated balance sheet of the REIT was prepared from information derived from the unaudited consolidated balance sheet as at September 30, 2003 of BEI.

      The unaudited pro forma condensed consolidated balance sheet give effect to the Transaction as if it had occurred on September 30, 2003 and the unaudited pro forma condensed consolidated statements of net income give effect to the Transaction as if it had occurred on January 1, 2002.

      The Exchange Value Adjustments are based on preliminary estimates of fair values as at a point in time as of the date of preparation of these unaudited pro forma condensed consolidated financial statements, and do not

BOARDWALK REAL ESTATE INVESTMENT TRUST

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

necessarily reflect values which will be used at the time the Transaction occurs and, accordingly, are subject to change.

      These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the results that would have been attained if the REIT had been operated as a separate legal entity during the periods presented and, therefore, are not necessary indicative of future operating results. They should be read in conjunction with the financial statements and all other information reported in the Management Information Circular.

2.	DEFINITION OF DISTRIBUTABLE INCOME

      Distributable income is not a measure defined by GAAP and there is no standardized measure of distributable income. Distributable income of the REIT, as presented below, may not be comparable to similar measures presented by other real estate investment trusts or real estate corporations.(1) For the purpose of these unaudited pro forma condensed consolidated financial statements “Distributable Income” means, for any period, the net income of the REIT and its applicable consolidated subsidiaries for such period set out in its consolidated financial statements as determined in accordance with GAAP, adjusted as follows:

•	depreciation and amortization (except for amortization of deferred financing costs incurred after the Effective Date) shall be added back;

•	amortization of any net discount (or premium) on long-term debt assumed from vendors of properties at rates of interest less (greater) than fair value incurred after the Effective Date shall be added back (deducted);

•	future income tax expenses (credits) shall be added back (deducted);

•	any losses (or gains) on the disposition of any real property shall be added back (deducted);

•	interest on convertible debentures to the extent not already deducted in calculating net income shall be deducted; and

•	to reflect any other adjustments determined by a majority of the Trustees in their discretion.

      It is the REIT’s current intent that it shall distribute, on a monthly basis, approximately one-twelfth of between 84% to 86% of Distributable Income on an annualized basis, based on the estimated Distributable Income amount for the calendar year. Such distributions may be adjusted for any period at the discretion of the Trustees.

(1)	Distributable income has been computed in accordance with the REIT’s Declaration of Trust.

BOARDWALK REAL ESTATE INVESTMENT TRUST

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Management believes that in addition to net earnings, readers require information on Distributable Income as defined above. The following pro forma distributable income of the REIT has been calculated based on the assumption that the Transaction occurred on January 1, 2002:

	For the Nine	For the Year
	Months Ended	Ended
	September 30,	December 31,
	2003	2002

PRO FORMA NET INCOME	$22,823	$25,999
Add: Amortization	42,052	52,743
Less: Gain on sales of properties	(1,047)	(967)
Less: Amortization of fair value debt adjustments, included in financing costs	(8,048)	(9,064)

PRO FORMA DISTRIBUTABLE INCOME	$55,780	$68,711

PRO FORMA DISTRIBUTABLE INCOME — PER UNIT	$1.05	$1.29

      The pro forma distributable income per unit of the REIT is determined based on the assumed outstanding unit amounts as follows:

REIT Units	48,854,150
LP Class B Units	4,478,197

53,332,347

      The assumed units outstanding is based on the total number of common shares of BEI outstanding at September 30, 2003 (50,481,047 common shares) adjusted for the dilutive effect of an assumed exercise of 2,851,300 share options of BEI. The actual units outstanding at the Effective Date may be different.

      The above pro forma distributable income and per unit amounts are not necessarily indicative of the distributable income amounts of the REIT that will result once the REIT commences operations.

3.	PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET ADJUSTMENTS

a) Amount relates to the estimated cost of the Transaction.

b) All future income tax liabilities have been eliminated to reflect the Transaction and the assumed distribution of all taxable income of the REIT to its Unitholders. In effect, the tax deductibility of distributions to the Unitholders represent an exemption from future income taxes relating to temporary differences in the REIT if the REIT is assumed to distribute all of its income to the Unitholders. Because no relevant subsidiary entities of the REIT result from the assumed Transaction, no outside basis differences occur which result in future income tax assets or liabilities.

      The following adjustments relate to recording the REIT’s assets and liabilities at exchange values, assuming a substantive change in ownership takes place as part of the Transaction:

c) All remaining asset exchange values are assumed to equate to carrying value with the exception of real estate assets. The REIT has assumed that the contractually agreed upon exchange amounts, as assumed to be denoted in the Master Asset Contribution Agreement, would be derived from the implied entity market capitalization value. Based on this, the REIT has assumed this pro forma value at September 30, 2003 to be approximately $2.4 billion. This amount is subject to change based on actual values associated with the Secondary Offering. The REIT has also assumed that stock options would be exercised by the Effective Date and, as a result, a total of 53,332,347 units would be outstanding on the Effective Date. This would indicate

BOARDWALK REAL ESTATE INVESTMENT TRUST

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

a total entity market capitalization value at September 30, 2003, for pro forma purposes, of approximately $949.3 million, of which approximately $663.8 million would be the exchange value adjustment to real estate assets.

d) All deferred financing changes would be eliminated to reflect the exchange value of the Transaction ascribing a value of nil to these deferred charges.

e) All mortgage debt would be marked to market exchange values based on prevailing interest rates at September 30, 2003.

4.	PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF NET INCOME ADJUSTMENTS

a) A portion of provincial capital tax expense, the majority of the federal capital taxes expense and all future income taxes have been eliminated to reflect the assumed distribution of all taxable income of the REIT to its Unitholders. The amount remaining for the nine months ended September 30, 2003 of $1.1 million (December 31, 2002 — $1.5 million) represents the REIT’s share of the federal large corporations tax payable on the mortgage debt not transferred to the partnership as a result of the Transaction. Under a federal mandate, this amount is scheduled to be phased out by 2008.

      The following adjustments relate to recording the REIT’s assets and liabilities at exchange values, assuming a substantive change in ownership takes place as part of the Transaction:

b) The amortization of amounts reported at exchange values, both for mortgage debt and real estate assets, as detailed in notes 3 (c) and (e). The exchange adjustment amount relating to mortgages payable is amortized over the remaining maturity of the existing debt at September 30, 2003, a weighted average of 4.7 years (December 31, 2002 — 4.8 years). The amortization of the exchange adjustment to real estate assets was based on an allocation of the amount to both depreciable and non-depreciable assets. The allocation to depreciable assets is amortized over the remaining life of the REIT’s existing assets under existing amortization policies.

c) All deferred financing expense amortization has been eliminated, consistent with the elimination of all deferred financing amounts as noted in note 3 (d).

5.	GUARANTEES

      CICA Accounting Guideline 14 (“AcG-14”) defines a guarantee to be a contract (including an indemnity) that contingently requires a party to make payments to the guaranteed party based on (i) changes in an underlying interest rate, foreign exchange rate, equity or commodity instrument, index or other variable, that is related to an asset, a liability or an equity security of the counter party, (ii) failure of another party to perform under an obligating agreement or (iii) failure of a third party to pay its indebtedness when due.

      In connection with the previous sales of properties by the REIT’s predecessor, BEI, a mortgage assumed by the purchaser will have an indirect guarantee provided, which has now been assumed by BLP, to the lender until the purchaser refinances or pays out the original mortgage indebtedness. In the event of default by the purchaser, BLP would be liable for the outstanding mortgage balance. The REIT maximum exposure as at September 30, 2003 is approximately $8.1 million. In the event of default, BLP’s recourse for recovery includes the sale of the respective building asset. BLP expects that the proceeds from the sale of the building asset will cover, and in most likelihood exceed, the maximum potential liability associated with the amount being guaranteed. Therefore, as at September 30, 2003, no amounts have been recorded in the unaudited pro forma condensed consolidated financial statements with respect to the above noted indirect guarantees.

BOARDWALK REAL ESTATE INVESTMENT TRUST

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In the normal course of business, the REIT’s limited Partnership subsidiary, (BLP), enters into various agreements that may contain features that meet the AcG-14 definition of a guarantee. As part of the Transaction, BLP has agreed to indemnify BEI against and federal or provincial tax payable that may result from the Transaction currently or in the future. Under AcG-14, this indemnification is determined to be a guarantee and, as such, requires disclosure. The indemnification provided has no limitation and, therefore, at this time the REIT’s maximum exposure to payment under the indemnification cannot be determined.

6.	APPLICATION OF UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

      The application of accounting principles generally accepted in the United States of America (“U.S. GAAP”) would have the following effects on the pro forma condensed consolidated statements of net income as follows:

	September 30,	December 31,
	2003	2002

Pro forma net earnings from continuing operations under Canadian GAAP	$21,743	$25,962
Adjustments under U.S. GAAP(1)	(12,632)	(16,133)

Earnings under U.S. GAAP from continuing operations	9,111	9,829
Adjustments under U.S. GAAP to carrying value(2)
Financing costs	(8,048)	(9,064)
Deferred financing costs	(2,565)	(3,239)
Amortization	4,462	5,995

Pro forma earnings under U.S. GAAP from continuing operations	$2,960	$3,521

Pro forma earnings per Unit:
Basic and diluted from continuing operations	$0.06	$0.07

(1)	These adjustments reflect the applicable adjustments made in the September 30, 2003 and December 31, 2002 U.S. GAAP reconciliations.

(2)	These adjustments reflect the accounting for the Transaction at carrying amounts pursuant to U.S. GAAP.

BOARDWALK REAL ESTATE INVESTMENT TRUST

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The incorporation of the significant differences in accounting principles in the REIT’s unaudited pro forma condensed consolidated financial statements as at September 30, 2003 would result in the following balance sheet presentation under U.S. GAAP:

	BEI		REIT
	September 30,		September 30,
	2003	Adjustments	2003

Assets
Revenue producing properties	$1,614,027	—	$1,614,027
Properties held for resale	7,386	—	7,386
Mortgages and accounts receivable	10,975	—	10,975
Other assets	13,036	—	13,036
Deferred financing costs	35,374	—	35,374
Tenants’ security deposits	7,039	—	7,039
Cash and short-term investments	32	—	32

Total assets under U.S. GAAP	$1,687,869	—	$1,687,869

Liabilities and unitholders’ equity
Mortgages payable	$1,382,602	4,247	$1,386,849
Accounts payable and accrued liabilities	16,119	—	16,119
Refundable security deposits and other	10,013	—	10,013
Capital lease obligations	3,795	—	3,795
Taxes payable	—	—	—
Future income taxes	37,799	(37,799)	—

	1,450,328	(33,552)	1,416,776

Unitholders’ equity	237,541	33,552	271,093

Total liabilities and unitholders’ equity under U.S. GAAP	$1,687,869	—	$1,687,869

CONSENT OF RBC CAPITAL MARKETS

      To: The Special Committee of the Board of Directors of Boardwalk Equities Inc.

      We hereby consent to the inclusion of the text of our opinion dated January 8, 2004 as Appendix E to the Management Information Circular of Boardwalk Equities Inc. dated        ●       , 2004 and to the reference in the Management Information Circular to such opinion, and to our having provided advice in connection therewith.

Dated: ● , 2004	RBC Dominion Securities Inc.

APPENDIX E

FAIRNESS OPINION

January 8, 2004

The Special Committee of the Board of Directors

Boardwalk Equities Inc.
First West Professional Building
Suite 200
1501 – 1st Street SW
Calgary, Alberta
T2R 0W1

To the Special Committee:

      RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, understands that Boardwalk Equities Inc. (the “Company”) is contemplating a plan of arrangement (the “Arrangement”) whereby all of the Company’s properties will be transferred to a limited partnership (“Boardwalk LP”) that will be owned indirectly as to approximately 91.6% by a newly formed real estate investment trust (“Boardwalk REIT”) and as to approximately 8.4% by the Company, which as a result of the Arrangement will be acquired and become indirectly wholly-owned by Messrs. Sam and Van Kolias. RBC understands that Messrs. Sam and Van Kolias are senior officers of the Company and that they currently indirectly own approximately 28.4% of the common shares (“Shares”) of the Company on a fully diluted basis through their indirect ownership of Boardwalk Properties Company Limited (“BPCL”). RBC understands that under the Arrangement (i) holders of Shares other than BPCL and its affiliates (the “Public Shareholders”) will receive one unit (“REIT Unit”) of Boardwalk REIT per Share held, (ii) in respect of approximately two-thirds of the Shares currently held by BPCL, BPCL will, unless it disposes of all or some of such Shares prior to the completion of the Arrangement, receive one REIT Unit for each such Share held, and (iii) in respect of approximately one-third of the Shares currently held by BPCL, BPCL will indirectly hold one class B unit (“LP B Unit”) of Boardwalk LP for each such Share held, such that upon completion of the Arrangement all holders of Shares will hold an indirect interest in the Company’s properties that is proportionate to their interest in the Company immediately prior to the completion of the Arrangement. RBC also understands that the LP B Units that will be indirectly held by Messrs. Sam and Van Kolias will be exchangeable for REIT Units, will have the same voting rights as REIT Units, and will have identical entitlements with respect to distributions, allocation of taxable income and upon liquidation, dissolution or winding up as the class A units (“LP A Units”) of Boardwalk LP that will be indirectly held by Boardwalk REIT. RBC further understands that following completion of the Arrangement certain of the debt (the “Retained Debt”) attributable to the Company’s properties will continue to be held by the Company and that the Company will hold class C units (“LP C Units”) of Boardwalk LP having priority entitlement to distributions equal to all the costs associated with the Retained Debt. The terms of the Arrangement will be more fully described in a management information circular (the “Circular”), which will be mailed to holders of Shares in connection with the Arrangement.

      RBC also understands that a committee (the “Special Committee”) of members of the board of directors (the “Board”) of the Company who are independent of BPCL has been constituted to consider the Arrangement and make recommendations thereon to the Board. The Special Committee has retained RBC to provide advice and assistance to the Special Committee in evaluating the Arrangement, including the preparation and delivery to the Special Committee of RBC’s opinion (the “Fairness Opinion”) as to the fairness of the consideration under the Arrangement, from a financial point of view, to the Public Shareholders. The Fairness Opinion has been prepared in accordance with the guidelines of the Investment Dealers Association of Canada. RBC has not prepared a valuation of the Company or any of its securities or assets and the Fairness Opinion should not be construed as such.

Engagement

      The Special Committee initially contacted RBC regarding a potential advisory assignment in November 2003, and RBC was formally engaged by the Special Committee through an agreement between the Company and RBC (the “Engagement Agreement”) dated November 17, 2003. The terms of the Engagement Agreement provide that RBC is to be paid $325,000 for the Fairness Opinion. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the Circular and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada and in the United States.

Relationship With Interested Parties

      Neither RBC, nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Alberta)) of the Company, BPCL or any of their respective associates or affiliates. RBC has not been engaged to provide any financial advisory services nor has it participated in any financing involving the Company, BPCL or any of their respective associates or affiliates, within the past two years, other than the services provided under the Engagement Agreement. There are no understandings, agreements or commitments between RBC and the Company, BPCL or any of their respective associates or affiliates with respect to any future business dealings. RBC may, in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Company, BPCL, Boardwalk REIT or any of their respective associates or affiliates. The compensation of RBC under the Engagement Agreement does not depend in whole or in part on the conclusions reached in the Fairness Opinion or the successful outcome of the Arrangement. Royal Bank of Canada, of which RBC is a wholly-owned subsidiary, provides banking services to the Company and certain of its associates and affiliates in the normal course of business.

      RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, Boardwalk REIT or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, Boardwalk REIT or the Arrangement.

Credentials of RBC Capital Markets

      RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

      In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1. the most recent draft, dated January 7, 2004, of the Circular (the “Draft Circular”);

2. the most recent draft, dated January 7, 2004, of the Acquisition and Arrangement Agreement;

3. the most recent draft, dated December 17, 2003, of the Declaration of Trust creating Boardwalk REIT;

4. the most recent draft, dated December 17, 2003, of the Declaration of Trust creating Top Hat Operating Trust;

5. the most recent draft, dated December 17, 2003, of the Limited Partnership Agreement creating Boardwalk LP;

6. the most recent draft, dated December 17, 2003, of the Exchange and Support Agreement;

7. audited financial statements of the Company for each of the five years ended December 31, 2002;

8. the unaudited interim reports of the Company for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003;

9. annual reports of the Company for each of the two years ended December 31, 2002;

10. the Notice of Annual Meeting of Shareholders and Management Information Circulars of the Company for each of the two years ended December 31, 2002;

11. annual information forms of the Company for each of the two years ended December 31, 2002;

12. unaudited property cash flows for the Company for the year ended December 31, 2002;

13. the unaudited internal management budget of the Company for the year ending December 31, 2004;

14. unaudited projected income and cash flow statements for the Company, prepared by management of the Company, for each of the five years ending December 31, 2008;

15. unaudited projected property cash flows for the Company, prepared by management of the Company, for each of the two years ending December 31, 2004;

16. unaudited pro forma consolidated balance sheet and income statement of Boardwalk REIT as at and for the nine months ended September 30, 2003;

17. unaudited projected financial statements for Boardwalk REIT, prepared by management of the Company, for the year ending December 31, 2004;

18. discussions with senior management of the Company;

19. discussions with the Company’s auditors, tax advisors and legal counsel;

20. discussions with McCarthy Tétrault LLP, counsel to the Special Committee;

21. public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public entities considered by us to be relevant;

22. public information with respect to other transactions of a comparable nature considered by us to be relevant;

23. public information regarding the real estate industry generally and multi-family residential property entities in particular;

24. representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

25. such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

      RBC has not, to the best of its knowledge, been denied access by the Company to any information requested by RBC.

Prior Valuations

      The Company has represented to RBC that there have not been any prior valuations (as defined in Ontario Securities Commission Rule 61-501) of the Company or its material assets or its securities in the past twenty-four month period.

Assumptions and Limitations

      With the Special Committee’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company, and their consultants and advisors (collectively, the “Information”). The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

      Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date the Information was provided to RBC, and, except as modified by subsequent material changes or information subsequently provided to RBC, is at the date hereof complete, true and correct in all material respects, and did not and, except as modified by subsequent material changes or information subsequently provided to RBC, does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Arrangement and did not and, except as modified by subsequent material changes or information subsequently provided to RBC, does not omit to state a material fact in respect of the Company, its subsidiaries or the Arrangement necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

      In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Arrangement will be met and that the disclosure provided or incorporated by reference in the Draft Circular with respect to the Company, its subsidiaries and affiliates and the Arrangement is accurate in all material respects.

      The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Company. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Arrangement.

      The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.

      RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any holder of Shares or any holder of options to acquire Shares as to whether to vote in favour of the Arrangement.

Fairness Analysis

Approach to Fairness

      In considering the fairness of the consideration under Arrangement, from a financial point of view, to the Public Shareholders, RBC considered a number of factors including (i) the expected trading characteristics of the REIT Units compared to the trading characteristics of the Shares prior to the Company’s announcement of the Arrangement, (ii) the financial attributes of Boardwalk REIT compared to the Company, (iii) the potential short and long-term financial impact resulting from the Arrangement compared to the continuation of the status quo, and (iv) the financial attributes of the REIT Units, the LP A Units, the LP B Units and the LP C Units.

Fairness Conclusion

      Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration under the Arrangement is fair from a financial point of view to the Public Shareholders.

YOURS VERY TRULY,

RBC DOMINION SECURITIES INC.

APPENDIX F

SECTION 191 OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

      Pursuant to the Interim Order, registered Shareholders have the right to dissent in respect of the Arrangement. Such right of dissent is described in the Circular. The full text of Section 191 of the ABCA is set forth below. Note that certain provisions of such section have been modified by the Interim Order which is attached to the Circular as Appendix C and pursuant to the Plan of Arrangement which is attached to the Circular as Schedule 1 to Appendix B.

      “191(1) Subject to sections 192 and 242, a holder of shares of any class of a corporation may dissent if the corporation resolves to

(a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

(b) amend its articles under section 173 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

(c) amalgamate with another corporation, otherwise than under section 184 or 187,

(d) be continued under the laws of another jurisdiction under section 189, or

(e) sell, lease or exchange all or substantially all its property under section 190.

      (2) A holder of shares of any class or series of shares entitled to vote under section 176, other than section 176(l)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

      (3) In addition to any other right the shareholder may have, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

      (4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

      (5) A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

(a) at or before any meeting of shareholder at which the resolution is to be voted on, or

(b) if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent, within a reasonable time after the shareholder learns that the resolution was adopted and of the shareholder’s right to dissent.

      (6) An application may be made to the Court by originating notice after the adoption of a resolution referred to in subsection (1) or (2),

(a) by the corporation, or

(b) by a shareholder if he has sent an objection to the corporation under subsection (5), to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section.

      (7) If an application is made under subsection (6), the Corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay him an amount considered by the directors to be the fair value of the shares.

      (8) Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

(a) at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

(b) within 10 days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

      (9) Every offer made under subsection (7) shall

(a) be made on the same terms, and

(b) contain or be accompanied by a statement showing how the fair value was determined.

      (10) A dissenting shareholder may make an agreement with the corporation for the purchase of the shareholder’s shares by the corporation, in the amount of the corporation’s offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

      (11) A dissenting shareholder

(a) is not required to give security for costs in respect of an application under subsection (6), and

(b) except in special circumstances shall not be required to pay the costs of the application or appraisal.

      (12) In connection with an application under subsection (6), the Court may give directions for

(a) joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

(b) the trial of issues and interlocutory matters, including pleadings and examinations for discovery,

(c) the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

(d) the deposit of the share certificates with the Court or with the corporation or its transfer agent,

(e) the appointment and payment of independent appraisers, and the procedures to be followed by them,

(f) the service of documents, and

(g) the burden of proof on the parties.

      (13) On an application under subsection (6), the Court shall make an order

(a) fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

(b) giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders, and

(c) fixing the time within which the corporation must pay that amount to a shareholder.

      (14) On

(a) the action approved by the resolution from which the shareholder dissents becoming effective,

(b) the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for the shareholder’s shares, whether by the acceptance of the corporation’s offer under subsection (7) or otherwise, or

(c) the pronouncement of an order under subsection (13),

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

      (15) Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

      (16) Until one of the events mentioned in subsection (14) occurs,

(a) the shareholder may withdraw his dissent, or

(b) the corporation may rescind the resolution,

and in either event proceedings under this section shall be discontinued.

      (17) The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

      (18) If subsection (20) applies, the Corporation shall, within 10 days after

(a) the pronouncement of an order under subsection (13), or

(b) the making of an agreement between the shareholder and the corporation as to the payment to be made for his shares, notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

      (19) Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw the shareholder’s notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to the shareholder’s full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

      (20) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a) the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities”.

APPENDIX G

RIGHTS PLAN RESOLUTION

      In the event that the Acquisition and Arrangement Resolution (as defined in the management information circular (the “Circular”) of Boardwalk Equities Inc. (the “Corporation”)) is authorized and approved by the requisite majority of securityholders (as described in the Circular),

RESOLVED AS AN ORDINARY RESOLUTION THAT:

1. The adoption of the unitholder rights plan (the “Rights Plan”), the terms and conditions of which are set out in the management information circular of the Corporation dated ● , 2004 (the “Circular”) and the distribution and existence of the rights distributed pursuant to the Rights Plan, be and the same is hereby approved; and

2. Any one officer or director of the Corporation is authorized to execute or cause to be executed, under the corporate seal of the Corporation or otherwise, and to deliver or cause to be delivered, all such documents, agreements and instruments and to do or cause to be done all such other acts and things as such officer or director of the Corporation shall determine to be necessary or desirable in order to carry out the intent of the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of such act or thing.

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BPCL AND THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS

APPENDIX H

SUPPLEMENTAL INFORMATION CONCERNING THE CORPORATION,

BPCL AND THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS

      The following supplemental information is provided to satisfy disclosure obligations in the United States pursuant to SEC Schedule 13E-3. The information provided is based on the records of the Corporation and BPCL and on information provided to the Corporation and BPCL. For purposes of the following, the terms “affiliate” and “executive officer” have the meanings given such terms under the 1933 Act and the 1934 Act.

      Set forth below are the names and business addresses of each person who is a director and executive officer of the Corporation, and the present principal occupation or employment of each such person and the name, principal business and address of the corporation or other organization in which such occupation or employment of each such person is conducted. All of the directors and executive officers have held their present positions or other executive positions at the Corporation, or with the same or associated firms or organizations, for the last five years, unless otherwise indicated. Each person listed below is a citizen of Canada. Messrs. Sam Kolias and Van Kolias are the only directors and executive officers of BPCL.

Other Material Employments within Last 5 Years

	Current Employer				Starting and
				Principal	Ending Dates
Director or Executive Officer	Name and Address	Principal Business	Name and Address	Business	of Employment

Paul J. Hill	Harvard Developments Inc., a Hill Company, Regina, Saskatchewan	Real Estate Development	None	—	—
Ernest Kapitza	Self-Employed, Calgary, Alberta	Consulting	Toronto Dominion Bank, Calgary, Alberta	Banking	Oct. 1968 – Dec. 2000
Jon E. Love	King Street Capital Partners, Toronto, Ontario	Investment	Oxford Properties Group, Inc. Toronto, Ontario	Real Estate	Oct. 1989 – Nov. 2001
Al W. Mawani	Exponent Capital Partners Inc. Markham, Ontario	Investment	Oxford Properties Group, Inc. Toronto, Ontario	Real Estate	Mar. 1990 – Feb. 2001
			IPS Industrial Promotion Services Ltd. Markham, Ontario	Investment	Feb. 2001 – Jan. 2004
David V. Richards	Network Capital Inc. Calgary, Alberta	Investment, Venture Capital	None	—	—
Michael D. Young	Quadrant Capital Partners Inc. Dallas, TX	Investment	CIBC Wood Gundy Securities Inc. Dallas, TX	Investment	Jan. 1994 – Nov. 2003
Kevin P. Screpnechuk	Boardwalk, Calgary, Alberta	Real Estate Owner/ Operator	None	—	—
Sam Kolias	Boardwalk, Calgary, Alberta	Real Estate Owner/ Operator	None	—	—
Van Kolias	Boardwalk, Calgary, Alberta	Real Estate Owner/ Operator	None	—	—
William Chidley	Boardwalk, Calgary, Alberta	Real Estate Owner/ Operator	None	—	—
Mike Hough	Boardwalk, Calgary, Alberta	Real Estate Owner/ Operator	TD Securities Inc. Toronto, Ontario	Investment	Apr. 1999 – Feb. 2001
Roberto A. Geremia	Boardwalk, Calgary, Alberta	Real Estate Owner/ Operator	None	—	—

      None of BPCL, Boardwalk Investment Limited and Park Place Holdings, and none of the directors and executive officers of the Corporation and BPCL, has either (a) been convicted in a criminal proceeding during the

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past 5 years (other than traffic violations and similar misdemeanors) or (b) been a party to any judicial or administrative proceeding during the past 5 years (other than matters dismissed without sanction or settlement) that resulted in a judgment, decree or final order related to federal or state securities laws.

  Certain Related-Party Transactions

      Except as otherwise disclosed in this Circular, no transaction has been entered since January 1, 2002 having an aggregate value in excess of one percent of the Corporation’s consolidated revenues for the fiscal year in which the transaction occurred (or for the past portion of the current fiscal year if the transaction took place in the current fiscal year) between the Corporation or BPCL, on one hand, and the Corporation or any affiliate of the Corporation (other than natural persons) on the other hand. In addition, except than as otherwise disclosed in this Circular, no transaction has been entered since January 1, 2002 having an aggregate value in excess of $60,000 between the Corporation or BPCL, on one hand, and any executive officer or director the Corporation or any affiliate of the Corporation that is a natural person, on the other hand.

      Except as otherwise disclosed in this Circular, since January 1, 2002 there have been no negotiations, transactions or material contacts between the Corporation, BPCL, or any of their respective directors or executive officers (including Messrs. Sam Kolias and Van Kolias), on one hand, and the Corporation or any affiliate of the Corporation, on the other hand, concerning any (i) merger, (ii) consolidation, (iii) acquisition, (iv) tender offer for or other acquisition of any class of the Corporation’s securities, (v) election of the Corporation’s directors, or (vi) sale or other transfer of a material amount of assets of the Corporation. In addition, except than as otherwise disclosed in this Circular, since January 1, 2002 there have been no negotiations or material contacts during the past two years between any affiliates of the Corporation or between the Corporation or any of its affiliates, on one hand, and any person not affiliated with the Corporation with an interest in such matter, on the other, concerning any (i) merger, (ii) consolidation, (iii) acquisition, (iv) tender offer for or other acquisition of any class of the Corporation’s securities, (v) election of the Corporation’s directors, or (vi) sale or other transfer of a material amount of assets of the Corporation.

      Other than standard employee option agreements, and except as disclosed in this Circular, there are no agreements, arrangements or understandings, whether or not legally enforceable, between Mr. Sam Kolias, Mr. Van Kolias, the Corporation, BPCL, or any of their respective directors or executive officers, on one hand, and any other person, on the other hand, with respect to any securities of the Corporation.

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